As filed with the Securities and Exchange Commission on March 24, 2022.

Registration No. 333-260306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

Jasper Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	2836	84-2984849
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jasper Therapeutics,
Inc. 2200 Bridge Pkwy Suite #102
Redwood City, CA 94065
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

Ronald Martell
President and Chief Executive Officer
Jasper Therapeutics, Inc.
2200 Bridge Pkwy Suite #102
Redwood City, CA 94065
(650) 549-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:
Jeffrey T. Hartlin, Esq.
Samantha H. Eldredge, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1800

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-260306) (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021, is being filed to include information contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 18, 2022 and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on October 18, 2021.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 24, 2022

Preliminary Prospectus

Jasper Therapeutics, Inc.
33,081,493 Shares of Voting Common Stock
Up to 4,999,883 shares of Voting Common Stock
Issuable Upon Exercise of Warrants

_________________________________

This prospectus relates to: (i) the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 33,081,493 shares (the “Resale Shares”) of our voting common stock, par value $0.0001 per share (“Common Stock”), and (ii) the issuance by us and the resale of up to 4,999,883 shares of Common Stock upon the exercise of outstanding warrants (the “Public Warrants”). The Resale Shares consist of: (i) 2,300,000 shares of Common Stock (the “Sponsor Shares”) held by Amplitude Healthcare Holdings LLC (the “Sponsor”) that were issued upon conversion on September 24, 2021 of 2,300,000 shares of our former Class B Common Stock in connection with the Business Combination (as defined below) that were previously issued to the Sponsor on August 23, 2019 in a private placement to the Sponsor; (ii) 19,485,471 shares of Common Stock (the “Merger Shares”) issued to certain of the Selling Stockholders on September 24, 2021 in connection with the Business Combination; (iii) up to 1,296,022 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of 1,296,022 shares of our non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”) issued to a Selling Stockholder on September 24, 2021 in connection with the Business Combination; and (iv) 10,000,000 shares of Common Stock (the “PIPE Shares”) issued on September 24, 2021 in a private placement in connection with the closing of the Business Combination pursuant to those certain subscription agreements, dated May 5, 2021 between us and certain of the Selling Stockholders (the “Subscription Agreements”).

On September 24, 2021, we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated May 5, 2021 (the “Business Combination Agreement”), by and among us, Ample Merger Sub, Inc., our then-wholly owned subsidiary (the “Merger Sub”), and the pre-Business Combination Jasper Therapeutics, Inc. (now named Jasper Tx Corp.) (“Legacy Jasper”). We are registering the resale of the Sponsor Shares, the Merger Shares and the Conversion Shares as required by that certain Amended and Restated Registration Rights Agreement by and among us, the Sponsor and certain other stockholders, dated September 24, 2021. We are registering the resale of the PIPE Shares as required by the Subscription Agreements. We are registering the issuance by us and the resale of up to 4,999,883 shares of Common Stock upon the exercise of the Public Warrants as required under the terms of the Public Warrants.

Our registration of the Resale Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Resale Shares. The Selling Stockholders may sell the Resale Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 177 of this prospectus. We will not receive any of the proceeds from the Resale Shares sold by the Selling Stockholders. We will receive the proceeds from any exercise of the Public Warrants for cash, but not from the resale of the Resale Shares registered hereby by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of the shares of our Common Stock in these offerings. The Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Resale Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock hereunder. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Resale Shares.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “JSPR”. On March 23, 2022, the last reported sales price per share of our Common Stock was $3.50. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “JSPRW”. On March 23, 2022, the closing sale price per warrant of our Public Warrants was $0.2998.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings with the Securities and Exchange Commission.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” and any amendments or supplements carefully before you invest in any of our securities.

Investing in our Common Stock involves substantial risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is            , 2022.

You should rely only on the information we have provided in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of our Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the applicable document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

About this Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time to time up to an aggregate of 33,081,493 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers shares of our Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement, a post-effective amendment or any related free writing prospectus to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplement, any post-effective amendment and any related free writing prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement or post-effective amendment is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or post-effective amendment. Please carefully read both this prospectus and any prospectus supplement or post-effective amendment together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

The Selling Stockholders are offering the Resale Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Resale Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Resale Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Resale Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus also relates to the issuance by us of up to 4,999,883 shares of our Common Stock issuable upon the exercise of the Public Warrants. We will not receive any proceeds from the sale of shares of our Common Stock issuable upon exercise of the Public Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Public Warrants for cash.

On September 24, 2021, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among us, Merger Sub and Legacy Jasper. Pursuant to the terms of the Business Combination Agreement, a business combination between us and Legacy Jasper was effected through the merger of Merger Sub with and into Legacy Jasper with Legacy Jasper surviving as our wholly-owned subsidiary. In connection with the Business Combination, we changed our name from Amplitude Healthcare Acquisition Corporation to Jasper Therapeutics, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company”, “Jasper”, “we”, “us”, “our”, and similar terms refer to Jasper Therapeutics, Inc., a Delaware corporation formerly known as Amplitude Healthcare Acquisition Corporation, and its consolidated subsidiaries. References to “Legacy Jasper” refer to the private Delaware corporation that is now our wholly-owned subsidiary and named Jasper Tx Corp. (formerly known as Jasper Therapeutics, Inc.).

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negative of any of the foregoing) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus may include, for example, but are not limited to, statements about:

•        our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the impact of the Business Combination on our business, financial condition, liquidity and results of operations;

•        our ability to research, discover and develop additional product candidates;

•        the success, cost and timing of our product development activities and clinical trials;

•        the potential attributes and benefits of our product candidates;

•        our ability to obtain and maintain regulatory approval for our product candidates;

•        our ability to obtain funding for our operations;

•        our projected financial information, anticipated growth rate and market opportunity;

•        our ability to maintain the listing of our public securities on the Nasdaq Capital Market;

•        our public securities’ potential liquidity and trading;

•        our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•        our ability to grow and manage growth profitably;

•        the implementation, market acceptance and success of our business model, developments and projections relating to our competitors and industry;

•        our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        our ability to identify, in-license or acquire additional technology;

•        our ability to maintain existing license agreements and manufacturing arrangements; and

•        the effect of the continuing COVID-19 pandemic on the foregoing.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the continuing COVID-19 pandemic, and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Defined Terms

•        “2019 EIP” means the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan pursuant to which options of Legacy Jasper were issued, which plan was assumed by the Company in connection with the Business Combination.

•        “Amended and Restated Certificate of Incorporation” means the second amended and restated certificate of incorporation of Jasper Therapeutics, Inc., filed with Secretary of State of the State of Delaware on September 24, 2021.

•        “Amended and Restated Bylaws” means the second amended and restated bylaws of Jasper Therapeutics, Inc., effective as of September 24, 2021.

•        “AMHC” means, Amplitude Healthcare Acquisition Corporation, a Delaware corporation and our predecessor company.

•        “Board” means our board of directors.

•        “Closing” means the closing of the Business Combination.

•        “Continental” means Continental Stock Transfer & Trust Company.

•        “Initial Public Offering” means the initial public offering of shares of AMHC Class A Common Stock by AMHC, which closed on November 22, 2019.

•        “Legacy Jasper Board” means the board of directors of Legacy Jasper.

•        “Merger Sub” means Ample Merger Sub, Inc., a Delaware corporation that was a wholly owned subsidiary of AMHC prior to the Closing and that, pursuant to the Business Combination, was merged with and into Legacy Jasper, with Legacy Jasper continuing as our wholly-owned subsidiary named Jasper Tx Corp.

•        “PIPE Financing” means private placement of an aggregate of 10,000,000 shares of AMHC Class A Common Stock to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share, resulting in an aggregate amount of $100 million to AMHC, pursuant to Subscription Agreements with the PIPE Investors.

•        “PIPE Investors” means those investors participating in the PIPE Financing.

•        “Private Placement” means the private placement consummated simultaneously with the Initial Public Offering in which AMHC issued to the Sponsor the Private Placement Warrants.

•        “Private Placement Warrants” means the 4,000,000 warrants to purchase AMHC Class A Common Stock issued to the Sponsor in the Private Placement.

•        “Public Warrants” means the 4,999,883 warrants included as a component of the AMHC units sold in the Initial Public Offering, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock, in accordance with its terms.

•        “Warrant Agreement” means the warrant agreement dated as of November 19, 2019, by and between AMHC and Continental, as warrant agent.

Prospectus Summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. You should also carefully read our consolidated financial statements and the related notes, as well as the exhibits to the registration statement of which this prospectus is a part.

Our Company

We are a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. We are also developing engineered hematopoietic stem cells (“eHSC”) product candidates reprogrammed using mRNA delivery and gene editing that have a competitive advantage over endogenous hematopoietic stem cells (“HSCs”) because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

The following chart summarizes the status and development plan for the product candidates in our pipeline. We own worldwide rights to each of our programs.

For additional information about us, see the section of this prospectus titled “Business”.

See the section entitled “Risk Factors” in this prospectus for a discussion of some of the risks related to the execution of our business strategy.

Background

On September 24, 2021 (the “Closing Date”), AMHC consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement by and among AMHC, Merger Sub and Legacy Jasper.

Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into Legacy Jasper (the “Merger”), with Legacy Jasper as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Jasper became a wholly-owned subsidiary of AMHC and changed its name to “Jasper Tx Corp.”, and (ii) AMHC changed its name to “Jasper Therapeutics, Inc.”.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of Legacy Jasper common stock and Legacy Jasper preferred stock outstanding immediately prior to the Effective Time was automatically cancelled, extinguished and converted into the applicable number of shares of our Common Stock or, in certain circumstances, our Non-Voting Common Stock, based on Legacy Jasper’s equity value, (ii) each vested and unvested option to purchase shares of Legacy Jasper’s common stock outstanding as of immediately prior to the Effective Time was cancelled in exchange for a comparable option to purchase shares of our Common Stock, based on Legacy Jasper’s equity value, and (iii) each unvested award of restricted shares of Legacy Jasper’s common stock outstanding immediately prior to the Effective Time was converted into a comparable right to receive restricted shares of our Common Stock, based on Legacy Jasper’s equity value. For purposes herein and in the Business Combination Agreement, Legacy Jasper’s equity value was deemed to be an agreed upon amount equal to $275.0 million.

In addition, as previously disclosed, concurrently with the execution of the Business Combination Agreement, on May 5, 2021, AMHC entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and AMHC agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of Class A Common Stock of AMHC at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million. The PIPE Financing was consummated concurrently with the closing of the Merger.

In connection with the Merger, immediately prior to the Closing, each share of AMHC Class B Common Stock outstanding immediately prior to the Merger was converted into one share of AMHC’s Class A Common Stock, and following such conversion, all outstanding shares of AMHC’s Class A Common Stock were converted into an equivalent number of shares of our Common Stock.

Recent Development

Appointment of Ronald Martell as our President and Chief Executive Officer

On February 25, 2022, our Board appointed Ronald Martell as our President and Chief Executive Officer and as a Class III director, in each case effective March 15, 2022.

Mr. Martell has more than 30 years’ experience building and managing unique businesses in the biotech industry. Prior to joining the Company, Mr. Martell served as Chief Executive Officer, President, and a Director of MorphImmune, Inc. since April 2021. Prior to joining MorphImmune, Inc., Mr. Martell served as the President and CEO of Nuvelution Pharma, Inc. from November 2019 to March 2021. He has also served as Co-Founder and Executive Chairman of Indapta Therapeutics, Inc. since April 2017. Mr. Martell was the Co-Founder and Executive Chairman of Orca Bio from January 2016 to June 2019 and the Co-Founder and CEO of Achieve Life Sciences, Inc. from March 2015 to December 2017, where he led the merger of the company with OncoGenex Pharmaceuticals, Inc. in August 2017. He served on the board of directors of Plus Therapeutics, Inc. (previously Cytori Therapeutics, Inc.) (Nasdaq: PSTV) from December 2016 until December 2019. He served as Chief Executive Officer of Sevion Therapeutics, Inc. from June 2014 to January 2015 and Executive Chairman of KaloBios Pharmaceuticals, Inc. from February 2015 to October 2015. Prior to Sevion, Mr. Martell was President and CEO of NeurogesX, Inc. from January 2012 to July 2013 and sold the company’s assets to Acorda Therapeutics, Inc. Prior to NeurogesX, he was Chief Executive Officer of Poniard Pharmaceuticals, Inc. from February 2010 to March 2013. Before joining Poniard, he served in the capacity of the Office of the CEO and as Senior Vice President of Commercial Operations at ImClone Systems. Mr. Martell built ImClone Systems’ Commercial Operations and field sales force to market and commercialize Erbitux® with partners Bristol-Myers Squibb and Merck KGaA. Prior to joining ImClone Systems,

Mr. Martell worked for 10 years at Genentech, Inc. in a variety of positions, the last of which was Group Manager, Oncology Products. At Genentech, he was responsible for the launch of Herceptin® for metastatic HER-2 positive breast cancer and Rituxan® for non-Hodgkin’s lymphoma. Mr. Martell began his career at Roche Pharmaceuticals.

In connection with Mr. Martell’s appointment, on February 25, 2022, we entered into an Employment Agreement with Mr. Martell, effective March 15, 2022 (the “Martell Employment Agreement”). Pursuant to the Martell Employment Agreement, Mr. Martell’s initial annualized salary is $675,000, and he will be eligible to receive an annual performance bonus of up to 50% of his base salary. His salary and performance bonus percentage may be adjusted in the future at the discretion of our compensation committee. Mr. Martell’s employment is on an “at will” basis. Mr. Martell also is eligible to participate in the benefit plans that are generally available to all of our executive employees.

In addition, on March 21, 2022, Mr. Martell was granted an option to purchase 1,704,328 shares of our Common Stock, which will vest over four years, with 25% of the total number of shares vesting on March 15, 2023 and 1/48th of the total number of shares vesting monthly thereafter, subject in each case to Mr. Martell’s continued service with us on each vesting date. In addition, if we close an equity financing of at least $50 million after March 15, 2022, then, promptly following the closing of such financing, and subject to approval by our Board or the compensation committee thereof, Mr. Martell shall be granted an additional option to purchase such number of shares of our Common Stock as is equal to 1.0% of the outstanding shares of our common stock, measured as of the date of grant, which will vest over four years, with 25% of the total number of shares vesting on the first anniversary of the date of grant and 1/48th of the total number of shares vesting monthly thereafter, subject in each case to Mr. Martell’s continued service with us on each vesting date.

The Martell Employment Agreement provides that if Mr. Martell’s employment is terminated by us without “Cause” or by Mr. Martell for “Good Reason” (as each term is defined in the Martell Employment Agreement), then Mr. Martell shall be entitled to receive 18 months of his base salary, payable in accordance with our payroll cycle, subject to Mr. Martell executing a release in favor of our Company.

Transition of William Lis to serve as Non-Employee Chairperson of our Board

In connection with the appointment of Mr. Martell as our President and Chief Executive Officer, effective March 15, 2022, William Lis, who had been serving as our Chief Executive Officer and Executive Chairman, transitioned to the position of non-employee Chairperson of our Board.

In connection with the transition, we entered into a service agreement with Mr. Lis, effective March 15, 2022 (the “Lis Service Agreement”), which supersedes the employment agreement we previously entered into with Mr. Lis on September 24, 2021. Pursuant to the Lis Service Agreement, Mr. Lis’ service as Chairperson of our Board will be for an initial period of 12 months, which term may be extended by mutual agreement of Mr. Lis and us. During such period, Mr. Lis will be paid, in equal monthly installments, an annual fee of $250,000 (the “Lis Annual Fee”) for his services to us as Chairperson of our Board. In addition, on March 21, 2022, Mr. Lis was granted a stock option to purchase 100,000 shares of our Common Stock (the “Service Agreement Option”), which option vests on a monthly basis over 12 months, subject in each case to Mr. Lis’ continued service with us on each vesting date. Pursuant to the Lis Service Agreement, for the period commencing on the termination of Mr. Lis’ service on our Board (the “Final Board Date”) through the later to occur of (i) 12 months after the Final Board Date or (ii) March 15, 2024, Mr. Lis will provide consulting services to us, for which he will be paid a monthly consulting fee equal to $12,250 (the “Lis Monthly Fee”).

In the event that Mr. Lis’ service to our Company is terminated by us without cause, then Mr. Lis shall be entitled to receive installments of the Lis Annual Fee through the end of the then applicable term, minus any amount of the Lis Monthly Fee payable for any particular month, and the Service Agreement Option shall vest in full. Mr. Lis will no longer participate in our employee severance plan applicable to executive committee members. Pursuant to the Lis Service Agreement, we also agreed to pay COBRA premiums for Mr. Lis and his covered dependents until the earliest of the following: (i) the close of the eighteen (18) month period following the termination Mr. Lis’ employment with us; (ii) the expiration of Mr. Lis’ eligibility for the continuation coverage under COBRA; or (iii) the date when Mr. Lis becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Promotion of Jeet Mahal to Chief Operating Officer and Chief Financial Officer

On March 18, 2022, our Board approved the promotion of Jeet Mahal, who was then serving as our Chief Financial Officer and Chief Business Officer, to our Chief Operating Officer and Chief Financial Officer, effective March 21, 2022. In connection with Mr. Mahal’s promotion, his annual base salary was increased to $445,000 and his target bonus percentage was increased to 45% of his annual base salary. In addition, on March 21, 2022, Mr. Mahal was granted a stock option to purchase 87,272 shares of our Common Stock (the “Mahal Option”). The Mahal Option will vest over four years, with 25% of the total number of shares vesting on March 21, 2023 and 1/48th of the total number of shares subject to the Mahal Option vesting monthly thereafter, subject in each case to Mr. Mahal’s continued service with us on each vesting date.

Kevin Heller’s Separation Agreement

On March 17, 2022, we entered into a separation agreement and general release of all claims (the “Heller Separation Agreement”) with Kevin N. Heller, M.D., our Executive Vice President, Research and Development, whereby Dr. Heller’s employment with us will terminate, effective May 17, 2022 (the “Separation Date”).

Pursuant to the Heller Separation Agreement, subject to, and contingent upon, Dr. Heller’s execution of a full and complete release of any and all claims against us and certain related parties (the “Release”) within five days of the Separation Date, (i) we will engage Dr. Heller as a consultant during the period from May 18, 2022 until the earlier to occur of March 19, 2023 or the date on which Dr. Heller secures new employment or the Release is terminated (the “Heller Consulting Period”), (ii) during the Heller Consulting Period, Dr. Heller will receive compensation payable at a rate of approximately $37,939 per month and we will pay Dr. Heller’s COBRA premiums and (iii) during the Heller Consulting Period, Dr. Heller’s outstanding equity awards will continue to vest pursuant to their current vesting schedules unless and until Dr. Heller secures new employment, upon which Dr. Heller’s outstanding equity awards that would have vested through March 19, 2023 will be deemed fully vested.

The Heller Separation Agreement further provides that Dr. Heller is subject to certain continuing obligations and restrictions in favor of our Company.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as that term is defined in the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•        not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•        permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and annual reports on Form 10-K; and

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

•        the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

•        the last day of the fiscal year following the fifth anniversary of the Initial Public Offering, or December 31, 2024;

•        the date on which we have issued, during the previous three-year period, more than $1.0 billion in non-convertible debt securities; and

•        the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (i.e., the first day of the fiscal year after we have (1) more than $700.0 million in outstanding common equity held by our non-affiliates, measured each year on the last day of our second fiscal quarter, (2) been public for at least 12 months, and (3) are not eligible to be deemed a “smaller reporting company” because we do not meet the revenue test of the definition of “smaller reporting company”, which includes an initial determination that our annual revenues are more than $100.0 million for the most recently completed fiscal year).

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings with the SEC. As a result, the information that we provide to our stockholders may be different from the information you receive from other public reporting companies.

Risk Factor Summary

•        Risks Related to Our Financial Position and Need for Additional Capital, including, among others, that:

•        We have incurred significant net losses and negative operating cash flows since our inception. We expect to incur net losses for the foreseeable future and may never achieve or maintain profitability.

•        We will need substantial additional funding. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our research and product development programs or future commercialization efforts.

•        As a result of our history of losses and negative cash flows from operations, our consolidated financial statements contain a statement regarding a substantial doubt about our ability to continue as a going concern.

•        Risks Related to Discovery, Development, Manufacturing and Commercialization, including, among others, that:

•        We are substantially dependent on the success of our most advanced product candidate, JSP191. If we are unable to complete development of, obtain approval for and commercialize our product candidates, including JSP191, in a timely manner or at all, our business will be harmed.

•        We may not be successful in our efforts to identify, develop and commercialize additional product candidates. If these efforts are unsuccessful, we may never become a commercial stage company or generate any revenues.

•        eHSCs are a novel technology that is not yet clinically validated for human use. The approaches we are taking to create eHSCs are unproven and may never lead to marketable products.

•        If any of our product candidates cause serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of the product candidate, limit our commercial potential or result in significant negative consequences following any potential marketing approval.

•        Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a product candidate by regulatory authorities. In addition, our clinical trials to date have been limited in scope, and results received to date may not be replicated in expanded or additional future clinical trials.

•        We have never obtained regulatory approval for a drug, may never receive regulatory approval for any of our product candidates, and may therefore never generate revenues from product sales.

•        We face significant competition in an environment of rapid technological change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours, which may harm our financial condition and our ability to successfully market or commercialize our product candidates.

•        Risks Related to Regulatory Review, including, among others, that:

•        If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

•        Stem cell transplant is a high-risk procedure with curative potential that may result in complications or adverse events for patients in our clinical trials or for patients that use any of our product candidates, if approved.

•        Risks Related to Our Relationships with Third Parties, including, among others, that:

•        We rely on third parties to conduct our preclinical and clinical trials and will rely on them to perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•        We currently rely on a single manufacturer for our clinical supply of our product candidates. In the event of a loss of this manufacturer, or a failure by such manufacturer to comply with the U.S. Food and Drug Administration (“FDA”) regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

•        Risks Related to Our Intellectual Property, including, among others, that:

•        We are highly dependent on intellectual property licensed from third parties, and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

•        Our commercial success depends on our ability to obtain, maintain and protect our intellectual property and proprietary technology.

•        Risks Related to Ownership of Our Common Stock and Warrants, including, among others, that we will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

Corporate Information

We were incorporated under the name “Amplitude Healthcare Acquisition Corporation” on August 13, 2019 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On September 24, 2021, we changed our name to “Jasper Therapeutics, Inc.”.

Our principal executive offices are located at 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065, and our telephone number is (650) 549-1400. Our website address is www.jaspertherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

The Offering

Shares of Common Stock offered by the Selling Stockholders

We are registering the resale by the Selling Stockholders named in this prospectus, or their permitted transferees, an aggregate of 33,081,493 shares of our Common Stock, consisting of:

•   2,300,000 Sponsor Shares;

•   19,485,471 Merger Shares;

•   1,296,022 Conversion Shares; and

•   10,000,000 PIPE Shares.

Shares of Common Stock offered by the Company	4,999,883 shares, consisting of 4,999,883 shares that are issuable upon exercise of the Public Warrants.
Common Stock outstanding prior to exercise of Public Warrants	36,559,092 shares.
Shares of Common Stock outstanding assuming exercise of all Public Warrants	41,558,975 shares.
Exercise price of Public Warrants	$11.50, subject to adjustment as described herein.
Use of proceeds

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

We will receive up to an aggregate of approximately $57.5 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We expect to use the net proceeds from the exercise of the Public Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Market for our Common Stock and Public Warrants	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “JSPR”. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “JSPRW”.
Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of Common Stock outstanding is based on an aggregate of 36,559,092 shares outstanding as of December 31, 2021, and excludes:

•        2,660,383 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2019 EIP, with an exercise price of $0.81 per share;

•        1,296,022 shares of Common Stock issuable upon the conversion of 1,296,022 shares of outstanding Non-Voting Common Stock;

•        4,999,883 shares of Common Stock issuable upon the exercise of the Public Warrants, with an exercise price of $11.50 per share;

•        up to 4,422,480 shares of Common Stock available for future issuance under the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”), which contains provisions that may increase its share reserve each year;

•        up to 550,000 shares of Common Stock available for future issuance under the Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), which contains provisions that may increase its share reserve each year; and

•        up to 3,000,000 shares of Common Stock available for future issuance under the Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”), which was adopted on March 14, 2022.

Risk Factors

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below before deciding whether to purchase any of the Common Stock being offered in this prospectus. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement, any post-effective amendment or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant net losses and negative operating cash flows since our inception. We expect to incur net losses for the foreseeable future and may never achieve or maintain profitability.

We are a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy and have a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses and negative operating cash flows in each period since our inception. For the years ended December 31, 2021 and 2020, we reported net losses of $30.6 million and $31.7 million, respectively. For the years ended December 31, 2021 and 2020, we reported negative operating cash flows of $33.7 million and $18.3 million, respectively. As of December 31, 2021, we had an accumulated deficit of $67.5 million. We have devoted all of our efforts to organizing and staffing our company, business and scientific planning, raising capital, acquiring and developing technology, identifying potential product candidates, undertaking research and preclinical studies of potential product candidates, developing manufacturing capabilities and evaluating a clinical path for our pipeline programs. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates.

The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

•        continue the open label Phase 1/2 clinical trial for JSP191 for SCID, and the open label Phase 1 clinical trial for JSP191 in patients with MDS or AML;

•        continue the clinical development of JSP191 in autoimmune diseases and other indications;

•        continue our current research programs and development of other potential product candidates from our current research programs;

•        seek to identify additional product candidates and research programs;

•        initiate preclinical testing and clinical trials for any other product candidates we identify and develop;

•        maintain, expand, enforce, defend and protect our intellectual property portfolio, and provide reimbursement of third-party expenses related to our patent portfolio;

•        seek marketing approvals for any product candidates that successfully complete clinical trials;

•        ultimately establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval;

•        adapt our regulatory compliance efforts to incorporate requirements applicable to any approved product candidates;

•        further develop our genome engineering capabilities;

•        hire additional research and development and clinical personnel;

•        hire commercial personnel and advance market access and reimbursement strategies;

•        add operational, financial and management information systems and personnel, including personnel to support our product development;

•        acquire or in-license product candidates, intellectual property and technologies;

•        develop or in-license manufacturing and distribution technologies;

•        should we decide to do so and receive approval for any of our product candidates, build and maintain, or purchase and validate, commercial-scale manufacturing facilities designed to comply with current Good Manufacturing Practices (“cGMP”) requirements; and

•        incur additional legal, accounting and other expenses in operating as a public company.

As a company, we have not completed clinical development of any product candidate and expect that it will be several years, if ever, before we have a product candidate ready for commercialization. To become and remain profitable, we must develop and, either directly or through collaborators, eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including identifying product candidates, completing preclinical testing and clinical trials of product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements.

We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. Our product candidates and research programs are currently only in the early stages of development. Because of the numerous risks and uncertainties associated with developing product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will need substantial additional funding, which may not be available on acceptable terms, or at all. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our research and product development programs or future commercialization efforts.

We expect to spend substantial amounts of cash to conduct further research and development and preclinical testing and clinical trials of our product candidates, to seek regulatory approvals for our product candidates and to launch and commercialize any product candidates for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and product development programs or future commercialization efforts. As of December 31, 2021, our cash and cash equivalents were $84.7 million and we had an accumulated deficit of $67.5 million. Our future financing requirements will depend on many factors, including:

•        the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates, including any COVID-19-related delays or other effects on our development programs;

•        the costs of continuing to build our technology platform, including in-licensing additional genome engineering technologies for use in developing our product candidates;

•        the costs of developing, acquiring or in-licensing additional targeted therapies to use in combination with JSP191 and other product candidates we may develop;

•        the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending intellectual property-related claims in the United States and internationally;

•        the number and characteristics of product candidates that we develop or may in-license;

•        our ability to establish and maintain collaborations on favorable terms, if at all;

•        the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we enter into;

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medical Agency (the “EMA”) and other comparable foreign regulatory authorities;

•        the cost and timing of completion of commercial-scale outsourced manufacturing activities;

•        the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own; and

•        the costs of operating as a public company.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, even if we successfully develop product candidates and those are approved, we may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

Any additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize product candidates. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital and, if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of product candidates or other research and development initiatives. Our license agreements and any future collaboration agreements may also be terminated if we are unable to meet the payment or other obligations under the agreements. We could be required to seek collaborators for product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

In addition, as AMHC was a shell company prior to the completion of the Business Combination, we are currently ineligible to new short form registration statements on Form S-3 and will not be eligible to file such a registration statement until, among other things, at least 12 calendar months have lapsed since September 29, 2021, the date we filed a Current Report on Form 8-K disclosing that we ceased to be a shell company. Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to run our operations and progress our product development programs. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. Disclosing a public offering prior to the formal commencement of an offering may result in downward pressure on our stock price. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the rules of The Nasdaq Stock Market LLC, or seek other sources of capital.

As a result of our recurring losses from operations and recurring negative cash flows from operations, our management concluded that there is a substantial doubt about our ability to maintain liquidity sufficient to operate our business effectively, which raise substantial doubt about our ability to continue as a going concern. See the risk factor below titled, “As a result of our history of losses and negative cash flows from operations, our consolidated financial statements contain a statement regarding a substantial doubt about our ability to continue as a going concern.” Based on our current operating plan, we will need to raise additional financing to continue our products’ development for the foreseeable future, and until we become profitable. If we are unable to obtain funding when and as needed on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our Common Stock to decline.

We have a limited operating history and no history of commercializing pharmaceutical products, which may make it difficult to evaluate the prospects for our future viability.

We are a clinical stage company. Legacy Jasper was founded and commenced operations in March 2018. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates and undertaking preclinical studies and clinical trials. Although we have initiated clinical trials for JSP191, we have not yet demonstrated an ability to successfully complete clinical trials of our product candidates; obtained marketing approvals; manufactured a commercial-scale medicine or therapy, or arranged for a third party to do so on our behalf; or conducted sales and marketing activities necessary for successful commercialization. Typically, it takes about 10 to 15 years to develop a new medicine from the time it is discovered to when it is available for treating patients. Consequently, any predictions we make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We have never generated revenue from product sales and may never be profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, product candidates. We do not anticipate generating revenues from product sales for the next several years, if ever. Our ability to generate future revenue from product sales depends heavily on our, or our future collaborators’, ability to successfully:

•        identify product candidates and complete research and preclinical and clinical development of any product candidates we may identify;

•        seek and obtain regulatory and marketing approvals for any product candidates for which we complete clinical trials;

•        launch and commercialize any product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•        qualify for coverage and adequate reimbursement by government and third-party payors for any product candidates for which we obtain regulatory and marketing approval;

•        develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the product candidates we may develop;

•        establish and maintain supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for any product candidates for which we obtain regulatory and marketing approval;

•        obtain market acceptance of product candidates as viable treatment options;

•        address competing technological and market developments;

•        implement internal systems and infrastructure, as needed;

•        negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter, and perform our obligations in such arrangements;

•        maintain, protect, enforce, defend and expand our portfolio of intellectual property rights, including patents, trade secrets and know-how, in the United States and internationally;

•        avoid and defend against third-party interference, infringement and other intellectual property claims in the United States and internationally; and

•        attract, hire and retain qualified personnel.

Even if one or more of the product candidates we develop are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the EMA or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate.

Many of the factors listed above are beyond our control, and could cause us to experience significant delays or prevent us from completing the development of our product candidates, obtaining regulatory approvals or commercializing our product candidates. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result in a decline in the value of our company and could also cause you to lose all or part of your investment.

As a result of our history of losses and negative cash flows from operations, our consolidated financial statements contain a statement regarding a substantial doubt about our ability to continue as a going concern.

Our history of operating losses and negative cash flows from operations combined with our anticipated use of cash to fund operations raises substantial doubt about our ability to continue as a going concern beyond the 12-month period from the issuance date of our consolidated financial statements included elsewhere in this prospectus. Based on our current operating plan, we will need to raise additional financing to continue our products’ development for the foreseeable future, and until we become profitable. Our future viability as an ongoing business is dependent on our ability to generate cash from our operating activities or to raise additional capital to finance our operations.

The perception that we might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of our operations on terms that are favorable to us, or at all, and could result in the loss of confidence by investors and employees. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that our investors will lose all or a part of their investment.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset taxable income or taxes may be limited.

As of December 31, 2021, we had net operating loss carryforwards for federal income tax purposes of $53.1 million that can be carried forward indefinitely. As of December 31, 2021, we had net operating loss carryforwards for state income tax purposes of $45.4 million that begin to expire in 2038. Portions of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020 is limited. It is uncertain how various states will respond to the Tax Act and the CARES Act. For state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Our existing net operating loss carryforwards may be subject to limitations arising out of previous ownership changes and we may be limited as to the amount that can be utilized each year as a result of such previous ownership changes, including the Business Combination and related transactions. In addition, future changes in our stock ownership, including future offerings, as well as other changes that may be outside of our control, could result in additional ownership changes. We have completed a Section 382 analysis covering taxable periods from its inception through the year ended December 31, 2021. We experienced an ownership change on November 21, 2019 for both federal and California tax purposes related to its Series A redeemable convertible preferred stock financing. Any net operating loss generated for taxable periods in 2018 and through November 21, 2019 in excess of $2.87 million will be permanently limited for California tax purposes. We reduced our California net operating loss deferred tax assets balance by the permanently limited amount of $0.6 million. There would be no permanent loss of federal net operating loss based on the limits. We experienced an additional ownership change on September 24, 2021. However, we do not expect there are additional tax attributes that will expire unused before the expiration periods. There is a full valuation allowance for net deferred tax assets, including net operating loss carryforwards for the year ended December 31, 2021.

Our business could be adversely affected by the effects of health pandemics or epidemics, including the current COVID-19 pandemic and future outbreaks of the disease, in regions where we or third parties on which we rely have concentrations of clinical trial sites or other business operations.

Our business could be adversely affected by the effects of health pandemics or epidemics, including the current COVID-19 pandemic and future outbreaks of the disease, including any variants thereof. For example, enrollment in clinical trials may be delayed. Although we have reopened our offices and some employees have transitioned back to working on site, there is a lack of uniformity of restrictions and requirements among our clinical trial sites, and future shelter-in-place or similar types of restrictions could be imposed. We are subject to risk of outbreaks at our facilities, and potential exposure to employee claims regarding workplace safety, and unanticipated shutdowns or quarantines could be imposed in the future, which would disrupt our operations. This uncertainty and the evolving nature of policies and restrictions may negatively impact productivity, disrupt our business and further delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course, which could negatively impact our business, operating results and financial condition.

The spread of COVID-19, which has caused a broad impact globally, may affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, it has resulted in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for us to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 or the global impacts thereof could materially affect our business and the value of our Common Stock. The global COVID-19 pandemic continues to evolve, and its ultimate impact or that of any similar health pandemic or epidemic is highly uncertain. We do not yet know the full extent of potential delays or impacts on our business, our planned and ongoing clinical trials, the hospitals and healthcare systems or the global economy as a whole. These effects could have an adverse impact on our operations, and we will continue to monitor the COVID-19 situation closely.

Business disruptions caused by natural or man-made disasters, acts of war or other hostilities could seriously harm our future revenues and financial condition and increase our costs and expenses generally.

Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. Our suppliers may also experience a disruption in their business as a result of natural or man-made disasters. A significant natural or man-made disaster, such as an earthquake, prolonged or repeated power outage, hurricane, flood, fire, drought or other extreme weather events and changing weather patterns, which are increasing in frequency due to the impacts of climate change, could severely damage or destroy our headquarters or facilities or the facilities of our manufacturers or suppliers, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, terrorist acts, acts of war or the outbreak of hostilities against the U.S. or other countries globally, could cause damage or disruption to us, our employees, facilities, partners and suppliers, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Discovery, Development, Manufacturing and Commercialization

We are substantially dependent on the success of our most advanced product candidate, JSP191. If we are unable to complete development of, obtain approval for and commercialize our product candidates, including JSP191, in a timely manner or at all, our business will be harmed.

Our future success is dependent on our ability to timely advance and complete clinical trials, obtain marketing approval for and successfully commercialize our product candidates. We are not permitted to market or promote JSP191 or any other product candidate before we receive marketing approval from the FDA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.

The success of our product candidates will depend on several factors, including the following:

•        the acceptance of individual investigational review boards (“IRBs”) and scientific review committees at each clinical trial site as to the adequacy of the preclinical data package to support clinical development of JSP191 and their overall general agreement with the use of JSP191 in the intended patient population in the intended manner;

•        the willingness of clinical investigators to place patients in the clinical trials, and the willingness of patients to enroll in a clinical trial studying a first-in-human cell therapy;

•        the initiation and successful patient enrollment and completion of additional clinical trials of JSP191 on a timely basis;

•        the frequency and severity of adverse events in the clinical trials;

•        the successful and timely completion of our ongoing Phase 1/2 clinical trial of JSP191 for the treatment of SCID and the ongoing Phase 1 clinical trial of JSP191 for AML or MDS;

•        maintaining and establishing relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of JSP191 both in the United States and internationally;

•        successful completion of toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;

•        successful completion of clinical trials, under the FDA’s current Good Clinical Practices (“cGCPs”) and the FDA’s current Good Laboratory Practices;

•        effective investigational new drug (“IND”) applications or Clinical Trial Authorizations that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•        the results of clinical trials conducted by third parties in hematopoietic stem cell transplant (“HSCT”) if such trials result in changes to the standard of care for HSCT or otherwise cause us to change our clinical trial protocols;

•        the efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•        the timely receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•        the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•        the maintenance of existing or the establishment of new supply arrangements with third-party suppliers and manufacturers for clinical development of JSP191;

•        the maintenance of existing, or the establishment of new, scaled production arrangements with third-party manufacturers to obtain finished products that are appropriate for commercial sale of JSP191, if it is approved;

•        obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•        a continued acceptable safety profile following any marketing approval;

•        commercial acceptance by patients, the medical community and third-party payors;

•        our ability to obtain coverage and adequate reimbursement from third-party payors for our products, and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•        our ability to compete with other treatments.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize JSP191, which would materially harm our business. If we do not receive marketing approvals for JSP191, we may not be able to continue our operations.

We may not be successful in our efforts to identify, develop and commercialize additional product candidates. If these efforts are unsuccessful, we may never become a commercial stage company or generate any revenues.

The success of our business depends primarily upon our ability to identify, develop and commercialize additional product candidates based on, or complementary with, our technology platform. While we are currently conducting a Phase 1/2 Clinical trial of JSP191 as a conditioning agent prior to allogenic transplant for SCID patients, a Phase 1 clinical trial of JSP191 as a conditioning agent prior to allogenic transplant for patients with AML or MDS, and are planning a Phase 1 clinical trial of JSP191 as a conditioning agent prior to allogenic transplant, all of our other product development programs, including our eHSC program, are still in the research or preclinical stage of development. Our research programs may fail to identify additional product candidates for clinical development for a number of reasons. Our research methodology may be unsuccessful in identifying potential product candidates, our potential product candidates may be shown to have harmful side effects in preclinical in vitro experiments or animal model studies, they may not show promising signals of efficacy in such experiments or studies or they may have other characteristics that may make the product candidates impractical to manufacture, unmarketable or unlikely to receive marketing approval. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. In addition, although we believe our technology platform will position us to rapidly expand our portfolio of product candidates beyond our current product candidates, our ability to expand our portfolio may never materialize.

If any of these events occur, we may be forced to abandon our research or development efforts for a program or programs, which would have a material adverse effect on our business, financial condition, results of operations and prospects. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful, which would be costly and time-consuming.

eHSCs are a novel technology that is not yet clinically validated for human use. The approaches we are taking to create eHSCs are unproven and may never lead to marketable products.

We are developing eHSCs for transplant into the human body. Although there have been significant advances in the field of use of RNA or DNA to edit cells ex vivo prior to transplant in recent years, these technologies have only more recently been applied to HSCs, and our approach is new and unproven. The scientific evidence to support the feasibility of developing eHSCs is both preliminary and limited. Successful development of eHSCs by us will require solving a number of challenges, including:

•        obtaining regulatory authorization from the FDA and other regulatory authorities;

•        identifying appropriate molecular or genetic targets for modification within HSCs;

•        developing and deploying consistent and reliable processes for procuring cells from consenting third-party donors, isolating HSCs from such donor cells, modifying target molecules within such HSCs, storing and transporting the resulting eHSCs for therapeutic use and finally infusing these eHSCs into patients;

•        utilizing these eHSC product candidates in combination or in sequence with companion therapeutics, which may increase the risk of adverse side effects;

•        avoiding potential complications of eHSC transplants, including failure to engraft, rejection by host or lack of functionality, any of which could result in serious side effects or death;

•        educating medical personnel regarding the potential side effect profile of our product candidates, particularly those that may be unique to our eHSCs;

•        understanding and addressing variability in the quality of a donor’s cells, which could ultimately affect our ability to manufacture product in a reliable and consistent manner;

•        developing processes for the safe administration of eHSC products, including long-term follow-up and registries, for all patients who receive these product candidates;

•        relying on third parties to find suitable healthy donors;

•        manufacturing product candidates to our specifications and in a timely manner to support our clinical trials and, if approved, commercialization;

•        sourcing clinical and, if approved by applicable regulatory authorities, commercial supplies for the materials used to manufacture and process product candidates;

•        developing a manufacturing process and distribution network that can provide a stable supply with a cost of goods that allows for an attractive return on investment; and

•        establishing sales and marketing capabilities ahead of and after obtaining any regulatory approval to gain market acceptance, and obtaining coverage, adequate reimbursement and pricing by third-party payors and governmental healthcare programs.

We may decide to alter or abandon our initial eHSC programs as new data become available and we gain experience in developing eHSCs. We cannot be sure that our programs will yield satisfactory products that are safe and effective, scalable or profitable in our initial indication or any other indication we pursue.

Moreover, actual or perceived safety issues, including as a result of adverse developments in our eHSC programs or in genome engineering programs undertaken by third parties or of the adoption of novel approaches to treatment, may adversely influence the willingness of subjects to participate in our clinical trials, or, if one of our product candidates is approved by applicable regulatory authorities, of physicians to subscribe to the novel treatment mechanics or of patients to provide consent to receive a novel treatment despite its regulatory approval. The FDA or other applicable regulatory authorities may require specific post-market studies or additional information that communicates the benefits or risks of our products. New data may reveal new risks of our product candidates at any time prior to or after regulatory approval.

If any of our product candidates cause serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of the product candidate, limit our commercial potential or result in significant negative consequences following any potential marketing approval.

Undesirable side effects or adverse events caused by JSP191 and our other product candidates, and our eHSCs or other cell-based companion therapeutics we may develop, could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trials or result in potential product liability claims.

There have been no clinical trials of eHSCs. In the genetic medicine field, there have been several significant adverse events from genetically engineered treatments in the past, including reported cases of leukemia and death. There can be no assurance that our eHSCs will not cause undesirable side effects, as improper modification of a patient’s DNA could lead to lymphoma, leukemia or other cancers, or other aberrantly functioning cells.

A significant risk in any genetically engineered product candidate is that “off-target” gene alterations may occur, which could cause serious adverse events, undesirable side effects or unexpected characteristics. Although we and others have demonstrated the ability to improve the specificity of gene alterations in a laboratory setting, we cannot be certain that off-target alterations will not occur in any of our planned or future clinical trials, and the lack of observed side effects in preclinical studies does not guarantee that such side effects will not occur in human clinical trials.

If any product candidates we develop are associated with serious adverse events, undesirable side effects or unexpected characteristics, we may need to abandon their development or limit development to certain uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, any of which would have a material adverse effect on our business, financial condition, results of operations, and prospects. Many product candidates that initially showed promise in early stage testing have later been found to cause side effects that prevented further clinical development of the product candidates.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a product candidate by regulatory authorities. In addition, our clinical trials to date have been limited in scope, and results received to date may not be replicated in expanded or additional future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. There can be no assurance that any of our current or future preclinical and clinical trials will ultimately be successful or support further preclinical or clinical development of any of our product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for their product candidates. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Any such adverse events may cause us to delay, limit or terminate planned clinical trials, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. If we fail to receive positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our most advanced product candidate, and, correspondingly, our business and financial prospects would be negatively impacted.

If we experience delays or difficulties in the enrollment of patients in clinical trials, the cost of developing product candidates could increase and our receipt of necessary regulatory approvals could be delayed or prevented.

Patient enrollment is a significant factor in the timing of clinical trials. The timing of our clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials. We or our collaborators may not be able to continue clinical trials for JSP191 or any other product candidates we identify or develop if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, the EMA or other analogous regulatory authorities outside the United States, or as needed to provide appropriate statistical power for a given trial. Patients may be unwilling to participate in our clinical trials because of negative publicity from adverse events related to the biotechnology, gene therapy or genome engineering fields, competitive clinical trials for similar patient populations, clinical trials in competing products or for other reasons. As a result, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of product candidates may be delayed.

Patient enrollment is also affected by other factors, including:

•        severity of the disease under investigation;

•        size of the patient population and process for identifying patients;

•        design of the trial protocol;

•        availability and efficacy of approved medications for the disease under investigation;

•        availability of genetic testing for potential patients;

•        ability to obtain and maintain patient informed consent;

•        risk that enrolled patients will drop out before completion of the trial;

•        eligibility and exclusion criteria for the trial in question;

•        perceived risks and benefits of the product candidate under trial;

•        perceived risks and benefits of genome engineering as a treatment approach;

•        perceived risks and benefits of the companion therapeutics that may be administered in combination or in sequence with JSP191;

•        efforts to facilitate timely enrollment in clinical trials;

•        potential disruptions caused by the COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented, and other factors;

•        patient referral practices of physicians;

•        ability to monitor patients adequately during and after treatment;

•        proximity and availability of clinical trial sites for prospective patients, especially for those conditions that have small patient pools;

•        the requirement for HSCT to be performed in centers that specialize in this procedure; and

•        changes to diagnostic technologies, methodologies or criteria used to identify HSCT patients at high risk for relapse.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who have opted to enroll in our trials may instead opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

Enrollment delays in our clinical trials may result in increased development costs for JSP191 or any other product candidates we may develop, which would cause the value of our company to decline and limit our ability to obtain additional financing. If we or our collaborators have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

We have never obtained regulatory approval for a drug, may never receive regulatory approval for any of our product candidates, and may therefore never generate revenues from product sales.

As a company, we have never obtained regulatory approval for, or commercialized, a drug. It is possible that the FDA may refuse to accept any or all future product candidates for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval for any current or future product candidates. If the FDA does not approve any future product candidates, it may require that we conduct additional costly clinical, preclinical or manufacturing validation studies before the FDA will reconsider one or more of our applications. Depending on the extent of these or any other FDA-required studies, approval of any product candidates or other application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any failure or delay in obtaining regulatory approvals would prevent us from commercializing JSP191 or any other product candidate, generating revenues and achieving and obtaining or sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any new drug application or other application we submit. If any of these outcomes occur, we may be forced to abandon the development of our product candidates, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for our applications in foreign jurisdictions.

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payers and operators of major clinics, and we may not be successful in attaining such market acceptance.

Even with the requisite approvals from the FDA in the U.S., the EMA in the European Union and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community. Any product that we commercialize may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources, including our management’s time and financial resources, and may not be successful. Ethical, social and legal concerns about genetic medicines generally and genome engineering technologies specifically could result in additional regulations restricting or prohibiting the marketing of our product candidates. Even if any product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any product candidate we develop, if approved for commercial sale, will depend on a number of factors, including:

•        the efficacy and safety of such product candidate as demonstrated in clinical trials;

•        the efficacy and safety of other products that are used in combination or in sequence with our product candidates;

•        the potential and perceived advantages of our product candidates compared to alternative treatments;

•        the limitation to our targeted patient population and limitations or warnings contained in approved labeling by the FDA or other regulatory authorities;

•        the ability to offer our products for sale at competitive prices;

•        convenience and ease of administration compared to alternative treatments;

•        the clinical indications for which the product candidate is approved by the FDA, the EMA or other regulatory agencies;

•        public attitudes regarding genetic medicine generally and genome engineering technologies specifically;

•        the willingness of the target patient population to try novel biologics and of physicians to prescribe these treatments, as well as their willingness to accept an intervention that involves the alteration of the patient’s gene;

•        product labeling or product insert requirements of the FDA, the EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•        relative convenience and ease of administration;

•        the strength of marketing and distribution support;

•        availability of third-party coverage and sufficiency of reimbursement; and

•        the prevalence and severity of any side effects.

Even if a product candidate is approved, such product may not achieve an adequate level of acceptance, we may not generate significant product revenues, and we may not become profitable.

If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to effectively market and sell our product candidates, if approved, or generate product revenues.

We have limited marketing capabilities and limited experience in the sale, marketing or distribution of pharmaceutical products. In addition, we do not have a large sales, promotion and marketing budget. As a result of our limited marketing capabilities, to achieve commercial success for any approved product for which we retain sales and marketing responsibilities, we must either develop a sales and marketing organization or outsource these functions to third parties. In the future, we may choose to build a focused sales, marketing and commercial support infrastructure to sell, or participate in sales activities with our collaborators for, some of our product candidates if and when they are approved.

Factors that may inhibit our efforts to commercialize our product candidates on our own include:

•        our inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs and other support personnel;

•        the inability of sales personnel to obtain access to physicians or educate adequate numbers of physicians on the benefits of prescribing any future products;

•        the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

•        restricted or closed distribution channels that make it difficult to distribute our product candidates to segments of the patient population;

•        the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•        unforeseen costs and expenses associated with creating an independent commercialization organization.

We may not be successful in entering into arrangements with third parties to commercialize our product candidates or may be unable to do so on terms that are favorable to us. We may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

We face significant competition in an environment of rapid technological change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours, which may harm our financial condition and our ability to successfully market or commercialize our product candidates.

The development and commercialization of new drug and biologic products is highly competitive. Moreover, the genome engineering and oncology fields are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We will face competition with respect to JSP191 and any other product candidates that we develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we have product candidates and research programs. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which we may obtain approval for our product candidates. This may include other types of therapies, such as small molecule, antibody and/or protein therapies.

Many of our current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than our product candidates or that would render our product candidates obsolete or non-competitive. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our product candidates uneconomical or obsolete, and we may not be successful in marketing any product candidates against competitors.

Competitors of JSP191 for our conditioning program for CD-117, a receptor for stem cell factor (“SCF”) that is expressed on the surface of hematopoietic stem and progenitor cells, include the following:

•        Magenta Therapeutics, Inc., which is developing an Amanitin Anti-CD117 antibody drug conjugate and is in clinical development;

•        Gilead Sciences, Inc., which is developing an antibody to CD117 that is not conjugated to any toxin and is used in combination with an antibody to CD47 and has started initial Phase I clinical studies;

•        Actinium Pharmaceuticals, Inc., which is developing an antibody to CD45 that is linked to radioisotope iodine-131 and is in Phase III clinical studies;

•        Molecular Templates Inc., which is developing an antibody to CD45 that is conjugated to engineered Shiga-toxin and is in preclinical development; and

•        Celldex Therapeutics, Inc., which is developing an antibody to inhibit tyrosine kinase KIT found in mast cells and is in Phase I/II clinical studies in indications unrelated to conditioning.

Competitors for our engineered stem cell therapy program include the following:

•        Gamida Cell Ltd., which is developing an umbilical cord blood-derived cell product that uses a small molecule to inhibit differentiation and enhance functionality of ex vivo-expanded HSCs;

•        ExCellThera Inc., which is focused on ex vivo expansion of stem cells using a pyrimido-indole derivative small molecule;

•        Angiocrine Bioscience, Inc., which is expanding cord blood and gene-modified HSCs using an endothelial cell feeder layer;

•        Sana Biotechnology, Inc., which is developing hypoimmune cells designed to evade rejection and enable persistence of allogeneic cells;

•        Vor Biopharma, Inc., which is developing treatment-resistant marrow cells that enable CD33 targeted therapy; and

•        Ensoma Inc., which is developing viral vectors for delivery of cell modification payload, in vivo.

Adverse public perception of genetic medicines, and genome engineering in particular, may negatively impact regulatory approval of, and/or demand for, our potential products.

Some of our eHSCs or other cell-based therapeutics we develop may be created by altering the human genome. The clinical and commercial success of our potential products will depend in part on public understanding and acceptance of the use of genome engineering for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that genome engineering is unsafe, unethical or immoral, and, consequently, our current or future product candidates may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

In addition, genome engineering technology is subject to public debate and heightened regulatory scrutiny due to ethical concerns relating to the application of genome engineering technology to human embryos or the human germline. For example, in the United States, germline alteration for clinical application has been expressly prohibited since enactment of a December 2015 FDA ban on such activity. Prohibitions are also in place in the United Kingdom, across most of Europe, in China and many other countries around the world. In the United States, the National Institutes of Health has announced that the agency would not fund any use of gene engineering technologies in human embryos, noting that there are multiple existing legislative and regulatory prohibitions against such work, including the Dickey-Wicker Amendment, which prohibits the use of appropriated funds for the creation of human embryos for research purposes or for research in which human embryos are destroyed. Adverse events in our preclinical studies or clinical trials or those of our competitors or of academic researchers utilizing genome engineering technologies, even if not ultimately attributable to product candidates we may identify and develop, and the accompanying publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of potential product candidates we may identify and develop, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability exposure related to the testing in human clinical trials of our product candidates and will face an even greater risk if we commercially sell any products that we may develop. For example, we may be sued if our product candidates cause, or are perceived to cause, injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of merit or eventual outcome, liability claims may result in:

•        the inability to commercialize any products that we may develop;

•        decreased demand for our product candidates or products that we may develop;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical trial participants;

•        significant time and costs to defend the related litigation;

•        substantial monetary awards to trial participants or patients; and

•        loss of revenue.

Although we maintain product liability insurance coverage, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we continue clinical trials and if we successfully commercializes any product. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our product candidates are complex and difficult to manufacture. We could experience delays in satisfying regulatory authorities or production problems that result in delays in our development or commercialization programs, limit the supply of our product candidates, or otherwise harm our business.

Our product candidates require processing steps that are more complex than those required for most chemical and other biological pharmaceuticals. Moreover, unlike chemical and other biological pharmaceuticals, the physical and chemical properties of a gene-engineered cell therapies cannot be fully characterized. As a result, assays of the finished product candidate may not be sufficient to ensure that the product candidate will perform in the intended manner. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims, insufficient inventory or potentially delay progression of our clinical trials. If we successfully develop product candidates, we may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other comparable applicable foreign standards or specifications with consistent and acceptable production yields and costs. In addition, our product candidates will require complicated delivery modalities, such as electroporation, which will introduce additional complexities into the manufacturing process.

eHSCs consist of engineered human cells, and the process of manufacturing such product candidates is complex, concentrated with a limited number of suppliers, highly regulated and subject to numerous risks. Manufacturing such product candidates involves harvesting cells from a donor or from the patient, altering the cells ex vivo using genome engineering technology, cryopreservation, storage and eventually shipment and infusing the cell product into the patient’s body. Our manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, shipping such material to the manufacturing site, shipping the final product back to the clinical trial recipient, preparing the product for administration, infusing the patient with the product, manufacturing issues or different product characteristics resulting from the differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth and variability in product characteristics. our manufacturing process, like that of a number of other cell therapy companies, is also characterized by limited numbers of suppliers, and in some cases sole source suppliers, with the manufacturing capabilities and know-how to create or source the materials, such as donor marrow cells and electroporation machines, used in our cell manufacturing. While we pursue multiple sources for the critical components of our manufacturing process, we may not be successful in securing these additional sources at all or on a timely basis. If microbial, viral or other contaminations are discovered in our product candidates or in any of the manufacturing facilities in which our product candidates or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

In addition, the FDA, the EMA and other regulatory authorities may require us to submit samples of any lot of approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay clinical trials or product launches, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

Some of the raw materials that we anticipate will be required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially harm our development timelines and our business, financial condition, results of operations and prospects.

If we or any contract research organizations, contract manufacturers or suppliers that we engage fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and any contract research organizations, contract manufacturers and suppliers we engage are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. Although we believe that our and such third parties’ procedures for handling, storing and disposing of these materials and waste comply with legally prescribed standards, we cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development and research efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws, regulations and permitting requirements. For example, our products are considered to contain genetically modified organisms or cells, which are regulated in different ways depending upon the country in which preclinical research or clinical trials are conducted. These current or future laws, regulations and permitting requirements may impair our research, development or production efforts. Failure to comply with these laws, regulations and permitting requirements also may result in substantial fines, penalties or other sanctions or business disruption, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Any third-party contract research organizations, contract manufacturers and suppliers we engage will also be subject to these and other environmental, health and safety laws and regulations. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Regulatory Review

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of JSP191 and any other product candidates we identify and develop, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

We and our collaborators, if any, may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize any product candidates, including:

•        delays in reaching a consensus with regulators on trial design;

•        regulators, IRBs, independent ethics committees or scientific review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        delays in reaching or failing to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective CROs and clinical trial sites;

•        clinical trials of product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development or research programs;

•        difficulty in designing well-controlled clinical trials due to ethical considerations that may render it inappropriate to conduct a trial with a control arm that can be effectively compared to a treatment arm;

•        difficulty in designing clinical trials and selecting endpoints for diseases that have not been well-studied and for which the natural history and course of the disease is poorly understood;

•        the number of patients required for clinical trials of JSP191 and any other product candidates we may develop may be larger than we anticipate; enrollment of suitable participants in these clinical trials, which may be particularly challenging for some of the rare genetically defined diseases we are targeting in our most advanced programs, may be delayed or slower than we anticipate; or patients may drop out of these clinical trials at a higher rate than we anticipate;

•        our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•        regulators, IRBs or independent ethics committees may require that we or our investigators suspend or terminate clinical research or clinical trials for various reasons, including noncompliance with regulatory requirements, a finding of undesirable side effects or other unexpected characteristics, or that the participants are being exposed to unacceptable health risks or after an inspection of our clinical trial operations or trial sites;

•        the cost of clinical trials may be greater than we anticipate;

•        the supply or quality of product candidates or other materials necessary to conduct clinical trials may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing and delivery of product candidates to the clinical sites by us or by third parties with whom we have contracted to perform certain of those functions;

•        delays in having patients complete participation in a trial or return for post-treatment follow-up;

•        clinical trial sites dropping out of a trial;

•        selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•        occurrence of serious adverse events associated with product candidates that are viewed to outweigh their potential benefits;

•        occurrence of serious adverse events in trials of the same class of agents conducted by other sponsors; and

•        changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

If we or our collaborators, if any, are required to conduct additional clinical trials or other testing of product candidates beyond those that we currently contemplate, if we or our collaborators are unable to successfully complete clinical trials or other testing of product candidates, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we or our collaborators may:

•        be delayed in obtaining marketing approval for any such product candidates or not obtain marketing approval at all;

•        obtain approval for indications or patient populations that are not as broad as intended or desired;

•        obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•        be subject to changes in the way the product is administered;

•        be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•        have regulatory authorities withdraw or suspend their approval of the product or impose restrictions on its distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) or through modification to an existing REMS;

•        be sued; or

•        experience damage to our reputation.

Product development costs will also increase if we or our collaborators experience delays in clinical trials or other testing or in obtaining marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize product candidates, could allow our competitors to bring products to market before we do and could impair our ability to successfully commercialize product candidates, any of which may harm our business, financial condition, results of operations and prospects.

Further, disruptions at the FDA and other agencies may prolong the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, including the FDA, have furloughed critical employees and stopped critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. The Trump Administration also took several executive actions that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities. Certain of these orders were revoked by President Trump on January 20, 2021, and it remains to be seen how the current administration will address regulatory reform.

Stem cell transplant is a high-risk procedure with curative potential that may result in complications or adverse events for patients in our clinical trials or for patients that use any of our product candidates, if approved.

Stem cell transplant has the potential to cure patients across multiple diseases, but its use carries with it risks of toxicity, serious adverse events and death. Because many of our therapies are used to prepare or treat patients undergoing stem cell transplant, patients in our clinical trials or patients that use any of our product candidates may be subject to many of the risks that are currently inherent to this procedure. In particular, stem cell transplant involves certain known potential post-procedure complications that may manifest several weeks or months after a transplant and that may be more common in certain patient populations. For example, up to 20% of patients with inherited metabolic disorders treated with a transplant experience primary engraftment failure, resulting in severe complications, including death.

Another example is autoimmune cytopenia, a known and severe frequent complication of the transplant procedure in patients with non-malignant diseases, such as inherited metabolic diseases, that can result in death. There is also a risk of graft-versus-host disease, a potentially serious complication in which the grafted cells attack and damage the patient’s healthy cells, which can be severe and sometimes life-threatening. If these or other serious adverse events, undesirable side effects, or unexpected characteristics are identified during the development of any of our product candidates, we may need to limit, delay or abandon our further clinical development of those product candidates, even if such events, effects or characteristics were the result of stem cell transplant or related procedures generally, and not directly or specifically caused or exacerbated by our product candidates. All serious adverse events or unexpected side effects are continually monitored per the clinical trial’s approved protocol. If serious adverse events are determined to be directly or specifically caused or exacerbated by our product candidates, we would follow the trial protocol’s requirements, which call for our data safety monitoring committee to review all available clinical data in making a recommendation regarding the trial’s continuation.

Failure to obtain marketing approval in foreign jurisdictions would prevent any product candidates we develop from being marketed in such jurisdictions, which, in turn, would materially impair our ability to generate revenue.

In order to market and sell any product candidates we develop in the European Union and many other foreign jurisdictions, we or our collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We or our collaborators may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our product candidates in any jurisdiction, which would materially impair our ability to generate revenue.

Additionally, we could face heightened risks with respect to seeking marketing approval in the United Kingdom as a result of the recent withdrawal of the United Kingdom from the European Union on December 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom withdrew from the European Union, effective December 31, 2020. On December 24, 2020, the United Kingdom and European Union entered into a Trade and Cooperation Agreement. The agreement sets out certain procedures for approval and recognition of medical products in each jurisdiction.

Since the regulatory framework for pharmaceutical products in the United Kingdom covering the quality, safety, and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales, and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime that applies to products and the approval of product candidates in the United Kingdom. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent us from commercializing any product candidates in the United Kingdom and/or the European Union and restrict our ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or the European Union for any product candidates, which could significantly and materially harm our business.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize our product candidates in the United States or any other jurisdiction, and any such approval may be for a more narrow indication than we seek.

We cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if our product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially adversely affect our business, financial condition, results of operations and prospects.

Marketing approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product candidate testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional preclinical studies or clinical trials, which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates we may develop in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our product candidates will be unrealized.

Even if we obtain regulatory approval of any of our product candidates, the approved products may be subject to post-approval studies and will remain subject to ongoing regulatory requirements. If we fail to comply, or if concerns are identified in subsequent studies, our approval could be withdrawn, and our product sales could be suspended.

If we are successful at obtaining regulatory approval for JSP191 or any of our other product candidates, regulatory agencies in the U.S. and other countries where a product will be sold may require extensive additional clinical trials or post-approval clinical trials that are expensive and time-consuming to conduct. These studies may be expensive and time-consuming to conduct and may reveal side effects or other harmful effects in patients that use our therapeutic products after they are on the market, which may result in the limitation or withdrawal of our drugs from the market. Alternatively, we may not be able to conduct such additional trials, which might force us to abandon our efforts to develop or commercialize certain product candidates. Even if post-approval studies are not requested or required, after our products are approved and are on the market, there might be safety issues that emerge over time that require a change in product labeling, additional post-market studies or clinical trials, imposition of distribution and use restrictions under a REMS or withdrawal of the product from the market, which would cause our revenue to decline.

Additionally, any products that we may successfully develop will be subject to ongoing regulatory requirements after they are approved. These requirements will govern the manufacturing, packaging, marketing, distribution, and use of our products. If we fail to comply with such regulatory requirements, approval for our products may be withdrawn, and product sales may be suspended. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and/or damage to our reputation.

The regulatory landscape that will govern our product candidates is uncertain; regulations relating to more established cellular therapy products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of our product candidates or unexpected costs in obtaining regulatory approval. The FDA and other governing bodies may disagree with our regulatory plan, and we may fail to obtain regulatory approval of our product candidates.

Because our product candidates and technology platform involve genetic and cellular engineering, we are subject to many of the challenges and risks that other genetically engineered biologics and cellular therapies face, including:

•        regulatory requirements or guidance regarding the requirements governing genetic and cellular engineering products have changed and may continue to change in the future;

•        to date, only a limited number of products that involve genetic or cellular engineering have been approved globally;

•        improper modulation of a gene sequence, including unintended alterations or insertion of a sequence into certain locations in a patient’s chromosomes, could lead to cancer, other aberrantly functioning cells or other diseases, as well as death;

•        corrective expression of a missing protein, or deletion of an existing protein, in patients’ cells could result in the protein or cell being recognized as foreign, and lead to a sustained immunological reaction against the expressed protein or expressing cells, which could be severe or life-threatening;

•        regulatory agencies may require extended follow-up observation periods of patients who receive treatment using genetic or cellular engineering products including, for example, the FDA’s recommended 15-year follow-up observation period for these patients, and we will need to adopt such observation periods for our product candidates if required by the relevant regulatory agency, which could vary by country or region; and

•        the fields of genetic and cellular engineering are subject to a number of intellectual property disputes.

The regulatory requirements that will govern any eHSCs or other novel genetically engineered product candidates we develop may change. Within the broader genetic medicine field, we are aware of a limited number of gene therapy products that have received marketing authorization from the FDA and the EMA. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and will likely continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. For example, in the United States, the FDA has established the Office of Tissues and Advanced Therapies (“OTAT”) within its Center for Biologics Evaluation and Research (“CBER”) to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. In addition to FDA oversight and oversight by IRBs under guidelines promulgated by the National Institutes of Health (“NIH”), gene therapy clinical trials are also subject to review and oversight by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. Before a clinical study can begin at any institution, that institution’s IRB and its IBC assess the safety of the research and identify any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH guidelines voluntarily follow them. Moreover, serious adverse events or developments in clinical trials of gene or cellular therapy product candidates conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on our clinical trials or otherwise change the requirements for approval of any of our product candidates. Although the FDA decides whether individual gene or cellular therapy protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial even if the FDA has reviewed the trial and approved its initiation.

The same applies in the European Union. The EMA’s Committee for Advanced Therapies (“CAT”) is responsible for assessing the quality, safety and efficacy of advanced-therapy medicinal products. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for a cell or gene therapy or other novel therapeutic medicinal candidate that is submitted to the Committee for Medicinal Products for Human Use (“CHMP”) before CHMP adopts its final opinion. In the European Union, the development and evaluation of an advanced therapeutic medicinal product must be considered in the context of the relevant European Union guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for these medicinal products and require that we comply with these new guidelines. As a result, the procedures and standards applied to gene and cell therapy products may be applied to our eHSCs, but that remains uncertain at this point.

Adverse developments in post-marketing experience or in clinical trials conducted by others of gene therapy products, cell therapy products or products developed through the application of a genome engineering technology may cause the FDA, the EMA and other regulatory bodies to revise the requirements for development or approval of our eHSCs may develop or limit the use of products utilizing genome engineering technologies, either of which could materially harm our business. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates, such as our eHSCs, can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other product candidates. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing genome engineering technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to our product candidate development, research programs or the commercialization of resulting products.

The regulatory review committees and advisory groups described above and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates, or lead to significant post-approval limitations or restrictions. Currently, OTAT requires a 15-year follow-up for each patient who receives a genetically engineered cell or gene therapy. This requirement applies to all patients treated in trials during clinical development prior to approval. Following approval, such prolonged follow-up could continue to be required. As we advance our product candidates and research programs, we will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of our eHSCs and any other product candidates we identify and develop.

Interim “top-line” and preliminary results from our clinical trials that we may announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary results from our preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. In particular, we have announced, and may in the future announce, interim results from our ongoing, open label Phase 1/2 and Phase 1 clinical trials of JSP191. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our Common Stock to fluctuate significantly.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and us in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, investors or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Negative public opinion of gene therapy and increased regulatory scrutiny of gene therapy and genetic research may adversely impact public perception of our future product candidates.

Our potential therapeutic products involve introducing genetic material into patients’ cells. The clinical and commercial success of our potential products will depend in part on public acceptance of the use of gene therapy and gene regulation for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy and gene regulation are unsafe, unethical or immoral, and, consequently, our products may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates we may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products once approved. For example, in 2003, trials using early versions of murine gamma-retroviral vectors, which integrate with, and thereby alter, the host cell’s DNA, have led to several well-publicized adverse events, including reported cases of leukemia. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved, and a decrease in demand for any such product candidates. The risk of cancer remains a concern for gene therapy, and we cannot assure that it will not occur in any of our planned or future clinical trials. In addition, there is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biological activity of the genetic material or other components of products used to carry the genetic material. If any such adverse events occur, commercialization of our product candidates or further advancement of our clinical trials could be halted or delayed, which would have a negative impact on our business and operations.

We may seek Fast Track or other accelerated review designations for some or all of our product candidates. We may not receive such designation, and even for those product candidates for which we do, it may not lead to a faster development or regulatory review or approval process, and will not increase the likelihood that product candidates will receive marketing approval.

We may seek Fast Track or other accelerated review designations for some or all of our other product candidates. If a drug or biologic is intended for the treatment of a serious or life-threatening condition or disease, and nonclinical or clinical data demonstrate the potential to address an unmet medical need, the product may qualify for FDA Fast Track designation, for which sponsors must apply. If granted, a Fast Track or other accelerated review designation makes a product candidate eligible for more frequent interactions with the FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that we can submit completed sections of our marketing application for review prior to completion of the entire submission. Marketing applications of product candidates with a Fast Track or other accelerated review designation may qualify for priority review under the policies and procedures offered by the FDA, but a Fast Track or other accelerated review designation does not assure any such qualification or ultimate marketing approval by the FDA. The FDA has broad discretion with respect to whether or not to grant this designation. Thus, even if we believe a particular product candidate is eligible for this designation, the FDA may decide not to grant it. Moreover, even if we do receive a Fast Track or another accelerated review designation, we or our collaborators may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw a Fast Track or other accelerated review designation if it believes that the designation is no longer supported by data from our clinical development program.

We may seek priority review designation for our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster development or regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster development or regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

A Breakthrough Therapy Designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek a Breakthrough Therapy Designation for our product candidates if the clinical data support such a designation for one or more product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, or biologic, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs and biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product no longer meets the conditions for such qualification.

The regenerative medicine advanced therapy (“RMAT”) designation by the FDA for any of our product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek an RMAT designation for our product candidates if the clinical data support such a designation for one or more product candidates. An RMAT is defined as cell and gene therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products. Gene therapies, including genetically modified cells that lead to a durable modification of cells or tissues may meet the definition of a regenerative medicine therapy. The RMAT program is intended to facilitate efficient development and expedite review of RMATs, which are intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition and for which preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A biologics license application for a regenerative medicine therapy that has received RMAT designation may be eligible for priority review or accelerated approval. An RMAT may be eligible for priority review if it treats a serious condition and, if approved, would provide a significant improvement in the safety or effectiveness of the treatment of the condition. An RMAT may be eligible for accelerated approval through surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit or reliance upon data obtained from a meaningful number of sites. Benefits of such designation also include early interactions with the FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A regenerative medicine therapy with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence from clinical trials, patient registries, or other sources of real world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

Designation as an RMAT is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a RMAT, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of RMAT designation for our product candidates may not result in a faster development process, review or approval compared to drugs considered for approval under conventional

FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify for RMAT designation, the FDA may later decide that the biological products no longer meet the conditions for such qualification.

We may not be able to obtain orphan drug exclusivity for one or more of our product candidates, and even if we do, that exclusivity may not prevent the FDA or EMA from approving other competing products.

Under the Orphan Drug Act of 1983, the FDA may designate a product as an orphan drug if it is a drug or biologic intended to treat a rare disease or condition. A similar regulatory scheme governs approval of orphan products by the EMA in the European Union. Generally, if a product candidate with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or EMA from approving another marketing application for the same product for the same therapeutic indication for that time period. The applicable period is seven years in the United States and ten years in the European Union. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation, in particular if the product is sufficiently profitable so that market exclusivity is no longer justified.

In order for the FDA to grant orphan drug exclusivity to one of our products, the FDA must find that the product is indicated for the treatment of a condition or disease with a patient population of fewer than 200,000 individuals annually in the United States. The FDA may conclude that the condition or disease for which we may seek orphan drug exclusivity does not meet this standard. Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same condition. In particular, the concept of what constitutes the “same drug” for purposes of orphan drug exclusivity remains in flux in the context of gene therapies, and the FDA issued recent draft guidance suggesting that it would not consider two genetic medicine products to be different drugs solely based on minor differences in the transgenes or vectors within a given vector class. In addition, even after an orphan drug is approved, the FDA can subsequently approve the same product for the same condition if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of the patients with the rare disease or condition.

In 2017, Congress passed the FDA Reauthorization Act of 2017 (the “FDARA”). FDARA, among other things, codified the FDA’s pre-existing regulatory interpretation to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. Under omnibus legislation signed by President Trump on December 27, 2020, the requirement for a product to show clinical superiority applies to any drug and biologic that received orphan drug designation before enactment of FDARA in 2017 but has not yet been approved or licensed by the FDA. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to cleared or approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have furloughed critical FDA employees and stopped critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Risks Related to Our Relationships with Third Parties

We rely on third parties to conduct our preclinical and clinical trials and will rely on them to perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

Although we have recruited a team that has experience with clinical trials, as a company, we have limited experience in conducting clinical trials. Moreover, we do not have the ability to independently conduct preclinical studies and clinical trials, and we have relied upon, and plan to continue to rely upon, medical institutions, clinical investigators, contract laboratories and other third parties, or our CROs, to conduct preclinical studies and future clinical trials for our product candidates. We expect to rely heavily on these parties for execution of preclinical and future clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our preclinical and clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our preclinical studies and clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

We and our CROs will be required to comply with regulations, including cGCPs for conducting, monitoring, recording and reporting the results of preclinical and clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any drugs in clinical development. The FDA enforces cGCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with cGCPs. In addition, our clinical trials must be conducted with product candidates produced in accordance with the requirements in the FDA’s current cGMPs requirements. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action.

Although we intend to design our planned clinical trials for our product candidates, for the foreseeable future CROs will conduct all of our planned clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future preclinical studies and clinical trials will also result in less day-to-day control over the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any preclinical studies or clinical trials with which such CROs are associated with may be extended, delayed or terminated. In such cases, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates in the subject indication could be harmed, our costs could increase and our ability to generate revenue could be delayed.

We currently rely on a single manufacturer for our clinical supply of our product candidates. In the event of a loss of this manufacturer, or a failure by such manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all. In addition, third-party manufacturers and any third-party collaborators may be unable to successfully scale-up manufacturing of our current or future product candidates in sufficient quality and quantity, which would delay or prevent us from developing our product candidates and commercializing approved products, if any.

We do not have any manufacturing facilities at the present time. We currently rely on third-party manufacturers, including Lonza Sales AG (“Lonza”) as a single source supplier, for the manufacture and supply of our materials for preclinical studies, and expect to continue to do so for future clinical testing and for commercial supply of JSP191 and any other product candidates that we may develop and for which we or our collaborators obtain marketing approval. Our agreement with Lonza includes certain limitations on our ability to enter into supply arrangements with any other supplier without Lonza’s consent. In addition, Lonza has the right to increase the prices it charges us for certain supplies depending on a number of factors, some of which are outside of our control. We may be unable to maintain or establish any agreements with third-party manufacturers or suppliers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers or suppliers, reliance on third-party manufacturers entails additional risks, including:

•        the possible breach of the manufacturing or supply agreement by the third party;

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

•        reliance on the third party for regulatory compliance, quality assurance, safety and pharmacovigilance and related reporting.

In addition, pursuant to our Exclusive License Agreement with Amgen Inc., Lonza Biologics, Inc. has been engaged to manufacture JSP191 for us. The agreement provides that in the event we wish to change the manufacturer of JSP191 to a different party, we must obtain Amgen Inc.’s prior consent. As a result, our ability to obtain any alternative supplier of JSP191 may be further limited.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers or suppliers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocations, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and harm our business, financial condition, results of operations and prospects.

Our product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidates, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

Any performance failure on the part of our existing or future manufacturers or suppliers, or any decision by a manufacturer or supplier to remove our products from the market or restrict access to our products, could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant or guaranteed supply for many of the materials we currently use in our clinical trials or preclinical studies, and we may have difficulty or be unable to establish alternative sources of these materials.

We may enter into collaborations with third parties for the research, development and commercialization of certain product candidates we may develop. If any such collaborations are not successful, we may not be able to capitalize on the market potential of those product candidates.

We may seek third-party collaborators for the research, development and commercialization of certain product candidates we may develop. If we enter into any such arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. We cannot predict the success of any collaboration that we enter into.

Collaborations involving our current or future product candidates or research programs pose numerous risks to us, including the following:

•        Collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities.

•        Collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing.

•        Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours.

•        Collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such products.

•        Collaborators may not properly obtain, maintain, enforce or defend our intellectual property or proprietary rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation.

•        Disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources.

•        We may lose certain valuable rights under circumstances identified in our collaborations, including if we undergo a change of control.

•        Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished or terminated.

If our collaborations do not result in the successful development and commercialization of product candidates, or if one of our collaborators terminates our agreement with us, we may not receive any future research funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our development of product candidates could be delayed, and we may need additional resources to develop product candidates. In addition, if one of our collaborators terminates its agreement with us, we may find it more difficult to find a suitable replacement collaborator or attract new collaborators, and our development programs may be delayed or the perception of us in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus apply to the activities of our collaborators.

These relationships, or those like them, may require us to incur non-recurring and other charges, increase our near-and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

If we are not able to establish collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our product development and research programs and the potential commercialization of JSP191 or any other product candidates we may develop will require substantial additional cash to fund expenses. For some of the product candidates we may develop, we may decide to collaborate with other pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We would face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, the EMA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us. We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay our development program or one or more of our other development programs, delay our potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to develop product candidates or bring them to market and generate product revenue.

Risks Related to Our Intellectual Property

We are highly dependent on intellectual property licensed from third parties, and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent on the patents, know-how and proprietary technology licensed from third parties for the development and, if approved, commercialization of JSP191. Any termination of these licenses, or a finding that such intellectual property lacks legal effect, could result in the loss of significant rights and could harm our ability to commercialize our current or future product candidates.

For example, we rely on our worldwide exclusive license agreement with Amgen Inc., whereby we license a patent portfolio from Amgen Inc. applicable to our targeted conditioning program that contains patent families directed to humanized C-kit antibody. We also rely on our license agreement with Stanford, whereby we license a patent portfolio applicable to our targeted conditioning and stem cell graft programs that contains patent families directed to immunodepletion of endogenous stem cell niche for engraftment.

Each of our license agreements with third parties impose certain obligations on us, including obligations to use diligent efforts to meet development thresholds and payment obligations. Non-compliance with such obligations may result in termination of the respective license agreement or in legal and financial consequences. If any of our licensors terminates its respective license agreement, we may not be able to develop or commercialize JSP191 or any other product candidates covered by these agreements. Termination of our license agreements or reduction or elimination of our rights under them may result in us having to negotiate a new or reinstated agreement, which may not be available to us on equally favorable terms, or at all, which may mean we are unable to develop, commercialize or sell the affected product candidate or may cause us to lose our rights under the agreement.

In addition, our licensors may make decisions in prosecuting, maintaining, enforcing and defending any licensed intellectual property rights that may not be in our best interest. Moreover, if our licensors take any action with respect to any licensed intellectual property rights, for example, any licensed patents or patent applications, that results in a successful challenge to the licensed intellectual property by a third party, such patents may be invalidated or held to be unenforceable, and we may lose our rights under such patents, which could materially harm our business.

Further, the agreements under which we currently license intellectual property from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Accordingly, disputes may arise between us and our licensors regarding intellectual property subject to a license agreement. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, or are insufficient to provide us with the necessary rights to use the intellectual property, we may be unable to successfully develop and commercialize the affected product candidates.

Our commercial success depends on our ability to obtain, maintain and protect our intellectual property and proprietary technology.

Our commercial success depends in large part on our ability to obtain, maintain and protect intellectual property rights through patents, trademarks and trade secrets in the United States and other countries with respect to our proprietary product candidates. If we do not adequately protect our intellectual property rights, competitors may be able to erode, negate or preempt any competitive advantage we may have, which could harm our business and ability to achieve profitability.

To protect our proprietary position, we own and have in-licensed certain intellectual property rights, including certain issued patents and patent applications, and have filed and may file provisional and non-provisional patent applications in the United States or abroad related to our product candidates that are important to our business. Provisional patent applications are not eligible to become issued patents until, among other things, we file a non-provisional patent application within 12 months of the filing of one or more of our related provisional patent applications. If we do not timely file non-provisional patent applications, we may lose our priority date with respect to our provisional patent applications and any patent protection on the inventions disclosed in our provisional patent applications. While we intend to timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage. Moreover, the patent application and approval process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patent application, prosecution, and enforcement processes are subject to numerous risks and uncertainties, and there can be no assurance that we, our licensors, or any of our future collaborators will be successful in protecting our product candidates by obtaining, defending, and/or asserting patent rights. These risks and uncertainties include the following:

•        the U.S. Patent and Trademark Office (the “USPTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;

•        patent applications may not result in any patents being issued;

•        patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•        our competitors, many of whom have substantially greater resources and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use, and sell our potential product candidates;

•        there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•        countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

In some instances, agreements through which we license intellectual property rights may not give us control over patent prosecution or maintenance, so that we may not be able to control which claims or arguments are presented, how claims are amended, and may not be able to secure, maintain or successfully enforce necessary or desirable patent protection from those patent rights. We cannot be certain that patent prosecution and maintenance activities by our licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents.

Moreover, some of our in-licensed patents and patent applications may be, and some of our future owned and licensed patents may be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us.

The patent protection we obtain for our product candidates may not be sufficient enough to provide us with any competitive advantage or our patents may be challenged.

Our owned and licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or may not prevent competitors from designing around our patent claims to circumvent our patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of our product candidates but falls outside the scope of our patent protection or license rights. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected, which would harm our business. Currently, a significant portion of our patents and patent applications are in-licensed, though similar risks would apply to any patents or patent applications that we now own or may own or in-license in the future.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If we or our partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our partners, collaborators, licensees or licensors, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

In addition, the determination of patent rights with respect to clinical compositions of matter and treatment methods commonly involves complex legal and factual questions, which are dependent upon the current legal and intellectual property context, extant legal precedent and interpretations of the law by individuals. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are characterized by uncertainty.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of foreign countries may not protect our rights to the same extent or in the same manner as the laws of the United States. For example, patent laws in various jurisdictions, including significant commercial markets such as Europe, restrict the patentability of methods of treatment of the human body more than U.S. law does. If these changes were to occur, they could have a material adverse effect on our ability to generate revenue.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first party to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first party to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. Similarly, we cannot be certain that parties from whom we do or may license or purchase patent rights were the first to make relevant claimed inventions, or were the first to file for patent protection for them. If third parties have filed prior patent applications on inventions claimed in our patents or applications that were filed on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such prior applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our owned and licensed patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it may be used to invalidate a patent, or may prevent a patent from issuing from a pending patent application. For example, such patent filings may be subject to a third-party submission of prior art to the USPTO, or to other patent offices around the world. Alternately or additionally, we may become involved in post-grant review procedures, oppositions, derivation proceedings, ex parte reexaminations, inter parties review, supplemental examinations, or interference proceedings or challenges in district court, in the United States or in various foreign patent offices, including both national and regional, challenging patents or patent applications in which we have rights, including patents on which we rely to protect our business. An adverse determination in any such challenges may result in loss of the patent or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, or in denial of the patent application or loss or reduction in the scope of one or more claims of the patent application, any of which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

Issued patents that we have or may obtain or license may not provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors may seek to market generic versions of any approved products or pursue similar strategies in the United States or other jurisdictions, in which they claim that patents owned or licensed by us are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Other parties have developed or may develop technologies that may be related to or competitive with our approach, and may have filed or may file patent applications and may have been issued or may be issued patents with claims that overlap or conflict with our patent applications, either by claiming the same materials, formulations or methods, or by claiming subject matter that could dominate our patent position. In addition, certain parts or all of the patent portfolios licensed to us are, or may be, licensed to third parties and such third parties may have or may obtain certain enforcement rights. If the scope of the patent protection we or our licensors obtain is not sufficiently broad, we may not be able to prevent others from developing and commercializing technology and products similar or identical to ours. The degree of patent protection we require to successfully compete in the marketplace may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our licensed patents have, or that any of our pending owned or licensed patent applications that mature into issued patents will include, claims with a scope sufficient to protect our product candidates or otherwise provide any competitive advantage, nor can we provide any assurance that our licenses will remain in force.

In addition, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

In addition to the protection afforded by patents, we rely upon trade secret protection, know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our contractors, collaborators, scientific advisors, employees and consultants and invention assignment agreements with our consultants and employees. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the contractors, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation. As a result, we could lose our trade secrets. Enforcing a claim against a third party that illegally obtained and is using our trade secrets, like patent litigation, is expensive and time-consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing or unwilling to protect trade secrets. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Moreover, our trade secrets could otherwise become known or be independently discovered by our competitors or other third parties. Competitors and other third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. Our company name and logo, as well as our product candidate names “JSP191” and “JSP502”, are not registered trademarks. If we seek to register any of our trademarks, during trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

We may not be successful in acquiring or in-licensing necessary rights to key technologies underlying JSP191 or any future product candidates we may develop.

We currently have rights to intellectual property, through licenses from third parties, to develop JSP191, and we expect to seek to expand our intellectual property footprint related to our product candidate pipeline in part by in-licensing the rights to key technologies. The future growth of our business will depend in part on our ability to in-license or otherwise acquire the rights to develop additional product candidates and technologies. Although we have succeeded in licensing technologies from third-party licensors, including Amgen Inc. and Stanford, in the past, we can give no assurance that we will be able to in-license or acquire the rights to other technologies relevant to our product candidates from third parties on acceptable terms or at all.

In order to market our product candidates, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. However, it may be unclear who owns the rights to intellectual property we wish to obtain, or we may be unable to secure such licenses or otherwise acquire or in-license intellectual property rights from third parties that we identify as necessary for product candidates we may develop and technology we employ. For example, we employ a range of genome engineering technologies that are owned by third parties in our preclinical studies, as well as to manufacture the supply of eHSCs or other cell therapies used for clinical trials and, if approved, for commercialization of our product candidates. We currently conduct our preclinical research and clinical trials under 35 U.S.C. § 271(e)(1), which provides a safe harbor from patent infringement for uses of patented technology reasonably related to the development and submission of information under a federal law which regulates the manufacture, use, or sale of drugs.

The licensing or acquisition of third-party intellectual property rights is a highly competitive area, and other companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. Such companies may have a competitive advantage over us, e.g., due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if we were able to obtain such a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our product candidates or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.

Third-party claims of intellectual property infringement, misappropriation or other violations may prevent or delay our product discovery and development efforts and have a material adverse effect on our business.

Our commercial success depends in part on us avoiding infringement, misappropriation and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Recently, under U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform will bring uncertainty to the possibility of challenge to our patents in the future. Numerous U.S.-and foreign-issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates, and third parties may allege they have patent rights encompassing our product candidates, technologies or methods. Third parties may assert that we are employing their proprietary technology without authorization and may file patent infringement claims or lawsuits against us, and if we are found to infringe such third-party patents, we may be required to pay damages, cease commercialization of the infringing technology or obtain a license from such third parties, which may not be available on commercially reasonable terms or at all.

There may be third-party patents with patent rights to materials, formulations, methods of manufacture or methods of treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Further, we or our licensors may fail to identify even those relevant third-party patents that have issued or may incorrectly interpret the relevance, scope or expiration of such patents. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or scope of a patent or a pending application may be incorrect. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, materials used in or formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our materials, formulations or methods, including without limitation, combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would involve a substantial diversion of employee resources from our business. We may not have sufficient resources to bring these actions to a successful conclusion, which may result in significant cost and may impede our inability to pursue any affected products or product candidates. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our Common Stock.

In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Some intellectual property that we have in-licensed may have been discovered through government-funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

Any of the intellectual property rights that we have licensed or may license in the future and that have been generated through the use of U.S. government funding are subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980 (“Bayh-Dole Act”). These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government would have the right to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any such intellectual property rights to a third party if it determines that:

•        adequate steps have not been taken to commercialize the invention;

•        government action is necessary to meet public health or safety needs; or

•        government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”).

The U.S. government also has the right to take title to such intellectual property rights if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. We cannot be certain that our current or future licensors will comply with the disclosure or reporting requirements of the Bayh-Dole Act at all times, or be able to rectify any lapse in compliance with these requirements.

In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our Common Stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings. Any of the foregoing may have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on our product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own drugs and may export otherwise infringing drugs to territories where we have patent protection, but enforcement rights are not as strong as those in the United States. These drugs may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension (PTE) and data exclusivity for JSP191 or any other product candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and conditions of any FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended; the extension cannot extend the total patent term beyond 14 years from approval; and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our competitive position, business, financial condition, results of operations, and prospects could be materially harmed.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who were previously employed at universities or other biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. We may also be subject to claims that patents and applications that we may file to protect inventions of our employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing would harm our business, financial condition, results of operations, and prospects.

Risks Related to Other Legal Compliance Matters

If any of our product candidates are approved, an unfavorable reimbursement determination in any of the major markets could have a negative impact on us. Further, an unfavorable change in such regimes (e.g., price controls) could have a negative impact on us.

The regulations that govern marketing approvals, pricing, and reimbursement for new medicines vary widely from country to country. In the U.S., recently enacted legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a medicine before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a medicine in a particular country, but then be subject to price regulations that delay our commercial launch of the medicine, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the medicine in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if any product candidates we may develop obtain marketing approval.

Our ability to commercialize any medicines successfully also will depend in part on the extent to which reimbursement for these medicines and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. For example, in May 2019, the Centers for Medicare & Medicaid Services (“CMS”) issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization for Medicare Party B drugs, beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019.

Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing. Some of these measures include price or patient reimbursement constraints, discounts, restrictions on certain product access, marketing cost disclosure and transparency measures, and, in some cases, measures designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. Also, increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any medicine that we commercialize and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining reimbursement for newly approved medicines, and coverage may be more limited than the purposes for which the medicine is approved by the FDA or similar regulatory authorities outside the U.S. Moreover, eligibility for reimbursement does not imply that any medicine will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new medicines, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the medicine and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost medicines and may be incorporated into existing payments for other services. Net prices for medicines may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of medicines from countries where they may be sold at lower prices than in the U.S. Any such reductions could negatively impact our net product sales, if any of our product candidates are ever approved.

Any product candidate for which we obtain marketing approval could be subject to restrictions or withdrawal from the market, and we may be subject to substantial penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our medicines, when and if any of them are approved.

The FDA and other regulatory agencies closely regulate the post approval marketing and promotion of medicines to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other regulatory agencies impose stringent restrictions on manufacturers’ communications regarding off label use, and if we do not market our medicines for their approved indications, we may be subject to enforcement action for off label marketing by the FDA and other federal and state enforcement agencies, including the Department of Justice. Violation of the Federal Food, Drug, and Cosmetic Act and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription products may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws.

In addition, later discovery of previously unknown problems with our medicines, third-party manufacturers, or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•        restrictions on such medicines, manufacturers, or manufacturing processes;

•        restrictions on the labeling or marketing of a medicine;

•        restrictions on the distribution or use of a medicine;

•        requirements to conduct post marketing clinical trials;

•        receipt of warning or untitled letters;

•        withdrawal of the medicines from the market;

•        refusal to approve pending applications or supplements to approved applications that we submit;

•        recall of medicines;

•        fines, restitution, or disgorgement of profits or revenue;

•        suspension or withdrawal of marketing approvals;

•        suspension of any ongoing clinical trials;

•        refusal to permit the import or export of our medicines;

•        product seizure; and

•        injunctions or the imposition of civil or criminal penalties.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize any product candidates we develop and adversely affect our business, financial condition, results of operations, and prospects.

Additionally, if any of our product candidates receives marketing approval, the FDA could require it to adopt a Risk Evaluation and Mitigation Strategy, to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to healthcare practitioners. Furthermore, if we or others later identify undesirable side effects caused by any of our product candidates, several potentially significant negative consequences could result, including:

•        regulatory authorities may suspend or withdraw approvals of such product candidate;

•        regulatory authorities may require additional warnings on the label;

•        we may be required to change the way such product candidate is administered or conduct additional clinical trials;

•        we could be sued and held liable for harm caused to patients; and

•        our reputation may suffer.

Our relationships with healthcare providers, including physicians, and third-party payors will be subject to applicable anti-kickback, fraud and abuse, anti-bribery and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research as well as market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, including certain laws and regulations applicable only if we have marketed products, include, but are not limited to, the following:

•        the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, in cash or in kind, to induce, or in return for, either the referral of an individual, for the purchase, lease, order or recommendation of any item, good, facility or service for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        federal false claims, including the False Claims Act that can be enforced through whistleblower actions, false statements and civil monetary penalties laws, which prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, or causing to be made, a false record or statement material to a false or fraudulent claim to get a false claim paid or to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•        the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, prohibits, among other things, executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false, fictitious, or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•        the federal Food, Drug, and Cosmetic Act, which among other things, strictly regulates drug marketing, prohibits manufacturers from marketing such products for off-label use and regulates the distribution of samples;

•        federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;

•        the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS within the U.S. Department of Health and Human Services, information related to payments or other transfers of value made during the previous year to physicians, (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, such obligations include payments and other transfers of value provided in the previous year to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Some state laws also require pharmaceutical companies to comply with specific compliance standards, restrict financial interactions between pharmaceutical companies and healthcare providers or require pharmaceutical companies to report information related to payments to health care providers or marketing expenditures. Certain state laws also require the reporting of information related to drug pricing. Further, certain state and local laws require the registration of pharmaceutical sales representatives.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Given the breadth of the laws and regulations and evolving government interpretations of the laws and regulations, governmental authorities may possibly conclude that our business practices, including certain of our advisory board arrangements with physicians, some of whom are compensated in the form of stock or stock options, may not comply with healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our business, financial condition, results of operations, and prospects.

The European Union has strict laws governing the provision of benefits or advantages to healthcare professionals in order to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products. Such laws and associated codes of practice set out the rules and requirements that the provision of hospitality, sponsorship, gifts and promotional items must meet before they can be accepted by healthcare professionals. The provision of benefits or advantages to healthcare professionals is also governed by the national anti-bribery laws of European Union Member States. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to healthcare professionals in certain European Union Member States may be publicly disclosed. Moreover, agreements with healthcare professionals often must be the subject of prior notification and approval by the healthcare professionals’ employer, his or her competent professional organization, and/or the regulatory authorities of the individual European Union Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct applicable in the European Union Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Healthcare and other reform legislation, may increase the difficulty and cost for us and any collaborators we may have to obtain marketing approval of and commercialize JSP191 and any other product candidates we may develop and affect the prices we, or they, may obtain.

In the United States and some foreign jurisdictions, there have been, and continue to be, ongoing efforts to implement legislative and regulatory changes regarding the healthcare system. Such changes could prevent or delay marketing approval of JSP191 and any other product candidates that we may develop, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Although we cannot predict what healthcare or other reform efforts will be successful, such efforts may result in more rigorous coverage criteria, in additional downward pressure on the price that we, or our future collaborators, may receive for any approved products or in other consequences that may adversely affect our ability to achieve or maintain profitability.

Within the United States, the federal government and individual states have aggressively pursued healthcare reform, as evidenced by the passing of the ACA and the ongoing efforts to modify or repeal that legislation. The ACA substantially changed the way healthcare is financed by both governmental and private insurers and contains a number of provisions that affect coverage and reimbursement of drug products and/or that could potentially reduce the demand for pharmaceutical products such as increasing drug rebates under state Medicaid programs for brand name prescription drugs and extending those rebates to Medicaid managed care and assessing a fee on manufacturers and importers of brand name prescription drugs reimbursed under certain government programs, including Medicare and Medicaid. Other aspects of healthcare reform, such as expanded government enforcement authority and heightened standards that could increase compliance-related costs, could also affect our business. There are, and may continue to be, judicial challenges, including review by the United States Supreme Court. We cannot predict the ultimate content, timing or effect of any changes to the ACA or other federal and state reform efforts. There is no assurance that federal or state healthcare reform will not adversely affect our future business and financial results, and we cannot predict how future federal or state legislative, judicial or administrative changes relating to healthcare reform will affect our business.

Federal and state governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, waivers from Medicaid drug rebate law requirements, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. The private sector has also sought to control healthcare costs by limiting coverage or reimbursement or requiring discounts and rebates on products. We are unable to predict what additional legislation, regulations or policies, if any, relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future or what effect such legislation, regulations or policies would have on our business. Any cost containment measures could significantly decrease the available coverage and the price we might establish for our potential products, which would have an adverse effect on our net revenues and operating results.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations for biological products will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval and decision-making processes may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

The prices of prescription pharmaceuticals in the United States and foreign jurisdictions are subject to considerable legislative and executive actions and could impact the prices we obtain for our products, if and when licensed.

The prices of prescription pharmaceuticals have also been the subject of considerable discussion in the United States. To date, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for products. To those ends, President Trump issued several executive orders intended to lower the costs of prescription drug products. Certain of these orders are reflected in recently promulgated regulations, including an interim final rule implementing President Trump’s most favored nation model, but such final rule is currently subject to a nationwide preliminary injunction. It remains to be seen whether these orders and resulting regulations will remain in force during the Biden Administration. Further, on September 24, 2020, the Trump Administration finalized a rulemaking allowing states or certain other non-federal government entities to submit importation program proposals to the FDA for review and approval. Applicants are required to demonstrate that their importation plans pose no additional risk to public health and safety and will result in significant cost savings for consumers. The FDA has issued draft guidance that would allow manufacturers to import their own FDA-approved drugs that are authorized for sale in other countries (multi-market approved products).

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care organizations and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

In the European Union, similar political, economic and regulatory developments may affect our ability to profitably commercialize our product candidates, if approved. In markets outside of the United States and the European Union, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, consultants and commercial partners, and, if we commence clinical trials, our principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA, the EMA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain product candidates outside of the United States and require us to develop and implement costly compliance programs.

We may be subject to numerous laws and regulations in each jurisdiction outside of the United States in which we may operate. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The Foreign Corrupt Practices Act (the “FCPA”), prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Similarly, the U.K. Bribery Act 2010 has extra-territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Our expansion outside of the United States has required, and will continue to require, us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing or selling certain product candidates outside of the United States, which could limit our growth potential and increase our development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices would have a negative impact on our operations and harm our reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to us or inhibit our ability to collect and process data globally, and the failure to comply with such requirements could subject us to significant fines and penalties, which may have a material adverse effect on our business, financial condition and results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer, and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy frameworks with which we must comply. For example, the collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the EU General Data Protection Regulation (the “GDPR”), which took effect across all member states of the European Economic Area (the “EEA”) in May 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR increases our obligations with respect to clinical trials conducted in the EEA by expanding the definition of personal data to include coded data and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, the GDPR imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and, as a result, increases the scrutiny that clinical trial sites located in the EEA should apply to transfers of personal data from such sites to countries that are considered to lack an adequate level of data protection, such as the United States. The GDPR also permits data protection authorities to require destruction of improperly gathered or used personal information and/or impose substantial fines for violations of the GDPR, which can be up to four percent of global revenues or 20 million Euros, whichever is greater, and it also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

Similar actions are either in place or under way in the United States. There are a broad variety of data protection laws that are applicable to our activities, and a wide range of enforcement agencies at both the state and federal levels that can review companies for privacy and data security concerns based on general consumer protection laws. The Federal Trade Commission and state Attorneys General all are aggressive in reviewing privacy and data security protections for consumers. New laws also are being considered at both the state and federal levels. For example, the California Consumer Privacy Act — which went into effect on January 1, 2020 — is creating similar risks and obligations as those created by the GDPR, though the California Consumer Privacy Act does exempt certain information collected as part of a clinical trial subject to the Federal Policy for the Protection of Human Subjects (the Common Rule). In March 2020, the California State Attorney General proposed varying versions of companion draft regulations which are not yet finalized. Despite the delay in adopting regulations, the California State Attorney General commenced enforcement actions against violators beginning July 1, 2020. In addition, a new California privacy law, the California Privacy Rights Act (the “CPRA”) was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Further, a new Virginia privacy law, Virginia Consumer Data Protection Act, or VCDPA, was signed into law on March 2, 2021 and is also scheduled to take effect on January 1, 2023, and the Colorado Privacy Act, or CPA, will take effect on July 1, 2023. The VCDPA and CPA will impose many similar obligations regarding the processing and storing of personal information as the California Consumer Privacy Act and the CPRA. Many other states are considering similar legislation. A broad range of legislative measures also have been introduced at the federal level. Accordingly, failure to comply with federal and state laws (both those currently in effect and future legislation) regarding privacy and security of personal information could expose us to fines and penalties under such laws. There also is the threat of consumer class actions related to these laws and the overall protection of personal data. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our reputation and business.

Given the breadth and depth of changes in data protection obligations, preparing for and complying with these requirements is rigorous and time intensive and requires significant resources and a review of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data collected in the European Union. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from our clinical trials, could require us to change our business practices and put in place additional compliance mechanisms, may interrupt or delay our development, regulatory and commercialization activities and increase our cost of doing business, and could lead to government enforcement actions, private litigation and significant fines and penalties against us and could have a material adverse effect on our business, financial condition and results of operations.

We and our partners may be subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security, and changes in such laws, regulations, policies or how they are interpreted or changes in contractual obligations could adversely affect our business.

There are numerous U.S. federal and state data privacy and protection laws and regulations that apply to the collection, transmission, processing, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

If we are unable to properly protect the privacy and security of health-related information or other sensitive or confidential information in our possession, we could be found to have breached our contracts. Further, if we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face significant administrative, civil and criminal penalties. Enforcement activity can also result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents.

We are subject to recently enacted state laws in California that require gender and diversity quotas for boards of directors of public companies headquartered in California.

In September 2018, California enacted Senator Bill 826 (“SB 826”), which generally requires public companies with principal executive offices in California to have at least two female directors on its board of directors if the company has at least five directors, and at least three female directors on its board of directors if the company has at least six directors.

Additionally, on September 30, 2020, California enacted Assembly Bill 979 (“AB 979”), which generally requires public companies with principal executive offices in California to include specified numbers of directors from “underrepresented communities”. A director from an “underrepresented community” means a director who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual or transgender. By December 31, 2021, each public company with principal executive offices in California was required to have at least one director from an underrepresented community. By December 31, 2022, a public company with more than four but fewer than nine directors will be required to have a minimum of two directors from underrepresented communities, and a public company with nine or more directors will need to have a minimum of three directors from underrepresented communities.

We cannot assure that we can recruit, attract and/or retain qualified members of the board and meet gender and diversity quotas as required by with SB 826 or AB 979, and our Board does not currently satisfy the quota required under SB 826. A failure to comply with either SB 826 or AB 979 could result in fines from the California Secretary of State, with a $100,000 fine for the first violation and a $300,000 fine for each subsequent violation of either law, and our reputation may be adversely affected.

Risks Related to Employee Matters, Managing Growth and Information Technology

If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to continue developing and to identify and develop new or next generation product candidates will be impaired, which could result in delays in the development process, loss of market opportunities, make us less competitive and have a material adverse effect on our business, financial condition and results of operations.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, particularly our Chief Executive Officer, the members of our executive team, and key scientific and medical personnel employees. The loss of the services of any of our executive officers, key employees, and scientific and medical advisors, and our inability to find suitable replacements, could result in delays in product development and harm our business.

We conduct our operations at our facility in the San Francisco Bay Area. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. In addition, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy, which has impacted job market dynamics. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. Although we have employment agreements with our key employees, these agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We and our management have a limited track record as an operating company. Failures in the operational execution of the expected business plans may have a material impact on our commercial prospects. Further, if we are not able to attract and retain highly-qualified personnel, we may not be able to successfully implement our business strategy.

Our management team has worked together for only a limited period of time and has a limited track record of executing our business plan as a team. In addition, we have recently filled a number of positions in our finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business. These changes may cause speculation and uncertainty regarding our commercial prospects and may cause or result in:

•        disruption of our business or distraction of our employees and management;

•        difficulty in recruiting, hiring, motivating, and retaining talented and skilled personnel;

•        stock price volatility; and

•        difficulty in negotiating, maintaining, or consummating business or strategic relationships or transactions.

If we are unable to mitigate these risks or to attract and retain highly qualified personnel, our revenue, operating results and financial condition may be adversely impacted.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of December 31, 2021, we had 25 full-time employees. As our development, manufacturing and commercialization plans and strategies develop and we continue our operations as a public company, we expect to need and are actively recruiting additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing our internal development efforts effectively, including the clinical, FDA and international regulatory review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•        improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, or if we are not able to effectively build out new facilities to accommodate this expansion, we may not be able to successfully implement the tasks necessary for further development and commercialization of our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify; however, we may fail to correctly anticipate or quantify insurable risks; we may not be able to obtain appropriate insurance coverage; and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

Our internal computer systems, or those of our third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

Our internal computer systems and those of our current and any future third-party vendors, collaborators and other contractors or consultants are vulnerable to damage or interruption from computer viruses, computer hackers, malicious code, employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we seek to protect our information technology systems from system failure, accident and security breach, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If we were to experience a significant cybersecurity breach of our information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counter-parties and data subjects could be material. In addition, our remediation efforts may not be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

Although we take such steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. For example, we could be the target of phishing attacks seeking confidential information regarding our employees. Furthermore, while we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some health-related and other personal information or confidential information may be transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit health-related and other personal information or confidential information to us.

To the extent that we or these third parties are found to have violated such laws, rules or regulations or that any disruption or security breach were to result in a loss of, or damage to, us or our third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability including litigation exposure, penalties and fines, we could become the subject of regulatory action or investigation, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed. Any of the above could have a material adverse effect on our business, financial condition, results of operations or prospects.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years and especially in 2020 and 2021 due to the impacts of the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and share price and could require us to delay or abandon clinical development plans.

Risks Related to Ownership of Our Common Stock and Warrants

If our operations and performance do not meet the expectations of investors or securities analysts or for other reasons, the market price of our securities may decline.

Any of the factors listed below could have a negative impact on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        adverse regulatory decisions;

•        any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        the impacts of the ongoing COVID-19 pandemic and related restrictions;

•        the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our product candidates;

•        adverse results from, delays in or termination of clinical trials;

•        unanticipated serious safety concerns related to the use of our product candidates;

•        lower than expected market acceptance of our product candidates following approval for commercialization;

•        changes in financial estimates by us or by any securities analysts who might cover our stock;

•        changes in the market valuations of similar companies;

•        stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•        publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•        announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•        investors’ general perception of our business or management;

•        recruitment or departure of key personnel;

•        overall performance of the equity markets;

•        disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        proposed changes to healthcare laws in the U.S. or foreign jurisdictions, or speculation regarding such changes;

•        general political and economic conditions; and

•        other events or factors, many of which are beyond our control.

In addition, the stock market in general, Nasdaq and pharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our securities, regardless of our actual operating performance. In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

Insiders have substantial control over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

As of December 31, 2021, our directors and executive officers and their affiliates beneficially owned approximately 36.9% of the outstanding shares of our Common Stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of our company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit our other stockholders. This significant concentration of ownership may also adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. For information regarding the ownership of our outstanding stock by our executive officers, directors, and current beneficial owners of 5% or more of our voting securities and their respective affiliates, please see the section titled “Principal Stockholders.”

We will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we had not done previously. For example, we have adopted new charters for our board committees and adopted some new disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could negatively impact our business.

Absent an applicable exemption, we are required to provide a management’s attestation on internal controls over financial reporting, and we were not previously required to do this as a private company. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us when we were a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” as defined in Section 2(a)(19) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following November 22, 2024, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be; there may be a less active trading market for our securities; and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have opted to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If we cease to be an emerging growth company and do not qualify as a smaller reporting company, we will no longer be able to take advantage of certain exemptions from reporting discussed above, including not being able to take advantage of extended transition periods for the adoption of new or modified accounting standards, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act if we are no longer a non-accelerated filer at such time. We will incur additional expenses in connection with such compliance, and our management will need to devote additional time and effort to implement and comply with such requirements.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no or few analysts commence coverage of us, the trading price of our securities would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our securities, the price of our securities could decline. If one or more of these analysts cease to cover our securities, we could lose visibility in the market for our securities, which in turn could cause the price of our securities to decline.

Future sales, or the perception of future sales, by us or our stockholders in the public market, the issuance of rights to purchase our Common Stock, including pursuant to the Equity Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of our stockholders and cause the market price for our Common Stock to decline.

The sale of shares of our Common Stock, convertible securities or other equity securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, if we sell shares of our Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of our Common Stock.

Pursuant to the Equity Incentive Plan, which became effective on September 23, 2021, we are authorized to grant equity awards to our employees, directors and consultants. In addition, pursuant to the ESPP, which became effective on September 23, 2021, we are authorized to sell shares to our employees. A total of up to 4,400,000 and up to 550,000 shares of our Common Stock were initially reserved for future issuance under the Equity Incentive Plan and the ESPP, respectively. In addition, the Equity Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, in each case, beginning on January 1, 2022. On January 1, 2022, pursuant to the foregoing provisions, 1,514,204 and 378,551 shares of common stock were added to the shares reserved for future issuance under the Equity Incentive Plan and the ESPP, respectively. As a result of such annual increases, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall.

As of December 31, 2021, options to purchase an aggregate of 2,660,383 shares of our Common Stock were outstanding that were previously issued under the 2019 EIP. We assumed the 2019 Plan in connection with the Business Combination and no further awards will be granted under the 2019 EIP. However, shares of our Common Stock subject to outstanding awards granted under the 2019 EIP that (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are withheld or reacquired to satisfy the exercise, strike or purchase price or (c) are withheld or reacquired to satisfy a tax withholding obligation will also be added to the number of shares of our Common Stock available for issuance pursuant to the Equity Incentive Plan. As of December 31, 2021, a total of 22,480 shares of common stock had been added to the number of shares of our Common Stock available for issuance pursuant to the Equity Incentive Plan as a result of the cancellation of certain options previously granted under the 2019 EIP.

Pursuant to the Amended and Restated Registration Rights Agreement entered into in connection with the Business Combination, certain of our stockholders can demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of our other securities. We filed the registration statement of which this prospectus forms a part in order to satisfy the foregoing obligations. The registration of these securities permits the public sale of such securities, and contractual restrictions on the transfer of certain of these securities terminated on March 23, 2022. The presence of these additional shares of our Common Stock trading in the public market may have an adverse effect on the market price of our securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell shares of our Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of our Common Stock for a price greater than that which you paid for it.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our Amended and Restated Certificate of Incorporation contains provisions that could delay or prevent a change of control of us or changes in our Board that our stockholders might consider favorable. Some of these provisions include:

•        a board of directors divided into three classes serving staggered three-year terms, such that not all members of our Board will be elected at one time;

•        a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

•        a requirement that special meetings of stockholders be called only by the chairman of our Board, the chief executive officer, the president, or by a majority of the total number of authorized directors;

•        advance notice requirements for stockholder proposals and nominations for election to our Board;

•        a requirement that no member of our Board may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of our voting stock then entitled to vote in the election of directors;

•        a requirement of approval of not less than two-thirds of all outstanding shares of our voting stock to amend any bylaws by stockholder action or to amend specific provisions of our Amended and Restated Certificate of Incorporation; and

•        the authority of our Board to issue preferred stock on terms determined by our Board without stockholder approval and which preferred stock may include rights superior to the rights of the holders of our Common Stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for stockholders or potential acquirors to obtain control of our Board or initiate actions that are opposed by our then-current board of directors and could also delay or impede a merger, tender offer, or proxy contest involving us. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our Board could cause the market price of our Common Stock to decline. For more information, see the section titled “Description of our Securities.”

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees, arising out of or pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and Restated Certificate of Incorporation provides that the federal district courts of the United States of America shall be exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions, and the provisions may not be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions that are subject to these exclusive forum provisions, particularly if the stockholder does not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision contained in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could seriously harm our business.

Any exercise of the Public Warrants would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The Public Warrants became exercisable in accordance with the terms of the Warrant Agreement, dated November 19, 2019, between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “Warrant Agreement”) commencing on October 24, 2021. The exercise price of these Public Warrants is $11.50 per share. To the extent such Public Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Public Warrants may be exercised could adversely affect the prevailing market prices of our Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. See below risk factor, “The Public Warrants may never be in the money, and they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.”

The Public Warrants may never be in the money, they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash, shorten the exercise period, or decrease the number of shares of our Common Stock purchasable upon exercise of a Public Warrant.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrantholders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) accept the nominal redemption price that, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In addition, we may redeem your Public Warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants prior to redemption for a number of our Common Stock determined based on the redemption date and the fair market value of our Common Stock. The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

Market and Industry Data

Certain information contained in this prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this prospectus. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Use of Proceeds

We will receive no proceeds from the sale of the Resale Shares by the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Resale Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

We will receive up to an aggregate of approximately $57.5 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Public Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Public Warrants. There is no assurance that the holders of the Public Warrants will elect to exercise any or all of such Public Warrants. To the extent that the Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease.

Determination of Offering Price

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

The offering price of the shares of our Common Stock issuable upon exercise of the Public Warrants offered hereby is determined by reference to the exercise price of the Public Warrants of $11.50 per share. The Public Warrants are listed on the Nasdaq Capital Market under the symbol “JSPRW.”

Market Information for Securities and Dividend Policy

Market Information

Our Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “JSPR” and “JSPRW,” respectively. Prior to the consummation of the Business Combination, AMHC’s Class A Common Stock, units and warrants were listed on the Nasdaq Capital Market under the symbols “AMHCU,” “AMHC” and “AMHCW,” respectively. As of March 21, 2022, there were 38 holders of record of the Common Stock and one holder of record of our Public Warrants.

Dividend Policy

We have never declared or paid any dividends on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. We are also developing engineered hematopoietic stem cells (“eHSC”) product candidates reprogrammed using mRNA delivery and gene editing that have a competitive advantage over endogenous hematopoietic stem cells (“HSCs”) because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

Stem cell transplantation is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases, including cancers, genetic disorders and autoimmune diseases. A stem cell transplant procedure involves three main steps: (i) stem cells from the patient’s or donor’s bone marrow are collected; (ii) the patient’s bone marrow is cleared of any remaining stem cells in order to make space to receive new transplanted stem cells, which is known as conditioning; and (iii) the new stem cells are transplanted into the patient via infusion where they fasten to, or engraft in, the bone marrow and grow into the blood and immune cells that form the basis of reset and rebuilt blood and immune systems. Transplants are either allogeneic or autologous, depending on the source of the new stem cells for the transplant. In an allogeneic transplant, patients receive cells from a stem cell donor. In an autologous transplant, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, where cells are collected from the patient, edited to either enable a functioning gene or correct a defective gene, and then transplanted into the patient via infusion. Our programs span both allogeneic and gene therapy-based autologous transplants, with initial sponsored programs in JSP191 based on an allogeneic approach.

Currently, patients must receive highly toxic and potentially life-threatening conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Younger, fitter patients capable of surviving these toxic side effects are typically given myeloablative, or high-intensity, conditioning whereas older or less fit patients are typically given reduced intensity, but still toxic, conditioning which leads to less effective transplants. These toxicities include a range of acute and chronic effects to the gastrointestinal tract, kidneys, liver, lung, endocrine, and neurologic tissues. Depending upon the conditioning regimen, fitness of the patient, and compatibility between the donor and recipient, the risk of transplant-related mortality ranges from 10% to more than 50% in older patients. Less toxic ways to condition patients have been developed to enable transplant for older patients or those with major comorbidities, but these regimens risk less potent disease elimination and higher rates of disease relapse. Even though stem cell therapy can be one of the most powerful forms of disease cure, these limitations of non-targeted conditioning regimens have seen little innovation over the past decade.

Our lead product candidate, JSP191, is a monoclonal antibody designed to block a specific survival signal on stem cells and is in development as a highly targeted conditioning agent prior to stem cell therapy. We are developing JSP191 for severe combined immunodeficiency (“SCID”) for which we are currently conducting an open label Phase 1/2 clinical trial in two cohorts of SCID patients: patients with a history of a prior allogeneic transplant for SCID but with poor graft outcomes and newly diagnosed SCID patients. The primary endpoint in Phase 1 is to evaluate the safety and tolerability of JSP191. The two primary efficacy endpoints in Phase 2 are the proportion of subjects achieving adequate donor HSC engraftment and the proportion of subjects achieving naïve T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Based on preliminary results from our ongoing Phase 1/2 clinical trial, we believe JSP191 has demonstrated the ability as a single agent to enable engraftment of donor HSCs as determined by donor chimerism, or the percentage of bone marrow cells in the patient that are of donor origin after transplant. Six out of the first nine non-IL2RG patients with prior allogeneic transplant achieved donor engraftment, naïve donor T cell production and demonstrated clinical improvement. No JSP191 treatment-related serious adverse events (“SAEs”) have been reported to date and pharmacokinetics have been consistent with earlier studies in healthy volunteers. We expect to complete enrollment in this Phase 1/2 clinical trial by mid-2023.

The FDA has granted rare pediatric disease designation to JSP191 as a conditioning treatment for patients with SCID. In addition, the FDA granted orphan drug designation to JSP191 for conditioning treatment prior to hematopoietic stem cell transplantation.

We also are evaluating JSP191 in an open label Phase 1 clinical trial in patients with myelodysplastic syndrome (“MDS”) or acute myeloid leukemia (“AML”) that were transplant eligible but still had trace evidence of leukemic cells that can remain in a patient after chemotherapy, or minimal residual disease (“MRD”), as detected by cytogenetics, flow cytometry or next-generation sequencing. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. In the initial dose finding Phase 1a portion of this clinical trial, 0.6 mg/kg JSP191-based conditioning was well tolerated in all six MDS/AML patients as of December 31, 2021. Furthermore, it led to successful engraftment as demonstrated by sustained blood neutrophil count of >500 x 10^6 / L (Wolff 2002) in all six patients. Additionally, five of the six patients demonstrated elimination of all diseased cells at day 90 (MRD) by multiple methods of detection, a secondary endpoint of the clinical study. The next portion of the clinical trial, a Phase 1b dose expansion cohort has completed enrollment. Initial results from the first seventeen patients show that 0.6 mg/kg JSP191-based conditioning was well tolerated with all seventeen patients achieving successful engraftment. These initial results also show that twelve of fifteen Phase 1a and 1b patients with MRD at screening achieved clearance of MRD. No JSP191 related serious adverse events have been reported. As of reporting of these initial results, four patients have come off study, two due to relapse or disease progression, one due to late onset Grade 3 acute Graft vs Host Disease (GvHD) and one due to secondary graft failure. We expect to present additional data from this study in the first half of 2022.

We have entered into a clinical collaboration with Stanford University to study JSP191-based conditioning in patients with Fanconi anemia. This study is currently open for patient recruitment. We are also collaborating with the National Institutes of Health to conduct clinical trials of JSP191-based conditioning in patients with sickle cell disease (“SCD”), with chronic granulomatous disease and with GATA-2 mutated MDS. We believe that JSP191 may also be useful for conditioning in allogenic transplant for other diseases beyond which we are currently studying, including autoimmune diseases. We also believe that targeted JSP191-based conditioning may improve the efficacy and safety of gene therapies. We are working with Graphite Bio, Inc. (“Graphite Bio”) for gene therapy in patients with X-linked severe combined immunodeficiency (“X-SCID”) first as a non-clinical collaboration with an option to expand to clinical trials,as well as with Aruvant Sciences GmbH (“Aruvant Sciences”) for gene therapy in patients with SCD and with AVROBIO Inc. (“Avrobio”) for gene therapy in patients with Gaucher disease.

We plan to evaluate JSP191 as a therapeutic for certain patients with proliferative disorders of the hematopoietic stem cell. MDS is a heterogeneous disorder of the bone marrow which typically occurs in an older population and can progress to AML. The Revised International Prognostic Scoring System (“IPSS-R”) is a clinical assessment tool used to evaluate risk and prognosis of newly diagnosed patients. Patients with IPSS-R scores of low or very low are not typically referred to stem cell transplant due to the risk of transplant-related toxicities from current conditioning regiments, infection and GvHD outweighing the patient’s expected survival with drug therapies. These patients typically suffer from anemia, thrombocytopenia or neutropenia and are given drug therapies such as an erythropoiesis stimulating agent (“ESA”) to stimulate production of new cells to correct their blood deficiency. However, these agents do not target the diseased hematopoietic stem cell and patients who become refractory to ESA are dependent on routine blood transfusions, which is associated with poor survival. ESA-refractory low-risk MDS patients have few treatment options and are a clinical unmet need.

JSP191 and other anti-CD117 monoclonal antibodies have been shown to deplete normal and diseased MDS human hematopoietic stem cells in clinical and pre-clinical studies. In studies of non-human primates and healthy volunteers, administration of a single dose of JSP191 resulted in depletion of healthy hematopoietic stem cells followed by recovery in approximately six weeks. Additional recent clinical data in MDS patients undergoing stem cell transplant showed depletion of hematopoietic stem cells after administration of JSP191 alone. By depleting diseased and healthy hematopoietic stem cells, we believe that JSP191 may allow for preferential recovery of healthy hematopoietic stem cells and restoration of normal hematopoiesis. We intend to study JSP191 monotherapy in low-risk MDS patients with documented cytopenia who are refractory to ESA therapy.

Our eHSC platform is designed to overcome key limitations of stem cell transplant and stem cell gene therapy. By using mRNA delivery and/or gene editing, we believe we can reprogram donor or gene corrected stem cells to have a transient proliferative and survival advantage over the patient’s existing cells. We believe initial preclinical experiments by us demonstrate multiple different mRNAs can be used to improve engraftment of modified stem cells. One example are eHSCs that express certain variants of CXCR4 that may lead to improved stem cell homing and engraftment in the bone marrow. Another example includes expression of a modified stem cell factor receptor that can lead to cell line proliferation independent of stem cell factor (“SCF”) concentration, enabling our eHSCs to outcompete unmodified HSCs through better survival and engraftment. Also, since JSP191 only blocks signaling through the stem cell factor receptor, these eHSCs are not affected by JSP191 when used in combination. Other initial experiments have shown that mRNA can be used to express these receptor variants on the cell surface. We have also identified other potential receptor modifications that prevent the binding of JSP191 but retain the ability to bind SCF, therefore allowing the eHSCs to proliferate normally even in the presence of JSP191.

We intend to become a fully integrated discovery, development and commercial company in the field of hematopoietic stem cell therapy. We are developing our product candidates to be used individually or, in some cases, in combination with one another. As a result, we believe our pipeline could be tailored to the patient-specific disease so that a patient may receive more than one of our therapies as part of his or her individual allogeneic or gene-edited stem cell therapy. Our goal is to advance our product candidates through regulatory approval and bring them to the commercial market based on the data from our clinical trials and communications with regulatory agencies and payor communities. We expect to continue to advance our pipeline and innovate through our research platform.

We have an exclusive license agreement with Amgen Inc. (“Amgen”) for the development and commercialization of the JSP191 monoclonal antibody in all indications and territories worldwide. We also have an exclusive license agreement with Stanford for the right to use JSP191 in the clearance of stem cells prior to the transplantation of HSCs. We also entirely own the intellectual property for our eHSC platform, which has been internally developed.

AMHC was incorporated in the State of Delaware in August 2019. Legacy Jasper was incorporated in the State of Delaware in March 2018 and did not have any significant operations or research and development activities until November 2019, when it entered into a license agreement with Amgen for a license to certain patents and know-how related to Amgen’s proprietary monoclonal antibody known as AMG 191, which we later renamed as JSP191.

Since Legacy Jasper’s inception in March 2018, we have devoted substantially all of our resources to performing research and development, enabling manufacturing activities in support of our product development efforts, hiring personnel, acquiring and developing our technology and product candidates, performing business planning, establishing our intellectual property portfolio, raising capital and providing general and administrative support for these activities. We do not have any products approved for sale and have not generated any revenue from product sales. We expect to continue to incur significant and increasing expenses and substantial losses for the foreseeable future as we continue our development of and seek regulatory approvals for our product candidates and commercialize any approved products, seek to expand our product pipeline and invest in our organization. We expect to incur increased expenses associated with operating as a public company, including significant legal, audit, accounting, regulatory, tax-related, director and officer insurance, investor relations and other expenses.

We have incurred significant losses and negative cash flows from operations since our inception. During the years ended December 31, 2021 and 2020, we incurred net losses of $30.6 million and $31.7 million, respectively. We generated negative operating cash flows of $33.7 million and $18.3 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $67.5 million.

We had cash and cash equivalents of $84.7 million as of December 31, 2021. Given our recurring losses from operations and negative cash flows, and based on our current operating plan, these funds would not be sufficient to fund our operations in the foreseeable future and we will need to raise additional financing. As a result, we concluded that there is substantial doubt about our ability to continue as a going concern within one year after the issuance date of these consolidated financial statements. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure. We do not expect to generate any revenue from commercial product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. We may never achieve profitability, and unless we do and until then, we will need to continue to raise additional capital.

Our management plans to monitor expenses and raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially harm our business, financial condition and results of operations.

We expect our expenses will increase substantially in connection with our ongoing and planned activities, as we:

•        advance product candidates through preclinical studies and clinical trials;

•        procure the manufacture of supplies for our preclinical studies and clinical trials;

•        acquire, discover, validate, and develop additional product candidates;

•        attract, hire and retain additional personnel;

•        operate as a public company;

•        implement operational, financial and management systems;

•        pursue regulatory approval for any product candidates that successfully complete clinical trials;

•        establish a sales, marketing, and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval and related commercial manufacturing build-out; and

•        obtain, maintain, expand, and protect our portfolio of intellectual property rights.

We do not currently own or operate any manufacturing facility. We rely on contract manufacturing organizations (“CMOs”) to produce our drug candidates in accordance with the FDA’s current good manufacturing practices (“cGMP”) regulations for use in our clinical studies. Under our license agreement with Amgen, we received a substantial amount of drug product to support initiation of our planned clinical trials of JSP191. Since November 2019, we have entered into development and manufacturing agreements with Lonza Sales AG (“Lonza”) relating to the manufacturing of JSP191 drug substance and drug product and product quality testing. The facility of Lonza in Slough, United Kingdom is responsible for production and testing of drug substance. The facility of Lonza in Stein, Switzerland is responsible for production and testing of drug product. Labelling, packaging and storage of finished drug product is provided by PCI Pharma Services, in San Diego, California.

Given our stage of development, we do not yet have a marketing or sales organization or commercial infrastructure. Accordingly, if we obtain regulatory approval for any of our product candidates, we also expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from the sale of our product candidates, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

Business Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the global COVID-19 outbreak a pandemic. The global COVID-19 pandemic continues to evolve rapidly, including with respect to the spread of variants, and we will continue to monitor it closely. While our operations to date have not been significantly impacted by the COVID-19 pandemic, we cannot at this time predict the specific extent, duration, or full impact that the continuing COVID-19 pandemic will have on our business, financial condition and operations, including ongoing and planned clinical trials and clinical development timelines, particularly as we advance our product candidates to clinical development, the continued spread of COVID-19 and its variants, including Omicron, and the measures taken by the governmental authorities could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our clinical trials, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, impede testing, monitoring, data collection and analysis and other related activities. The COVID-19 pandemic could also potentially affect the business of the FDA or other regulatory authorities, which could result in delays in meetings related to our ongoing and planned clinical trials. We experienced slower than anticipated patient enrollment in our SCID clinical trial in 2020 due to reluctance of these immunocompromised patients to travel and undergo hospitalization during the pandemic. We may continue to experience interruptions to our clinical trials due to the COVID-19 pandemic. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the pandemic, its impact on our clinical trial enrollment, trial sites, contract research organizations (“CROs”), CMOs, and other third parties with whom we do business, its impact on regulatory authorities and our key scientific and management personnel, progress of vaccination and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, our business may be materially adversely affected.

Business Combination Agreement

On September 24, 2021 (the “Closing Date”), we consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement, dated as of May 5, 2021 (the “BCA”), by and among AMHC, Merger Sub, and Legacy Jasper. Pursuant to the terms of the BCA, on the Closing Date, (i) Merger Sub merged with and into Legacy Jasper (the “Merger”), with Legacy Jasper as the surviving company in the Merger, and, after giving effect to the Merger, Legacy Jasper became a wholly-owned subsidiary of AMHC and changed its name to “Jasper Tx Corp.”, and (ii) AMHC changed its name to “Jasper Therapeutics, Inc.”.

In addition, as previously disclosed, concurrently with the execution of the BCA, on May 5, 2021, AMHC entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and AMHC agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of AMHC’s Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the closing of the Business Combination.

In accordance with the BCA, at the closing of the Business Combination, each share of Legacy Jasper common stock and Legacy Jasper redeemable convertible preferred stock outstanding immediately prior to the closing was automatically cancelled, extinguished and converted into a number of shares of our Common Stock or, in certain circumstances, our non-voting common stock, based on Legacy Jasper’s equity value of $275.0 million divided by $10.00. The exchange ratio agreed between the parties was one-for-0.282378 share of our Common Stock for all Legacy Jasper stockholders, except for Amgen. Amgen’s 100 shares of Legacy Jasper Series A-2 redeemable convertible preferred stock were converted into 2,200,000 shares of our voting common stock, which represented 8% of the Legacy Jasper equity value, as per the terms of the letter agreement with Amgen. Each vested and unvested option to purchase shares of Legacy Jasper common stock outstanding at the closing was converted into a comparable option to purchase shares of our Common Stock, with the same terms after giving effect of the exchange ratio of one-for-0.282378. Each unvested award of restricted shares of Legacy Jasper common stock outstanding immediately prior to the closing was converted into a comparable right to receive restricted shares of our Common Stock, after giving effect to the same exchange ratio.

In connection with the Business Combination, immediately prior to the closing, (i) Amplitude Healthcare Holdings LLC (the “Sponsor”) forfeited 200,000 shares of AMHC’s Class B Common Stock, (ii) each share of AMHC’s Class B Common Stock outstanding was converted into one share of AMHC’s Class A Common Stock, and (iii) following such conversion, an aggregate of 13,037,901 shares of AMHC’s Class A Common Stock (inclusive of 10,000,000 shares AMHC’s Class A Common Stock that were issued to the PIPE Investors) was converted into an equivalent number of shares of our Common Stock. In accordance with the Sponsor Support Agreement among us, the Sponsor and Legacy Jasper, dated May 5, 2021 and amended on September 24, 2021, 1,050,000 shares of our Common Stock held by the Sponsor were placed in escrow (the “Earnout Shares”) and will be released as follows: (a) 250,000 Earnout Shares will be released if, during the period from and after September 24, 2021 until the September 24, 2024 (the “Earnout Period”), over any twenty trading days within any thirty-day consecutive trading day period, the volume-weighted average price of our Common Stock (the “Applicable VWAP”) is greater than or equal to $11.50, (b) 500,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $15.00, and (c) 300,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $18.00.

We also have outstanding Public Warrants to purchase 4,999,883 shares of our Common Stock, all of which were issued in connection with the Initial Public Offering, and entitle a holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. The Public Warrants are publicly traded and exercisable during the exercise period, which commenced on October 24, 2021 and ends on September 24, 2026, unless the Public Warrants are redeemed or we extend the exercise period.

We are authorized to issue 490,000,000 shares of voting common stock, 2,000,000 shares of non-voting common stock, and 10,000,000 shares of preferred stock, each with $0.0001 par value per share. There were 36,559,092 shares of voting common stock, 1,296,022 shares of non-voting common stock and no shares of preferred stock issued and outstanding as of December 31, 2021.

Refer to Note 3 in our consolidated financial statements included elsewhere in this prospectus for further details on the accounting for this transaction.

Amgen License Agreement

On November 21, 2019, we entered into a license agreement with Amgen (the “Amgen License Agreement”) pursuant to which we obtained an exclusive, sublicensable license for certain patents, data, and non-data know-how related to Amgen’s proprietary monoclonal antibody known as AMG191, as renamed to JSP191. Concurrently with the execution of the license agreement, Amgen assigned to us its rights and obligations under the Investigator Sponsored Research Agreement (“ISRA”) previously entered into in June 2013 between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) related to the clinical study of JSP191.

Under the ISRA, we received an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property related to the study of JSP191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). There are no other fees due under the ISRA. We exercised the Option in June 2020, and the definitive license with Stanford was executed in March 2021. Upon exercise of the Option, the $1.0 million option exercise fee was recognized as a research and development cost. In June 2020, we and Stanford agreed that the Investigational New Drug Application (“IND”) and control of the study related to this ISRA would be transferred to us. We paid $0.4 million related to the option exercise fee during each of the years ended December 31, 2021 and 2020. Unpaid option fees liability of $0.2 million is included in current liabilities as of December 31, 2021.

As consideration for the rights granted to us under the Amgen License Agreement, we issued Amgen 100 shares of Legacy Jasper’s Series A-2 redeemable convertible preferred stock in November 2019, the fair value of which was estimated at $0.9 million, which was recognized as a research and development expense in the same period. These shares were converted into 2,200,000 shares of voting common stock upon the closing of the Business Combination.

The Amgen License Agreement terminates on the 10-year anniversary of the date on which the exploitation of the licensed products is no longer covered by a valid claim under a licensed patent in such country. On a country-by-country basis, upon the expiration of the term in each country with respect to the licensed products, the licenses granted to us by Amgen become fully paid and non-exclusive. We and Amgen have the right to terminate the agreement for a material breach as specified in the agreement.

Stanford License Agreement

In March 2021, we entered into a license agreement with Stanford (the “Stanford License Agreement”) following the exercise of the Option in June 2020. We received a worldwide, exclusive license with a right to sublicense for JSP191 in the field of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated. Stanford transferred to us certain know-how and patents related to JSP191. Under the terms of the Stanford License Agreement, we agreed to use commercially reasonable efforts to develop, manufacture, and sell licensed product and to develop markets for a licensed product. In addition, we agreed to use commercially reasonable efforts to meet the milestones as specified in the agreement over the next six years and must notify Stanford in writing as each milestone is met.

We will pay annual license maintenance fees, beginning on the first anniversary of the effective date of the Stanford License Agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. We are also obligated to pay late stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. We will also pay low single-digit royalties on net sales of licensed products, if approved.

The Stanford License Agreement expires on a country-by-country basis on the last-to-expire valid claim of a licensed patent in such country. We may terminate the agreement by giving Stanford written notice at least 12 months in advance of the effective date of termination. We may also terminate the Stanford License Agreement solely with respect to any particular patent application or patent by giving Stanford written notice at least 60 days in advance of the effective date of termination. Stanford may terminate the Stanford License Agreement after 90 days written notice by Stanford, specifying a problem, including a delinquency on any report required pursuant to the agreement or any payment, missing a milestone or for a material breach, unless we remediate the problem in that 90-day period.

Other collaboration and clinical trial agreements

Collaboration with Stanford University

Effective September 2020, we entered into a sponsored research agreement with Stanford, pursuant to which Stanford will execute a Phase 1/2 clinical trial utilizing JSP191 to treat Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital. As consideration for the services performed by Stanford under this agreement, we will pay Stanford a total of $0.9 million over approximately three years upon the achievement of the first development and clinical milestone, including FDA filings and patients’ enrollment. As of December 31, 2020, we accrued $0.3 million related to the achievement of the first milestone under this agreement, which was paid in February 2021. In February 2022, the second milestone was achieved, and we accrued an additional $0.3 million. The third milestone is based on the progress of the clinical trials and will be recognized when achieved.

We have other collaboration and clinical trial agreements, including with Zai Lab Limited, Graphite Bio, Aruvant Sciences and Avrobio, to study JSP191 as targeted, non-toxic conditioning for investigational gene therapies. These collaborations are non-exclusive, and we have agreed with these collaborators to provide materials to use by the collaborators in their products’ development studies and clinical studies. We also have a clinical trial agreement with the National Cancer Institute (“NCI”) for the clinical development of JSP191 for the treatment of GATA2 deficiency, whereby NCI will perform the preclinical studies and submit an IND for this indication to the FDA, and we will provide materials to use in such studies.

We have also entered into clinical trial agreements with the National Heart, Lung, and Blood Institute (“NHLBI”) and the National Institute of Allergy and Infectious Diseases (“NIAID”), pursuant to which NHLBI and NIAID will serve as the IND sponsors of a Phase 1/2 clinical trial to evaluate JSP191 as a targeted, non-toxic conditioning regimen prior to allogeneic transplant for SCD and for chronic granulomatous disease, respectively. Each party incurs its own costs under these agreements.

In August 2021, we entered into a clinical trial agreement with the National Cancer Institute (“NCI”) for the clinical development of JSP191 for the treatment of GATA2 deficiency. NCI will perform the preclinical studies and submit an IND for this indication to the FDA. We will provide materials to use in such studies.

Components of Results of Operations

Operating Expenses

Research and Development

The largest component of our total operating expenses since our inception has been research and development activities, including the preclinical and clinical development of our product candidates. Research and development expenses consist primarily of compensation and benefits for research and development employees, including stock-based compensation; expenses incurred under agreements with CROs and investigative sites that conduct preclinical and clinical studies; the costs of acquiring and manufacturing clinical study materials and other supplies; payments under licensing and research and development agreements; other outside services and consulting costs; and facilities, information technology and overhead expenses. Research and development costs are expensed as incurred.

External research and development costs include:

•        costs incurred under agreements with third-party CROs, CMOs and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates;

•        costs associated with acquiring technology and intellectual property licenses that have no alternative future uses;

•        consulting fees associated with our research and development activities; and

•        other costs associated with our research and development programs, including laboratory materials and supplies.

Internal research and development costs include:

•        employee-related costs, including salaries, benefits and stock-based compensation expense for our research and development personnel; and

•        other expenses and allocated overheads incurred in connection with our research and development programs.

We expect our research and development expenses to increase substantially for the foreseeable future as we advance our product candidates into and through preclinical studies and clinical trials, pursue regulatory approval of our product candidates and expand our pipeline of product candidates. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time-consuming. The actual probability of success for our product candidates may be affected by a variety of factors, including the safety and efficacy of our product candidates, early clinical data, investment in our clinical programs, competition, manufacturing capability and commercial viability. We may never succeed in achieving regulatory approval for any of our product candidates. As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of our product candidates, if approved.

Our future research and development costs may vary significantly based on factors, such as:

•        the scope, rate of progress, expense and results of our discovery and preclinical development activities;

•        the costs and timing of our chemistry, manufacturing and controls activities, including fulfilling cGMP-related standards and compliance, and identifying and qualifying suppliers;

•        per patient clinical trial costs;

•        the number of trials required for approval;

•        the number of sites included in our clinical trials;

•        the countries in which the trials are conducted;

•        delays in adding a sufficient number of trial sites and recruiting suitable patients to participate in our clinical trials;

•        the number of patients that participate in the trials;

•        the number of doses that patients receive;

•        patient drop-out or discontinuation rates;

•        potential additional safety monitoring requested by regulatory agencies;

•        the duration of patient participation in the trials and follow up;

•        the cost and timing of manufacturing our product candidates;

•        the phase of development of our product candidates;

•        the efficacy and safety profile of our product candidates;

•        the timing, receipt, and terms of any approvals from applicable regulatory authorities, including the FDA and non-U.S. regulators;

•        maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates;

•        significant and changing government regulation and regulatory guidance;

•        changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

•        the extent to which we establish additional strategic collaborations or other arrangements; and

•        the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment.

General and Administrative

General and administrative expenses consist primarily of personnel costs and expenses, including salaries, employee benefits, stock-based compensation for our executive and other administrative personnel; legal services, including relating to intellectual property and corporate matters; accounting, auditing, consulting and tax services; insurance; and facility and other allocated costs not otherwise included in research and development expenses. We expect our general and administrative expenses to increase substantially for the foreseeable future as we anticipate an increase in our personnel headcount to support expansion of research and development activities, as well as to support our operations generally. We also expect an increase in expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable Nasdaq and SEC requirements; additional director and officer insurance costs; and investor and public relations costs.

Other Income (Expense), Net

Other income (expense), net includes foreign currency transactions gains and losses, interest income, changes in the fair value of our derivative tranche liabilities, which were settled in February 2021, changes in the fair value of common stock warrant liability and earnout liability, which were recorded at the closing of the Business Combination. These financial instruments were classified as liabilities in our consolidated balance sheets and re-measured at each reporting period end until they are exercised, settled or have expired.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,		Change $	Change %
	2021	2020
Operating expenses
Research and development	$25,421	$15,883	$9,538	60
General and administrative	11,412	4,800	6,612	138
Total operating expenses	36,833	20,683	16,150	78
Loss from operations	(36,833)	(20,683)	(16,150)	78
Change in fair value of earnout liability	9,277	—	9,277	100
Change in fair value of derivative liability	(3,501)	(10,875)	7,374	(68)
Change in fair value of common stock warrant liability	500	—	500	100
Other expense, net	(80)	(111)	31	(28)
Total other income (expense), net	6,196	(10,986)	17,182	(156)
Net loss and comprehensive loss	$(30,637)	$(31,669)	$1,032	(3)

Research and Development Expenses

The following table summarizes our research and development expenses for the periods indicated (in thousands):

	Year Ended December 31,		Change $	Change %
	2021	2020
External costs:
CRO, CMO and other third-party preclinical studies and clinical trials	$15,271	$8,791	$6,480	74
Consulting costs	3,205	2,776	429	15
Technology and intellectual property license and option	—	1,013	(1,013)	(100)
Other research and development costs, including laboratory materials and supplies	479	460	19	4

Internal costs:
Personnel-related costs	5,339	2,843	2,496	88
Facilities and overhead costs	1,127	—	1,127	100
Total research and development expense:	$25,421	$15,883	$9,538	60

Research and development expenses increased by $9.5 million, from $15.9 million for the year ended December 31, 2020 to $25.4 million for the year ended December 31, 2021.

External CRO, CMO and other third-party preclinical studies and clinical trials expenses increased by $6.5 million, from $8.8 million for the year ended December 31, 2020 to $15.3 million for the year ended December 31, 2021. The increase is primarily related to an increase in our CRO expenses related to ongoing SCID and MDS/AML clinical trials and increased CMO product development and manufacturing expenses. Expenses related to professional consulting services increased by $0.4 million, from $2.8 million to $3.2 million for the years ended December 31, 2020 and 2021, respectively. The increase related to external consulting incurred to supplement our research and development personnel. Technology and intellectual property license and option expenses of $1.0 million for the year ended December 30, 2020 related to the option exercised under the ISRA with Stanford in June 2020. We did not incur any license expenses in the 2021 period. Other external research and development costs were $0.5 million for each of the years ended December 31, 2021 and 2020 and include purchases of laboratory materials and supplies, shipping, packaging and labeling and other miscellaneous costs.

Our external costs by program for the years ended December 31, 2021 and 2020 were as follows (in thousands):

	Year Ended December 31,
	2021	2020
JSP191 platform	$11,035	$8,910
MDS/AML clinical trial	3,829	1,723
SCID clinical trial	2,840	2,094
Other	1,251	313
Total external costs	$18,955	$13,040

Employee payroll and related expenses increased by $2.5 million, from $2.8 million for the year ended December 31, 2020 to $5.3 million for the year ended December 31, 2021, as a result of hiring 9 additional employees in our research and development organization. Stock-based compensation expenses increased by $0.3 million, from $0.3 million for the year ended December 31, 2020 to $0.6 million for the year ended December 31, 2021. Facilities and overheads include common facilities, human resources and information technology related expenses allocated to research and development.

General and Administrative Expense

General and administrative expenses increased by $6.6 million, from $4.8 million for the year ended December 31, 2020, to $11.4 million for the year ended December 31, 2021. Employee payroll and related expenses increased by $0.6 million, from $1.7 million for the year ended December 31, 2020 to $2.3 million for the year ended December 31, 2021, as a result of continued hiring of executives and administrative employees. Expenses related to professional consulting services increased by $4.0 million, from $2.4 million for the year ended December 31, 2020 to $6.4 million for the year ended December 31, 2021 due to significant consulting, legal, audit and accounting services incurred in connection with our increased operating activities and the closing of the Business Combination during the 2021 period as compared to the 2020 period. Rent expense increased by $0.5 million for the year ended December 31, 2021, as compared to rent expense for year ended December 31, 2020. Other expenses, including insurance, office supplies, subscriptions and other miscellaneous expenses, increased by $1.5 million for the year ended December 31, 2021 as compared to expenses for the year ended December 31, 2020, as we continued expanding our operations to support our business strategy and product development.

Other Income (Expense), Net

Total other income (expense), net increased by $17.2 million, from $10.9 million net expense for the year ended December 31, 2020 to $6.2 million net income for the year ended December 31, 2021.

We recognized other expense related to the increase in the fair value of our derivative liability of $3.5 million for the year ended December 31, 2021 as compared to an increase of $10.9 million for the year ended December 31, 2020. This derivative liability was an obligation to issue additional Series A-1 redeemable convertible preferred shares in two tranches, which was recorded at fair value and re-measured at each reporting period until it was settled. We settled the first tranche liability in October 2020 and the second tranche liability in February 2021. After that, we ceased to have any such outstanding derivative liability. This derivative liability was measured using the option pricing method by estimating the fair value using the Black-Scholes model. The significant inputs used in the Black-Scholes model include the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche would be settled.

As of December 31, 2021, we have outstanding warrants to purchase an aggregate of 4,999,883 shares of our Common Stock, which were recognized upon the closing of the Business Combination on September 24, 2021. The warrants were concluded to be derivative financial instruments and are measured at fair value at each reporting period end until these are exercised, have expired or are redeemed. These warrants are publicly traded, and the fair value is estimated using the closing price of a warrant at the period end. We recognized $0.5 million of other income related to the decrease in the fair value of the common stock warrants for the year ended December 31, 2021.

Upon the closing of the Business Combination on September 24, 2021, we recognized earnout liability related to the Earnout Shares placed in escrow. These shares will be released from escrow upon achieving agreed upon common stock price targets within the specified period. This liability is recorded at fair value using Monte Carlo simulation model and is re-measured at each period end until shares are released or forfeited. The significant inputs used in the Monte Carlo model include the expected volatility of our Common Stock and the expected term when shares will be released. We recognized $9.3 million of other income related to the decrease in the fair value of the earnout liability for the year ended December 31, 2021, primarily as a result of the decrease in our Common Stock price, which decreased the estimated liability related to the earnout provision.

Liquidity and Capital Resources

Prior to the closing of the Business Combination, we funded our operations primarily from the issuance of redeemable convertible preferred stock shares and the issuance of convertible promissory notes. We received net cash proceeds of $95.3 million at the closing of the Business Combination, which includes the remaining cash in our trust account after redemptions and the payment of the closing costs and $100.0 million received from the PIPE Investors. As of December 31, 2021, we had $84.7 million of cash and cash equivalents.

Future Funding Requirements

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. We anticipate that we will continue to incur significant expenses for the foreseeable future as we continue to advance our product candidates, expand our corporate infrastructure, operate as a public company, further our research and development initiatives for our product candidates, scale our laboratory and manufacturing operations, and incur marketing costs associated with potential commercialization. We are subject to all the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We have incurred significant losses and negative cash flows from operations since our inception. As of December 31, 2021, we had an accumulated deficit of $67.5 million. Given our recurring losses from operations and negative cash flows, and based on our current operating plan, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the issuance date of these consolidated financial statements. We expect to finance our future cash needs through public or private equity or debt financings, collaborations or a combination of these approaches. The sale of equity or convertible debt securities may result in dilution to our stockholders, and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our Common Stock. Debt financings may subject us to covenant limitations or restrictions on our ability to take specific actions, such as incurring additional debt or making capital expenditures. Our ability to raise additional funds may be adversely impacted by negative global economic conditions and any disruptions to and volatility in the credit and financial markets in the United States and worldwide that may result from the ongoing COVID-19 pandemic or other factors. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable or acceptable to us. If we are unable to obtain adequate financing when needed or on terms favorable or acceptable to us, we may be forced to delay, reduce the scope of or eliminate one or more of our research and development programs.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with CROs for clinical trials, with CMOs for clinical supplies manufacturing and with other vendors for preclinical studies, supplies and other services and products for operating purposes. These contracts generally provide for termination on notice or may have a potential termination fee if a purchase order is cancelled within a specified time, and therefore are cancelable contracts. We do not expect any such contracts terminations and do not have any non-cancellable obligations under these agreements as of December 31, 2021.

We have contractual obligations and commitments as described in Note 9, Commitments and Contingencies, within our consolidated financial statements included elsewhere in this prospectus.

Leases

In August 2020, we leased approximately 7,781 square feet of space for our headquarters in Redwood City, California. In January 2022, we amended our lease agreement and added 5,611 square feet, previously leased on a month-to-month basis, to our lease agreement. The lease expires in August 2026. We have an option to extend the term for an additional five years to August 2031. In addition to base rent, we pay our share of operating expenses and taxes. As of December 31, 2021, our rent commitments under the original lease agreement are $0.7 million within the next 12 months from December 31, 2021, and $2.7 million for the remainder of the lease term. We will pay additional monthly rent of $30,860 for the new space with a total commitment of $1.8 million.

Stanford Sponsored Research Agreement

Effective September 2020, we entered into a sponsored research agreement with Stanford for a research program related to the treatment of Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital (the “Research Project”) using JSP191. As consideration for the services performed by Stanford under this sponsored research agreement, we will pay Stanford a total of $0.9 million over approximately 3 years upon the achievement of development and clinical milestones, including FDA filings and patients’ enrollment. In February 2021, we paid $0.3 million related to the achievement of the first milestone under this agreement. In February 2022, the second milestone was achieved, and at that point we accrued an additional $0.3 million. The third milestone is based on the progress of the clinical trials and will be recognized when achieved.

Stanford License Agreement

In March 2021, we entered into the Stanford License Agreement, pursuant to which we are required to pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. We are also obligated to pay late-stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. We will also pay low single-digit royalties on net sales of licensed products. All products are in development as of December 31, 2021, and no such royalties were due as of such date and no milestones were achieved.

Our future financing requirements will depend on many factors, including:

•        the timing, scope, progress, results and costs of research and development, preclinical and non-clinical studies and clinical trials for our current and future product candidates;

•        the number, scope and duration of clinical trials required for regulatory approval of our current and future product candidates;

•        the outcome, timing and costs of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities for our product candidates, including any requirement to conduct additional studies or generate additional data beyond that which we currently expect would be required to support a marketing application;

•        the costs of manufacturing clinical and commercial supplies of our current and future product candidates;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•        any product liability or other lawsuits related to our product candidates;

•        the revenue, if any, received from commercial sales of any product candidates for which we may receive marketing approval;

•        our ability to establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from third-party and government payers;

•        the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing our patents or other intellectual property rights;

•        expenses incurred to attract, hire and retain skilled personnel;

•        the costs of operating as a public company; and

•        the impact of the COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

A change in the outcome of any of these or other variables could significantly change the costs and timing associated with the development of our product candidates. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such change.

Cash Flows

The following table summarizes our sources and uses of cash for the periods presented (in thousands):

	Year ended December 31,
	2021	2020
Net cash used in operating activities	$(33,678)	$(18,267)
Net cash used in investing activities	(2,428)	—
Net cash provided by financing activities	100,969	11,287
Net increase (decrease) in cash and cash equivalents and restricted cash	$64,863	$(6,980)

Cash Flows from Operating Activities

Net cash used in operating activities was $33.7 million and $18.3 million for the years ended December 2021 and 2020, respectively.

Cash used in operating activities in the year ended December 31, 2021 was primarily due to our net loss for the period of $30.6 million adjusted by non-cash net gain of $4.7 million and a net change of $1.6 million in our net operating assets and liabilities. The non-cash charges consisted of $6.3 million net gain related to the changes in fair value of a derivative liability, common stock warrant liability and the earnout liability, reduced by non-cash expenses, which included $1.0 million related to stock-based compensation expense, $0.4 million related to depreciation and amortization expense and $0.2 million related to non-cash lease expense. The changes in our net operating assets and liabilities were primarily due to an increase of $2.9 million in accounts payable due to the timing of payments to our vendors, an increase of $1.0 million in accrued expenses and other current liabilities and a decrease of $0.6 million in other receivables, partially offset by $2.2 million increase in prepaid expenses and other current assets, a $0.3 million increase in other non-current assets, a decrease in other non-current liabilities of $0.2 million and a decrease in operating lease liability of $0.1 million.

Cash used in operating activities in the year ended December 31, 2020 was primarily due to our net loss for the year of $31.7 million adjusted by non-cash charges of $12.1 million and a net change of $1.3 million in our net operating assets and liabilities. The non-cash charges consisted of $10.9 million related to changes in the fair value of the derivative tranche liabilities and $1.2 million related to stock-based compensation expense. The changes in our net operating assets and liabilities were primarily due to an increase of $1.2 million in accrued expenses and other current liabilities, an increase of $0.4 million in accounts payable, an increase of $0.3 million in other non-current assets, an increase of $0.2 million in other non-current liabilities, and an increase of $0.2 million in prepaid expenses, as we expanded our operations, started clinical trials and increased our research and development activities during 2020.

Cash Flows from Investing Activities

Cash used in investing activities for the year ended December 31, 2021 was $2.4 million, which primarily consisted of purchases of the lab equipment and leasehold improvements.

We did not have cash used in investing activities for the year ended December 31, 2020.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2021 was $101.0 million, which consisted of $95.3 million net cash proceeds received at the closing of the Business Combination, which included the PIPE Financing, $10.8 million net proceeds received in February 2021 upon the issuance of Series A-1 redeemable convertible preferred stock shares and $0.2 million of cash received from the exercise of stock options. Cash received was reduced by $5.3 million related to expenses paid by us related to the Business Combination.

Cash provided by financing activities for the year ended December 31, 2020 was $11.3 million, which consisted primarily of net proceeds from the issuance of Series A-1 redeemable convertible preferred stock shares upon the settlement of the first tranche liability.

Critical Accounting Policies and Significant Judgments and Estimates

Our critical accounting policies are disclosed in Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus.

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Accrued Research and Development Expenses

We have entered into various agreements with outsourced vendors, including CROs and CMOs. Research and development expenses are recognized as services are performed and as costs occur. We make significant judgments and estimates in determining the accrual balance in each reporting period. As actual costs become known, we adjust our accruals. Although we do not expect our estimates to be materially different than the actual amounts incurred, such estimates for the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any one period. Our accrual is dependent, in part, upon the receipt of timely and accurate reporting from CROs, CMOs, and other third-party vendors. Variations in the assumptions used to estimate accruals including, but not limited to, the number of patients enrolled, the rate of patient enrollment and the actual services performed, may vary from our estimates, resulting in adjustments to clinical trial expenses in future periods. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Contingent Earnout Liability

Upon the closing of the Business Combination, we recognized Earnout Shares placed in escrow as a contingent earnout liability. These contingently issuable shares are classified as a liability on the balance sheets and are subject to re-measurement at each balance sheet date and at the settlement date. Any change in fair value is recognized in the statements of operations and comprehensive loss.

We utilize the Monte Carlo simulation model, which uses a distribution of potential outcomes on a monthly basis over the earnout period prioritizing the most reliable information available. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones, including our current common stock price, expected volatility, risk-free rate and expected term. We determine expected stock volatility based on the historical volatility of the prices of shares of common stock of publicly traded peer companies. We estimate the risk-free interest rate by reference to the U.S. Treasury yield curve over the expected term. The expected term equals the remaining contractual term of the escrow, which ends on September 24, 2024. Common stock fair value equals the closing price of our Common Stock on the Nasdaq Capital Market at the valuation date. An increase or decrease in the common stock fair value and volatility assumptions will significantly increase or decrease the recorded liability, respectively.

At the closing of the Business Combination, the estimated fair value of the earnout liability was $15.0 million. As of December 31, 2021, we estimated the fair value of the contingent earnout liability to be $5.7 million. We recognized $9.3 million of other income related to the decrease in the fair value of the earnout liability for the year ended December 31, 2021, primarily as a result of the decrease in our Common Stock price, which decreased the estimated liability.

Derivative Tranche Liability

We determined that the obligation to issue additional shares of redeemable convertible preferred stock upon the occurrence of certain events, including a certain threshold number of patients being enrolled in clinical trials, or our Board’s consent, represents a freestanding financial instrument. The instrument is classified as a liability on the balance sheets and is subject to re-measurement at each balance sheet date and at the settlement date. Any change in fair value is recognized in the statements of operations and comprehensive loss.

We utilize the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value redeemable convertible preferred stock tranche liability. On a quarterly basis, we assess these assumptions and estimates as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement include the fair value of the preferred stock, the expected term when the tranche liability will be settled, expected volatility, risk-free interest rate and expected dividend yield.

We determine the fair value per share of the underlying preferred stock by taking into consideration our most recent sales of our preferred stock as well as additional factors that we deem relevant. We were a private company and lacked company-specific historical and implied volatility information of our stock. Therefore, we determined expected stock volatility based on the historical volatility of the prices of shares of common stock of publicly-traded peer companies. We estimate the risk-free interest rate by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the outstanding tranche liability. We have assumed a 0% dividend considering that our Board has no history of declaring dividends and does not intend to declare any.

As of December 31, 2020, we had outstanding tranche liability of $8.2 million. The tranche liability was settled in February 2021.

Stock-Based Compensation

We measure stock-based awards made to employees and non-employees based on the estimated fair values of the awards as of the grant dates using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield.

Expected Volatility — Expected volatility is estimated by studying the volatility of the prices of shares of common stock of comparable public companies for similar terms.

Expected Term — Expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero-coupon issued in effect at the time of grant for periods corresponding with the expected term of the option.

Expected Dividend — The Black-Scholes valuation model calls for a single expected dividend yield as an input. To date, we have not declared or paid any dividends.

We recognized stock-based compensation expense on a straight-line basis over the requisite service period, which is the period in which the related services are received. We account for forfeitures as they occur. The expense for stock-based awards with performance conditions is recognized when it is probable that a performance condition is met during the vesting period.

We recorded stock-based compensation expense of $1.0 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was $1.5 million of total unrecognized compensation expense, which we expect to recognize over a remaining weighted-average period of 2.6 years. We expect to continue to grant equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

Fair Value of Common Stock and Redeemable Convertible Preferred Stock

Prior to the closing of the Business Combination, we determined the fair value of our Common Stock and redeemable convertible preferred stock using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our management’s approach to estimate the fair value considered a number of objective and subjective factors, including: valuations of our Common Stock performed with the assistance of independent third-party valuation specialists; our stage of development and business strategy, including the status of research and development efforts and the material risks relating to the business and industry; our results of operations and financial position, including levels of available capital resources; the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; the lack of marketability of our Common Stock; the prices of convertible preferred shares sold to investors in arm’s length transactions; the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our Common Stock; and the likelihood of achieving a liquidity event for the holders of our common and redeemable convertible preferred stock, such as an initial public offering or a sale, given prevailing market conditions.

We do not have any outstanding redeemable convertible preferred stock after the closing of the Business Combination. We estimate the fair value of our Common Stock based on the closing quoted market price of our Common Stock as reported on the Nasdaq Capital Market.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made. As of December 31, 2021, we recorded a full valuation allowance on the deferred tax assets.

As of December 31, 2021, we had net operating loss carryforwards of approximately $53.1 million and $45.4 million available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The federal net operating loss carryforwards do not expire, and the state net operating loss carryforwards begin expiring in 2038. As of December 31, 2021, we had research and development credit carryforwards of approximately $1.3 million and $1.0 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal research and development credit carryforwards begin expiring in 2040, and the California credits carryforward indefinitely.

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes certain income tax provisions for individuals and corporations; however, these benefits do not impact our current tax provision.

Recently Issued Accounting Pronouncements

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents of $84.7 million as of December 31, 2021, which consisted of checking account and money market funds. Historical fluctuations in interest rates have not been significant for us, and we believe a hypothetical 10% change in interest rates during any of the periods presented would not have had a material effect on our consolidated financial statements included elsewhere in this prospectus. We had no outstanding debt as of December 31, 2021. To minimize risk in the future, we intend to maintain our portfolio of cash equivalents in institutional market funds that are composed of U.S. Treasury and U.S. Treasury-backed repurchase agreements or short-term U.S. Treasury securities.

Foreign Currency Exchange Risk

All of our employees are currently located in the United States; however, we do utilize certain vendors outside of the United States for our manufacturing of drug substances and clinical supplies. As such, our expenses are denominated in both U.S. dollars and foreign currencies. Therefore, our operations are and will continue to be subject to fluctuations in foreign currency exchange rates. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements, and we have not had a formal hedging program with respect to foreign currency. We believe a hypothetical 10% chance in exchange rates during any of the periods presented would not have a material effect on our consolidated financial statements included elsewhere in this prospectus.

JOBS Act

The JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a U.S. Securities Act of 1933, as amended, registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have opted to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following November 22, 2024, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Business

Overview

We are a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell therapy. We are focused on the development and commercialization of safer and more effective conditioning agents and stem cell engineering to allow for expanded use of stem cell transplantation and ex vivo gene therapy, a technique in which genetic manipulation of cells is performed outside of the body prior to transplantation.

Our drug development pipeline includes multiple product candidates designed to improve hematopoietic stem cell therapy. Our lead product candidate, JSP191, is in clinical development as a novel conditioning antibody that clears hematopoietic stem cells from bone marrow in patients prior to undergoing allogeneic stem cell therapy or stem cell gene therapy. We are also developing engineered hematopoietic stem cells (“eHSC”) product candidates reprogrammed using mRNA delivery and gene editing that have a competitive advantage over endogenous hematopoietic stem cells (“HSCs”) because they permit higher levels of engraftment without the need for toxic conditioning of the patient and with potentially lower risk of other serious complications seen with current stem cell transplants. We also plan to continue to expand our pipeline to include other novel stem cell therapies based on immune modulation, graft engineering or cell and gene therapies. Our goal is to expand the use of curative stem cell transplant and gene therapies for all patients, including children and the elderly.

Stem cell transplantation is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases, including cancers, genetic disorders and autoimmune diseases. A stem cell transplant procedure involves three main steps: (i) stem cells from the patient’s or donor’s bone marrow are collected; (ii) the patient’s bone marrow is cleared of any remaining stem cells in order to make space to receive new transplanted stem cells, which is known as conditioning; and (iii) the new stem cells are transplanted into the patient via infusion where they fasten to, or engraft in, the bone marrow and grow into the blood and immune cells that form the basis of reset and rebuilt blood and immune systems. Transplants are either allogeneic or autologous, depending on the source of the new stem cells for the transplant. In an allogeneic transplant, patients receive cells from a stem cell donor. In an autologous transplant, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, where cells are collected from the patient, edited to either enable a functioning gene or correct a defective gene, and then transplanted into the patient via infusion. Our programs span both allogeneic and gene therapy-based autologous transplants, with initial sponsored programs in JSP191 based on an allogeneic approach.

Currently, patients must receive highly toxic and potentially life-threatening conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Younger, fitter patients capable of surviving these toxic side effects are typically given myeloablative, or high-intensity, conditioning whereas older or less fit patients are typically given reduced intensity, but still toxic, conditioning which leads to less effective transplants. These toxicities include a range of acute and chronic effects to the gastrointestinal tract, kidneys, liver, lung, endocrine, and neurologic tissues. Depending upon the conditioning regimen, fitness of the patient, and compatibility between the donor and recipient, the risk of transplant-related mortality ranges from 10% to more than 50% in older patients. Less toxic ways to condition patients have been developed to enable transplant for older patients or those with major comorbidities, but these regimens risk less potent disease elimination and higher rates of disease relapse. Even though stem cell therapy can be one of the most powerful forms of disease cure, these limitations of non-targeted conditioning regimens have seen little innovation over the past decade.

Our lead product candidate, JSP191, is a monoclonal antibody designed to block a specific survival signal on stem cells and is in development as a highly targeted conditioning agent prior to stem cell therapy. We are developing JSP191 for severe combined immunodeficiency (“SCID”) for which we are currently conducting an open label Phase 1/2 clinical trial in two cohorts of SCID patients: patients with a history of a prior allogeneic transplant for SCID but with poor graft outcomes and newly diagnosed SCID patients. The primary endpoint in Phase 1 is to evaluate the safety and tolerability of JSP191. The two primary efficacy endpoints in Phase 2 are the proportion of subjects achieving adequate donor HSC engraftment and the proportion of subjects achieving naïve T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Based on preliminary results from our ongoing Phase 1/2 clinical trial, we believe JSP191 has demonstrated the ability as a single agent to enable engraftment of donor HSCs as determined by donor chimerism, or the percentage of bone marrow cells in the patient that are of donor origin after transplant. Six out of the first nine non-IL2RG patients with prior allogeneic transplant achieved donor engraftment, naïve donor T cell production and demonstrated clinical improvement. No JSP191 treatment-related serious adverse events (“SAEs”) have been reported to date and pharmacokinetics have been consistent with earlier studies in healthy volunteers. We expect to complete enrollment in this Phase 1/2 clinical trial by mid-2023.

The FDA has granted rare pediatric disease designation to JSP191 as a conditioning treatment for patients with SCID. In addition, the FDA granted orphan drug designation to JSP191 for conditioning treatment prior to hematopoietic stem cell transplantation.

We also are evaluating JSP191 in an open label Phase 1 clinical trial in patients with myelodysplastic syndrome (“MDS”) or acute myeloid leukemia (“AML”) that were transplant eligible but still had trace evidence of leukemic cells that can remain in a patient after chemotherapy, or minimal residual disease (“MRD”), as detected by cytogenetics, flow cytometry or next-generation sequencing. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. In the initial dose finding Phase 1a portion of this clinical trial, 0.6 mg/kg JSP191-based conditioning was well tolerated in all six MDS/AML patients as of December 31, 2021. Furthermore, it led to successful engraftment as demonstrated by sustained blood neutrophil count of >500 x 10^6 / L (Wolff 2002) in all six patients. Additionally, five of the six patients demonstrated elimination of all diseased cells at day 90 (MRD) by multiple methods of detection, a secondary endpoint of the clinical study. The next portion of the clinical trial, a Phase 1b dose expansion cohort has completed enrollment. Initial results from the first seventeen patients show that 0.6 mg/kg JSP191-based conditioning was well tolerated with all seventeen patients achieving successful engraftment. These initial results also show that twelve of fifteen Phase 1a and 1b patients with MRD at screening achieved clearance of MRD. No JSP191-related serious adverse events have been reported. As of reporting of these initial results, four patients have come off study, two due to relapse or disease progression, one due to late onset Grade 3 acute Graft vs Host Disease (“GvHD”) and one due to secondary graft failure. We expect to present additional data from this study in the first half of 2022.

We have entered into a clinical collaboration with Stanford University to study JSP191-based conditioning in patients with Fanconi anemia. This study is currently open for patient recruitment. We are also collaborating with the National Institutes of Health to conduct clinical trials of JSP191-based conditioning in patients with sickle cell disease (“SCD”), with chronic granulomatous disease and with GATA-2 mutated MDS. We believe that JSP191 may also be useful for conditioning in allogenic transplant for other diseases beyond which we are currently studying, including autoimmune diseases. We also believe that targeted JSP191-based conditioning may improve the efficacy and safety of gene therapies. We are also collaborating with corporate partners, including Graphite Bio, Inc. (“Graphite Bio”), Aruvant Sciences GmbH (“Aruvant Sciences”) and AVROBIO, Inc. (“Avrobio”) to study JSP191 as targeted, non-toxic conditioning for investigational gene therapies.

We plan to evaluate JSP191 as a therapeutic for certain patients with proliferative disorders of the hematopoietic stem cell. MDS is a heterogeneous disorder of the bone marrow which typically occurs in an older population and can progress to AML. The Revised International Prognostic Scoring System (“IPSS-R”) is a clinical assessment tool used to evaluate risk and prognosis of newly diagnosed patients. Patients with IPSS-R scores of low or very low are not typically referred to stem cell transplant due to the risk of transplant-related toxicities from current conditioning regiments, infection and GvHD outweighing the patient’s expected survival with drug therapies. These patients typically suffer from anemia, thrombocytopenia or neutropenia and are given drug therapies such as an erythropoiesis stimulating agent (“ESA”) to stimulate production of new cells to correct their blood deficiency. However, these agents do not target the diseased hematopoietic stem cell and patients who become refractory to ESA are dependent on routine blood transfusions, which is associated with poor survival. ESA-refractory low-risk MDS patients have few treatment options and are a clinical unmet need.

JSP191 and other anti-CD117 monoclonal antibodies have been shown to deplete normal and diseased MDS human hematopoietic stem cells in clinical and pre-clinical studies. In studies of non-human primates and healthy volunteers, administration of a single dose of JSP191 resulted in depletion of healthy hematopoietic stem cells followed by recovery in approximately six weeks. Additional recent clinical data in MDS patients undergoing stem cell transplant showed depletion of hematopoietic stem cells after administration of JSP191 alone. By depleting diseased and healthy hematopoietic stem cells, we believe that JSP191 may allow for preferential recovery of healthy hematopoietic stem cells and restoration of normal hematopoiesis. We intend to study JSP191 monotherapy in low-risk MDS patients with documented cytopenia who are refractory to ESA therapy.

Our eHSC platform is designed to overcome key limitations of stem cell transplant and stem cell gene therapy. By using mRNA delivery and/or gene editing, we believe we can reprogram donor or gene corrected stem cells to have a transient proliferative and survival advantage over the patient’s existing cells. We believe initial preclinical experiments by us demonstrate multiple different mRNAs can be used to improve engraftment of modified stem cells. One example are eHSCs that express certain variants of CXCR4 that may lead to improved stem cell homing and engraftment in the bone marrow. Another example includes expression of a modified stem cell factor receptor that can lead to cell line proliferation independent of stem cell factor (“SCF”) concentration, enabling our eHSCs to outcompete unmodified HSCs through better survival and engraftment. Also, since JSP191 only blocks signaling through the stem cell factor receptor, these eHSCs are not affected by JSP191 when used in combination. Other initial experiments have shown that mRNA can be used to express these receptor variants on the cell surface. We have also identified other potential receptor modifications that prevent the binding of JSP191 but retain the ability to bind SCF, therefore allowing the eHSCs to proliferate normally even in the presence of JSP191.

We intend to become a fully integrated discovery, development and commercial company in the field of hematopoietic stem cell therapy. We are developing our product candidates to be used individually or, in some cases, in combination with one another. As a result, we believe our pipeline could be tailored to the patient-specific disease so that a patient may receive more than one of our therapies as part of his or her individual allogeneic or gene-edited stem cell therapy. Our goal is to advance our product candidates through regulatory approval and bring them to the commercial market based on the data from our clinical trials and communications with regulatory agencies and payor communities. We expect to continue to advance our pipeline and innovate through our research platform.

We have an exclusive license agreement with Amgen Inc. (“Amgen”) for the development and commercialization of the JSP191 monoclonal antibody in all indications and territories worldwide. We also have an exclusive license agreement with Stanford for the right to use JSP191 in the clearance of stem cells prior to the transplantation of HSCs. We also entirely own the intellectual property for our eHSC platform, which has been internally developed.

Our Product Pipeline

We are developing a portfolio of novel product candidates that we believe have the potential to meaningfully improve stem cell therapy for patients with blood cancers, genetic diseases and autoimmune diseases. Additionally, we believe our product candidates have the potential to allow more patients with debilitating or life-threatening diseases to access a one-time, transformative blood and immune reset through transplant with better outcomes and reduced risk of toxicity and mortality versus current technologies. We are developing our product candidates so that they can be used individually or in combination with one another, such that patients may receive more than one of our therapies as part of their individual transplant journey. In addition to our first set of clinical product candidates, we are in the process of identifying several other potential candidates from our engineered hematopoietic stem cell platform.

The following chart summarizes the status and development plan for the product candidates in our pipeline. We own worldwide rights to each of our programs.

JSP191

We believe JSP191 is a unique, humanized, monoclonal antibody that targets the underlying biology of hematopoietic stem cells to potentially improve the efficacy and safety of hematopoietic stem cell transplantation. JSP191 is in clinical development as a conditioning agent to clear hematopoietic stem cells from the bone marrow prior to transplant. JSP191 binds to human CD117, a receptor for SCF, which is expressed on the surface of hematopoietic stem and progenitor cells. The interaction of SCF and CD117 is required for stem cells to survive. By blocking SCF from binding to CD117 and disrupting critical survival signals, JSP191 leads to the depletion of stem cells and creates an open space in the bone marrow for donor or gene-edited stem cells to engraft. JSP191 is in clinical development both as a single conditioning agent and in combination with existing conditioning agents depending on the need in a particular indication.

Engineered Hematopoietic Stem Cells

Our eHSCs are designed to overcome key limitations of allogeneic donor and autologous gene-edited stem cell transplants. By delivering mRNA or modifying DNA, leading to expression of a modified receptor or protein, we can reprogram donor or gene-edited stem cells to have a transient proliferative and survival advantage over the patient’s existing cells to permit higher levels of engraftment without the need for toxic conditioning of the patient. eHSCs have the potential to eliminate the need for donor T-cells, B-cells and NK-cells which are needed in unmodified donor HSC grafts to permit robust engraftment but can lead to GvHD, where the donor cells attack the patient’s tissues, resulting in the need for long-term immunosuppression therapies.

Our Strategy

Our goal is to bring curative allogeneic and autologous HSCT and gene therapy to more people by developing compounds that can make it safer and more effective. As part of our strategy, we aim to:

Build a leading HSCT biotechnology company to enable cures via immune modulation, graft engineering and cell and gene therapies.    We are bringing together a team of biotech veterans, leading academic institutions and a strong syndicate of healthcare-focused investors to achieve our vision of developing an improved end-to-end stem cell transplantation process and associated therapies, starting with safer and more effective conditioning agents and engineered stem cell therapies.

Continue to develop JSP191 as a novel, targeted pre-transplant conditioning agent enabling more efficacious and safer HSCT.    Starting with our lead product candidate, JSP191, we are advancing the field of HSCT to address effective and safe pre-transplant conditioning in hematologic monogenic and malignant disorders as well as in autoimmune disease and gene therapy. Our initial focus is on severe combined immunodeficiency, acute myeloid leukemia, myelodysplastic syndrome and autologous gene-edited stem cell transplants.

Advance our eHSC platform to overcome the limitations of current allogeneic and autologous gene-edited stem cell transplants.    We are developing enhanced stem cell therapies with transient proliferative advantages, which we believe may translate to superior efficacy and reduced GvHD compared to current standard of care therapies in allogenic and autologous gene therapy transplants.

Commercialize our product candidates to expand the use of effective and safe stem cell therapies for patients and physicians in our target markets.    If approved, we plan to bring our product candidates to the United States, European and Japanese markets, focusing on the top 50% of accredited transplant centers and hospital-based prescribers who administer approximately 80% of stem cell therapies. Our strong network and relationships with key stakeholders at these centers will enable a targeted and collaborative commercial approach.

Form and strengthen strategic collaborations with leading industry and academic organizations to further develop our pipeline, unlock the commercial potential of our portfolio and provide enabling technologies for gene therapy collaborators.    We intend to continue collaborations with our existing partners and enter new strategic partnerships to develop additional candidates, generate evidence, and commercialize new products in the field of stem cell therapy.

Our History and Team

Legacy Jasper was founded by Dr. Judith Shizuru, Professor of Medicine and Pediatrics at Stanford University, and Dr. Susan Prohaska, a Stanford-trained immunologist, stem cell biologist and drug developer, with the goal of bringing curative hematopoietic stem cell transplantation to more people by making it safer and more effective. We unite technologies from Stanford University and Amgen via expertise in stem cell transplantation, stem cell biology and drug development. Building on bone marrow niche-clearing technology from Stanford and with our lead compound JSP191, Dr. Shizuru initiated a clinical program funded by the California Institute for Regenerative Medicine (“CIRM”) to safely condition patients with SCID prior to hematopoietic cell transplantation.

We have assembled a management team of experienced biopharma industry veterans. With this leadership, we believe we are well positioned to achieve our vision of revolutionizing hematopoietic cell transplantation with safer conditioning regimens. Ron Martell, our Chief Executive Officer, is an experienced biopharma veteran who has extensive experience in cellular therapies and oncology drug development. Prior to joining Jasper, Mr. Martell served as the President and CEO of MorphImmune, Inc., a private platform company advancing a highly specific targeting technology that uses a ligand-linked payload to reprogram the immune system. Previously, he was President and CEO of Nuvelution Pharma. He was also Co- Founder and Executive Chairman of Indapta, Orca Bio and Co-Founder and CEO of Achieve Life Sciences, where he led the merger of the company with Oncogenex. Mr. Martell has served as the CEO of three public biopharmaceutical companies, including Sevion and NeurogesX, and has overseen billions of dollars in industry transactions. Earlier in his career, Martell served as Senior Vice President of Commercial Operations at ImClone Systems, where he was instrumental in deals with Bristol-Myers Squibb and Merck KGaA and built ImClone Systems’ worldwide operations to market and commercialize Erbitux®. He also served in various leadership positions with Genentech where, as Group Manager, Oncology, he was responsible for building the company’s oncology franchise, including the launch of Herceptin® and Rituxan®.

Members of our management team have held leadership positions at companies that have successfully discovered, developed, and commercialized therapies for various cancers and devastating rare diseases. These companies include Roche, Johnson & Johnson, Genentech, Bristol-Myers Squibb, Imclone, Incyte, Allergan, Sanofi, Amgen, Portola, Alexion and many others.

Background on Hematopoietic Stem Cell Therapy

HSCT is among the most widely practiced forms of cellular therapy and has the potential to cure a wide variety of diseases. Currently, its use is limited to patients with severe disease burden due to the toxicities of current non-targeted conditioning regimens and the limitations of the transplant grafts themselves.

Stem cell transplants first require identification of a suitable donor and collection of the donor’s stem cells, typically from blood. Then chemotherapy or radiation-based conditioning is used to clear the patient’s bone marrow of existing diseased stem cells in order to make space to receive new transplanted stem cells. Finally, the donor or gene corrected stem cells are infused into the patient where they engraft into the bone marrow and produce new blood and immune cells that form the basis of a reset and rebuilt blood and immune system. All transplants are categorized as either autologous or allogeneic, depending on the source of the new stem cells for the transplant.

In an autologous transplant, which is used for conditions such as multiple myeloma, non-Hodgkin’s lymphoma and certain autoimmune diseases, the patient’s own stem cells are used. Autologous transplants also include stem cell gene therapies, in which cells are collected from the patient, edited to either insert a functioning gene into, or correct a defective gene within, such cells and then such cells are transplanted into the patient via infusion.

In an allogeneic transplant, used for conditions such as acute leukemias, myelodysplastic syndromes, genetic diseases and certain autoimmune diseases, patients receive cells from a stem cell donor. The preferred donor is a biological relative who has a well-matched immune system. The second option is a matched unrelated donor identified through a bone marrow donor registry. Transplant outcomes are not optimal with mismatched donors.

Current State of Conditioning Regimens

Currently, patients must receive highly toxic, potentially life-threatening and non-specific conditioning agents to prepare their bone marrow for transplantation with either donor stem cells or their own gene-edited stem cells. Current conditioning agents are genotoxic and are associated with major toxicities and adverse events such as oral mucositis, sepsis, veno-occlusive disease, bacteremia, pulmonary fibrosis, and GvHD in the near term. In the long term, patients must be counseled against risk of infertility of up to 70% and risk of secondary cancers of 5-10% after chemotherapy conditioning. Additionally, there is a treatment-related mortality risk associated with current conditioning regimens that ranges from 10% to more than 50% in older patients. Other limitations of chemotherapy-based conditioning include incomplete engraftment, transplant ineligibility and prolonged hospitalization.

Current State of Hematopoietic Stem Cell Grafts

Hematopoietic stem cell grafts currently have limitations around failed or poor engraftment with the risk of clinical relapse. Furthermore, GvHD is a high-risk short- and long-term adverse event associated with HSCT as a result of donor T-cells, B-cells and NK-cells which are needed in unmodified donor HSC grafts to permit robust engraftment. Donor immune cells may react to the patient’s tissues as foreign leading to GvHD whereas newly produced immune cells are trained by the patient’s body to not act against the patient’s own cells. Due to this risk, patients also need to undergo long-term immunosuppression.

Our Solution and Product Candidates

We are developing a conditioning agent that could significantly expand the eligible patient population for both allogeneic and autologous gene edited hematopoietic stem cell therapies in addition to engineered hematopoietic stem cells that could result in better transplant efficacy with reduced complications. Currently, approximately 20,000 patients receive allogeneic and autologous gene therapy transplants each year in the major global markets (the United States, the United Kingdom, France, Germany, Spain, Italy and Japan), and we believe this may grow to 80,000 patients with safe conditioning and more effective grafts.

JSP191 is a targeted anti-CD117 (stem cell factor receptor) antibody which we are currently evaluating in two clinical trials for conditioning prior to stem cell transplant in patients with SCID, MDS or AML. JSP191 is designed to bind to CD117 with a greater affinity than SCF. By blocking signaling of the stem cell factor receptor, JSP191 leads to depletion of stem cell from the bone marrow. JSP191 was also designed to minimize any interaction with the immune system thereby reducing the risk of immune activation via mast cells or other pathways normally activated by antibodies.

We believe these attributes will allow JSP191 to potentially be used as a monotherapy or in combination to deplete normal and diseased stem cells. The blocking of SCF by JSP191 may remove a critical survival signal on stem cells that leads to their depletion in the bone marrow. Other cells (mast cells, Cajal cells, germ cells, melanocytes) that express CD117 are less dependent on SCF signaling for survival and do not appear to be significantly affected by a single administration of JSP191. Furthermore, the mechanism of action (“MOA”) of JSP191 on stem cells may be synergistic with other disruptors of stem cell survival such as radiation, azacytidine, and CD47. Our MDS/AML clinical strategy aims to exploit this biology to safely clear both diseased and normal stem cells prior to transplantation of donor cells.

The monoclonal antibody isotype and other modifications of JSP191 were also chosen carefully to retain high affinity binding to the CD117 receptor and SCF signal blockade without recruiting other immune cells that could lead to receptor activation, mast cell degranulation or other off-target toxicities. For example, simply changing JSP191 from an IgG1 isotype to an IgG2 isotype would result in less potent inhibition of CD117, potentially decreasing the effect on stem cell depletion. This finding and other data demonstrate that not all anti-CD117 antibodies behave equally or have the same MOA.

Other known approaches to target CD117, such as anti-CD117 antibodies linked to a toxin, may have off-target toxicity. In contrast to JSP191, which provides a transient SCF signal blockade, a toxin linked anti-CD117 antibody requires internalization by CD117 expressing cells leading to cell death. Any CD117 expressing cell including stem cells, mast cells, germ cells and melanocytes may be affected by this mechanism. Furthermore, the complexity of an antibody-drug conjugate molecule adds to the manufacturing, clinical and regulatory risks of the drug development process, especially for a novel linker/payload combination that may be subject to different regulatory and Chemistry, Manufacturing and Controls (“CMC”) reviews.

Preclinical Data for JSP191 — General

We conducted a preclinical study to determine if non-human primate (“NHP”) HSCs are sufficiently similar to human HSCs to allow use of the same phenotype assays used in human studies to evaluate the effect of JSP191 on NHP hematopoiesis. This study tested, by flow cytometry, a technique used to measure physical and chemical characteristics of a population of cells, whether homologous subsets of NHP bone marrow express the same cellular markers as human HSCs (CD34, CD90, and CD117), and if the human antibody reagents used to identify these markers could also be used for NHP HSCs. Bone marrow samples (or bone marrow aspirates) of NHPs and humans were stained with the antibody reagents directed against human CD34, CD90, and CD117. HSCs in both human and NHP bone marrow were phenotypically identified using the anti-human antibodies against CD34 and CD90. A high percentage of human and NHP cells expressing CD34 and CD90 (also CD34+ and CD90+) also express CD117. Overall, we believe these data support the use of human antibody reagents for CD34 and CD90 to assess the effect of JSP191 on hematopoiesis in NHP in vitro and in vivo studies.

Figure 1:    JSP191 binds CD117 on CD34+CD90- and CD34+CD90+ cells in human and NHP bone marrow. Left panel: flow cytometric analysis of HSCs fluorescently labelled for CD34 and CD90. Right panel: the identified CD34+CD90- and CD34+CD90+ cells are then fluorescently labelled with 104D2 and JSP191. JSP191 and 104D2 non-competitively labeled the same population suggesting these antibodies bind different epitopes of NHP and human CD117.

Non-clinical studies in NHPs conducted at Stanford by Hye-Sook Kwon, Ph.D., now Principal Scientist at Jasper, demonstrated JSP191’s ability to deplete bone marrow HSCs in a large animal model (Figure 2). Non-clinical studies in “humanized” mice demonstrated both depletion of human HSCs and engraftment of allogeneic donor HSCs. These studies supported the potential for JSP191 to deplete human stem cells prior to stem cell transplant in the IND filings for the ongoing clinical trials designed to assess the safety and efficacy of JSP191 in HSC transplant for SCID and MDS/AML.

Figure 2:    Representative flow cytometry analysis for cells fluorescently labeled with CD34 and CD90 on days 0, 10, and 42 post administration of 1.0 mg/kg JSP191. CD34+ stem cells in the bone marrow of this NHP are transiently depleted. HSC depletion lasted up to 21 days in most animals and more than 42 days in one NHP receiving the highest dose.

JSP191 for Acute Myeloid Leukemia and Myelodysplastic Syndrome

AML is a cancer of the blood and bone marrow, diagnosed in about 42,000 patients annually within the major global markets. It is primarily a disease of the elderly and is the most common type of acute leukemia diagnosed in adults. Patients with AML are deemed eligible for stem cell transplantation based on criteria which includes patient fitness (age and comorbidities) and response to initial treatment, comprising of about 40% of newly diagnosed AML patients. However, stem cell transplants are administered to approximately 40% of the eligible patient population due to current challenges with highly toxic conditioning regimens. Currently, approximately 8,000 patients with AML receive a stem cell transplant annually in the major global markets.

MDS is a group of disorders of the bone marrow where hematopoietic stem cells fail to properly differentiate into mature blood cells, leading to low blood cell count. Approximately 29,000 patients are diagnosed with MDS annually in the major global markets. Of all newly diagnosed MDS patients, about 35% have mid to high-risk disease and about 30% of those are eligible for HSCT based on age, comorbidities and blast count. However, about 60% of MDS patients who are otherwise eligible receive a transplant due to the current challenges with highly toxic conditioning regimens. Currently, approximately 2,500 patients with MDS receive HSCT each year.

Hematopoietic stem cell transplantation offers the only known potentially curative therapy for many forms of AML and for MDS. Standard of care conditioning regimens can be divided into three groups: myeloablative conditioning, reduced intensity conditioning and non-myeloablative conditioning. Myeloablative conditioning with high dose busulfan, high dose melphalan or high dose radiation is the most aggressive approach and is associated with the lowest rates of disease relapse. However, due to significant toxicities, including treatment related mortality, this approach is reserved for the most fit and younger patients. Reduced intensity conditioning with lower dose busulfan or lower dose melphalan can be used for a wider group of patients, but due to substantial toxicities, many patients remain ineligible. Non-myeloablative conditioning with low dose radiation (200 – 450 cGy, or centigray, a unit of radiation of exposure) is well tolerated but is associated with lower rates of successful donor chimerism and increased relapse rates compared to myeloablative or reduced-intensity conditioning.

Due to their age and co-morbidities, older (60 years and older) and less fit MDS and AML patients are typically unable to tolerate more intensive therapy and the toxicities associated with such treatments, and thus, have a worse prognosis than younger, fitter patients. Thus, safe and effective conditioning prior to HSCT represents an unmet medical need for MDS and AML patients.

Preclinical Data for JSP191 for Myelodysplastic Syndrome

Preclinical studies of immune deficient mice engrafted with MDS HSCs from patients with “high-risk and very high-risk disease” per Revised International Prognostic Scoring System (“R-IPSS”) criteria conducted at Stanford by Wendy Pang, M.D., Ph.D., now Vice President of Research and Translational Medicine at Jasper, demonstrate the utility of anti-CD117 antibodies in the treatment of MDS. Mice xenografted with high-risk MDS HSCs were treated with anti-human CD117 monoclonal antibody (“mAb”), SR-1 (the parent clone to JSP191). Initial studies showed administration of either SR-1 or JSP191 resulted in well-tolerated and sustained depletion of MDS cells obtained from low-risk MDS patients. Treatment of mice xenografted with high-risk MDS HSCs cells resulted in transient depletion (Figure 3). Given the transient depletion of high-risk MDS cells, studies were conducted to determine whether an anti-CD117 antibody followed by a normal human HSC allograft would lead to long-term disease amelioration of high-risk disease. Results showed greater than 95% cytogenetically normal CD45+ cells 12 weeks after allograft transplant (Figure 3).

Figure 3:    (A) CD117 mAb depletes MDS stem cells as demonstrated by decreasing HSC chimerism over time. (B) Normal stem cell engraftment occurs after stem cell depletion as shown by greater than 95% cytogenetically normal CD45+ cells 12 weeks after transplant in four high-risk MDS-xenografted mice. (C) Normal blood formation results after stem cell engraftment with human cell lineages for T cells (CD3+), B cells (CD19+) and myeloid cells (CD13/33+) in the bone marrow of the four high-risk mice.

Mice xenografted with MDS HSCs from low-risk or high-risk patients were treated with SR-1 concurrently with an anti-mouse CD117 mAb, ACK2, to suppress endogenous mouse HSCs, and then transplanted with normal human UCB. Twelve weeks after this UCB HSC transplantation, both human myeloid and lymphoid cells like T cells and B cells were observed in the bone marrow (Figure 3), indicative of successful engraftment and sustained hematopoiesis by healthy UCB HSCs for both risk categories. Fluorescence in situ hybridization studies assessing clonal cytogenetic abnormalities confirmed that human CD45+ cells in both groups were predominantly (greater than 95%) cytogenetically normal in all SR-1 treated and UCB HSC engrafted mice. In contrast, MDS xenografted mice treated with the control antibody showed a persistence of high levels of MDS cells (greater than 95%) and were without second donor HSC engraftment.

Clinical Data for JSP191 for Acute Myeloid Leukemia and Myelodysplastic Syndrome

We have an ongoing open label Phase 1 clinical trial to evaluate the safety and tolerability of JSP191 conditioning, in combination with low dose radiation (200-300 cGy) and fludarabine, in patients with AML or MDS undergoing blood stem cell transplantation. At clinical trial entry for the dose finding portion, all patients were transplant eligible but most still had evidence of measurable residual disease (MRD positive) as detected by cytogenetics, flow cytometry or next-generation sequencing. The starting dose of JSP191 is 0.6 mg/kg with potential escalation up to 1.0 mg/kg, fludarabine is administered at 30 mg/m2/day on transplant days -4, -3, and -2 and total body irradiation (“TBI”) is delivered at 200 or 300 cGy on the day of transplant. The primary endpoints are to evaluate the safety, tolerability and pharmacokinetic parameters of JSP191. Secondary endpoints include depletion of host HSCs, donor engraftment, donor chimerism, MRD clearance, non-relapse mortality, event-free survival and overall survival. Enrolled patients will be followed for one year. The overall study duration is anticipated to be approximately two years.

In the initial dose finding Phase 1a portion of this clinical trial, 0.6 mg/kg JSP191-based conditioning was well tolerated in all six MDS/AML patients as of December 31, 2021. All six patients demonstrated evidence of successful depletion of host HSCs, observed by a reduction of neutrophil counts (“ANC”) below 500/uL following a single infusion of JSP191 (0.6 mg/kg) in combination with 200 cGy TBI and three days of 30 mg/m2/day fludarabine. Neutrophils are the most common type of white blood cell and are the first cells to engraft. Following transplant, all six patients showed successful donor engraftment as evidenced by a recovery of neutrophil counts exceeding 500/uL in 19 to 26 days (Figure 4).

Figure 4:    Neutrophil depletion and recovery in the first six patients of the Phase 1 MDS/AML clinical trial. All six of these initial patients demonstrated ANC greater than 500/uL within 19 to 26 days after transplant.

Absolute Neutrophil Count (ANC)
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At 90 days following transplant, five of six patients demonstrated 95% or greater total donor chimerism levels as measured by CD15, CD3 and CD56 assays. In addition, five of six patients no longer had evidence of MRD at day 90. Total donor chimerism of 95% or greater and change in MRD status from positive to negative are both associated with reduced risk of disease relapse.

The next portion of the clinical trial, a Phase 1b dose expansion cohort, has recently completed enrollment. Initial results from the first seventeen Phase 1a and Phase 1b patients show that 0.6 mg/kg JSP191-based conditioning was well tolerated with all seventeen patients achieving successful engraftment. As of Day 90, each of the fourteen evaluable Phase 1a and 1b subjects achieved full myeloid donor chimerism (mean 98.4 ± 1.2%). Ten of twelve Phase 1a and 1b patients with MRD prior to transplant no longer had evidence of MRD at Day 90. As of reporting of these initial Phase 1a and 1b results, four patients have come off study, two due to relapse or disease progression, one due to late onset Grade 3 acute GvHD and one due to secondary graft failure (Figure 5).

Figure 5:    JSP191 MDS/AML Phase 1 preliminary clinical results in the first seventeen patients. The clinical trial cohorts consisted AML/MDS patients not eligible for standard myeloablative regimens (HCT-Cl greater than 2).

No JSP191 related SAEs have been reported, including no cases of oral mucositis, no cases of veno-occlusive disease. One case of grade 3 late onset GI GvHD and only two cases of chronic GvHD of any grade have been reported, one mild and one moderate case. Since starting the study in July 2020, SAEs have been reported in seven patients, including infections, cardiovascular events, headache, hyperkalemia and secondary graft failure, which is loss of a previously functioning graft. None were related to treatment as determined by the investigator.

Additional data will be presented as a late-breaking oral abstract at the 2022 Transplant and Cellular Therapy (TCT) Meetings of ASTCT and CIBMTR to be held April 23-26, 2022.

JSP191 for Severe Combined Immunodeficiency (SCID)

SCID is a genetically heterogeneous group of over 20 monogenic conditions of the immune system characterized by the lack of normal T lymphocyte development, in addition to deficiencies of B cells, NK cells, or both in some forms which is currently curable only by hematopoietic cell transplant. The incidence of SCID is estimated at one in 80,000 live births across all ethnic groups. Due to the toxicities associated with the chemotherapy regimens used in standard allogeneic hematopoietic cell transplantation (“HCT”) to deplete endogenous HSC, some centers do not use conditioning regimens. SCID patients who undergo unconditioned HCT have relatively improved overall survival but often experience incomplete immune reconstitution characterized by inadequate T cell numbers and/or ongoing deficiency of B cell humoral immunity. This issue occurs more frequently in those patients who do not have a human leukocyte antigen-matched donor and who therefore receive T cell depleted haploidentical donor grafts.

Patients who receive full or reduced doses of busulfan tend to engraft well and have full lymphocyte reconstitution. However, due to busulfan’s off-target toxic effects, these patients experience both short- and long-term complications. Since these patients receive busulfan (a DNA damaging drug) as infants, they experience chronic complications such as growth retardation, cognitive defects, craniofacial abnormalities, liver toxicity, seizure, endocrine defects including infertility and increased cancer risk.

Pre-clinical Data for JSP191 for Severe Combined Immunodeficiency

The ability of JSP191 to deplete human hematopoiesis was evaluated in humanized immune deficient mice that were stably engrafted with human hematopoietic grafts at Stanford by Aaron Logan, M.D., Ph.D., et al. The mice were treated with a single dose of either 0.5 or 3.0 mg/kg JSP191. No significant differences in depletion of human cells and HSCs after six weeks of treatment were noted between the two dose levels of JSP191. After a single treatment with JSP191, mice were depleted of human cells in peripheral blood and bone marrow. Human HSCs and progenitor cells (CD45+CD34+CD117+) in the bone marrow were substantially decreased for six weeks after treatment with JSP191.

To model human transplantation with a JSP191-based conditioning regimen, humanized immune deficient mice that had been stably engrafted with human hematopoietic cells underwent a second transplant using conditioning with JSP191 with or without the addition of an anti-CD52 antibody (Campath) that depletes human lymphocytes. The second human HSC graft was from a different donor, hence was allogeneic to the first human graft. This second donor graft was transduced with a lentiviral vector to express the marker green fluorescence protein (“GFP”) to allow assessment of its engraftment. CD34+ GFP marked cells were injected into untreated control mice or mice that had been treated 23 – 25 days previously with JSP191 with or without anti-CD52. After six weeks, the blood of these secondarily transplanted mice was evaluated for evidence of GFP-marked second donor cells.

Figure 6:    JSP191 in addition to an anti-CD52 antibody demonstrated the highest level of engraftment. Engraftment was demonstrated by human CD45+ cells marked to express GFP.

Mice pre-treated with JSP191 and anti-CD52 demonstrated the highest level of engraftment, with 67% (six of nine) of human CD45+ cells also expressing GFP. In mice treated only with JSP191, 43% (three of seven) were GFP positive. In control mice pre-treated with anti-CD52 alone, no mice (zero of seven) showed GFP expression, while one of ten (10%) control mice not given any pre-treatment showed GFP expression (Figure 6).

We believe that this study can serve as a preclinical proof of concept of JSP191 conditioning enhanced engraftment with CD34+ progenitor cells in mice, suggesting it may be efficacious in an analogous clinical setting. JSP191 appeared to be particularly effective in this setting when used along with an anti-CD52 antibody, which was used a separate lymphodepleting agent to suppress rejection by the immune competent first allograft.

Clinical Data for JSP191 for Severe Combined Immunodeficiency

We have an ongoing Phase 1/2 dose escalation open label clinical trial to evaluate JSP191 as the sole conditioning agent to achieve HSC engraftment in patients undergoing transplant for SCID. The primary endpoint in Phase 1 is to assess the safety and tolerability of JSP191 as a conditioning agent in SCID patients. The two primary efficacy endpoints in Phase 2 are the proportion of patients achieving adequate donor HSC engraftment and the proportion of patients achieving naïve CD4+ T cell production greater than or equal to 85 cells/uL, a level expected to provide immune reconstitution, during weeks 36 to 104 post-transplant. Secondary endpoints include durability of naïve T cell production, incidence and severity of GvHD, hematopoietic recovery and pharmacokinetic properties of JSP191. Patients receive a single IV infusion of JSP191 on study day 0 in one of four dose cohorts: 0.1 mg/kg, 0.3 mg/kg, 0.6mg/kg or 1.0 mg/kg. Patients will be followed for five years following transplant. This trial is currently open for enrollment at multiple clinical trial sites in the United States.

Other studies of SCID patients have shown functional T and B cell reconstitution in patients achieving long-term myeloid donor chimerism of at least 3%. SCID patients who fail to achieve durable donor cell engraftment from a first transplant may not be candidates for a second transplant using current conditioning agents due to the toxicity of the conditioning regimen and fragile nature of most SCID patients. These patients may remain on medically supportive immune therapies such as intravenous immunoglobulin (“IVIG”) or receive an unconditioned “boost” transplant of donor cells which does not lead to sustained production of new immune cells.

We believe JSP191 has enabled immune reconstitution for patients based on naïve CD4+ T-cell levels and has shown clinical benefit in SCID patients in a re-transplant and first transplant setting. Patients have shown resolution of chronic infections, independence from or reduction of IVIG therapy and antibody response to vaccine challenge. Through December 31, 2021 in this open label clinical trial, fifteen re-transplant patients and three first transplant patients have been treated in the ongoing SCID Phase 1/2 study. Most of the transplanted patients have shown engraftment of donor cells and production of functional immune cells over up to three years of follow up (Figure 7). No JSP191 treatment related SAEs have been reported through December 31, 2021 in this clinical trial. Since starting the study in March 2017, SAEs in seven patients have been reported, including fever, infections and hypocalcemia. None were related to treatment as determined by the investigator. Based on initial efficacy and safety results, we opened the clinical trial to a cohort of newly diagnosed infants undergoing stem cell transplant.

We expect to complete enrollment in the Phase 1/2 clinical trial by mid-2023.

Figure 7:    Naïve CD4 T cell production post-transplant was monitored over time in (A) a matched cohort of patients receiving no conditioning and (B) patients receiving JSP191 single agent conditioning. JSP191 conditioning in SCID patients demonstrated durable naïve T cell production and T cell levels consistent with immune reconstitution in five out of the first six patients by two years post-transplant.

JSP191 as a Primary Therapeutic for Proliferative Disorders of the Stem Cell

A transforming event in hematopoietic stem cells can produce several different malignancies. Cancer stem cells possess qualities of self-renewal, prolonged survival, and the ability to give rise to cells with more differentiated characteristics. The idea that cancer is primarily driven by a smaller population of stem cells has important implications. For instance, many chemotherapies can shrink tumors or deplete downstream differentiated cells, but if the therapies do not kill cancer stem cells, the tumor will grow back.

It has been shown that HSCs are the disease-initiating cells in cancers like MDS, and that these pathogenic MDS HSCs outcompete normal HSCs present in the bone marrow of affected patients. Furthermore, these disease-initiating HSCs express CD117, and anti-CD117 antibodies can target and eradicate these pathogenic cells. This is especially significant in a disease like MDS where available therapies either lack disease-modifying activity or possess off-target toxicity, preventing their use in older and/or fragile individuals who comprise most of the patients affected by MDS. Development of anti-CD117 monoclonal antibodies, which might be safely used for targeting MDS clones, would represent a major step forward for this disease.

We plan to evaluate JSP191 as a therapeutic for certain MDS patients. The Revised International Prognostic Scoring System (“IPSS-R”) is a clinical assessment tool used to evaluate risk and prognosis of newly diagnosed patients. Patients with IPSS-R scores of low or very low are not typically referred to stem cell transplant due to the risk of transplant-related toxicities from current conditioning regiments, infection and GvHD outweighing the patient’s expected survival with drug therapies. These patients typically suffer from anemia, thrombocytopenia or neutropenia and are given drug therapies such as an erythropoiesis stimulating agent (“ESA”) to stimulate production of new cells to correct their blood deficiency. However, these agents do not target the diseased hematopoietic stem cell and patients who become refractory to ESA are dependent on routine blood transfusions, which is associated with poor survival. ESA refractory low or very low risk MDS patients have few treatment options and are a clinical unmet need.

JSP191 and other anti-CD117 monoclonal antibodies have been shown to deplete normal and diseased MDS human hematopoietic stem cells in clinical and pre-clinical studies. In studies in non-human primates and healthy volunteers, administration of a single dose of JSP191 resulted in depletion of healthy hematopoietic stem cells followed by recovery in approximately six weeks. Dr. Wendy Pang demonstrated at Stanford that our anti-CD117 monoclonal antibody called JSP191 is capable of depleting MDS HSCs in vivo in a xenografted mouse model. New data from our MDS/AML trial of JSP191 as a conditioning agent have revealed that the antibody can have a direct depletion effect on CD34+CD45-CD117+ cells prior to administration of fludarabine or radiation. By depleting diseased and healthy hematopoietic stem cells, we believe that JSP191 may allow for preferential recovery of healthy hematopoietic stem cells and restoration of normal hematopoiesis.

We intend to study JSP191 monotherapy in low-risk MDS patients with documented cytopenia who are refractory to ESA therapy. We plan to run the primary treatment study under the existing NDA for MDS/AML and anticipate enrollment to begin in this single arm clinical trial in early 2023.

JSP191 for Sickle Cell Disease (“SCD”)

SCD is an inherited blood disorder that affects the hemoglobin protein in red blood cells that delivers oxygen to tissues and organs. Approximately 300,000 infants are born with SCD annually worldwide, and the number of cases is expected to significantly increase. Currently, HSCT is the only cure available for SCD. Allogeneic transplants as well as new autologous gene-edited transplants both currently rely on myeloablative conditioning with either busulfan or melphalan. We believe JSP191 could be a significant advance for patients, replacing these current agents which are known to be genotoxic and associated with limited efficacy and serious adverse effects, including veno-occlusive disease, infertility and secondary malignancies. JSP191 for SCD patients will be evaluated in a clinical trial collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”). We expect this study to start enrollment in 2022.

JSP191 for Chronic Granulomatous Disease (“CGD”)

CGD is a rare, inherited disease of the immune system that develops in infancy or early childhood and results in severe and sometimes life-threatening infections. Allogeneic hematopoietic stem cell transplant is a proven cure for CGD. However, its use is limited because of the associated serious adverse effects and limited efficacy of current conditioning agents used to deplete stem cells in preparation for transplantation. JSP191 for CGD patients will be evaluated in a clinical trial collaboration with the National Institute of Allergy and Infectious Diseases (“NIAID”). We expect this study to start enrollment in 2022.

JSP191 for GATA-2 MDS

GATA-2 MDS is a type of MDS characterized by mutations in the GATA-2 gene resulting in complex phenotypes including increased risk of infection, deficiencies of immune cells such as B- and NK-cells and overall poor prognosis. Allogeneic stem cell transplant may be used to cure these patients; however, use of current conditioning agents can be difficult due to the fragile health status of these patients. JSP191-based conditioning for GATA-2 MDS patients will be evaluated in a clinical trial collaboration with the National Cancer Institute (“NCI”). We expect this study to start enrollment in 2022.

JSP191 for Fanconi Anemia (“FA”)

FA is a rare but serious blood disorder that prevents the bone marrow from making sufficient new red blood cells. It can also cause the bone marrow to make abnormal blood cells. FA typically presents at birth or early in childhood between five and ten years of age. Ultimately, it can lead to serious complications, including bone marrow failure and severe aplastic anemia. Cancers such as AML and MDS are other possible complications. Treatment may include blood transfusions or medicine to create more red blood cells, but HSCT is the only cure. JSP191 for FA patients will be evaluated in a clinical trial collaboration with Stanford University. This study has started patient enrollment.

JSP191 for Gene Therapy

Every gene therapy in academia or industry that modifies HSCs also requires pre-transplant conditioning to make space in the patient’s bone marrow for the gene therapy to engraft. These types of gene therapies address a broad range of disease including heme disorders (e.g., SCD, beta thalassemia, FA), immune disorders (e.g., SCID, CGD, leukocyte adhesion deficiency), lysosomal storage disorders (e.g., Fabry, Gaucher, Pompe), neurologic disorders (e.g., frontotemporal dementia, amyotrophic lateral sclerosis) and bone disorders (e.g., infant malignant osteoporosis) to name a few. Toxic alkylators like busulfan are still the standard conditioning regimens on which these gene therapies rely. As a result, their curative benefit is limited to patients that can tolerate the conditioning. Furthermore, gene therapy trials have also been halted by the FDA due to secondary malignancies discovered in study patients, which is a well-known risk of genotoxic conditioning.

We are collaborating with corporate partners, including Graphite Bio, Aruvant Sciences and Avrobio, to study JSP191 as targeted, non-toxic conditioning for investigational gene therapies. With Graphite Bio, JSP191 is being studied as conditioning prior to GPH201 gene replacement therapy for patients with X-SCID. X-SCID is a severe, inherited disorder of the immune system with symptoms often presenting in early infancy, including persistent infections and failure to thrive. Without treatment, X-SCID is typically fatal to patients in the first two years of life. With Aruvant Sciences, JSP191 is being studied as conditioning prior to ARU-1801 gene therapy for patients with SCD. With Avrobio, JSP191 is being studied as conditioning prior to gene therapy for patients with Gaucher disease.

JSP191 for Autoimmune Disorders

Autologous stem cell transplantation for inducing remission and curing severe and refractory autoimmune diseases is relatively well established, but limitations still exist around toxicity and transplanted-related death. We believe JSP191 can address current challenges through targeted and safer conditioning for autoimmune disease patients. We are evaluating options for a clinical study of a JSP191-based conditioning regimen for patients with severe refractor autoimmune diseases.

Engineered Hematopoietic Stem Cell (eHSC) Therapy

Our eHSC platform includes multiple approaches to developing product candidates that are currently in preclinical development and are designed to overcome key limitations of allogeneic and autologous gene-edited stem cell grafts. By using mRNA delivery or gene editing we believe we can reprogram allogeneic donor or gene-edited stem cells to have a transient proliferative and survival advantage, potentially leading to higher engraftment rates and reduced or eliminated GvHD by elimination of co-transplanted donor immune cells in allogeneic transplants.

We are evaluating multiple approaches to use mRNA to increase engraftment of HSCs. One approach is to increase expression of CXCR4, a cell surface protein involved in cellular homing to the bone marrow. Another approach is to use mRNA to transiently increase expression of known variants of the stem cell factor receptor that signal independent of ligand (stem cell factor) concentration. Another approach in preclinical development is to use mRNA delivery or gene editing to express a variant of the stem cell factor receptor that is resistant to JSP191. We are also working on other approaches to increase stem cell competitiveness that are not related to stem cell factor receptor signaling or cellular homing.

Initial in vitro experimental results in human cell lines show that expression of a constitutively active variant of the stem cell factor receptor can lead to cell line proliferation independent of stem cell factor concentration. In addition, these variant cells are not affected by JSP191 since the engineered cells proliferate independent of receptor signaling. Other in vitro experiments have shown that mRNA can be used to express these receptor variants and other target proteins, such as CXCR4, transiently on the cell surface. We have also identified potential receptor modifications that will keep stem cell factor binding intact but decrease or eliminate JSP191 binding.

In the setting of autologous gene edited stem cells, these technologies could lead to faster and more complete engraftment of edited cells without the need for toxic conditioning. Depending on the Jasper technology used, additional infusions of gene modified cells may potentially be given to patients with low or fading responses to target protein production.

In the setting of allogeneic transplant, pure stem cell grafts can be used in place of today’s replete or modified grafts. Similar to the autologous setting, we believe these technologies can lead to faster and more complete engraftment of donor stem cells without the need for toxic conditioning. In addition, by eliminating the need for donor passenger lymphocytes to drive engraftment, we can potentially eliminate the risk of GvHD and the need for long-term immune suppression. If approved, this approach may also increase the potential for use of partially matched grafts and expand the potential donor pool available for any given patient.

We are planning to present in-vivo data on the eHSC program in 2022 and plan to file an IND in 2023.

Opportunity Areas

There are other conditions and potential applications for JSP191 and the eHSC program. We have assessed the existing stem cell transplant market and potential eligible patient population on a per-indication basis to estimate the potential number of patients that could benefit from our product candidates.

Hematopoietic Stem Cell-Based Gene Therapies

The combination of stem cell transplantation and gene therapy has shown the potential to correct pathological genetic mutations but also the same limitations as unmodified stem cell transplantation, which include the toxicities of current conditioning agents. Furthermore, stem cell gene therapy requires larger doses of genetically modified stem cells for proper engraftment. We believe our product candidates can improve the field of stem cell gene therapy and address currently identified challenges.

In the United States alone, over 100,000 patients suffer from SCD, while about 52,000 patients are affected in the major markets in Europe. Approximately 58,000 patients from this pool are eligible for HSCT or gene therapy as they have severe SCD.

Approximately 2,700 patients in the United States suffer from beta-thalassemia and about 16,000 in the European Union suffer from it annually. Approximately 70% of these patients can be classified to have beta-thalassemia major and, of that patient population, about 20%, or 2,600 patients, are eligible for stem cell transplant.

License Agreements with Amgen

In November 2019, we entered into a worldwide exclusive license agreement with Amgen for JSP191 (formerly AMG 191) that also includes translational science and materials from Stanford University. We were assigned and accepted Amgen’s rights and obligations, effective November 21, 2019, for the Investigator Sponsored Research Agreement (“ISRA”), entered into in June 2013, between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) and Quality Agreement between Amgen and Stanford, effective as of October 7, 2015. Under the ISRA, we received an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property related to the study of JSP191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). We exercised the Option to Stanford docket S06-265 “Antibody-based clearance of endogenous stem cell niches prior to transplantation of bone marrow or hematopoietic stem cells (c-kit)” granted by Stanford under the ISRA on June 2, 2020. As a result, we have worldwide exclusive rights to develop and commercialize JSP191. The issued U.S. patents would be expected to expire in 2027, absent any applicable patent term extensions.

License Agreements with Stanford

In March 2021, we entered into an exclusive license agreement with respect to the use of JSP191 from the Stanford Office of Technology Licensing to license U.S. Patent Application Serial Number 60/856,435, filed Nov. 3, 2006, and U.S. Patent Application Serial Number 12/447,634 (publication number US 2010/0226927 Al) and Know How for the purpose of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. It also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights. We have a series of in-licensed patents outlined below with an additional pending patent application in the United States.

In-licensed Amgen Portfolio

We have exclusively licensed a patent family from Amgen applicable to our targeted conditioning program that contains patents and applications directed to humanized c-kit antibody. As of March 8, 2022, this patent portfolio includes three issued U.S. patents and one European patent, as well as granted patents in Australia, Canada, Japan, and Mexico, and pending patent applications in Europe and Hong Kong. The issued U.S. and European patents would be expected to expire in 2027, absent any applicable patent term extensions.

In-licensed Stanford Portfolio

We have an exclusive license in the field of use of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated to a patent family from Stanford University applicable to targeted conditioning that contains patents and applications directed to immunodepletion of endogenous stem cell niche prior to hematopoietic stem cell transplantation. As of March 8, 2022, this patent portfolio includes one issued U.S. patent and two European patents, as well as pending U.S. and European patent applications. The issued U.S. and European patents would be expected to expire in 2027, absent any applicable patent term extensions.

Jasper Portfolio

We own four patent families directed to compositions and/or methods for hematopoietic stem cell transplantation, and one patent family directed to other methods of treating certain hematopoietic malignancies. These patent families include U.S. provisional applications and one PCT application. Any patents that grant from these applications would be expected to expire in 2042 or 2043, absent any applicable patent term extensions.

Additional Intellectual Property

We also rely on trade secrets, including know-how, confidential information, unpatented technologies and other proprietary information, to strengthen or enhance our competitive position, and prevent competitors from reverse engineering or copying our technologies. We maintain, as trade secrets, information relating our product candidates currently in development, as well as information related to our business strategy and business methods. However, trade secrets and confidential know-how are difficult to protect. To avoid inadvertent and improper disclosure of trade secrets, and to avoid the risks of former employees using these trade secrets to gain future employment, it is our policy to require employees, consultants and independent contractors to assign to us all rights to intellectual property they develop in connection with their employment with or services for us. We also protect our existing and developing intellectual property expressly through confidentiality provisions in agreements with third parties. There can be no assurance, however, that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information, or adequate remedies in the event of unauthorized use or disclosure of such trade secrets or other intellectual property or proprietary information. We also seek to preserve the integrity and confidentiality of our trade secrets and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives, which may include objectives within and outside the United States. Despite our efforts to protect our intellectual property rights these rights may not be respected in the future or may be circumvented or challenged (and potentially invalidated) in a legal proceeding in any jurisdiction where we have intellectual property rights. In addition, the laws of various foreign countries may not afford the same protections or assurances to the same extent as the laws in the United States. See the section titled “Risk Factors — Risks Related to Our Intellectual Property” for additional information regarding these and other risks related to intellectual property.

Competition

The industry we operate is in highly competitive and dynamic, subject to rapid technological change. We have competition in the market for both our product candidates and may face competition from large pharmaceutical and biotechnology companies, smaller pharmaceutical and biotechnology companies, specialty pharmaceutical companies, generic drug companies, academic institutions, government agencies, research institutions and others. We believe that our intellectual property, proprietary scientific knowledge, development experience and partnerships will provide us with competitive advantages in the market we operate in.

We are aware of competing stem cell transplant and conditioning products and adjacent therapies, not limited to small molecules, biologics and cell therapies, that address the same domain of conditions we are targeting. The following list of competitors indicate companies that are directly competing with our two product candidates.

Competitors for our JSP191 CD117 targeted conditioning program include the following:

•        Magenta Therapeutics, Inc., which is developing an antibody drug conjugate with an antibody to CD117 linked to an amanitin toxic payload;

•        Gilead Sciences, Inc., which is developing an antibody to CD117 that may be used in combination with an antibody to CD47;

•        Actinium Pharmaceuticals, Inc., which is developing an antibody to CD45 that is fused to iodine-131 radioisotope;

•        Celldex Therapeutics, Inc., which is developing an antibody to inhibit tyrosine kinase KIT found in mast cells and is being studied in mast cell diseases; and

•        Molecular Templates Inc., which is developing an antibody to CD45 that is fused to an engineered Shiga-like toxin.

Competitors for our engineered stem cell therapy program include the following:

•        Vor Biopharma, Inc., which is developing treatment-resistant marrow cells that enable CD33 targeted therapy;

•        Sana Biotechnology, Inc., which is developing hypoimmune cells designed to evade rejection and enable persistence of differentiated cells;

•        Ensoma Inc., which is developing viral vectors for delivery of cell modification payload in vivo;

•        Orca Bio, which is developing precision allogeneic cell therapy products meant to safely and effectively replace a patient’s blood and immune system; and

•        Talaris Therapeutics, Inc., which aims to remove the need for immunosuppression for solid organ transplantation recipient with a facilitated allogeneic stem cell therapy.

Sales and Marketing

We do not currently have sales and marketing infrastructure to support commercial launch of our product candidates, if approved. We may build such capabilities in North America prior to potential launch of JSP191. Outside of North America, we may rely on licensing, co-sale and co-promotion agreements with strategic partners for the commercialization of our product candidates. If we build a commercial infrastructure to support marketing in North America, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, we would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that JSP191 will be approved.

Research and Development

We invest significantly in our research and development efforts, to discover and validate therapeutics while improving our processes and approach to drug making. We strive to progress candidates that can address unmet or underserved clinical needs and favor programs with well-validated targets and defined regulatory approval paths. Our R&D team has played key roles in discovering and developing a number of promising candidates over the past 20 plus years while at Jasper, and while at Johnson & Johnson, AstraZeneca, Bristol-Myers Squibb, Portola, Allergan, Sanofi, Amgen, Alexion and others. They have leveraged experience, insights and capabilities to optimize development, along with fostering collaboration with external partners to innovate and expand into potential additional indications. Our current development-stage portfolio consists of two product candidates discovered through collaboration and our internal research efforts.

Manufacturing

We do not currently own or operate any manufacturing facility. We rely on contract manufacturing organizations (“CMOs”) to produce our drug candidates in accordance with cGMP regulations for use in our clinical studies. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. Under our license agreement with Amgen, we have received a substantial amount of drug product to support initiation of our planned clinical trials of JSP191. In November 2019, we entered into development and manufacturing agreements with Lonza relating to the manufacturing of JSP191 and product quality testing. The facility of Lonza in Slough, United Kingdom is responsible for production and testing of drug substance. The facility of Lonza in Stein, Switzerland is responsible for production and testing of drug product. Labelling, packaging and storage of finished drug product is provided by PCI Pharma Services, in San Diego, California.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, pricing, reimbursement, sales, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products, including biological products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, our product candidates are regulated as biological products, or biologics, under the Public Health Service Act (“PHSA”) and the Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations and guidance. The failure to comply with the applicable U.S. requirements at any time during the product development process, including preclinical testing, clinical testing, the approval process, or post-approval process, may subject an applicant to delays in the conduct of the study, regulatory review, and approval, and/or administrative or judicial sanctions.

An applicant seeking approval to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps:

•        preclinical laboratory tests, animal studies, and formulation studies all performed in accordance with the FDA’s good laboratory practice (“GLP”) regulations;

•        completion of the manufacture, under cGMP conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•        submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin;

•        approval by an IRB representing each clinical site before each clinical trial may be initiated;

•        performance of adequate and well-controlled human clinical trials to establish the safety, potency, and purity of the product candidate for each proposed indication, in accordance with cGCPs;

•        preparation and submission to the FDA of a biologics license application (“BLA”) for a biologic product requesting marketing for one or more proposed indications, including submission of detailed information on the manufacture and composition of the product in clinical development and proposed labelling;

•        review of the product by an FDA advisory committee, where appropriate or if applicable;

•        satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of third parties, at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity;

•        satisfactory completion of any FDA audits of the preclinical studies and clinical trial sites to assure compliance with GLP, as applicable, and good clinical practices (“GCP”), and the integrity of clinical data in support of the BLA;

•        payment of user Prescription Drug User Fee Act (“PDUFA”) securing FDA approval of the BLA and licensure of the new biologic product; and

•        compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy (“REMS”) and any post-approval studies or other post-marketing commitments required by the FDA.

Preclinical Studies and Investigational New Drug Application

Before testing any biologic product candidate in humans, the product candidate must undergo preclinical testing. Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate the potential for efficacy and toxicity in animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application.

An IND is an exemption from the FDCA that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the product or conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns before the clinical trials can begin or recommence.

As a result, submission of the IND may result in the FDA not allowing the trials to commence or allowing the trial to commence on the terms originally specified by the sponsor in the IND. If the FDA raises concerns or questions either during this initial 30-day period, or at any time during the IND review process, it may choose to impose a partial or complete clinical hold. Clinical holds are imposed by the FDA whenever there is concern for patient safety, may be a result of new data, findings, or developments in clinical, preclinical, and/or chemistry, manufacturing, and controls or where there is non-compliance with regulatory requirements. This order issued by the FDA would delay either a proposed clinical trial or cause suspension of an ongoing trial, until all outstanding concerns have been adequately addressed and the FDA has notified the company that investigations may proceed. This could cause significant delays or difficulties in completing our planned clinical trial or future clinical trials in a timely manner.

Human Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients with the disease or condition to be treated under the supervision of a qualified principal investigator in accordance with GCP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, inclusion and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND.

A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When a foreign clinical trial is not conducted under an IND, the sponsor must ensure that the trial complies with certain regulatory requirements of the FDA in order to use the trial as support for an IND or application for marketing approval. Specifically, the FDA requires that such trials be conducted in accordance with GCP, including review and approval by an independent ethics committee and informed consent from participants. The GCP requirements encompass both ethical and data integrity standards for clinical trials. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign trials are conducted in a manner comparable to that required for clinical trials in the United States.

Further, each clinical trial must be reviewed and approved by an IRB either centrally or individually at each institution at which the clinical trial will be conducted. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors, the safety of human subjects, and the possible liability of the institution. An IRB must operate in compliance with FDA regulations. The FDA, IRB, or the clinical trial sponsor may suspend or discontinue a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP rules and the requirements for informed consent.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board (“DSMB”). This group may recommend continuation of the trial as planned, changes in trial conduct, or cessation of the trial at designated check points based on certain available data from the trial to which only the DSMB has access.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may be required after approval.

•        Phase 1 clinical trials are initially conducted in a limited population to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics in healthy humans or, on occasion, in patients, such as cancer patients.

•        Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications and determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more costly Phase 3 clinical trials.

•        Phase 3 clinical trials proceed if the Phase 2 clinical trials demonstrate that a dose range of the product candidate is potentially effective and has an acceptable safety profile. Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage, provide substantial evidence of clinical efficacy, and further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites. A well-controlled, statistically robust Phase 3 trial may be designed to deliver the data that regulatory authorities will use to decide whether or not to approve, and, if approved, how to appropriately label a biologic; such Phase 3 studies are referred to as “pivotal.”

In some cases, the FDA may approve a BLA for a product but require the sponsor to conduct additional clinical trials to further assess the product’s safety and effectiveness after licensure. Such post-approval trials are typically referred to as Phase 4 clinical trials. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement or to request a change in the product labeling. The failure to exercise due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for products.

Information about applicable clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its ClinicalTrials.gov website.

Compliance with cGMP Requirements

Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in full compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The PHSA emphasizes the importance of manufacturing control for products like biologics whose attributes cannot be precisely defined.

Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Any product manufactured by or imported from a facility that has not registered, whether foreign or domestic, is deemed misbranded under the FDCA. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Inspections must follow a “risk-based schedule” that may result in certain establishments being inspected more frequently. Manufacturers may also have to provide, on request, electronic or physical records regarding their establishments. Delaying, denying, limiting, or refusing inspection by the FDA may lead to a product being deemed to be adulterated.

Review and Approval of a BLA

The results of product candidate development, preclinical testing, and clinical trials, including negative or ambiguous results as well as positive findings, are submitted to the FDA as part of a BLA requesting a license to market the product. The BLA must contain extensive manufacturing information and detailed information on the composition of the product and proposed labeling as well as payment of a user fee. Under federal law, the submission of most BLAs is subject to an application user fee. The sponsor of a licensed BLA is also subject to an annual program fee. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.

The FDA has 60 days after submission of the application to conduct an initial review to determine whether it is sufficient to accept for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission has been accepted for filing, the FDA begins an in-depth review of the application. Under the goals and policies agreed to by the FDA under the PDUFA, the FDA has ten months in which to complete its initial review of a standard application and respond to the applicant, and six months for a priority review of the application. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs. The review process may often be significantly extended by FDA requests for additional information or clarification. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Under the PHSA, the FDA may approve a BLA if it determines that the product is safe, pure, and potent, and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure, and potent. On the basis of the FDA’s evaluation of the application and accompanying information, including the results of the inspection of the manufacturing facilities and any FDA audits of preclinical and clinical trial sites to assure compliance with GCPs, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. If the application is not approved, the FDA will issue a complete response letter, or CRL, which will contain the conditions that must be met in order to secure final approval of the application, and when possible will outline recommended actions the sponsor might take to obtain approval of the application. Sponsors that receive a CRL may submit to the FDA information that represents a complete response to the issues identified by the FDA.

The FDA may also refer the application to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved. In particular, the FDA may refer applications for novel biologic products or biologic products that present difficult questions of safety or efficacy to an advisory committee. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates, and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

If the FDA approves a new product, it may limit the approved indication(s) for use of the product. It may also require that contraindications, warnings, or precautions be included in the product labeling. In addition, the FDA may call for post-approval studies, including Phase 4 clinical trials, to further assess the product’s efficacy and/or safety after approval. The agency may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use.

Expedited Review Programs

The FDA is authorized to expedite the review of BLAs in several ways. Under the Fast Track program, the sponsor of a product candidate may request the FDA to designate the product for a specific indication as a Fast Track product concurrent with or after the filing of the IND. Candidate products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track application before the application is complete, a process known as rolling review.

Any product candidate submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as breakthrough therapy designation, priority review and accelerated approval.

•        Breakthrough therapy designation.    To qualify for the breakthrough therapy program, product candidates must be intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence must indicate that such product candidates may demonstrate substantial improvement on one or more clinically significant endpoints over existing therapies. The FDA will seek to ensure the sponsor of a breakthrough therapy product candidate receives intensive guidance on an efficient drug development program, intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review and rolling review.

•        Priority review.    A product candidate is eligible for priority review if it treats a serious condition and, if approved, it would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention compared to marketed products. The FDA aims to complete its review of priority review applications within six months as opposed to 10 months for standard review.

•        Accelerated approval.    Drug or biologic products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval. Accelerated approval means that a product candidate may be approved on the basis of adequate and well controlled clinical trials establishing that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity and prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biologic product candidate receiving accelerated approval perform adequate and well controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials.

•        Regenerative advanced therapy.    With passage of the 21st Century Cures Act (the “Cures Act”) in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with the FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.

None of these expedited programs change the standards for approval but they may help expedite the development or approval process of product candidates.

Post-Approval Regulation

If regulatory approval for marketing of a product or new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-approval regulatory requirements as well as any post-approval requirements that the FDA have imposed as part of the approval process. The sponsor will be required to report certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

A product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency, and effectiveness of pharmaceutical products.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on post-approval clinical trials;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•        product recall, seizure or detention, or refusal to permit the import or export of products; or

•        injunctions or the imposition of civil or criminal penalties.

Pharmaceutical products may be promoted only for the approved indications and in accordance with the provisions of the approved label. Although healthcare providers may prescribe products for uses not described in the drug’s labeling, known as off-label uses, in their professional judgment, drug manufacturers are prohibited from soliciting, encouraging or promoting unapproved uses of a product. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

The FDA strictly regulates the marketing, labeling, advertising, and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the drug is approved. After approval, a drug product generally may not be promoted for uses that are not approved by the FDA, as reflected in the product’s prescribing information.

If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Regulation and Procedures Governing Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy, and governing, among other things, clinical trials, marketing authorization, commercial sales, and distribution of drug products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application (“MAA”) and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

Clinical Trial Approval

Pursuant to Clinical Trials Directive 2001/20/EC and the Directive 2005/28/EC on GCP, a system for the approval of clinical trials in the European Union was implemented through national legislation of the member states. Under this system, an applicant must obtain approval from the competent national authority of a European Union member state in which the clinical trial is to be conducted, or in multiple member states if the clinical trial is to be conducted in a number of member states. Furthermore, the applicant may only start a clinical trial at a specific site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by an investigational medicinal product dossier with supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and corresponding national laws of the member states and further detailed in applicable guidance documents.

In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, which became effective on January 31, 2022. It overhauled the current system of approvals for clinical trials in the European Union. Specifically, the new legislation, which is directly applicable in all member states, is aimed at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single-entry point, the Clinical Trials Information System (“CTIS”), and strictly defined deadlines for the assessment of clinical trial applications.

The conduct of all clinical trials commenced in the European Union prior to January 31, 2022 will continue to be bound by the previously applicable provisions. However, if a clinical trial continues for more than three years after January 31, 2022, the Clinical Trials Regulation will at that time begin to apply to the clinical trial. In addition, through January 31, 2023, clinical trial sponsors may apply for a new trial authorization under the previously applicable provisions (posting clinical trial information at the EudraCT website) or the Clinical Trials Regulation (posting clinical trial information at CTIS website), at the sponsor’s choice. After that date, new trial authorizations must be applied for under the Clinical Trials Regulation and utilize CTIS.

Marketing Authorization

To obtain a marketing authorization for a product under the European Union regulatory system, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in European Union Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, an applicant must demonstrate compliance with all measures included in an EMA approved Pediatric Investigation Plan (“PIP”) covering all subsets of the pediatric population, unless the EMA has granted a product specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union member states. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Manufacturers must demonstrate the quality, safety, and efficacy of their products to the EMA, which provides an opinion regarding the MAA. The European Commission grants or refuses marketing authorization in light of the opinion delivered by the EMA.

Under the centralized procedure, the CHMP established at the EMA is responsible for conducting an initial assessment of a product. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment.

Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may seek regulatory approval by the FDA or other government authorities. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use any product candidates we may develop unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such product candidates. Even if any product candidates we may develop are approved, sales of such product candidates will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers, and managed care organizations, provide coverage, and establish adequate reimbursement levels for, such product candidates. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing approvals. Nonetheless, product candidates may not be considered medically necessary or cost-effective. A decision by a third-party payor not to cover any product candidates we may develop could reduce physician utilization of such product candidates once approved and have a material adverse effect on our sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Third-party reimbursement and coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, any companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement applicable to pharmaceutical or biological products will apply to any companion diagnostics.

The containment of healthcare costs also has become a priority of federal, state and foreign governments and the prices of pharmaceuticals have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If we obtain approval in the future to market in the United States any product candidates we may develop, we may be required to provide discounts or rebates under government healthcare programs or to certain government and private purchasers in order to obtain coverage under federal healthcare programs such as Medicaid. Participation in such programs may require us to track and report certain drug prices. We may be subject to fines and other penalties if we fail to report such prices accurately.

Outside the United States, ensuring adequate coverage and payment for any product candidates we may develop will face challenges. Pricing of prescription pharmaceuticals is subject to governmental control in many countries. Pricing negotiations with governmental authorities can extend well beyond the receipt of regulatory marketing approval for a product and may require us to conduct a clinical trial that compares the cost-effectiveness of any product candidates we may develop to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our commercialization efforts.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies (so called health technology assessments) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product, or they may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic, and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade (arbitrage between low-priced and high-priced member states), can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products, if approved in those countries.

Healthcare Law and Regulation

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, consultants, third-party payors, and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

•        the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

•        the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious, or fraudulent or knowingly making, using, or causing to made or used a false record or statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

•        the FCPA, which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment; and

•        the federal transparency requirements known as the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the CMS within the U.S. Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians, as defined by such law, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Further, some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring pharmaceutical manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. In addition, certain state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), thus complicating compliance efforts.

Employees and Human Capital

As of December 31, 2021, we employed 25 full-time employees. The 25 full-time employees were engaged in research and development, operations, finance, and business development. Nine employees held Ph.D. degrees; two held M.D. degrees; and one held a VMD. Our employees are not represented by labor unions or covered under any collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

We lease approximately 13,392 square feet of space for our headquarters in Redwood City, California under an agreement that expires in August 2026. Thereafter, at our option, we may extend the term for an additional five years to August 2031. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Indemnification and Insurance

Our business exposes us to potential liability including, but not limited to, potential liability for (i) non-compliance with applicable laws and regulations, and (ii) employment-related claims. In certain circumstances, we may also be liable for the acts or omissions of others, such as suppliers of goods or services.

We attempt to manage our potential liability to third parties through contractual protection (such as indemnification and limitation of liability provisions) in our contracts and through insurance. The contractual indemnification provisions vary in scope and generally do not protect us against all potential liabilities. In addition, in the event that we seek to enforce such an indemnification provision, the indemnifying party may not have sufficient resources to fully satisfy its indemnification obligations or may otherwise not comply with its contractual obligations.

We currently maintain insurance coverage with limits we believe to be appropriate. The coverage provided by such insurance may not be adequate for all claims made, and such claims may be contested by applicable insurance carriers.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Management

The following sets forth certain information, as of March 24, 2022, concerning the persons who are serving as our directors and executive officers.

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors.

Name	Age	Position(s)
Executive Officers
Ronald Martell	60	President, Chief Executive Officer and Director
Jeet Mahal	50	Chief Financial Officer, Chief Operating Officer and Corporate Secretary
Kevin N. Heller, M.D.	51	Executive Vice President, Research and Development
Non-Employee Directors
William Lis	57	Chairperson of the Board
Anna French, D.Phil.(1)(2)(3)	34	Director
Lawrence Klein, Ph.D.(3)	39	Director
Christian W. Nolet(1)(2)	65	Director
Judith Shizuru, M.D., Ph.D.	66	Director
Kurt von Emster(1)(2)(3)	54	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Ronald A. Martell.    Mr. Martell has served as our President, Chief Executive Officer and a member of our Board since March 2022. Mr. Martell has more than 30 years’ experience building and managing unique businesses in the biotech industry. Mr. Martell has served as a Director of MorphImmune, Inc. since April 2021, and served as the Chief Executive Officer and President from April 2021 to March 2022. Prior to joining MorphImmune, Inc., Mr. Martell served as the President and CEO of Nuvelution Pharma, Inc. from November 2019 to March 2021. He was also the Co-Founder and Executive Chairman of Indapta Therapeutics, Inc. from April 2017 to March 2022. Mr. Martell was the Co-Founder and Executive Chairman of Orca Bio from January 2016 to June 2019 and the Co-Founder and CEO of Achieve Life Sciences, Inc. from March 2015 to December 2017, where he led the merger of the company with OncoGenex Pharmaceuticals, Inc. in August 2017. He served on the board of directors of Plus Therapeutics, Inc. (previously Cytori Therapeutics, Inc.) (Nasdaq: PSTV) from December 2016 until December 2019. He served as Chief Executive Officer of Sevion Therapeutics, Inc. from June 2014 to January 2015 and Executive Chairman of KaloBios Pharmaceuticals, Inc. from February 2015 to October 2015. Prior to Sevion, Mr. Martell was President and CEO of NeurogesX, Inc. from January 2012 to July 2013 and sold the company’s assets to Acorda Therapeutics, Inc. Prior to NeurogesX, he was Chief Executive Officer of Poniard Pharmaceuticals, Inc. from February 2010 to March 2013. Before joining Poniard, he served in the capacity of the Office of the CEO and as Senior Vice President of Commercial Operations at ImClone Systems. Mr. Martell built ImClone Systems’ Commercial Operations and field sales force to market and commercialize Erbitux® with partners Bristol-Myers Squibb and Merck KGaA. Prior to joining ImClone Systems, Mr. Martell worked for 10 years at Genentech, Inc. in a variety of positions, the last of which was Group Manager, Oncology Products. At Genentech, he was responsible for the launch of Herceptin® for metastatic HER-2 positive breast cancer and Rituxan® for non-Hodgkin’s lymphoma. Mr. Martell began his career at Roche Pharmaceuticals. We believe that Mr. Martell is qualified to serve as a member of our Board because of his depth of experience in oncology and cell therapy development and commercialization, as well as deep relationships across the industry.

Jeet Mahal.    Mr. Mahal has served as our Chief Financial Officer and Chief Operating Officer since March 2022, and has served as our Corporate Secretary since September 2021. He served as our Chief Financial and Business Officer from September 2021 to March 2022. Prior to that, Mr. Mahal had served as Legacy Jasper’s Chief Financial and Business Officer since December 2019. Prior to joining Legacy Jasper, Mr. Mahal worked at Portola

Pharmaceuticals, Inc. from August 2008 to December 2019, where Mr. Mahal held a number of positions of increasing leadership, most recently as Vice President, Strategic Marketing from January 2019 to December 2019 and Vice President, Business Development from February 2013 to December 2018. While at Portola Pharmaceuticals, Inc., Mr. Mahal led the execution of multiple business development partnerships for Andexxa®, Bevyxxa® and cerdulatinib. Mr. Mahal also played a key role in the company’s equity financings, including its initial public offering and multiple royalty transactions. Earlier in his career, from January 2006 to September 2008, Mr. Mahal was Director, Business and New Product Development, at Johnson & Johnson on the cardiovascular in-licensing and Xarelto® product development teams. Mr. Mahal started his career in the drug development laboratories at COR Therapeutics. Mr. Mahal holds a Bachelor’s degree in Molecular and Cell Biology from U.C. Berkeley, a Master’s degree in Engineering from North Carolina State University, a Master’s degree in Molecular and Cell Biology from the Illinois Institute of Technology and an MBA from Duke University.

Kevin N. Heller, M.D.    Dr. Heller has served as our Executive Vice President, Research and Development since September 2021. Prior to that, Dr. Heller had served as Legacy Jasper’s Executive Vice President, Research and Development since August 2020. Prior to joining Legacy Jasper, Dr. Heller was Chief Medical Officer at NextCure, Inc., a biotechnology company developing immunotherapy-based biologics for cancer and other diseases, from April 2018 to August 2020. Before that, from May 2015 to April 2018, Dr. Heller was Vice President and head of antibody clinical development at Incyte Corporation, coordinating immunotherapy clinical development strategies for multiple antibody programs. Dr. Heller joined Incyte from AstraZeneca plc, where Dr. Heller was Senior Medical Director from May 2013 to May 2015, overseeing global medicines development in oncology. Dr. Heller began his biopharma industry experience at Bristol Myers Squibb from July 2007 to June 2013, where he led early development programs and was responsible for authoring and managing first-in-human clinical trials. Dr. Heller’s most recent position at BMS was Global Lead for Oncology Search and Evaluation from July 2011 to June 2013, where he was responsible for leading a team matrix across disciplines during due diligence activities and preparing recommendations for possible acquisitions. Dr. Heller is currently Adjunct Professor of Medicine at Yale School of Medicine. He also serves as an industry advisor to CureSearch, an organization committed to childhood cancer research and the National Leadership Council for Society for Science. Dr. Heller received a Bachelor’s degree in molecular biophysics and biochemistry from Yale University and a medical degree from George Washington University. Dr. Heller trained in pediatrics at the Children’s Hospital of Buffalo and pediatric hematology/oncology at Memorial Sloan Kettering Cancer Center. Following his fellowship, Dr. Heller joined the faculty of the Rockefeller University as Instructor and subsequently Chief Clinical Scholar of Clinical Investigation.

Non-Employee Directors

William Lis.    Mr. Lis has served as a member of our Board since November 2019 and currently serves as the non-employee Chairperson of our Board. Mr. Lis has 30 years of biopharmaceutical experience and served as our Chief Executive Officer and Executive Chairman of our Board from September 2021 to March 2022. Prior to that, Mr. Lis served as Legacy Jasper’s Chief Executive Officer and Executive Chairman of the Legacy Jasper Board from November 2019 to September 2021 and as Legacy Jasper’s President from December 2019 to September 2021. Mr. Lis also serves as the Chairman and Chief Executive Officer of Ampressa Therapeutics, Inc., a privately held biotech company. Previously, Mr. Lis served as Chief Executive Officer and a Director of Portola Pharmaceuticals, Inc. (formerly listed on Nasdaq) from April 2010 until August 2018, after serving as Chief Operating Officer from November 2009 to April 2010, Vice President of Business and Commercial Operations from May 2008 to October 2009 and as Senior Director of Business Development from May 2005 to August 2005. Under his leadership, Portola successfully grew from a discovery-stage company to a fully integrated research and development and commercial organization, and independently discovered and developed Andexxa®, Bevyxxa® and cerdulatinib. He led corporate and academic institution partnerships and an initial public offering in October 2013. The company grew into a multi-billion valuation company during his tenure and was acquired by Alexion Pharmaceuticals, Inc. in July 2020. Prior to Portola, Mr. Lis held various management positions at Scios, Inc. (a Johnson & Johnson company), including as Vice President Business and Commercial Operations from November 2007 to April 2008, as Vice President of Business and New Product Development from August 2005 to November 2007 and as Director of Cardiovascular Marketing and New Products from January 2004 to May 2005, having led in-licensing efforts, development and the commercial operations for Xarelto®. He also held positions of increasing responsibility at Millennium Pharmaceuticals, Inc. (previously COR Therapeutics, Inc.) from October 1999 to November 2003, and prior to that he was with Rhone Poulenc Rorer in sales, marketing, medical affairs and business development, where he was involved in the commercial launch of Integrilin®, Lovenox®, Velcade® and Rilutek®. Mr. Lis has served as an independent member of the board of directors of Zai Lab Limited (Nasdaq: ZLAB) since October 2018. He also previously served as a member of the BIO Board of Directors for Emerging Companies and as an independent director of Eidos Therapeutics, Inc. (Nasdaq: EIDX) from December 2018 until it was acquired by BridgeBio Pharma, Inc. in January 2021. Mr. Lis holds a B.S. from the University of Maryland. We believe that Mr. Lis is qualified to serve as a member of our Board because of his leadership and business and product development expertise, as well as his extensive experience in the pharmaceutical and therapeutics industry at both the executive and board level.

Anna French, D.Phil.    Dr. French has served as a member of our Board since September 2021. Dr. French served on the Legacy Jasper Board from November 2019 to September 2021. Dr. French is a Partner at Qiming Venture Partners USA, having joined the firm in July 2017, where she invests in biotech and digital health companies, focusing on advanced therapeutics including cell and gene therapy. Dr. French has served on the boards of directors of Umoja Biopharma, Inc. since August 2020, WindMIL Therapeutics, Inc. since June 2018 and Auron Therapeutics, Inc. since December 2020. Previously, Dr. French was a Management Consultant at the Boston Consulting Group (BCG) from November 2014 to June 2017, where she advised leading biopharma companies on their strategy and operations. Dr. French also led a global industry/academic consortium focused on cell therapy commercialization. Dr. French earned a D.Phil. from the University of Oxford, UK, where her research focused on the hematopoietic differentiation of human induced pluripotent stem cells. Dr. French has over 20 publications in the field of stem cell research. We believe that Dr. French is qualified to serve as a member of our Board because of her stem cell expertise, as well as her experience investing in companies focused on advanced therapeutics.

Lawrence Klein, Ph.D.    Dr. Klein has served as a member of our Board since September 2021. He has served in various positions at CRISPR Therapeutics AG (Nasdaq: CRSP), a biotechnology company, including Chief Operating Officer since January 2020, Chief Business Officer from January 2019 to January 2020, Senior Vice President, Business Development and Strategy from November 2017 to December 2018 and as Vice President, Strategy from February 2016 to November 2017. Before joining CRISPR, Dr. Klein was an Associate Partner at McKinsey & Company, a global management consulting firm, from October 2014 to February 2016. He has served as a director of Dyne Therapeutics, Inc. (Nasdaq: DYN) since September 2019. Dr. Klein received his B.S. in biochemistry and physics from the University of Wisconsin-Madison and his Ph.D. in biophysics from Stanford University. We believe that Dr. Klein is qualified to serve as a member of our Board because of his extensive background in immunology, hematologic malignancies, stem cell transplant and cell therapies, as well as his current and prior service with pharmaceutical and biotechnology companies on matters pertaining to strategy and operations.

Christian W. Nolet.    Mr. Nolet has served as a member of our Board since September 2021. Mr. Nolet has more than 40 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, Mr. Nolet led the West EY Life Sciences Industry Group and continues to serve on both the Executive Committee and Finance Committee (Co-Chair) of the California Life Sciences industry association. Mr. Nolet was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a retired Certified Public Accountant in California. Mr. Nolet has served on the board of directors of Revance Therapeutics, Inc. (Nasdaq: RVNC) since July 2019 and on the board of directors of PolarityTE, Inc. (Nasdaq: PTE) since April 2020. He previously served on the board of directors of Ambrx Biopharma Inc. (Nasdaq: AMAM) from January 2021 to November 2021. Mr. Nolet also served on the board of directors of Viela Bio, Inc. from August 2019 until it was acquired in March 2021. We believe that Mr. Nolet is qualified to serve as a member of our Board because of his experience with multiple life sciences companies ranging from growing venture-capital backed start-ups to Fortune 100 companies, and his financial expertise as a former audit partner and retired California Certified Public Accountant.

Judith Shizuru, M.D., Ph.D.    Dr. Shizuru has served as a member of our Board since September 2021. Dr. Shizuru is the scientific co-founder of Legacy Jasper and served as a member of the Legacy Jasper Board from March 2018 to September 2021 and as Chair of Legacy Jasper’s Scientific Advisory Board from December 2019 to September 2021. Dr. Shizuru is a Professor of Medicine (Blood and Marrow Transplantation) and Pediatrics (Stem Cell Transplantation) at Stanford. Dr. Shizuru is a member of the Stanford Blood and Marrow Transplantation (BMT) faculty, the Stanford Immunology Program, and the Institute for Stem Cell Biology and Regenerative Medicine. Dr. Shizuru received a Bachelor’s degree from Bennington College and an M.D. and Ph.D. from the Stanford University School of Medicine. She trained as a resident in adult internal medicine at the University of California, San Francisco, and in the sub-specialty of hematology at Stanford. Dr. Shizuru has been attending on the Stanford

Blood and Marrow Transplantation clinical service since 1997, and she oversees a research laboratory. Her laboratory is focused on understanding the cellular and molecular basis of resistance to engraftment of transplanted allogeneic hematopoietic cells, and the way in which bone marrow grafts modify immune responses including the induction of immune tolerance. Dr. Shizuru’s laboratory has developed the translational science of anti-CD117 antibodies, and was the first to advance an anti-human CD117 antibody as a transplant conditioning agent from the laboratory to the clinic. Dr. Shizuru has over 140 publications in the fields of immunology and hematopoietic cell transplantation. We believe that Dr. Shizuru is qualified to serve as a member of our Board because of her expertise in immunology and transplant conditioning agents, as well as her knowledge of our technology and product candidates, having co-founded Legacy Jasper in 2018.

Kurt von Emster.    Mr. von Emster has served as a member of our Board since September 2021. Mr. von Emster served on the Legacy Jasper Board from November 2019 to September 2021. Mr. von Emster has been a Partner at Abingworth LLP, a venture capital firm, since January 2015 and as Managing Partner since July 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Partner of venBio LLC, a venture capital firm, from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a crossover public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s. Mr. von Emster currently has served on the boards of directors of Cymabay Therapeutics, Inc. (Nasdaq: CBAY) since April 2009, Tizona Therapeutics, Inc. since December 2020, Vera Therapeutics, Inc. (Nasdaq: VERA) since October 2020, Vaxcyte, Inc. (Nasdaq: PCVX) since July 2015, Orbus Therapeutics, Inc. since July 2020 and SFJ Pharmaceuticals Inc. since April 2020. He previously served as a director of CRISPR Therapeutics AG from March 2015 to June 2019 and a director of Trishula Therapeutics, Inc. from December 2020 to November 2021. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara and is a Chartered Financial Analyst (CFA). We believe that Mr. von Emster is qualified to serve as a member of our Board because of his extensive financial and investment experience, as well as his experience serving on the board of directors of other therapeutic and pharmaceutical companies.

Family Relationships

There are no family relationships among any of the individuals who serve as our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of seven members. Mr. Lis serves as the non-employee Chairperson of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and on an ad hoc basis as required.

In accordance with the terms of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, we divide our Board into three classes with staggered three-year terms, as follows

•        Class I, which consists of Dr. Klein and Mr. von Emster, whose terms will expire at our annual meeting of stockholders to be held in 2022;

•        Class II, which consists of Dr. French and Dr. Shizuru, whose terms will expire at our annual meeting of stockholders to be held in 2023; and

•        Class III, which consists of Mr. Lis, Mr. Martell and Mr. Nolet, whose terms will expire at our annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors that shall constitute our Board will be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting our Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. No decrease in the number of directors constituting our Board will shorten the term of any incumbent director. This classification of our Board may have the effect of delaying or preventing changes in its control or management. Our directors may be removed only for cause by the affirmative vote of the holders of at least 66⅔% of our capital stock entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date of the Business Combination, such reference to “66⅔%” shall be deemed to be “50%”).

Subject to applicable law and subject to the rights of the holders of any series of our preferred stock, any vacancies on our Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless our Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Our Board has determined that each of our directors other than Mr. Lis, Mr. Martell and Dr. Shizuru qualifies as an independent director, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules, and our Board consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq Stock Market listing rules relating to director independence requirements. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock with respect to each non-employee director. In addition, we are subject to the rules of the SEC and the Nasdaq Stock Market relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

Mr. Lis currently serves as the non-employee Chairperson of our Board. In such role, Mr. Lis has authority, among other things, to call and preside over our Board meetings, to set meeting agendas and to determine materials to be distributed to our Board. As the roles of Chairperson of our Board and Chief Executive Officer are separated between Mr. Lis and Mr. Martell, respectively, our Board believes our leadership structure enhances the accountability of our Chief Executive Officer to our Board and encourages balanced decision making. In addition, our Board believes that this structure provides an environment in which the independent directors are fully informed, have significant input into the content of Board meetings, and can provide objective and thoughtful oversight of management.

Each of the committees of our Board is comprised of independent directors that provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each regular meeting of our Board. At each such meeting, the presiding director for each executive session of our Board is an independent or non-employee director. Our Board will continue to evaluate this leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment.

Role of our Board in Risk Oversight

Our Board is responsible for overseeing our overall risk management process. The responsibility for managing risk rests with executive management while the committees of our Board and our Board as a whole participate in the oversight process. Our Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Our audit committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Our nominating and corporate governance committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our full Board also reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings of our Board, and evaluates the risks inherent in significant transactions.

Board Committees

Our Board has an audit committee, compensation committee and nominating and corporate governance committee. Our Board has adopted a new charter for each of these committees, which complies with the applicable requirements of current Nasdaq Stock Market rules. Copies of the charters for each committee are available under the “Investors-Corporate Governance” section of our website at ir.jaspertherapeutics.com/corporate-governance/documents-charters. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

Audit Committee

Our audit committee consists of Dr. French, Mr. Nolet and Mr. von Emster. Mr. Nolet serves as the chair of our audit committee. Each of the members of our audit committee satisfies the independence requirements of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq Stock Market audit committee requirements. Mr. Nolet qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In arriving at these determinations, our Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of our audit committee is to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include, among other things:

•        appointing, determining the compensation of, retaining, overseeing and evaluating our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for us;

•        prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between us, or persons in financial oversight roles with us, and such independent registered public accounting firm or their affiliates;

•        determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

•        monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement;

•        reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls;

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•        reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure compliance with laws and rules;

•        overseeing our programs, policies, and procedures related to our information technology systems, including information asset security and data protection; and

•        reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of our accounting principles and practices and all other matters required to be communicated to our audit committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC.

Our independent registered public accounting firm and our management periodically meet separately with our audit committee.

Our audit committee reviews, discusses and assesses its own performance and composition at least annually. Our audit committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of our audit committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq Stock Market rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Dr. French, Mr. Nolet and Mr. von Emster. Dr. French serves as the chair of the compensation committee. Each of the members of the compensation committee is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq Stock Market independence requirements. The primary purpose of our compensation committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include, among other things:

•        reviewing, modifying and approving (or, if it deems appropriate, making recommendations to our Board regarding) our overall compensation strategy and policies, and reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•        determining and approving (or, if it deems appropriate, recommending to our Board for determination and approval) the compensation and terms of employment of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the Chief Executive Officer’s compensation;

•        determining and approving (or, if it deems appropriate, recommending to our Board for determination and approval) the compensation and terms of employment of our executive officers and other members of senior management;

•        reviewing and approving (or, if it deems appropriate, making recommendations to our Board regarding) the terms of employment agreements, severance agreements;

•        change-of-control protections and other compensatory arrangements for our executive officers and other senior management;

•        conducting periodic reviews of the base compensation levels of all of our employees generally;

•        reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;

•        reviewing and approving the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans; and

•        reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between our risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk.

In addition, once we cease to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of our compensation committee will also include:

•        reviewing and recommending to our Board for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements; and

•        reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our Board that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, our compensation committee may form, and delegate authority to, subcommittees as appropriate. Our compensation committee reviews, discusses and assesses its own performance and composition at least annually. Our compensation committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of our compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq Stock Market rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. French, Dr. Klein and Mr. von Emster. Mr. von Emster serves as the chair of the nominating and corporate governance committee. Each of the members of the nominating and corporate governance committee satisfies the Nasdaq Stock Market independence requirements. Specific responsibilities of our nominating and corporate governance committee include, among other things:

•        making recommendations to our Board regarding corporate governance issues;

•        identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by our Board);

•        determining the minimum qualifications for service on our Board;

•        reviewing and evaluating incumbent directors;

•        instituting and overseeing director orientation and director continuing education programs;

•        serving as a focal point for communication between candidates, non-committee directors and our management;

•        recommending to our Board for selection candidates to serve as nominees for director for the annual meeting of stockholders;

•        making other recommendations to our Board regarding matters relating to the directors;

•        reviewing succession plans for our Chief Executive Officer and our other executive officers;

•        reviewing and overseeing matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to our business of environmental, social, and governance issues, and our public reporting on these topics; and

•        considering any recommendations for nominees and proposals submitted by stockholders.

Our nominating and corporate governance committee periodically reviews, discusses and assesses the performance of our Board and the committees of our Board. In fulfilling this responsibility, our nominating and corporate governance committee seeks input from senior management, our Board and others. In assessing our Board, our nominating and corporate governance committee evaluates the overall composition of our Board, our Board’s contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. Our nominating and corporate governance committee reviews, discusses and assesses its own performance and composition at least annually. Our nominating and corporate governance committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of our nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq Stock Market rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently or has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serves as a member of our Board or compensation committee. For a description of transactions between us and members of the compensation committee and affiliates of such members, please see the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

Our Board has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our code of business conduct and ethics is available under the “Investors-Corporate Governance” section of our website at ir.jaspertherapeutics.com/corporate-governance/documents-charters. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

Limitation of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation eliminates the liability of a director to us for monetary damages to the fullest extent permitted by applicable law. Under Delaware law, a corporation may eliminate the personal liability of directors of a corporation to the corporation and its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•        breach of his or her duty of loyalty to the corporation or its stockholders;

•        act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the extent not prohibited by the DGCL or any other applicable law and may indemnify its employees and other agents as set forth in the DGCL or any other applicable law. Our Amended and Restated Bylaws also provide that, on satisfaction of certain conditions, we will be obligated to advance expenses incurred by a director or officer in advance of the final disposition of any proceeding and also permits us to purchase insurance on behalf of any person required or permitted to be indemnified under our Amended and Restated Bylaws. We have obtained a directors’ and officers’ liability insurance policy.

We have entered into separate indemnification agreements with each of our directors and executive officers in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of our company arising out of the person’s services as a director or executive officer of ours.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We believe that these provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Scientific Advisory Board

We have established a scientific advisory board. We regularly seek advice and input from these experienced scientific leaders on matters related to its research and development programs. Our scientific advisory board consists of experts across a range of key disciplines relevant to our programs and science. We intend to continue to leverage the broad expertise of our advisors by seeking their counsel on important topics relating to its research and development programs.

Executive and Director Compensation

EXECUTIVE COMPENSATION

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals. We believe our compensation programs should promote the success of our Company and align executive incentives with the long-term interests of our stockholders. This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

For the year ended December 31, 2021, our named executive officers were William Lis, our Executive Chairman and our Chief Executive Officer and President during 2021; Kevin N. Heller, M.D., our Executive Vice President, Research and Development; and Jeet Mahal, our Chief Financial Officer, Chief Business Officer and Corporate Secretary.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2021 and 2020, respectively:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)		Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William Lis(2)	2021	459,289	—	220,000	(5)	—	—	679,289
Former Executive Chairman, Chief Executive Officer and President	2020	399,627	171,530	—		999,904	—	1,571,061
Kevin N. Heller, M.D.(3)	2021	454,395	—	163,592	(5)	—	—	617,987
Executive Vice President, Research and Development	2020	178,126	70,328	—		964,404	—	1,212,858
Jeet Mahal(4)	2021	355,362	—	105,759	(5)	—	—	461,121
Chief Financial Officer, Chief Operating Officer and Corporate Secretary	2020	330,455	115,000	—		274,504	—	719,959

____________

(1)      Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2020 under the 2019 EIP, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to our consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of our stock.

(2)      Mr. Lis earned a base salary of $430,000 from January 1, 2021 to February 28, 2021, which was increased to $434,194 on March 1, 2021. Effective September 24, 2021, Mr. Lis’ base salary was further increased to $530,000 in connection with the consummation of the Business Combination. Mr. Lis transitioned to serve as non-employee Chairperson of our Board effective March 15, 2022.

(3)      Dr. Heller’s service to Legacy Jasper commenced on August 10, 2020. The salary and bonus indicated in the table with respect to 2020 are the amounts paid out in full, and do not represent the full year salary and bonus indicated in Dr. Heller’s offer letter prior to prorating. Dr. Heller earned a base salary of $450,000 from January 1, 2021 to February 28, 2021, which was increased to $455,275 on March 1, 2021.

(4)      Mr. Mahal earned a base salary of $330,000 from January 1, 2021 to February 28, 2021, which was increased to $341,550 on March 1, 2021. Effective September 24, 2021, Mr. Mahal’s base salary was further increased to $400,000 in connection with the consummation of the Business Combination. Mr. Mahal was promoted to our Chief Operating Officer and Chief Financial Officer effective March 21, 2022. Prior to such time he served as our Chief Financial Officer and Chief Business Officer.

(5)      Represents a bonus payment made during fiscal year 2022 based on our Company’s performance during 2021.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. During 2021, Mr. Lis earned a base salary of $430,000 from January 1, 2021 to February 28, 2021, which was increased to $434,194 on March 1, 2021. Effective September 24, 2021, Mr. Lis’ base salary was further increased to $530,000 in connection with the consummation of the Business Combination. Dr. Heller earned a base salary of $450,000 from January 1, 2021 to February 28, 2021, which was increased to $455,275 on March 1, 2021. Mr. Mahal earned a base salary of $330,000 from January 1, 2021 to February 28, 2021, which was increased to $341,550 on March 1, 2021. Effective September 24, 2021, Mr. Mahal’s base salary was further increased to $400,000 in connection with the consummation of the Business Combination.

Annual Cash Incentive Bonuses

We pay cash bonuses to reward our executives for their performance over the fiscal year, based on an analysis by our Board or our compensation committee of our executives’ performance during the year. During 2021, Mr. Lis’ annual bonus target was initially equal to 40% of his annual base salary, which was increased to 50% of his annual base salary effective September 24, 2021. Dr. Heller’s annual bonus target during 2021 was 40% of his annual base salary. Mr. Mahal’s annual bonus target was initially equal to 30% of his annual base salary, which was increased to 40% of his annual base salary effective September 24, 2021. In connection with Mr. Mahal’s promotion to our Chief Operating Officer and Chief Financial Officer effective March 21, 2022, his annual bonus target was further increased to 45% of his annual base salary.

In 2021, our Board adopted corporate performance goals for the 2021 bonus program for our employees based on milestones that primarily included: (1) clinical activities for our AML program, SCID program and auto-immune program; (2) chemistry, manufacturing and controls activities; (3) research and development activities for our eHSC program; and (4) financing milestones. Our compensation committee determined that the total attainment rate for 2021 was 90%. For 2021, Mr. Lis received a $220,000 bonus, Dr. Heller received a $163,592 bonus and Mr. Mahal received a $105,759 bonus. The bonus amounts for Dr. Heller and Mr. Mahal were determined based on the base salary earned by each executive officer for the calendar year multiplied by their bonus target percentage and the 90% achievement level. Mr. Lis’ bonus was higher than his bonus target percentage at the 90% achievement level. In determining his bonus amount, the compensation committee recognized Mr. Lis’ significant contributions to our Company during 2021, including the leading the successful completion of the Business Combination.

Long-Term Equity Incentives

We believe equity awards are a critical element of our executive compensation programs as they provide an incentive for our executives to focus on driving growth in our stock price and long-term stockholder value creation, and help us to attract and retain key talent in a competitive market. Specifically, the granting of stock options helps ensure that the interests of our executive officers are aligned with those of our stockholders as the options only have value if the value of our stock increases after the date the option is granted.

Other Elements of Compensation

Perquisites, Health, Welfare and Retirement Benefits

Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical and dental insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. We do, however, cover a certain portion of the premiums for medical and dental insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax qualified plan under the Internal Revenue Code. Our named executive officer are eligible to participate in the 401(k) plan on the same basis as our other employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis (or post-tax basis through a Roth 401(k) election) through contributions to the 401(k) plan. We did not provide any matching contributions under our 401(k) Plan during the year ended December 31, 2021.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2021.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during the year ended December 31, 2021. Our Board may elect to provide our officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

No Tax Gross-Ups

In 2021, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.

Name	Grant Date	Vesting Commencement Date	Option Awards(1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)		Option Exercise Price ($)	Option Expiration Date
William Lis	6/1/2020 9/3/2020	3/20/2019 8/3/2020	730,850 203,640	— 25,455	(3)	$0.71	5/31/2030 9/2/2030
						$0.71
Kevin N. Heller, M.D.	9/2/2020	8/10/2020	219,256	438,513		$0.71	9/1/2030
Jeet Mahal	6/1/2020	12/12/2019	45,678	137,035		$0.71	5/31/2030

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(1)      The unvested shares underlying the stock options set forth below are subject to accelerated vesting as described in “— Employment Arrangements — Employee Severance Plan” with respect to the options held by each of Dr. Heller and Mr. Mahal.

(2)      Unless otherwise indicated, the shares underlying the stock options that are not fully vested are scheduled to vest over a four-year period, with 1/4th vesting on the first anniversary of the vesting commencement date and 1/48th vesting on a monthly basis thereafter through the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us.

(3)      The shares underlying this stock option are scheduled to vest over an 18-month period, vesting ratably on a monthly basis through the 18th month following the vesting commencement date.

Jasper Therapeutics, Inc. 2019 Equity Incentive Plan

The Legacy Jasper Board adopted the 2019 EIP on November 18, 2019, and the 2019 EIP was approved by Legacy Jasper’s stockholders on November 18, 2019. The 2019 EIP terminated prior to and contingent upon the consummation of the Business Combination, and no further awards will be granted under the 2019 EIP. However, the 2019 EIP continues to govern outstanding awards granted thereunder. As of December 31, 2021, options to purchase an aggregate of 2,660,383 shares of our Common Stock were outstanding under the 2019 EIP, and no shares were reserved for future issuance under the 2019 EIP.

The following is only a summary of the material terms of the 2019 EIP, is not a complete description of all provisions of the 2019 EIP and should be read in conjunction with the 2019 EIP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Shares.    Under the 2019 EIP, an aggregate of 12,359,055 shares of Legacy Jasper’s common stock were initially reserved for future issuance. The authorized shares are subject to adjustment in the event of a stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, recapitalization, reincorporation, reorganization, or other similar change in the capitalization. Additionally, shares issued pursuant to awards under the 2019 EIP that are repurchased or that are forfeited, as well as shares reacquired as consideration for the exercise or purchase price of an award or to satisfy tax withholding obligations related to an award, will become available for future grant under the 2019 EIP.

Types of Awards.    The 2019 EIP provided for the granting of (1) incentive stock options intended to qualify as incentive stock options under Section 422 of the Code, (2) nonstatutory stock options that do not qualify as an incentive stock option, (3) stock appreciation rights, (4) restricted stock awards, (5) restricted stock unit awards, and (6) other stock awards. Incentive stock options could only be granted only to Legacy Jasper’s employees or employees of Legacy Jasper’s affiliates, and stock awards other than incentive stock options may be granted to employees, directors and consultants. Only stock options were granted under the 2019 EIP.

Stock Options.    The Legacy Jasper Board determined the exercise price for stock options, provided that the exercise price generally could not be less than 100% of the fair market value of Legacy Jasper’s common stock on the date of grant, subject to certain exceptions relating to Section 409A of the Code. The term of a stock option may not exceed ten years. Unless an award agreement provides otherwise, the termination date shall be: (1) the earlier of eighteen months or upon the expiration of the option, if termination is due to death; (2) the earlier of twelve months or upon the expiration of the option, if termination is due to disability; or (3) three months, if termination is due to reasons other than for death, disability or cause. If the termination of service is due to cause, the stock option will terminate immediately upon such termination of service, and the participant will be prohibited from exercising the option.

Transferability.    Stock options are generally not transferable except by will or by the laws of descent and distribution or as otherwise provided under the 2019 EIP.

Administration.    The 2019 EIP is administered by the compensation committee of our Board, although the compensation committee may delegate the administration of the 2019 EIP to a committee. The administrator has full power to determine, among other things: (1) who will be granted awards; (2) when and how each award will be granted; (3) what type of award will be granted; (4) the provisions of each award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the award; (5) the number of shares of Common Stock subject to an award; and (6) the fair market value applicable to an award.

Change in Control/Corporate Transactions.    The 2019 EIP provides that in the event of a change in control transaction (as defined in the 2019 EIP), a stock award may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between us or our affiliates and the participant, but in the absence of such provision, no such acceleration will occur. In addition, the 2019 EIP provides that in the event of a corporate transaction (as defined in the 2019 EIP), our Board has the discretion to take a number of actions with respect to awards contingent upon the closing of the transaction, including arranging for the assumption or substitution of awards, arranging for the assignment of repurchase rights in respect of awards, accelerating the vesting of awards, canceling awards or making payments in respect of awards.

Amendment.    Our Board generally has the authority to amend awards, subject to the award recipient’s consent if the amendment is not favorable to the participant, except in connection with a capitalization adjustment.

Jasper Therapeutics, Inc. 2021 Equity Incentive Plan

On August 24, 2021, our Board adopted, subject to the approval by our stockholders, the Equity Incentive Plan. On September 22, 2021, our stockholders approved the Equity Incentive Plan. The Equity Incentive Plan became effective on September 23, 2021, the day immediately preceding the date on which the Closing occurred.

The following is only a summary of the material terms of the Equity Incentive Plan, is not a complete description of all provisions of the Equity Incentive Plan and should be read in conjunction with the Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of our Common Stock through the granting of awards under the Equity Incentive Plan. We believe that the awards to be issued under the Equity Incentive Plan will motivate award recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent.

Awards

The Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants. As of December 31, 2021, there were approximately 27 employees, including three executive officers, five non-employee directors and 15 consultants eligible to be granted awards under the Equity Incentive Plan.

Authorized Shares

Initially, the maximum number of shares of our Common Stock that may be issued under the Equity Incentive Plan after it becomes effective will not exceed (i) 4,400,000 shares of our Common Stock, plus (ii) an additional number of shares equal to the number of shares of our Common Stock subject to outstanding awards granted under our 2019 EIP (as defined below) that, following the effective date of the Equity Incentive Plan, (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are withheld or reacquired to satisfy the exercise, strike or purchase price or (c) are withheld or reacquired to satisfy a tax withholding obligation. In addition, the number of shares of our Common Stock that will be reserved for issuance under the Equity Incentive Plan shall automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1) 4% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year or (2) 2,750,000 shares of Common Stock; provided, however, that our Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. Notwithstanding anything to the contrary in the foregoing sentence, the aggregate maximum number of shares of our Common Stock that may be issued on the exercise of ISOs under the Equity Incentive Plan is 4,400,000 shares, which amount shall be increased commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) 2,750,000 shares of Common Stock, and (iii) such amount as may be determined by our Board. All of the foregoing share numbers are subject to adjustment as necessary to implement any change in our capital structure (as described below).

Shares subject to awards that will be granted under the Equity Incentive Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Equity Incentive Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the Equity Incentive Plan. Shares withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares that will be available for issuance under the Equity Incentive Plan. With respect to a stock appreciation right, only shares of Common Stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Equity Incentive Plan. If any shares of our Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Equity Incentive Plan. The closing price of a share of our Common Stock on March 23, 2022 was $3.50 per share.

Plan Administration

Our Board, or a duly authorized committee of our Board, will administer the Equity Incentive Plan. Our Board, or a duly authorized committee of our Board, may, in accordance with the terms of the Equity Incentive Plan, delegate to one or more of our officers the authority to (i) designate employees (other than officers) to be recipients of specified awards, and to the extent permitted by applicable law, the terms of such awards; and (ii) determine the number of shares subject to such awards granted to such employees. Under the Equity Incentive Plan, our Board, or a duly authorized committee of our Board, will have the authority to determine: award recipients; how and when each award will be granted; the types of awards to be granted; the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award; the number of shares or cash equivalent subject to each award; the fair market value applicable to an award; and the terms of any performance award that is not valued in whole or in part by reference to, or otherwise based on, our Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

Under the Equity Incentive Plan, (i) our Board will not, without stockholder approval, (A) reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (B) at any time when the exercise or strike price of an option or stock appreciation right is above the fair market value of a share of our Common Stock, cancel and re-grant or exchange such option or stock appreciation right for a new award with a lower (or no) purchase price or for cash, and (ii) a participant’s rights under any award will not be materially adversely affected without the participant’s written consent.

We will also designate a plan administrator to administer the day-to-day operations of the Equity Incentive Plan.

Stock Options

Options will be granted under stock option agreements adopted by our Board. Each option will be designated in writing as an ISO or an NSO. Our Board will determine the exercise price for stock options, within the terms and conditions of the Equity Incentive Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the Equity Incentive Plan will vest at the rate specified in the stock option agreement as will be determined by our Board. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years (or five years in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations) or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of our Common Stock issued upon the exercise of a stock option will be determined by our Board and may include (i) cash or check, bank draft or money order payable to us; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of our Common Stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration acceptable to our Board.

Unless our Board provides otherwise, options or stock appreciation rights generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of our Board or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Subject to the terms of the Equity Incentive Plan, each restricted stock unit award will have such terms and conditions as determined by our Board. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of our Common Stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award will be granted in consideration for a participant’s services to us or an affiliate, such that the participant will not be required to make any payment to us (other than such services) with respect to the grant or vesting of the restricted stock unit award, or the issuance of any shares pursuant to the restricted stock unit award. Our Board may determine that restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock (or any combination of our Common Stock and cash), or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. At the time of grant, our Board may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards will be granted under restricted stock award agreements adopted by our Board. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. Our Board will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by our Board and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights will be granted under stock appreciation right agreements adopted by our Board and denominated in shares of our Common Stock equivalents. The terms of separation stock appreciation rights need not be identical. Our Board will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Equity Incentive Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by our Board. Stock appreciation rights may be settled in cash or shares of our Common Stock (or any combination of our Common Stock and cash) or in any other form of payment, as determined by our Board and specified in the stock appreciation right agreement.

Our Board will determine the term of stock appreciation rights granted under the Equity Incentive Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The Equity Incentive Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Common Stock. The performance goals may be based on any measure of performance selected by our Board. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our Board at the time the performance award is granted, our Board will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Our Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for the performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the performance award agreement or the written terms of a performance cash award. Our Board will determine the length of any performance period, the performance goals to be achieved during a performance period and the other terms and conditions of such awards.

Other Stock Awards

Our Board will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, our Common Stock, either alone or in addition to other awards. Our Board will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid following the effective date of the Equity Incentive Plan to any individual for service as a non-employee director with respect to any fiscal year, including awards granted under the Equity Incentive Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for the year in which a non-employee director is first appointed or elected to our Board.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, our Board will appropriately and proportionately adjust (i) the class and maximum number of shares subject to the Equity Incentive Plan and the maximum number of shares by which the share reserve may annually increase pursuant to the Equity Incentive Plan; (ii) the class and maximum number of shares that may be issued on the exercise of ISOs; and (iii) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the Equity Incentive Plan.

Corporate Transactions

In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by our Board at the time of grant, any awards outstanding under the Equity Incentive Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to our Common Stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event an award will terminate if not exercised prior to the effective time of a corporate transaction, our Board may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by our Board, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the Equity Incentive Plan governing a corporate transaction involving us.

Under the Equity Incentive Plan, a “corporate transaction” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) a sale or other disposition of all or substantially all, as determined by our Board, of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

Except as expressly provided in the Equity Incentive Plan or the form of award agreement, awards granted under the Equity Incentive Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our trading policy and applicable law.

Clawback/Recovery

All awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, our Board may impose such other clawback, recovery or recoupment provisions in an award agreement as our Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of our Common Stock or other cash or property upon the occurrence of cause.

Amendment or Termination

Our Board may accelerate the time at which an award granted under the Equity Incentive Plan may first be exercised or the time during which an award grant under the Equity Incentive Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. Our Board will have the authority to amend, suspend, or terminate the Equity Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopts the Equity Incentive Plan. No awards may be granted under the Equity Incentive Plan while it is suspended or after it is terminated.

Certain U.S. Federal Income Tax Aspects of Awards Under the Equity Incentive Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Equity Incentive Plan under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the U.S., are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Stock Options

A participant will not recognize taxable income at the time an option is granted, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Appreciation Rights

A participant will not recognize taxable income at the time a stock appreciation right is granted, and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid upon settlement. This amount is deductible by us as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock

A participant will not recognize taxable income at the time restricted stock is granted, and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units and Performance Awards

A participant will not recognize taxable income at the time that restricted stock units or performance awards are granted, and we will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units or performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares or other consideration delivered and the amount of any cash paid by us. The amount of ordinary income recognized is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock Awards

The tax consequences associated with any other stock award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying shares of our Common Stock.

The tax consequences for equity awards outside of the U.S. may differ significantly from the U.S. federal income tax consequences described above.

Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan

On August 24, 2021, our Board adopted, subject to the approval by our stockholders, the ESPP. On September 22, 2021, our stockholders approved the ESPP. The ESPP became effective on September 23, 2021, the day immediately preceding the date on which the Closing occurred.

The following is only a summary of the material terms of the ESPP, is not a complete description of all provisions of the ESPP and should be read in conjunction with the ESPP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose

The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our related corporations. The ESPP will include two components. One component is designed to allow eligible U.S. employees to purchase our Common Stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code (the “423 Component”) and accordingly, it will be construed in a manner that is consistent with the requirements of Section 423 of the Code. We intend (but make no undertaking or representation to maintain) the 423 Component to qualify as an employee stock purchase plan, as that term is defined in Section 423(b) of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment (the “Non-423 Component”) in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws, and except as otherwise provided in the ESPP or determined by our Board, it will operate and be administered in the same manner as the 423 Component.

Share Reserve

Initially, the maximum number of shares of our Common Stock that may be issued under the ESPP will not exceed 550,000 shares of our Common Stock. The number of shares of our Common Stock that will be reserved for issuance will automatically increase on January 1 of each year for a period of ten years, commencing on January 1 following the year in which the ESPP is adopted by our Board and approved by our stockholders and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding calendar year; and (ii) 550,000 shares, provided however, that our Board may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (i) and (ii) above. For the avoidance of doubt, up to the maximum number of shares of our Common Stock reserved may be used to satisfy purchases of our Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy the purchases of our Common Stock under the Non-423 Component. The closing price of a share of our Common Stock on March 23, 2022 was $3.50 per share.

If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of our Common Stock not purchased under such purchase right will again become available for issuance under the ESPP.

The Common Stock purchasable under the ESPP will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by us on the open market.

Administration

Our Board will administer the ESPP. Our Board may delegate some or all of the administration of the ESPP to a committee or committees of our Board. All references to our Board in this proposal shall include a duly authorized committee of our Board except where the context dictates otherwise. Further, to the extent not prohibited by applicable law, our Board may, from time to time, delegate some or all of its authority under the ESPP to one or more of our officers or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. Our Board will have the authority to determine how and when purchase rights are granted and the provisions of each offering; to designate, from time to time, which of our related corporations will be eligible to participate in the 423 Component or the Non-423 Component, or which related corporations will be eligible to participate in each separate offering; to construe and interpret the ESPP and purchase rights thereunder, and to establish, amend and revoke rules and regulations for the ESPP’s administration; to settle all controversies regarding the ESPP and purchase rights granted thereunder; to amend, suspend or terminate the ESPP; to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of us and our related corporations and to carry out the intent of the ESPP to be treated as an employee stock purchase plan with respect to the 423 Component; and to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the ESPP by employees who are foreign nationals or employed or located outside the United States.

All determinations, interpretations and constructions made by our Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Offerings

Our Board may grant or provide for the grant of purchase rights to eligible employees under an offering (consisting of one or more purchase periods) on an offering date or offering dates selected by our Board. Each offering will be in the form and will contain those terms and conditions as our Board deems appropriate, and, with respect to the 423 Component, will comply with the requirements of Section 423(b)(5) of the Code. The provisions of separate offerings do not need to be identical, but each offering will include the period during which the offering will be effective, which period will not exceed 27 months beginning with the offering date, and the substance of the applicable provisions contained in the ESPP.

If a participant has more than one purchase right outstanding under the ESPP, unless he or she otherwise indicates in forms delivered to us or a third party designee of ours: (i) each form will apply to all of his or her purchase rights under the ESPP, and (ii) a purchase right with a lower exercise price (or an earlier-granted purchase right, if different purchase rights have identical exercise prices) will be exercised to the fullest possible extent before a purchase right with a higher exercise price (or a later-granted purchase right if different purchase rights have identical exercise prices) will be exercised.

Our Board will have the discretion to structure an offering so that if the fair market value of a share of our Common Stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our Common Stock on the first day of that offering, then (i) that offering will terminate immediately as of that first trading day, and (ii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility

Generally, purchase rights may only be granted to employees, including executive officers, employed by us (or by any of our affiliates or related corporations as designated by our Board) on the first day of an offering if such employee has been employed by us or by one of our designated affiliates or related corporations for such continuous period preceding such date (not to exceed two years) as our Board may require. Our Board may (unless prohibited by applicable law) require that employees have to satisfy one or both of the following service requirements with respect to the 423 Component: (i) being customarily employed by us, or any of our related corporations or affiliates, for more than 20 hours per week and more than five months per calendar year; or (ii) such other criteria as our Board may determine consistent with Section 423 of the Code with respect to the 423 Component. Our Board may provide that each person who, during the course of an offering, first becomes an eligible employee will, on the date or dates specified in the offering which coincides with the day on which the person becomes an eligible employee or which occurs thereafter, receive a purchase right under that offering, and the purchase right will thereafter be deemed to be part of the offering with substantially identical characteristics. No employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee owns stock possessing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock (or the stock of any related corporation) determined in accordance with the rules of Section 424(d) of the Code. As specified by Section 423(b)(8) of the Code, an employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all employee stock purchase plans of ours or any of our related corporations, do not permit such employee’s rights to purchase our stock or the stock of any of our related corporations to accrue at a rate which, when aggregated, exceeds $25,000 (based on the fair market value per share of such Common Stock on the date that the purchase right is granted) for each calendar year such purchase rights are outstanding at any time. Our Board may also exclude from participation in the ESPP or any offering employees of ours, or of any of our related corporation, who are highly compensated employees, as within the meaning of Section 423(b)(4)(D) of the Code, or a subset of such highly compensated employees. As of December 31, 2021, there were approximately 27 employees, including three executive officers, who would have been eligible to participate in the ESPP (non-employee directors and consultants are not eligible to participate in the ESPP).

Notwithstanding anything in the foregoing paragraph to the contrary, in the case of an offering under the Non-423 Component, an employee (or a group of employees) may be excluded from participation in the ESPP or an offering if our Board has determined, in its sole discretion, that participation of such employee is not advisable or practical for any reason.

Purchase Rights; Purchase Price

On the first day of each offering, each eligible employee, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares purchasable either with a percentage or with a maximum dollar amount, as designated by our Board, which will not exceed 15% of such employee’s earnings (as defined by our Board) during each period that begins on the first day of the offering (or such later date as our Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering. Our Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of our Common Stock will be purchased in accordance with such offering. Each eligible employee may purchase of up to 4,000 shares of our Common Stock in an offering (or such lesser number of shares determined by our Board prior to the start of the offering). Our Board may also specify (i) a maximum number of shares that may be purchased by any participant on any purchase date during an offering, (ii) a maximum aggregate number of shares that may be purchased by all participants in an offering and/or (iii) a maximum aggregate number of shares that may be purchased by all participants on any purchase date under an offering. If the aggregate number of shares issuable upon exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any action by our Board otherwise, a pro rata allocation of the shares (rounded down to the nearest whole share) available, based on each participant’s accumulated contributions, will be made in as nearly a uniform manner as will be practicable and equitable.

The purchase price of shares acquired pursuant to purchase rights will not be less than the lesser of (i) 85% of the fair market value of a share of our Common Stock on the first day of an offering; or (ii) 85% of the fair market value of a share of our Common Stock on the date of purchase.

Participation; Withdrawal; Termination

An eligible employee may elect to participate in an offering and authorize payroll deductions as the means of making contributions by completing and delivering to us or our designee, within the time specified in the offering, an enrollment form provided by us or our designee. The enrollment form will specify the amount of contributions not to exceed the maximum amount specified by our Board. Each participant’s contributions will be credited to a bookkeeping account for the participant under the ESPP and will be deposited with our general funds except where applicable law requires that contributions be deposited with a third party. If permitted in the offering, a participant may begin such contributions with the first payroll occurring on or after the first day of the applicable offering (or, in the case of a payroll date that occurs after the end of the prior offering but before the first day of the next new offering, contributions from such payroll will be included in the new offering). If permitted in the offering, a participant may thereafter reduce (including to zero) or increase his or her contributions. If required under applicable law or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through payment by cash, check or wire transfer prior to a purchase date.

During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or our designee a withdrawal form provided by us. We may impose a deadline before a purchase date for withdrawing. Upon such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions and such participant’s purchase right in that offering shall then terminate. A participant’s withdrawal from that offering will have no effect upon his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Unless otherwise required by applicable law, purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. We will distribute the individual’s accumulated but unused contributions as soon as practicable to such individual.

Unless otherwise determined by our Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and one of our designated companies designated to participate in an offering (or between such designated companies) will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. Our Board may establish different and additional rules governing transfers between separate offerings within the 423 Component and between offerings under the 423 Component and offerings under the Non-423 Component. Unless otherwise specified in the offering or as required by applicable law, we will have no obligation to pay interest on contributions.

Purchase of Shares

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares, up to the maximum number of shares permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise provided in the offering, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares on the final purchase date of an offering, then such remaining amount will not roll over to the next offering and will instead be distributed in full to such participant after the final purchase date of such offering without interest (unless otherwise required by applicable law). No purchase rights may be exercised to any extent unless the shares of our Common Stock to be issued upon such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the ESPP. If on a purchase date the shares of our Common Stock are not so registered or the ESPP is not in such compliance, no purchase rights will be exercised on such purchase date, and the purchase date will be delayed until the shares of our Common Stock are subject to such an effective registration statement and the ESPP is in material compliance, except that the purchase date will in no event be more than 27 months from the first day of an offering. If, on the purchase date, as delayed to the maximum extent permissible, the shares of our Common Stock are not registered and the ESPP is not in material compliance with all applicable laws, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed to the ESPP participants without interest (unless the payment of interest is otherwise required by applicable law).

A participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of our Common Stock subject to purchase rights unless and until the participant’s shares of our Common Stock acquired upon exercise of purchase rights are recorded in our books (or the books of Continental).

Changes to Capital Structure

The ESPP provides that in the event of a change in our capital structure through actions such as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares subject to the ESPP; (ii) the class(es) and maximum number of shares by which the share reserve is to increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under each ongoing offering. Our Board will make these adjustments, and its determination will be final, binding and conclusive.

Corporate Transactions

The ESPP provides that in the event of a corporate transaction (as defined below), any then-outstanding rights to purchase our Common Stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then (i) the participants’ accumulated payroll contributions will be used to purchase shares of our Common Stock (rounded down to the nearest whole share) within 10 business days (or such other period specified by our Board) before such corporate transaction under the outstanding purchase rights, and such purchase rights will terminate immediately after such purchase, or (ii) our Board, in its discretion, may terminate outstanding offerings, cancel the outstanding purchase rights and refund the participants’ accumulated contributions.

Under the ESPP, a “corporate transaction” is generally the consummation, in a single transaction or in a series of related transactions, of: (i) a sale or other disposition of all or substantially all, as determined by our Board, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

During a participant’s lifetime, purchase rights will be exercisable only by a participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if permitted by us, by a beneficiary designation.

Tax Withholding

Each participant must make arrangements, satisfactory to us and any applicable related corporation, to enable us or our related corporation to fulfil any withholding obligation for taxes arising out of or in relation to a participant’s participation in the ESPP. In our sole discretion and subject to applicable law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the participant’s salary or any other cash payment due to the participant from us or any related corporation; (ii) withholding from the proceeds of the sale of shares of our Common Stock acquired under the ESPP, either through a voluntary sale or a mandatory sale arranged by us; or (iii) any other method deemed acceptable by our Board. We will not be required to issue any shares of our Common Stock under the ESPP until such obligations are satisfied.

Amendment, Suspension or Termination

Our Board will have the authority to amend, suspend or terminate the ESPP. Any benefits, privileges, entitlements and obligations under any outstanding purchase right granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. Except with respect to certain changes in our capital structure, stockholder approval is required for any amendment to the ESPP if such approval is required by applicable law or listing requirements. No purchase rights may be granted under the ESPP while it is suspended or after it is terminated.

Certain U.S. Federal Income Tax Aspects of the ESPP

The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed.

Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. The ESPP also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to the non-423 component.

423 Component Offerings

Under an employee stock purchase plan that qualifies under Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event that the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares (a) within two years after the start date of the offering in which the shares were acquired or (b) within one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction (subject to applicable limits under the Code), for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering in which the shares were acquired and more than one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for the shares, or (b) 15% of the fair market value of the shares on the start date of that offering. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

Non-423 Component Offerings

If a purchase right is granted under the Non-423 component of the ESPP to a participant who is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and such income is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date. We may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.

The tax consequences for shares purchased pursuant to the ESPP by participants who are not subject to U.S. tax law may differ significantly from the U.S. federal income tax consequences described above.

Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan

On March 14, 2022, our compensation committee adopted the Inducement Plan. The Inducement Plan will serve to advance the interests of our Company by providing a material inducement for the best available individuals to join us as employees by affording such individuals an opportunity to acquire a proprietary interest in our Company.

The following is only a summary of the material terms of the Inducement Plan, is not a complete description of all provisions of the Inducement Plan and should be read in conjunction with the Inducement Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Shares.    The maximum aggregate number of shares available for grant under the Plan is 3,000,000 shares of our Common Stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions).

Types of Awards.    The Inducement Plan provides for the grant of equity-based awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares solely to prospective employees of our Company or an affiliate of our Company provided that certain criteria are met.

Eligibility.    Awards under the Inducement Plan may only be granted to an individual, as a material inducement to such individual to enter into employment with us or an affiliate of our Company, who (i) has not previously been our employee or director or (ii) is rehired following a bona fide period of non-employment with our Company.

Administration and Term of Plan.    The Inducement Plan is administered by our compensation committee and expires ten years from the date of effectiveness. The administrator has the authority, in its discretion, among other things: (1) to select the individuals to whom the awards may be granted; (2) to determine the number of shares to be covered by the awards granted; (3) to determine the terms and conditions of the awards; (4) to allow a participant to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to such participant; (5) to allow participants to satisfy tax withholding obligations in such manner as prescribed in the Inducement Plan and (6) to determine the fair market value applicable to an award.

Change in Control.    The Inducement Plan provides that in the event of a Change in Control (as defined in the Inducement Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (1) awards may be assumed, or substantially equivalent awards will be substituted, with appropriate adjustments as to the number and kind of shares and prices; (2) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such Change in Control; (3) outstanding awards will vest and become exercisable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such Change in Control or (4) the termination of an award in exchange for an amount of cash and/or property, or the replacement of such award with other rights or property. The Administrator will not be required to treat all awards similarly in the transaction.

Transferability.    Awards granted under the Inducement Plan may not be sold, pledged, assigned, transferred or disposed of other than by will or by the laws of descent and distribution unless determined otherwise by the administrator. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Amendment.    The administrator may at any time amend, alter, suspend or terminate the Inducement Plan. We will obtain stockholder approval of any amendment to the extent necessary and desirable to comply with the applicable laws or if determined by our Board to be necessary or desirable for any reason.

The Inducement Plan has not been and will not be approved by our stockholders. Awards under the Inducement Plan will be made pursuant to the exemption from Nasdaq stockholder approval requirements for equity compensation provided by Nasdaq Listing Rule 5635(c)(4), which permits Nasdaq listed companies to make inducement equity awards to new employees without first obtaining stockholder approval of the award.

Employment Arrangements with Named Executive Officers

The employment agreements and offer letters with our named executive officers generally provide for at-will employment and set forth the executive officer’s initial base salary, applicable signing bonuses, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, and for our former Executive Chairman and

Chief Executive Officer, severance benefits on a qualifying termination of employment or resignation. In addition, each of our named executive officers has executed our standard confidential information and invention assignment agreement. The key terms of these agreements are described below.

Former Employment Agreement with William Lis

In connection with the Closing of the Business Combination, on September 24, 2021, we entered into an Employment Agreement with William Lis (the “Lis Employment Agreement”) as our Executive Chairman and Chief Executive Officer. The Lis Employment Agreement initially provided for an annual base salary of $530,000, subject to adjustment from time to time (the “Lis Base Salary”), and a target annual incentive bonus of 50% of the Lis Base Salary. Pursuant to the Lis Employment Agreement, on March 21, 2022, Mr. Lis was granted: (i) an option to purchase 89,972 shares of Common Stock pursuant to the 2021 Plan (the “Lis Option”), and (ii) the RSU Award with respect to 89,972 shares of Common Stock pursuant to the 2021 Plan. The Lis Option vests as follows: 25% of the shares were vested as of the grant date, and 25% of the shares will vest on each of March 24, 2022, September 24, 2022 and March 24, 2023, subject to Mr. Lis’ continued service to the Company on each vesting date. The RSU Award vests as follows: 50% of the shares will vest on June 24, 2022 and 50% of the shares will vest on June 27, 2022, subject to Mr. Lis’ continued service to the Company on each vesting date. Mr. Lis’ employment with us was at-will, meaning either we or Mr. Lis could terminate the employment relationship with or without cause. Mr. Lis also was eligible to participate in the benefit plans that were generally available to all of our executive employees. The Lis Employment Agreement terminated effective March 15, 2022.

Service Agreement with William Lis

On March 7, 2022, in connection with the appointment of Ronald Martell as our President and Chief Executive Officer, we entered into a Service Agreement with Mr. Lis (the “Lis Service Agreement”), pursuant to which Mr. Lis’ employment with us was terminated as of March 15, 2022. The Lis Service Agreement also provides that Mr. Lis will continue serve as a Class III director of the Company and will commence serving as a non-employee Chairperson of our Board of Directors. Mr. Lis’ service as Chairperson will be for an initial period of 12 months, which term may be extended by mutual agreement of Mr. Lis and the Company. During the period of Mr. Lis’ service as Chairperson of the Board, Mr. Lis will be paid, in equal monthly installments, an annual fee of $250,000 (the “Annual Fee”). The Lis Service Agreement further provides that for the period commencing on the termination of Mr. Lis’ service on the Board (the “Final Board Date”) through the later to occur of (a) 12 months after the Final Board Date or (b) March 15, 2024, Mr. Lis will provide consulting services to the Company, for which Mr. Lis will be paid a monthly consulting fee equal to $12,250 (the “Monthly Fee”). Pursuant to the Lis Service Agreement, on March 21, 2022, Mr. Lis was granted an option to purchase 100,000 shares of Common Stock (the “New Lis Option”), measured as of the date of grant. The New Lis Option will vest over twelve months, commencing on March 15, 2022, in 12 substantially equal monthly installments, subject in each case to Mr. Lis’ continued service to the Company on each vesting date. The New Lis Option was granted to Mr. Lis pursuant to the 2021 Plan on March 21, 2022.

Mr. Lis’ outstanding equity awards, including the New Lis Option, will continue to vest in accordance with the terms and conditions of the applicable award agreement governing each equity award. In addition, the Lis Service Agreement provides that, if Mr. Lis’ service to the Company is terminated by the Company without “Cause” (as defined in the Lis Service Agreement), then Mr. Lis shall be entitled to receive installments of the Annual Fee through the end of the then-applicable term, minus any amounts of the Monthly Fee payable for any particular month, and the New Lis Option shall vest in full. Mr. Lis will no longer participate in our employee severance plan applicable to executive committee members. Pursuant to the Lis Service Agreement, we also agreed to pay COBRA premiums for Mr. Lis and his covered dependents until the earliest of the following: (i) the close of the eighteen (18) month period following the termination Mr. Lis’ employment with us; (ii) the expiration of Mr. Lis’ eligibility for the continuation coverage under COBRA; or (iii) the date when Mr. Lis becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

Employment Agreement with Kevin N. Heller, M.D.

In connection with the Closing of the Business Combination, on September 24, 2021, we entered into an Employment Agreement with Kevin N. Heller, M.D. (the “Heller Employment Agreement”) as our Executive Vice President, Research and Development. The Heller Employment Agreement initially provides for an annual base salary of $455,275, subject to adjustment from time to time (the “Heller Base Salary”), and a target annual incentive bonus of 40% of the Heller Base Salary. Pursuant to the Heller Employment Agreement, Dr. Heller is also eligible to participate in the benefit plans that are generally available to all of our executive employees. Dr. Heller’s employment with us is at-will, meaning either we or Dr. Heller may terminate the employment relationship with or without cause. However, Dr. Heller must provide at least 30 days’ advance written notice of any termination of his employment under the Heller Employment Agreement.

Dr. Heller will also continue to be eligible for payments and benefits under the Severance Plan.

On March 17, 2022, we and Dr. Heller entered into a Separation Agreement and General Release of All Claims (the “Heller Separation Agreement”), whereby Dr. Heller’s employment with us will terminate, effective May 17, 2022 (the “Separation Date”). Pursuant to the Heller Separation Agreement, subject to, and contingent upon, Dr. Heller’s execution of a full and complete release of any and all claims against us and certain related parties (the “Release”) within five days of the Separation Date, (i) we will engage Dr. Heller as a consultant during the period from May 18, 2022 until the earlier to occur of March 19, 2023 or the date on which Dr. Heller secures new employment or the Release is terminated (the “Heller Consulting Period”), (ii) during the Heller Consulting Period, Dr. Heller will receive compensation payable at a rate of approximately $37,939 per month and we will pay Dr. Heller’s COBRA premiums and (iii) during the Heller Consulting Period, Dr. Heller’s outstanding equity awards will continue to vest pursuant to their current vesting schedules unless and until Dr. Heller secures new employment, upon which Dr. Heller’s outstanding equity awards that would have vested through March 19, 2023 will be deemed fully vested. The Heller Separation Agreement further provides that Dr. Heller is subject to certain continuing obligations and restrictions in favor of our Company.

Employment Agreement with Jeet Mahal

In connection with the Closing of the Business Combination, on September 24, 2021, we entered into an Employment Agreement with Jeet Mahal (the “Mahal Employment Agreement”) as our Chief Financial Officer and Business Officer. The Mahal Employment Agreement initially provides for an annual base salary of $400,000, subject to adjustment from time to time (the “Mahal Base Salary”), and a target annual incentive bonus of 40% of the Mahal Base Salary. In accordance with the Mahal Employment Agreement, on March 21, 2022, Mr. Mahal was granted an option to purchase 87,272 shares of Common Stock pursuant to the 2021 Plan, which option will vest over four years, with 25% of the total number of shares vesting on March 21, 2023 and 1/48th of the total number of shares subject to the option vesting monthly thereafter, subject in each case to Mr. Mahal’s continued service to the Company on each vesting date. Effective March 21, 2022, Mr. Mahal was promoted to the role of the Company’s Chief Operating Officer and Chief Financial Officer, at which time his annual base salary was increased to $445,000 and his target bonus percentage was increased to 45%.

Pursuant to the Mahal Employment Agreement, Mr. Mahal is also eligible to participate in the benefit plans that are generally available to all of our executive employees. Mr. Mahal also is eligible to participate in the benefit plans that are generally available to all of our executive employees. Mr. Mahal’s employment with us is at-will, meaning either we or Mr. Mahal may terminate the employment relationship with or without cause. However, Mr. Mahal must provide at least 30 days’ advance written notice of any termination of his employment under the Mahal Employment Agreement. Mr. Mahal is also eligible for payments and benefits under the Severance Plan (as defined below).

Employee Severance Plan

Under our Severance Plan applicable to Mr. Mahal and other executive committee members, which became effective in February 2021, upon a named executive officer’s termination by us without “cause” (as defined in the Severance Plan) or a resignation by a named executive officer for “good reason” (as defined in the Severance Plan) within 24 months after a change in control (as defined in the Severance Plan, provided that the Business Combination was excluded from the definition of a change in control), the named executive officer will be eligible to receive (i) any earned but unpaid salary, unpaid and eligible expense reimbursements, accrued but unused vacation, and any vested benefits such named executive officer may have under any of our employee benefit plans, (ii) continued payment of the named executive officer’s base salary for 12 months following termination (less applicable tax withholdings), and (iii) full acceleration of vesting of any equity awards subject to any maximum term (with any vesting based on satisfaction of performance objectives deemed satisfied at 100% of target); provided that, in each case of (ii) and (iii), the terminated named executive officer executes a separation agreement satisfactory to us containing, but not limited to, a general release of claims, a non-disparagement clause and reaffirmation of such individual’s post-termination restrictive covenants.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any director, employee (including our executive officers) or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our securities at any time. Our directors, employees (including our executive officers), and consultants are also not permitted to pledge our securities as collateral for a loan.

Emerging Growth Company Status

As of December 31, 2021, we are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act . We will remain an emerging growth company until the earliest of (i) December 31, 2024, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Non-Employee Director Compensation

In October 2021, our Board, upon the recommendation of our compensation committee, adopted our Non-Employee Director Compensation Policy for the compensation of our non-employee directors. During 2021, commencing in October 2021 but retroactive to September 24, 2021, each of our non-employee directors received annual retainers, subject to proration, for service on our Board and its committees as follows:

	Chairperson		Each Other Member
Board of Directors	$70,000	(1)	$30,000
Audit Committee	$22,500		$7,500
Compensation Committee	$15,000		$5,000
Nominating and Corporate Governance Committee	$12,000		$4,000

____________

(1)      Mr. Lis served as our Chief Executive Officer until March 15, 2022. Mr. Lis did not receive a retainer for serving as our Executive Chairman while he served as our Chief Executive Officer.

All cash retainers will be earned on a quarterly basis based on a calendar quarter, and, if applicable, will be prorated for the portion of the calendar quarter during which such non-employee director actually serves on our Board or a committee thereof, and will be paid in arrears no later than the 30th day following the end of each calendar quarter.

The Non-Employee Director Compensation Policy also provides that we will reimburse reasonable expenses incurred by the non-employee directors in connection with attendance at Board or committee meetings.

In addition to cash fees pursuant to the Non-Employee Director Compensation Policy, on March 21, 2022, each then-current non-employee director was granted a one-time stock option award to purchase 78,045 shares of our Common Stock, which shall vest in three equal annual installments over three years commencing on December 7, 2022, subject to the director’s continued service through each applicable vesting date. These grants were made pursuant to the Equity Incentive Plan. Moreover, pursuant to the Non-Employee Director Compensation Policy, any new non-employee elected or appointed to our Board will, upon his or her appointment to our Board, be granted a one-time stock option award to purchase a number of shares of our Common Stock equal to 0.10% of the total number of shares of our outstanding capital stock on an as-converted to Common Stock basis on the date of grant, which shall vest in three equal annual installments over three years, subject to the director’s continued service through such vesting dates.

The Non-Employee Director Compensation Policy also provides that, on the date of each annual meeting of our stockholders, each individual who is a non-employee director immediately prior to such annual meeting and who will continue to serve as a non-employee director immediately following such annual meeting will be granted an annual stock option award to purchase a number of shares of our Common Stock equal to 0.05% of the total number of shares of our outstanding capital stock on an as-converted to Common Stock basis on the date of grant, which shall vest in full upon the first anniversary of the date of the grant, subject to the director’s continued service through such vesting date.

In addition, each of the stock option awards granted pursuant to the Non-Employee Director Compensation Policy will vest in full as of immediately prior to, and contingent upon, the occurrence of a Change in Control (as defined in the Equity Incentive Plan), subject to the director’s continued service through immediately prior to such Change in Control.

Employee directors receive no additional compensation for their service as a director.

DIRECTOR COMPENSATION

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2021. Mr. Lis, our former Chief Executive Officer and President, also previously served as our Executive Chairman, but did not receive any additional compensation for his service as a director in 2021. Mr. Lis’ compensation as a named executive officer is presented in “Executive Compensation — Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Other Compensation		Total
Judith Shizuru, M.D., Ph.D.	$10,767	—	$250,000	(2)	$260,767
Anna French, D.Phil.	$16,554	—	—		$16,554
Kurt von Emster	$16,285	—	—		$16,285
Christian Nolet	$16,150	—	—		$16,150
Lawrence Klein, Ph.D.	$11,844	—	—		$11,844

____________

(1)      The table below shows the aggregate number of option awards (vested and unvested) held as of December 31, 2021 by each of our non-employee directors as of December 31, 2021:

Name	Number of Shares Underlying Outstanding Options as of December 31, 2021
Judith Shizuru, M.D., Ph.D.	146,170
Anna French, D.Phil.	—
Kurt von Emster	—
Christian Nolet	—
Lawrence Klein, Ph.D.	—

(2)      Consists of fees earned by Dr. Shizuru for non-employee consulting services provided to the Company. See “Certain Relationships and Related Party Transactions — Dr. Shizuru Consulting Agreement” for additional information.

Certain Relationships and Related Party Transactions

Other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation,” the following includes a summary of each transaction since January 1, 2019 and each currently proposed transaction in which:

•        we, AMHC or Legacy Jasper have been or are to be a party;

•        the amount involved exceeded or will exceed $120,000; and

•        any of our or AMHC’s or Legacy Jasper’s directors, executive officers or, to our or AMHC’s or Legacy Jasper’s knowledge, beneficial owners of more than 5% of our or AMHC’s or Legacy Jasper’s capital stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

AMHC

In August 2019, our Sponsor acquired 2,875,000 shares of AMHC’s Class B Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000. Prior to the initial investment in the company of $25,000 by our Sponsor, AMHC had no assets, tangible or intangible. The number of Founder Shares issued was determined based on the expectation that such Founder Shares represent 20% of the outstanding shares upon completion of the Initial Public Offering. On January 3, 2020, 375,000 Founder Shares were returned by our Sponsor and then forfeited, as our underwriter did not exercise the over-allotment option, at all. The Founder Shares (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of the Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to our Sponsor, generating gross proceeds to us of $4,000,000. The Private Placement Warrants were identical to the warrants sold as part of the units in the Initial Public Offering, except that our Sponsor had agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of our initial business combination. Our Sponsor forfeited the Private Placement Warrants in connection with the Business Combination.

We paid an aggregate of $3,697 per month for office space used by one of our officers, to an entity that was affiliated with our former Chief Executive Officer. No written agreement existed for such office lease, as the payments were on a month to month basis. For the year ended December 31, 2020, AMHC incurred and paid $44,364 of such fees. For the period ended December 31, 2019, there were no such fees.

Our Sponsor had agreed to loan us up to $300,000, which was used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and was repaid upon the closing of the Initial Public Offering out of the offering proceeds not held in the trust account. Such loan was repaid upon the consummation of the Initial Public Offering.

On November 19, 2019, we entered into a registration rights agreement with respect to the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares. At the Closing of the Business Combination, Legacy Jasper, the Sponsor and certain Legacy Jasper stockholders entered into an Amended and Restated Registration Rights Agreement.

Concurrently with the execution of the Business Combination Agreement, we entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which affiliates of the Sponsor funded $28,350,000 in the PIPE Financing, and we, the Sponsor and Legacy Jasper entered into a sponsor support agreement dated May 5, 2021 (the “Sponsor Support Agreement”). Prior to the Closing, our Sponsor, AMHC and Legacy Jasper entered into an amendment (the “Support Agreement Amendment”) to the Sponsor Support Agreement pursuant to which (i) our Sponsor agreed to place into escrow 1,050,000 of its shares of our Common Stock (the “Earnout Shares”), which Earnout Shares will be released as follows: (a) 250,000 Earnout Shares will be released if, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”), over any twenty (20) trading days within any thirty (30) day consecutive trading day period, the volume-weighted average price of our Common Stock (the “Applicable VWAP”) is greater than or equal to $11.50, (b) 500,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $15.00, and (c) 300,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $18.00; and (ii) our Sponsor forfeited, effective as of immediately prior to the Closing, 200,000 shares of AMHC’s Class B Common Stock beneficially owned by our Sponsor to AMHC for cancellation without any consideration for such forfeiture.

Legacy Jasper

Series A-1 Preferred Stock Financing

Second Closing

On December 23, 2019, Legacy Jasper completed the second initial closing under its Series A-1 Preferred Stock Purchase Agreement dated November 21, 2019, as amended on December 23, 2019 and September 11, 2020 (as amended, the “Series A-1 Purchase Agreement”), pursuant to which Legacy Jasper issued and sold an aggregate of 14,003,853 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,515,493. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Legacy Jasper Series A-1 Preferred Stock were cancelled, extinguished and converted into a number of shares of our Common Stock based on an equity value of Legacy Jasper equal to $275.0 million. The following table summarizes purchases of shares of Legacy Jasper’s Series A-1 Preferred Stock in the second initial closing by holders of more than 5% of Legacy Jasper’s capital stock at the time of the second initial closing:

Name of 5% Legacy Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	1,165,268	$874,999.75
Abingworth Bioventures VII LP(2)	1,072,046	$804,999.35
Citadel Multi-Strategy Equities Master Fund Ltd.	932,214	$699,999.50

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section entitled “Description of our Securities.”

(2)      At the time of the second initial closing, this entity had a representative serving on the Legacy Jasper Board.

First Milestone Closing

On November 20, 2020, Legacy Jasper completed the first milestone closing under the Series A-1 Purchase Agreement, pursuant to which it issued and sold an aggregate of 14,316,154 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,750,000. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Legacy Jasper Series A-1 Preferred Stock were cancelled, extinguished and converted into a number of shares of our Common Stock based on an equity value of Legacy Jasper equal to $275.0 million. The following table summarizes purchases of shares of Legacy Jasper’s Series A-1 Preferred Stock in the first milestone closing by holders of more than 5% of Legacy Jasper’s capital stock at the time of the first milestone closing:

Name of 5% Legacy Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	3,579,038	$2,687,499.63
Abingworth Bioventures VII LP(2)	3,292,715	$2,472,499.69
Citadel Multi-Strategy Equities Master Fund Ltd.	2,863,231	$2,150,000.16
Roche Finance Ltd(2)	3,292,715	$2,472,499.69

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section entitled “Description of our Securities.”

(2)      At the time of the first milestone closing, this entity had a representative serving on the Legacy Jasper Board.

Second Milestone Closing

On February 26, 2021, Legacy Jasper completed the second milestone closing under the Series A-1 Purchase Agreement, pursuant to which it issued and sold an aggregate of 14,316,146 shares of its Series A-1 Preferred Stock at a purchase price of $0.7509 per share, for an aggregate purchase price of $10,749,994. In accordance with the Business Combination Agreement, at the Effective Time, all of the outstanding shares of Legacy Jasper Series A-1 Preferred Stock were cancelled, extinguished and converted into a number of shares of our Common Stock based on an equity value of Legacy Jasper equal to $275.0 million. The following table summarizes purchases of shares of Legacy Jasper’s Series A-1 Preferred Stock in the second milestone closing by holders of more than 5% of Legacy Jasper’s capital stock at the time of second milestone closing:

Name of 5% Legacy Jasper Stockholder(1)	Shares of Series A-1 Preferred Stock	Total Purchase Price
Qiming U.S. Healthcare Fund II, L.P.(2)	3,579,038	$2,687,499.63
Abingworth Bioventures VII LP(2)	3,292,715	$2,472,499.69
Citadel Multi-Strategy Equities Master Fund Ltd.	2,863,230	$2,149,999.41
Roche Finance Ltd(2)	3,292,715	$2,472,499.69

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section entitled “Description of our Securities.”

(2)      At the time of the second milestone closing, this entity had a representative serving on the Legacy Jasper Board.

Agreements Related to the Series A-1 and Series A-2 Preferred Stock Financings

In connection with Legacy Jasper’s Series A-1 Preferred Stock and Series A-2 Preferred Stock financings, Legacy Jasper entered into an Investors’ Rights Agreement (the “Legacy Jasper Investors’ Rights Agreement”), a Right of First Refusal and Co-Sale Agreement (the “Legacy Jasper Rights of First Refusal and Co-Sale Agreement”) and a Voting Agreement (the “Legacy Jasper Voting Agreement”), in each case dated November 21, 2019, with the purchasers of Legacy Jasper’s Series A-1 Preferred Stock and Series A-2 Preferred Stock and certain of the holders of Legacy Jasper’s common stock.

Legacy Jasper Investors’ Rights Agreement

Pursuant to the Legacy Jasper Investors’ Rights Agreement, Legacy Jasper granted certain registration rights to certain holders of its preferred stock and certain holders of its outstanding capital stock, including Abingworth Bioventures VII LP (“Abingworth”), Qiming U.S. Healthcare Fund II, L.P. (“Qiming”), Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”) and Roche Finance Ltd (“Roche”) (collectively, the “Major Investors”), including the right to demand that Legacy Jasper file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that it is otherwise filing. In addition, pursuant to the Legacy Jasper Investors’ Rights Agreement, Legacy Jasper granted the Major Investors a right of first offer with respect to future sales of Legacy Jasper’s securities, subject to certain exceptions, and certain information, inspection, visitation and observer rights. The Legacy Jasper Investors’ Rights Agreement terminated immediately prior to the Effective Time.

Right of First Refusal and Co-Sale Agreement

Pursuant to the Legacy Jasper Right of First Refusal and Co-Sale Agreement, Legacy Jasper granted certain rights to certain holders of Legacy Jasper’s preferred stock and certain holders of its outstanding capital stock, including the Major Investors. Pursuant to the Right of First Refusal and Co-Sale Agreement, Legacy Jasper had a right of first refusal in respect of certain sales of securities by Susan Prohaska Ph.D. and Judith Shizuru M.D., Ph.D. (collectively, the “Key Holders”). The Right of First Refusal and Co-Sale Agreement terminated immediately prior to the Effective Time.

Voting Agreement

Pursuant to the Legacy Jasper Voting Agreement, certain holders of Legacy Jasper’s preferred stock and certain holders of its outstanding capital stock, including Abingworth, Qiming, Citadel, Amgen Inc. and the Key Holders, agreed to certain drag-along provisions related to a potential sale of Legacy Jasper. The Legacy Jasper Voting Agreement also contained provisions with respect to the elections of Legacy Jasper’s Board and the composition thereof. Pursuant to the Legacy Jasper Voting Agreement, each of Abingworth, Qiming and Roche had the right to designate one member to be elected to Legacy Jasper’s Board. The Legacy Jasper Voting Agreement also designated Judith Shizuru, a holder of more than 5% of Legacy Jasper’s capital stock, as a director representing the common stockholders. The Legacy Jasper Voting Agreement terminated immediately prior to the Effective Time, and none of Legacy Jasper’s stockholders have any continuing rights regarding the election or designation of members of our Board.

PIPE Financing

In connection with the Business Combination Agreement, AMHC entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing. Pursuant to the Subscription Agreements, the PIPE Investors subscribed for and purchased, and AMHC issued and sold to the PIPE Investors, an aggregate of 10,000,000 shares of AMHC Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000. Five of the PIPE Investors or their affiliates were beneficial holders of more than 5% of Legacy Jasper’s capital stock, and the table below sets forth the number of shares of AMHC Class A Common Stock purchased by such holders:

Name of 5% Legacy Jasper Stockholder(1)	Shares of AMHC Class A Common Stock	Total Purchase Price
Entities Affiliated with Citadel Advisors LLC	515,000	$5,150,000
Roche Finance Ltd	300,000	$3,000,000
Qiming U.S. Healthcare Fund II, L.P.	550,000	$5,500,000
Abingworth Bioventures VII LP	750,000	$7,500,000
Amgen Inc.	500,000	$5,000,000

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section entitled “Principal Stockholders.”

Ownership Election Agreements

Concurrently with Legacy Jasper’s entry into the Business Combination Agreement, Legacy Jasper entered into an Ownership Election Agreement (the “Election Agreement”) with each of Abingworth, Qiming, Citadel and Roche. Pursuant to the Election Agreements with each of Abingworth, Qiming and Roche, the Legacy Jasper stockholder party thereto irrevocably elected to receive its respective transaction share consideration in the form of our Common Stock and to waive its respective rights under Legacy Jasper’s certificate of incorporation and the Series A-1 Purchase Agreement to receive Non-Voting Common Stock in connection with the Business Combination. Pursuant to the Election Agreement with Citadel, Citadel irrevocably elected to receive its allocable transaction share consideration in that number of shares of our Common Stock and Non-Voting Common Stock such that, immediately following the Closing of the Business Combination, the sum of (1) the shares of our Common Stock allocated to Citadel as transaction share consideration, less (2) the portion of such transaction share consideration allocable to Citadel in shares of Non-Voting Common Stock, plus (3) the number of shares of our Common Stock acquired by Citadel pursuant to the PIPE Financing, is equal to or less than 8.4% of our outstanding Common Stock as of immediately following the Closing of the Business Combination.

Dr. Shizuru Consulting Agreement

On December 16, 2019, Legacy Jasper entered into a consulting agreement with Judith Shizuru, M.D., Ph.D., a member of our Board and holder of more than 5% of Legacy Jasper’s capital stock at the time the consulting agreement was entered into, pursuant to which Dr. Shizuru provides the Company with consulting and advisory services in exchange for a cash fee of $20,833 per month, or $250,000 per year.

Amended and Restated Registration Rights Agreement

In September 2021, we entered into an amended and restated registration rights agreement (the “RRA”) with our Sponsor, certain holders of our preferred stock and common stock, including Abingworth, Qiming, Citadel and Roche, and certain members of, and affiliates of, our directors and certain of our executive officers. The RRA provides the holders with certain registration rights, including the right to demand that we file a registration statement (including registration statements on Form S-3 and accompanying shelf takedowns) or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements

We have entered into employment agreements and offer letters with certain of our executive officers. For more information regarding these agreements with our executive officers, see “Executive Compensation — Employment Arrangements with Named Executive Officers.”

Annual Cash Bonus

We have established a cash incentive plan for certain of our executive officers. For a description of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table — Annual Cash Incentive Bonuses.”

Indemnification Agreements

We have also entered, and expect to continue to enter, into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance. For more information, see “Management — Limitation of Liability and Indemnification.”

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Other Transactions

We have granted stock and option awards to certain of our directors and named executive officers. For more information regarding the stock and option awards granted to our directors and named executive officers, see “Executive Compensation — Director Compensation” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

We have entered into change in control agreements with certain of our executive officers pursuant to our Severance Plan that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation — Employment Arrangements with Named Executive Officers — Employee Severance Plan.”

Policies and Procedures for Transactions with Related Persons

Our Board has adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person, as defined by the Securities Act, were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 21, 2022 by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

•        each of our current named executive officers and directors; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days. Shares subject to options that are currently exercisable or exercisable within 60 days of March 21, 2022 are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership percentages set forth in the table below are based on 36,577,929 shares of Common Stock issued and outstanding as of March 21, 2022.

	Voting Common Stock		Non-Voting Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class
Directors and Named Executive Officers:
Ronald Martell	—	—	—	—
William Lis(2)	1,021,597	2.7%	—	—
Anna French, D.Phil.	—	—	—	—
Lawrence Klein, Ph.D.	—	—	—	—
Christian W. Nolet	—	—	—	—
Judith Shizuru, M.D., Ph.D.(3)	1,275,682	3.5%	—	—
Kurt von Emster(4)	5,628,558	15.4%	—	—
Kevin N. Heller, M.D.(2)	287,769	*	—	—
Jeet Mahal(5)	176,615	*	—	—
All directors and named executive officers as a group (9 persons)	8,390,221	22.0%	—	—
Five Percent Holders:
Abingworth Bioventures VII LP(4)	5,628,558	15.4%	—	—
Amgen Inc.(6)	2,700,000	7.4%	—	—
Amplitude Healthcare Holdings LLC(7)	2,300,000	6.3%	—	—
Entities affiliated with Citadel Advisors LLC(8)	3,683,011	9.9%	1,296,022	100%
Qiming U.S. Healthcare Fund II, L.P.(9)	5,852,982	16.0%	—	—
Roche Finance Ltd(10)	4,624,606	12.6%	—	—
Howard Hoffen(7)(11)	2,500,000	6.8%	—	—
Balaji Venkataraman(12)	2,838,281	7.8%	—	—
Kenneth Clifford(7)(11)	2,500,000	6.8%	—	—

____________

*        Indicates less than 1%

(1)      Unless otherwise noted, the business address of each of those listed in the table above is 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065.

(2)      Consists solely of shares of our Common Stock issuable upon exercise of options that are exercisable within 60 days of March 21, 2022.

(3)      Consists of (i) 1,129,512 shares of our Common Stock, of which 917,729 shares are vested or will vest within 60 days of March 21, 2022, and (ii) 146,170 shares of our Common Stock issuable upon exercise of options that are exercisable within 60 days of March 21, 2022.

(4)      Abingworth Bioventures VII GP LP (“ABV VII”), a Scottish limited partnership, serves as the general partner of ABV VII. Abingworth General Partner VII LLP, an English limited liability partnership (together with Abingworth Bioventures VII GP LP, the “General Partners”), serves as the general partner of Abingworth Bioventures VII GP LP. ABV VII (acting by its general partner Abingworth Bioventures VII GP LP, acting by its general partner Abingworth General Partner VII LLP) has delegated to Abingworth LLP (“Abingworth”) all investment and dispositive power over the securities held by ABV VII. An investment committee of Abingworth, currently comprised of Timothy Haines, Kurt von Emster, a member of our Board, Bali Muralidhar, Andrew Sinclair and Genghis Lloyd-Harris (collectively the “Investment Committee”), approves investment and voting decisions by a specified majority vote, and no individual member has the sole control or voting power over the securities held by ABV VII. Each of Abingworth, Abingworth Bioventures VII GP LP, Abingworth General Partner VII LLP, and each member of the Investment Committee disclaims beneficial ownership of the shares of Common Stock held by ABV VII. The address of Abingworth Bioventures VII LP is 38 Jermyn Street, London, SW1Y6DN, UK.

(5)      Consists of (i) 109,627 shares of our Common Stock, and (ii) 66,988 shares of our Common Stock issuable upon exercise of options that are exercisable within 60 days of March 21, 2022.

(6)      The mailing address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320. Amgen and Legacy Jasper are party to that certain Exclusive License Agreement dated November 21, 2019.

(7)      The Sponsor is the record holder of 2,300,000 shares of our Common Stock reported herein. Metalmark Amplitude Healthcare Holdings LLC is the managing member of the Sponsor. Howard Hoffen, our former Chairman, and Kenneth Clifford, our former Chief Financial Officer, are partners of Metalmark Capital II LLC, which is the managing member of Metalmark Amplitude Healthcare Holdings LLC. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly. Balaji Venkataraman, our former Chief Executive Officer, is the managing member of Avego Healthcare Capital Holdings, LLC, which is the general partner of Avego Healthcare Capital, L.P., a member of the Sponsor. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. In addition, each of Howard Hoffen, Balaji Venkataraman, Kenneth Clifford, Vishal Kapoor, Frederic N. Eshelman, Ernest Mario, Peter Dolan and Glenn Reicin, former directors and officers of ours, is a member of the Sponsor and accordingly has pecuniary interest in the shares reported herein. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. 1,050,000 of the 2,300,000 shares of our Common Stock held of record by the Sponsor are currently held in escrow, pursuant to which (A) 250,000 shares will be released from escrow if, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”), over twenty (20) trading days within any thirty (30) day consecutive trading day period, the volume-weighted average purchase price of our Common Stock (the “Applicable VWAP”) is greater than or equal to $11.50, (B) 500,000 of the shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $15.00, and (C) 300,000 of the shares will be released if, during the Earnout Period, the applicable VWAP is greater than or equal to $18.00. The address of the Sponsor is 1177 Avenue of the Americas, Fl 40, New York, NY 10036.

(8)      Consists of (i) 2,464,504 shares of our Common Stock held by Citadel Multi-Strategy Equities Master Fund Ltd. (“CEMF”), (ii) 515,000 shares of our Common Stock held by Citadel CEMF Investments Ltd. (“CEMF Investments”), (iii) 6,501 shares of our Common Stock held by Citadel Equity Fund Ltd. (“CEFL”), (iv) 72,799 shares of our Common Stock held by Citadel Securities LLC and related parties, and (v) a portion of the 1,296,022 shares of our Non-Voting Common Stock held by CEMF. In accordance with our Amended and Restated Certificate of Incorporation, in no event shall the holder of shares of class of Non-Voting Common Stock be entitled to convert such shares into our Common Stock for any number of shares of our Common Stock that, upon giving effect to such exercise, would cause the aggregate number of shares of our Common Stock owned by the holder and its affiliates to exceed 9.9% of the outstanding shares of our Common Stock immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). As of March 21, 2022, the number of shares of Common Stock deemed beneficially owned by CEMF included 624,207 shares of our Common Stock issuable upon the conversion of 624,207 shares of our Non-Voting Common Stock, which is the maximum number of shares of our Common Stock issuable to CEMF upon conversion of our Non-Voting Common Stock as of March 21, 2022, after giving effect to the Beneficial Ownership Limitation. CEMF Investments is a wholly-owned subsidiary of CEMF. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager for CEMF, CEMF Investments and CEFL. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Citadel Securities Group LP (“CALC4”) is the non-member manager of Citadel Securities LLC. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin, as the owner of a controlling interest in CGP and CSGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or direct the disposition of, the shares identified above. The foregoing shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities referenced herein other than the securities actually owned by such person (if any). The address of Citadel Advisors LLC is 601 Lexington Avenue, New York, NY 10022.

(9)      Qiming U.S. Healthcare Fund II, L.P. is the record holder of the Common Stock reported herein. The general partner of Qiming U.S. Healthcare Fund II, L.P. is Qiming U.S. Healthcare GP II, LLC. Gary Rieschel and Mark D. McDade are the managing partners of Qiming U.S. Healthcare GP II, LLC. Each of Qiming U.S. Healthcare GP II, LLC, Mr. Rieschel and Mr. McDade may be deemed to beneficially own the shares beneficially owned by Qiming U.S. Healthcare Fund II, L.P., but each disclaims beneficial ownership of such shares. The address for each of these entities and individuals is 11100 NE
8th St., Suite 200, Bellevue, WA 98004.

(10)    Roche Finance Ltd is a wholly-owned subsidiary of Roche Holding Ltd, a Swiss corporation whose shares are publicly traded on the Swiss SIX Stock Exchange. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122,
4070 Basel, Switzerland.

(11)    Consists of (i) 2,300,000 shares of our Common Stock held by the Sponsor, and (ii) 200,000 shares of our Common Stock held by HC IC Holdings LLC. Messrs. Hoffen and Clifford are members of HC IC Holdings LLC. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly. Mr. Hoffen is our former Chairman, and Kenneth Clifford is our former Chief Financial Officer. The address of HC IC Holdings LLC and Messrs. Hoffen and Clifford is 1177 Avenue of the Americas, Fl 40, New York, NY 10036.

(12)    Consists of (i) 2,453,281 shares of our Common Stock held by Avego Healthcare Capital, L.P., and (ii) 385,000 shares of our Common Stock held by Velan Capital Partners LP. Mr. Venkataraman is the managing member of Avego Healthcare Capital Holdings, LLC, which is the general partner of Avego Healthcare Capital, L.P., a member of the Sponsor, and is the managing member of Velan Capital Holdings LLC, which is the general partner of Velan Capital Partners LP. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. Mr. Venkataraman is our former Chief Executive Officer. The address of Avego Healthcare Capital, L.P., Velan Capital Partners LP and Mr. Venkataraman is 1055B Powers Place, Alpharetta, GA 30009.

Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 31,785,471 shares of our Common Stock that were previously issued to the Selling Stockholders and up to 1,296,022 shares of our Common Stock that are issuable upon conversion of 1,296,022 shares of Non-Voting Common Stock previously issued to a Selling Stockholder. This prospectus also relates to the issuance by us and resale of up to 4,999,883 shares of our Common Stock upon the exercise of the Public Warrants.

The shares of our Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our Common Stock may subsequently be listed.

No estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Resale Shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Resale Shares listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of our Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute its respective shares, and (3) the Selling Stockholders have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when required. Any prospectus supplement or amendments to the registration statement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution”.

Up to 4,999,883 shares of our Common Stock issuable upon the exercise of the Public Warrants, which are also covered by this prospectus, are not included in the table below.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of March 21, 2022, by the Selling Stockholders and the number of shares being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the shares for resale. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of our Common Stock outstanding as of March 21, 2022. As of such date, 36,577,929 shares of Common Stock were outstanding.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering	Beneficial Ownership After the Offering
Name and Address of Selling Stockholder(1)	Number of Shares	Percent		Number of Shares	Percent
Abingworth Bioventures VII L.P.(2)	5,628,558	15.4%	5,628,558	—	—
Alexandria Venture Investments, LLC(3)	476,052	1.3%	100,000	376,052	1.0%
Amgen Inc.(4)	2,700,000	7.4%	500,000	2,200,000	6.0%
Amplitude Healthcare Holdings LLC(5)	2,300,000	6.3%	2,300,000	—	—
Apeiron Investment Group Ltd.(6)	250,000	*	250,000	—	—
Avego Healthcare Capital, L.P.(7)	2,453,281	6.7%	2,000,000	453,281	1.2%
Entities affiliated with Citadel Advisors LLC(8)	3,683,011	9.9%	4,275,526	—	—
Ernest Mario(9)	30,000	*	30,000	—	—
Federated Hermes Kaufmann Funds(10)	1,500,000	4.1%	1,500,000	—	—
Fredric N. Eshelman(11)	100,000	*	100,000	—	—
Glenn Reicin(12)	15,000	*	15,000	—	—
HC IC Holdings LLC(13)	200,000	*	200,000	—	—
Jeet Mahal(14)	176,615	*	109,627	66,988	*
John Devane(15)	10,000	*	10,000	—	—
Judith Shizuru(16)	1,275,682	3.5%	1,129,512	146,170	*
Kaiser Foundation Hospitals(17)	600,000	1.6%	600,000	—	—
Kaiser Permanente Group Trust(17)	1,400,000	3.8%	1,400,000	—	—
Kingdon Healthcare Private Equity, LLC(18)	230,000	*	230,000	—	—
M. Kingdon Offshore Master Fund, L.P.(19)	270,000	*	270,000	—	—
Mario 2002 Grandchildren’s Trust(20)	20,000	*	20,000	—	—
Peter Dolan(21)	25,000	*	25,000	—	—
Qiming U.S. Healthcare Fund II, L.P.(22)	5,852,982	16.0%	5,852,982	—	—
Roche Finance Ltd(23)	4,624,606	12.6%	4,624,606	—	—
Susan Prohaska(24)	1,275,682	3.5%	1,275,682	—	—
Velan Capital Partners LP(25)	385,000	1.1%	385,000	—	—
Virinder Nohria 2014 Family Living Trust(26)	57,500	*	50,000	7,500	*
Woodline Master Fund LP(27)	200,000	*	200,000	—	—
TOTAL	35,738,969	—	33,081,493	3,213,455	—

____________

*        Indicates less than 1%

(1)      Unless otherwise noted, the business address of each of those listed in the table above is 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065.

(2)      Abingworth Bioventures VII GP LP (“ABV VII”), a Scottish limited partnership, serves as the general partner of ABV VII. Abingworth General Partner VII LLP, an English limited liability partnership (together with Abingworth Bioventures VII GP LP, the “General Partners”), serves as the general partner of Abingworth Bioventures VII GP LP. ABV VII (acting by its general partner Abingworth Bioventures VII GP LP, acting by its general partner Abingworth General Partner VII LLP) has delegated to Abingworth LLP (“Abingworth”) all investment and dispositive power over the securities held by ABV VII. An investment committee of Abingworth, currently comprised of Timothy Haines, Kurt von Emster, a member of our Board, Bali Muralidhar, Andrew Sinclair and Genghis Lloyd-Harris (collectively the “Investment Committee”), approves investment and voting decisions by a specified majority vote, and no individual member has the sole control or voting power over the securities held by ABV VII. Each of Abingworth, Abingworth Bioventures VII GP LP, Abingworth General Partner VII LLP, and each member of the Investment Committee disclaims beneficial ownership of the shares of Common Stock held by ABV VII. The address of the Selling Stockholder is 38 Jermyn Street, London, SW1Y6DN, UK.

(3)      Alexandria Venture Investments, LLC (“Alexandria”) is the record holder of the Common Stock reported herein. The managing member of Alexandria is Alexandria Real Estate Equities, Inc., which has full voting and investment power with respect to the shares owned by Alexandria. The address of the Selling Stockholder is 26 North Euclid Ave., Pasadena, California 91101.

(4)      The mailing address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320. Amgen Inc. and Legacy Jasper are party to that certain Exclusive License Agreement dated November 21, 2019.

(5)      The Sponsor is the record holder of the Common Stock reported herein. Metalmark Amplitude Healthcare Holdings LLC is the managing member of the Sponsor. Howard Hoffen, our former Chairman, and Kenneth Clifford, our former Chief Financial Officer, are partners of Metalmark Capital II LLC, which is the managing member of Metalmark Amplitude Healthcare Holdings LLC. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly. Balaji Venkataraman, our former Chief Executive Officer, is the managing member of Avego Healthcare Capital Holdings, LLC, which is the general partner of Avego Healthcare Capital, L.P., a member of the Sponsor. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. In addition, each of Howard Hoffen, Balaji Venkataraman, Kenneth Clifford, Vishal Kapoor, Frederic N. Eshelman, Ernest Mario, Peter Dolan and Glenn Reicin, former directors and officers of ours, is a member of the Sponsor and accordingly has pecuniary interest in the shares reported herein. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. 1,050,000 shares of our Common Stock held of record by the Sponsor are currently held in escrow, pursuant to which (A) 250,000 shares will be released from escrow if, during the period from and after the Closing until the third anniversary of the Closing (the “Earnout Period”), over twenty (20) trading days within any thirty (30) day consecutive trading day period, the volume-weighted average purchase price of our Common Stock (the “Applicable VWAP”) is greater than or equal to $11.50, (B) 500,000 of the shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $15.00, and (C) 300,000 of the shares will be released if, during the Earnout Period, the applicable VWAP is greater than or equal to $18.00. The address of the Selling Stockholder is
1177 Avenue of the Americas, Fl 40, New York, NY 10036.

(6)      Apeiron Investment Group Ltd. (“Apeiron”) is the record holder of the Common Stock reported herein. Christian Angermayer is the majority shareholder of Apeiron and may be deemed to share beneficial ownership of the securities beneficially owned by Apeiron. The address of the Selling Stockholder is Beatrice, 66 & 67, Amery Street, Sliema SLM1707, Malta.

(7)      Avego Healthcare Capital, L.P., a managing member of the Sponsor, is the record holder of the Common Stock reported herein. Avego Healthcare Capital Holdings, LLC is the general partner of Avego Healthcare Capital, L.P. Mr. Venkataraman is the managing member of Avego Healthcare Capital Holdings, LLC. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. Mr. Venkataraman is our former Chief Executive Officer. The address the Selling Stockholder is 1055B Powers Place, Alpharetta, GA 30009.

(8)      Consists of (i) 2,464,504 shares of our Common Stock held by Citadel Multi-Strategy Equities Master Fund Ltd. (“CEMF”), (ii) 515,000 shares of our Common Stock held by Citadel CEMF Investments Ltd. (“CEMF Investments”), (iii) 6,501 shares of our Common Stock held by Citadel Equity Fund Ltd. (“CEFL”), (iv) 72,799 shares of our Common Stock held by Citadel Securities LLC and related parties, and (v) 624,207 shares of our Common Stock issuable upon the conversion of 624,207 shares of our Non-Voting Common Stock held by CEMF, which is the maximum number of shares of our Common Stock issuable to CEMF upon conversion of our Non-Voting Common Stock as of March 21, 2022, after giving effect to the Beneficial Ownership Limitation (as defined in note 8 to the “Principal Stockholders” table above). In accordance with our Amended and Restated Certificate of Incorporation, in no event shall the holder of shares of class of Non-Voting Common Stock be entitled to convert such shares into our Common Stock for any number of shares of our Common Stock that, upon giving effect to such exercise, would cause the aggregate number of shares of our Common Stock owned by the holder and its affiliates to exceed the Beneficial Ownership Limitation. “Shares to be Sold in the Offering” includes 1,296,022 shares of our Common Stock issuable upon the conversion of all 1,296,022 shares of our Non-Voting Common Stock. CEMF Investments is a wholly-owned subsidiary of CEMF. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager for CEMF, CEMF Investments and CEFL. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Citadel Securities Group LP (“CALC4”) is the non-member manager of Citadel Securities LLC. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin, as the owner of a controlling interest in CGP and CSGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or direct the disposition of, the shares identified above. The foregoing shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities referenced herein other than the securities actually owned by such person (if any). The address of Citadel Advisors LLC is 601 Lexington Avenue, New York, NY 10022.

(9)      Consists of: (i) 15,000 shares of our Common Stock held by Ernest Mario, and (ii) 15,000 shares or our Common Stock held by Ernest Mario Fifteen Year Residence Trust. Ernest Mario and Jeremy Mario are the trustees of Ernest Mario Fifteen Year Residence Trust. Ernest Mario served as a member of our Board from November 2019 until September 2021. The address of Ernest Mario and Ernest Mario Fifteen Year Residence Trust is PO Box 445, 20 Fairmount Avenue, Chatham, NJ 07928.

(10)    Beneficial ownership consists of (i) 668,100 shares of our Common Stock held by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, (ii) 18,600 shares of our Common Stock held by Federated Hermes Kaufmann Fund II, a portfolio of Federated Hermes Insurance Series, and (iii) 813,300 shares of our Common Stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (collectively, the “Federated Hermes Kaufmann Funds”). The address of the Federated Hermes Kaufmann Funds is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Hermes Kaufmann Funds are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Federated Hermes Parent”). All of the Federated Hermes Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Trustees, act as trustees. The Federated Hermes Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Funds. Each of the Federated Hermes Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.

(11)    Mr. Eshelman served as a member of our Board from November 2019 until September 2021. The address of the Selling Stockholder is 319 3rd Street, Suite 301, Wilmington, NC 28401.

(12)    Mr. Reicin served as a member of our Board from November 2019 until September 2021. The address of the Selling Stockholder is 179 East Lane, Stamford, CT 06905.

(13)    HC IC Holdings LLC is the record holder of the Common Stock reported herein. Messrs. Hoffen and Clifford are members of HC IC Holdings LLC. Each of Messrs. Hoffen and Clifford disclaim any beneficial ownership of the reported shares other than to the extent of their respective pecuniary interest therein, directly or indirectly. Mr. Hoffen is our former Chairman, and Kenneth Clifford is our former Chief Financial Officer. The address of the Selling Stockholder is 1177 Avenue of the Americas, Fl 40, New York, NY 10036.

(14)    Mr. Mahal’s holdings consist of (i) 109,627 shares of our Common Stock, and (ii) 66,988 shares of our Common Stock issuable upon exercise of options that are exercisable within 60 days of March 21, 2022. Mr. Mahal is our Chief Financial Officer and Chief Operating Officer.

(15)    Mr. Devane served an advisor to our Sponsor from November 2019 until September 2021. The address of the Selling Stockholder is 12 Mornington Road, Ranelagh Dublin 6 Ireland.

(16)    Dr. Shizuru’s holdings consist of (i) 1,129,512 shares of our Common Stock, of which 917,729 shares are vested or will vest within 60 days of March 21, 2022, and (ii) 146,170 shares of our Common Stock issuable upon exercise of options that are exercisable within 60 days of March 21, 2022. Dr. Shizuru is a member of our Board and is a founder of Legacy Jasper.

(17)    The address of the Selling Stockholder is One Kaiser Plaza — The Ordway Building, Oakland, CA 94612.

(18)    Kingdon Healthcare Private Equity, LLC is the record holder of the Common Stock reported herein. Kingdon Capital Management, LLC is the manager of Kingdon Healthcare Private Equity, LLC. Mark Kingdon is the managing member of Kingdon Capital Management, LLC. The address of each of the entities and individuals referenced in this footnote is Kingdon Capital Management LLC 152 West 57th Street, 50th Floor, New York, NY 10019.

(19)    M. Kingdon Offshore Master Fund L.P. is the record holder of the Common Stock reported herein. Kingdon GP, LLC is the general partner of M. Kingdon Offshore Master Fund L.P. and Kingdon Capital Management, LLC is the investment adviser of M. Kingdon Offshore Master Fund L.P. Mark Kingdon is the managing member of both Kingdon GP, LLC and Kingdon Capital Management, LLC. The address of each of the entities and individuals referenced in this footnote is Kingdon Capital Management LLC 152 West 57th Street, 50th Floor, New York, NY 10019.

(20)    Mario 2002 Grandchildren’s Trust is the record holder of the Common Stock reported herein. Gregory Mario is the trustee of Mario 2002 Grandchildren’s Trust. The address of the Selling Stockholder is PO Box 445, 20 Fairmount Avenue, Chatham, NJ 07928.

(21)    Mr. Dolan served as a member of our Board from November 2019 until September 2021. The address of the Selling Stockholder is 1596 Gore Trail, Edwards, Colorado 81632.

(22)    Qiming U.S. Healthcare Fund II, L.P. is the record holder of the Common Stock reported herein. The general partner of Qiming U.S. Healthcare Fund II, L.P. is Qiming U.S. Healthcare GP II, LLC. Gary Rieschel and Mark D. McDade are the managing partners of Qiming U.S. Healthcare GP II, LLC. Each of Qiming U.S. Healthcare GP II, LLC, Mr. Rieschel and Mr. McDade may be deemed to beneficially own the shares beneficially owned by Qiming U.S. Healthcare Fund II, L.P., but each disclaims beneficial ownership of such shares. The address for each of these entities and individuals is 11100 NE
8th St., Suite 200, Bellevue, WA 98004.

(23)    Roche Finance Ltd is the record holder of the Common Stock reported herein. Roche Finance Ltd is a wholly-owned subsidiary of Roche Holding Ltd, a Swiss corporation whose shares are publicly traded on the Swiss SIX Stock Exchange. The address of the Selling Stockholder is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(24)    Dr. Prohaska’s holdings consist of 1,275,682 shares of our Common Stock, of which 1,063,899 shares are vested or will vest within 60 days of March 21, 2022. Dr. Prohaska is a founder of Legacy Jasper. The address of the Selling Stockholder is
101 Laurel Avenue, Menlo Park, CA 94025.

(25)    Velan Capital Partners LP is record holder of the Common Stock reported herein. The general partner of Velan Capital Partners LP is Velan Capital Holdings LLC. Velan Principals GP LLC is the managing member of Velan Capital Holdings LLC. Balaji Venkartarman is the managing member of Velan Principals GP LLC. Mr. Venkataraman disclaims any beneficial ownership of the reported shares other than to the extent of his pecuniary interest therein, directly or indirectly. Mr. Venkataraman is our former Chief Executive Officer. The address of the Selling Stockholder is 1055B Powers Place, Alpharetta, GA 30009.

(26)    Consists of: (i) 55,000 shares of our Common Stock held by Virinder Nohria 2014 Family Living Trust (50,000 shares of which are being registered hereby), and (ii) 2,500 shares held by the Mohun Patrick Nohria 2013 Gift Trust, a trust for the benefit of Virinder Nohria’s son. Virinder Nohria is the trustee of the Virinder Nohria 2014 Family Living Trust. The trustees of the Mohun Patrick Nohria 2013 Gift Trust are Balaji Venkataraman and Aashish Nohria. The address of the Selling Stockholder is 120 Emerald Ln, Roswell, GA 30075.

(27)    Woodline Master Fund LP is the record holder of the Common Stock reported herein. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares reported on this line. Woodline Master Fund LP disclaims any beneficial ownership of these shares. The address of the Selling Stockholder is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

Description of Our Securities

The following summary of certain provisions of our securities does not purport to be complete and is subject to our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the provisions of applicable law. A copy of our Amended and Restated Certificate of Incorporation and a copy of our Amended and Restated Bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 490,000,000 shares of Voting Common Stock, 2,000,000 shares of Non-Voting Common Stock, and 10,000,000 shares of undesignated preferred stock.

Common Stock

Under our Amended and Restated Certificate of Incorporation, holders of our Voting Common Stock and our Non-Voting Common Stock will have identical rights other than with respect to voting and conversion rights, each as described below.

Voting Power

Except as otherwise expressly provided in our Amended and Restated Certificate of Incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our Voting Common Stock will be entitled to one vote per share of Voting Common Stock, and holders of Non-Voting Common Stock will not be entitled to any votes per share of Non-Voting Common Stock, including for the election of directors.

Conversion Rights

Holders of Voting Common Stock do not have conversion rights, while holders of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one share of Voting Common Stock at such holder’s election by providing written notice to us, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.9% of our Voting Common Stock following such conversion. However, this ownership limitation may be increased to any other percentage designated by such holder of our Non-Voting Common Stock (and applicable only to such holder) upon 61 days’ prior written notice to us or decreased to any other percentage designated by such holder of our Non-Voting Common Stock (and applicable only to such holder) at any time upon prior written notice to us. Holders of our Non-Voting Common Stock are also permitted to make certain transfers to non-affiliates upon which such transferred shares would immediately convert to shares of our Voting Common Stock upon the written request of the original holder and the written certification from the transferee holder of its non-affiliation with the original holder of such Non-Voting Common Stock.

Dividends

Holders of our Common Stock are entitled to receive ratably any dividends declared by our Board or a committee thereof out of funds legally available for that purpose, subject to any preferential dividend rights of any then outstanding preferred stock. Our Common Stock does not have preemptive rights or other subscription rights or redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our Common Stock, subject to any liquidation preference of any then outstanding preferred stock. The holders of Non-Voting Common Stock will rank on parity with holders of Voting Common Stock as to such distributions.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that our current Class I directors shall serve an initial one-year term (and three-year terms subsequently) and our current Class II directors shall serve an initial two-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that shares of our preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the number of shares applicable to any such series of preferred stock and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. As of March 21, 2022, there were no shares of preferred stock outstanding.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Amended and Restated Bylaws provide that special meetings of stockholders may be called only by a majority vote of our Board, by the Chairman of our Board, or by our Chief Executive Officer. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Amended and Restated Bylaws, a stockholder’s notice will generally need to be received by the corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that no action shall be taken by our stockholders except at an annual or special meeting of stockholders called in accordance with our Amended and Restated Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Amendments to Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class to alter, amend or appeal Articles V (regarding directors), VI (regarding indemnification), VII (exclusive forum) or VIII (regarding amendments of our Amended and Restated Certificate of Incorporation) of our Amended and Restated Certificate of Incorporation (provided that as of the three-year anniversary of the Closing Date of the Business Combination, such reference to “66⅔%” shall be deemed to be “50%”).

Our Amended and Restated Bylaws provide that they may be adopted, amended, or repealed by our stockholders by the affirmative vote of the holders of at least 66⅔% of the voting power of all of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date of the Business Combination, such reference to “66⅔%” shall be deemed to be “50%”).

Removal of Directors

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights of any series of preferred stock, directors may be removed at any time, but only for cause and only by the affirmative vote of 66⅔% of the voting power of all then outstanding capital stock entitled to vote generally at an election of directors, voting together as a single class (provided that as of the three-year anniversary of the Closing Date of the Business Combination, such reference to “66⅔%” shall be deemed to be “50%”).

Exclusive Forum Selection

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following claims or causes of actions or proceedings under Delaware statutory or common law: (i) any derivative action or claim brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to our company or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws; (iv) any action asserting a claim against us or any of our directors, officers, or other employees governed by the internal-affairs doctrine or otherwise related to our internal affairs; (v) any action or claim to interpret, apply, enforce or determine the validity of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; and (vi) any action or claim as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Further, pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, these foregoing provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to such provisions.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, we cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Section 203 of the Delaware General Corporation Law

We are subject to provisions of Section 203 of the DGCL regulating corporate takeovers under our Amended and Restated Certificate of Incorporation. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, our initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board, and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws require us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors and officers. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws authorize our Board to determine whether to indemnify and advance expenses to, as set forth in the DGCL or any other applicable law, our employees and other agents. Further, our Amended and Restated Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe that these provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against directors us for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Warrants

Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five (5) years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, we will use our reasonable best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We have filed the registration statement of which this prospectus forms a part in order to satisfy the foregoing obligations. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of our Common Stock in connection with the Closing of the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The Public Warrants will be issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of our Common Stock or any voting rights until they exercise their Public Warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the warrant holder.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for the Public Warrants is Continental.

Stock Exchange Listing

Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “JSPR” and “JSPRW”, respectively.

Material United States Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock, which we refer to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations and other pass-through entities for income tax purposes and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock will generally equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such common stock, which generally will be an amount equal to the sum of the holder’s initial investment in the warrant and the exercise price), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

We do not believe we currently are or will become a United States real property holding corporation in the reasonably foreseeable future, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Securities Act Restrictions on Resale of our Securities

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of our Common Stock then outstanding; or

•        the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our stockholders prior to the Closing of the Business Combination will be able to sell their common stock and warrants, as applicable, pursuant to Rule 144 without registration commencing September 30, 2022.

Following the recent consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Plan of Distribution

We are registering the shares of our Common Stock previously issued to the Selling Stockholders and shares of our Common Stock issuable upon conversion of our non-voting common stock previously issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

We are also registering the issuance by us of up to 4,999,883 shares of our Common Stock that are issuable upon exercise of the Public Warrants. We will receive proceeds from the Public Warrants exercised in the event that such Public Warrants are exercised for cash.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•        through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•        in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        in an exchange distribution in accordance with the rules of the applicable exchange;

•        in privately negotiated transactions;

•        in short sales;

•        in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•        directly to one or more purchasers;

•        through delayed delivery requirements;

•        by pledge to secured debts and other obligations;

•        in a combination of any such methods of sale; and

•        in any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering this prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved; it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will incur costs, fees and expenses in effecting the registration of the Resale Shares covered by this prospectus, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent registered public accounting firm and reasonable fees; provided, however, that a Selling Stockholder will pay all underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering), selling commissions or transfer taxes, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act. We may be indemnified by certain of the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by a Selling Stockholder specifically for use in this prospectus.

A holder of Public Warrants may exercise its Public Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental, the certificate evidencing such Public Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Public Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

The validity of the shares of our Common Stock being offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

Experts

The financial statements as of December 31, 2021 and 2020 and for the years then ended included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Shares being offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 2200 Bridge Pkwy Suite #102, Redwood City, CA 94065 or telephoning us at (650) 549-1400.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.jaspertherapeutics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Jasper Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jasper Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 18, 2022
We have served as the Company’s auditor since 2021.

JASPER THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$84,701	$19,838
Other receivables	—	600
Prepaid expenses and other current assets	3,130	247
Total current assets	87,831	20,685
Property and equipment, net	3,686	693
Operating lease right-of-use assets	1,147	1,336
Restricted cash	345	345
Other non-current assets	645	298
Total assets	$93,654	$23,357
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,919	$1,417
Current portion of operating lease liabilities	505	—
Accrued expenses and other current liabilities	3,596	2,595
Total current liabilities	8,020	4,012
Derivative tranche liability	—	8,158
Non-current portion of operating lease liabilities	2,380	1,624
Common stock warrant liability	7,350	—
Earnout liability	5,743	—
Other non-current liabilities	643	853
Total liabilities	24,136	14,647

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock: $0.0001 par value – none and 19,522,771 shares authorized at December 31, 2021 and 2020, respectively; none and 15,480,195 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation value $41,165 at December 31, 2020		43,840
Stockholders’ equity (deficit)
Preferred stock: $0.0001 par value – 10,000,000 shares and none authorized at December 31, 2021 and 2020, respectively; none issued and outstanding at December 31, 2021 and 2020
Common stock: $0.0001 par value – 492,000,000 and 50,218,502 shares authorized at December 31, 2021 and 2020, respectively; 37,855,114 and 2,770,702 shares issued and outstanding at December 31, 2021 and 2020, respectively	4	1
Additional paid-in capital	136,964	1,682
Accumulated deficit	(67,450)	(36,813)
Total stockholders’ equity (deficit)	69,518	(35,130)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$93,654	$23,357

The accompanying notes are an integral part of these consolidated financial statements.

JASPER THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
Operating expenses
Research and development	$25,421	$15,883
General and administrative	11,412	4,800
Total operating expenses	36,833	20,683
Loss from operations	(36,833)	(20,683)
Change in fair value of earnout liability	9,277	—
Change in fair value of derivative liability	(3,501)	(10,875)
Change in fair value of common stock warrant liability	500	—
Other expense, net	(80)	(111)
Total other income (expense), net	6,196	(10,986)
Net loss and comprehensive loss	$(30,637)	$(31,669)
Net loss per share attributable to common stockholders, basic and diluted	$(2.69)	$(5.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,393,753	6,125,897

The accompanying notes are an integral part of these consolidated financial statements.

JASPER THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders Equity (Deficit)
	Shares(1)	Amount	Shares(1)	Amount
Balance as of January 1, 2020	11,255,430	$25,836	2,695,264	$1	$409	$(5,144)	$(4,734)
Issuance of common stock upon exercise of stock options	—	—	75,438	—	53	—	53
Issuance of Series A-1 redeemable convertible preferred stock for cash	4,224,765	11,234	—	—	—	—	—
Settlement of the redeemable convertible preferred stock tranche liability	—	6,770	—	—	—	—	—
Vesting of founders’ restricted stock	—	—	—	—	10		10
Stock-based compensation expense	—	—	—	—	1,210		1,210
Net loss	—	—	—	—	—	(31,669)	(31,669)
Balance as of December 31, 2020	15,480,195	43,840	2,770,702	1	1,682	(36,813)	(35,130)
Issuance of common stock upon exercise of stock options	—	—	323,740	—	235	—	235
Issuance of common stock upon exercise of common stock warrants	—	—	110	—	1	—	1
Issuance of Series A-1 redeemable convertible preferred stock for cash	4,042,565	10,750	—	—	—	—	—
Settlement of the redeemable convertible preferred stock tranche liability	—	11,659	—	—	—	—	—
Conversion of redeemable convertible preferred stock into common stock in connection with the Reverse Recapitalization (Note 3)	(19,522,760)	(66,249)	21,722,661	2	66,247		66,249
Issuance of common stock upon the Reverse Recapitalization and PIPE Financing, net of issuance costs	—	—	13,037,901	1	67,741	—	67,742
Vesting of founders’ restricted stock	—	—	—	—	10	—	10
Stock-based compensation expense	—	—	—	—	1,048	—	1,048
Net loss	—	—	—	—	—	(30,637)	(30,637)
Balance as of December 31, 2021	—	$—	37,855,114	$4	$136,964	$(67,450)	$69,518

____________

(1)      The shares of the Company’s common and redeemable convertible preferred stock, prior to the Reverse Recapitalization (as defined in Note 1) have been retroactively restated to reflect the exchange ratio of 0.282378, except for 100 shares of Series A-2 redeemable convertible preferred stock as described in Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

JASPER THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(30,637)	$(31,669)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	377	—
Non-cash lease expense	189	21
Stock-based compensation expense	1,048	1,210
Change in fair value of derivative liability	3,501	10,875
Change in fair value of common stock warrant liability	(500)	—
Change in fair value of earnout liability	(9,277)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,212)	(247)
Other receivables	600	—
Other non-current assets	(347)	(250)
Accounts payable	2,938	358
Accrued expenses and other current liabilities	959	1,225
Operating lease liability	(117)	10
Other non-current liabilities	(200)	200
Net cash used in operating activities	(33,678)	(18,267)
Cash flows used in investing activities
Purchases of property and equipment	(2,428)	—
Net cash used in investing activities	(2,428)	—
Cash flows from financing activities
Net proceeds from Reverse Recapitalization and PIPE Financing (Note 3)	95,271	—
Payment of Reverse Recapitalization related expenses	(5,288)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	10,750	11,234
Proceeds from exercise of common stock options	235	53
Proceeds from exercise of common stock warrants	1	—
Net cash provided by financing activities	100,969	11,287
Net increase (decrease) in cash, cash equivalents and restricted cash	64,863	(6,980)
Cash, cash equivalents and restricted cash at beginning of the year	20,183	27,163
Cash, cash equivalents and restricted cash at end of the year	$85,046	$20,183

Supplemental and non-cash items reconciliations:
Accounts payable and accrued expenses for purchases of property and equipment	$—	$436
Right-of-use asset obtained in exchange for lease liabilities	$—	$1,357
Non-cash leasehold improvements	$1,378	$256
Vesting of founders’ restricted stock	$10	$10
Conversion of redeemable convertible preferred stock into common stock in connection with Reverse Recapitalization	$(66,249)	$—
Deferred issuance costs reclassified to additional paid in capital	$5,288	$—
Net liabilities assumed upon the closing of Reverse Recapitalization	$(7,222)	$—
Recognition of earnout liability	$15,020	$—
Recognition (settlement) of derivative tranche liability	$(11,659)	$(6,770)
Letter of credit issued in connection with lease recognition	$—	$345

The accompanying notes are an integral part of these consolidated financial statements.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Jasper Therapeutics, Inc. (“Jasper” or the “Company”), formerly known as Amplitude Healthcare Acquisition Corporation (“AMHC”), is a clinical-stage biotechnology company dedicated to enabling cures through hematopoietic stem cell transplants. The Company is focused on the development and commercialization of safer, more effective conditioning agents and stem cell grafts to allow for expanded use of curative therapy with stem cell transplantation and gene therapies. Its drug development pipeline includes multiple product candidates designed to improve stem cell transplants. The lead compound, JSP191, is in clinical development as a conditioning antibody that clears hematopoietic (blood and bone marrow) stem cells from bone marrow in patients undergoing hematopoietic cell transplantation. The Company is also developing engineered hematopoietic stem cell products. The Company is headquartered in Redwood City, California.

On September 24, 2021 (the “Closing Date”), the Company consummated the previously announced business combination (the “Business Combination” or “Reverse Recapitalization” for accounting purposes) pursuant to the terms of the Business Combination Agreement, dated as of May 5, 2021 (the “BCA”), by and among AMHC, Ample Merger Sub, Inc., a then-wholly-owned subsidiary of AMHC (“Merger Sub”), and the pre-Business Combination Jasper Therapeutics, Inc. (now named Jasper Tx Corp.) (“Old Jasper”). Pursuant to the terms of the BCA, on the Closing Date, (i) Merger Sub merged with and into Old Jasper, with Old Jasper as the surviving company in the Business Combination, and, after giving effect to such Business Combination, Old Jasper became a wholly-owned subsidiary of AMHC and changed its name to “Jasper Tx Corp.”, and (ii) AMHC changed its name to “Jasper Therapeutics, Inc.”.

In addition, concurrently with the execution of the BCA, certain investors (the “PIPE Investors”) entered into Subscription Agreements with AMHC whereby such investors subscribed for the purchase of an aggregate of 10,000,000 shares of AMHC’s Class A Common Stock at a price of $10.00 per share for aggregate gross proceeds of $100.0 million (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the closing of the Business Combination.

Please refer to Note 3, “Reverse Recapitalization”, for further details of the Business Combination.

Liquidity and Need for Additional Capital

The Company has incurred significant losses and negative cash flows from operations since its inception. During the years ended December 31, 2021 and 2020, the Company incurred net losses of $30.6 million and $31.7 million, respectively. During the years ended December 31, 2021 and 2020, the Company had negative operating cash flows of $33.7 million and $18.3 million, respectively. As of December 31, 2021, the Company had an accumulated deficit of $67.5 million. The Company expects to continue to incur substantial losses, and its ability to achieve and sustain profitability will depend on the successful development, approval, and commercialization of product candidates and on the achievement of sufficient revenues to support the Company’s cost structure.

The Company’s cash and cash equivalents of $84.7 million as of December 31, 2021 are not sufficient for the Company to continue as a going concern for at least one year from the issuance date of these consolidated financial statements. Additional funds are necessary to maintain current operations and to continue research and development activities. The Company’s management plans to monitor expenses and raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts, needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”) outbreak a pandemic. The Company is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees as well as return-to-work policies and procedures. The Company expects to continue to take actions as may be required or recommended by government authorities or as the Company determines are in the best interests of its employees and other business partners in light of the pandemic.

While the Company’s operations to date have not been significantly impacted by the COVID-19 pandemic, it cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned clinical trials and clinical development timelines. The Company experienced slower than anticipated patient enrollment in its severe combined immunodeficiency clinical trial in 2020 due to reluctance of these immunocompromised patients to travel and undergo hospitalization during the pandemic. The Company may continue to experience interruptions to its clinical trials due to the COVID-19 pandemic, including the spread of variants. The impact of the COVID-19 pandemic on the Company’s financial performance will depend on future developments, including the duration and spread of the pandemic, its impact on the Company’s clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other third parties with whom it does business, its impact on regulatory authorities and the Company’s key scientific and management personnel, progress of vaccination and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for financial reporting.

The accompanying financial statements are consolidated for the year ended December 31, 2021 and include the accounts of Jasper Therapeutics, Inc. (i.e., formerly known as AMHC) and its wholly-owned subsidiary, Jasper Tx Corp., following the Reverse Recapitalization as further discussed in Note 3, “Reverse Recapitalization”. All other accompanying financial statements as of December 31, 2020 and for the year ended December 31, 2020 include only the accounts of Jasper Tx Corp. All intercompany transactions and balances have been eliminated upon consolidation.

All historical share data and per-share amounts were retrospectively adjusted to reflect the effect of the exchange ratio of 0.2823780 per one share, which was determined at the closing of the Reverse Recapitalization, except for the 100 shares of Series A-2 redeemable convertible preferred stock. The Series A-2 shares were not subject to the exchange ratio as a part of the recapitalization; rather, the shares were converted into 2,200,000 shares of common stock upon the closing of the Business Combination. Refer to Note 10 for further discussion regarding the terms of these shares.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions made in the accompanying consolidated financial statements include but are not limited to the valuation of common and redeemable convertible preferred stock before the Reverse Recapitalization, the determination of the incremental borrowing rate used for operating lease liabilities, valuation of derivative liability, valuation of earnout liability and the measurement of stock-based compensation expense. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Cash, Cash Equivalents, and Restricted Cash

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total amount shown in the consolidated statements of cash flows (in thousands):
	December 31,
	2021	2020
Cash and cash equivalents	$84,701	$19,838
Restricted cash	345	345
Total cash, cash equivalents and restricted cash	$85,046	$20,183

Cash and cash equivalents consist of checking account and investments in money market funds with an original maturity of three months or less at the time of purchase. The recorded carrying amount of cash and cash equivalents approximates their fair value. Restricted cash relates to the letter of credit secured in conjunction with the operating lease (Note 9).

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are maintained with financial institutions in the United States of America. Management believes that these financial institutions are financially sound. The Company has not experienced any losses on its cash and cash equivalents.

The Company is subject to risks common to companies in the development stage, including, but not limited to, development and regulatory approval of new product candidates, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product plans. To achieve profitable operations, the Company must successfully develop and obtain requisite regulatory approvals for, manufacture, and market its product candidates. There can be no assurance that any such product candidate can be developed and approved or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product will be successfully marketed. These factors could have a material adverse effect on the Company’s future financial results.

Products developed by the Company require approval from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s future products will receive the necessary clearances. If the Company were denied such clearances or such clearances were delayed, it could have a materially adverse impact on the Company.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred Transaction Costs

The Company capitalized qualified legal, accounting, and other direct costs related to the Business Combination, which were deferred until completion of the Business Combination. Upon the completion of the Business Combination, all deferred costs were recorded as a reduction to additional paid-in capital.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease. Upon the sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheets and the resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment, principally property and equipment, whenever events or changes in business circumstances indicate the carrying amount of an asset may not be fully recoverable. Recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the Company determines that the carrying value of long-lived assets may not be recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined through various valuation techniques, principally discounted cash flow models, to assess the fair values of long-lived assets. The Company did not record any impairment of long-lived assets during the years ended December 31, 2021 and 2020.

Leases

The Company determines whether an arrangement is or contains a lease at the inception of the arrangement and whether such a lease is classified as a financing lease or operating lease at the commencement date of the lease. Leases with a term greater than one year are recognized on the balance sheet as operating right-of-use assets and non-current portion of operating lease liabilities. The Company elected not to recognize the right-of-use assets and lease liabilities for leases with lease terms of 12 months or less (short-term leases). Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. As the interest rate implicit in the Company’s lease contracts is not readily determinable, the Company utilizes a collateralized incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received and impairment charges if the Company determines the right-of-use asset is impaired.

The Company considers the lease term to be the noncancelable period that it has the right to use the underlying asset, together with any periods where it is reasonably certain it will exercise an option to extend (or not terminate) the lease. Periods covered by an option to extend (or not terminate) the lease in which the exercise of the option is controlled by the lessor are included in the lease term.

Rent expense for operating leases is recognized on a straight-line basis over the lease term and is presented in operating expenses on the consolidated statements of operations and comprehensive loss. The Company has elected to not separate lease and non-lease components for its real estate leases and has instead accounted for each separate lease component and the non-lease components associated with that lease component as a single lease component. Variable lease payments are recognized as lease expense as incurred and are presented in operating expenses on the consolidated statements of operations and comprehensive loss.

The Company has no finance leases as of December 31, 2021 and 2020.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, derivative tranche liability, common stock warrant liability, contingent earnout liability and other non-current liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The carrying amounts of cash, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, approximate fair value due to their short-term maturities.

Redeemable Convertible Preferred Stock

The Company recorded all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs and bifurcated derivative tranche liability, which was bifurcated as it was concluded to be a freestanding financial instrument liability. The redeemable convertible preferred stock was recorded outside of permanent equity because while it was not mandatorily redeemable, in certain events considered not solely within the Company’s control such as a merger, acquisition or sale of all or substantially all of the Company’s assets (each, a deemed liquidation event), the redeemable convertible preferred stock became redeemable at the option of the holders of at least 55% of the then outstanding shares. The Company did not adjust the carrying values of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock was not probable of occurring.

Common Stock Warrant Liability

The Company has outstanding warrants to purchase 4,999,883 shares of its common stock (the “Common Stock Warrants”), all of which were issued in connection with AMHC’s initial public offering and entitle a holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share. The Common Stock Warrants are publicly traded and exercisable during the exercise period, which commenced on October 24, 2021 and ends on September 24, 2026, for cash or, in certain circumstances, on a cashless basis. The Common Stock Warrants are accounted as derivative financial instruments. As long as the Company continues to have shares of non-voting common stock outstanding, the Common Stock Warrants do not meet the equity classification guidance and are accounted as liabilities at fair value. The Common Stock Warrants are subsequently remeasured at each reporting date with changes in fair value recorded in the consolidated statements of operations and comprehensive loss until exercise or expiration. Upon conversion of all outstanding shares of non-voting common stock into shares of voting common stock, the Common Stock Warrants will meet the equity classification guidance and will be reclassified to equity at the then-current fair value.

Contingent Earnout Liability

At the closing of the Business Combination, the Company recognized the earnout liability related to the Sponsor Support Agreement, dated May 5, 2021 and amended on September 24, 2021, by and among the Company, Amplitude Healthcare Holdings LLC (the “Sponsor”) and Old Jasper (as amended, the “Sponsor Support Agreement”), pursuant to which 1,050,000 shares of common stock that were previously issued to the Sponsor were placed in escrow (the “Earnout Shares”). These shares will be released from escrow upon achieving agreed upon common stock price targets during the specified periods and in three tranches. In accordance with Accounting Standards Codification (“ASC”) Topic 815-40, the Earnout Shares are not indexed to the common stock and therefore are accounted as a liability at fair value at the Closing Date and subsequently remeasured at each reporting date with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The Company will reassess the classification of the Earnout Shares as triggering events are met or expire.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Tranche Liability

The Company determined that its obligation to issue additional shares of redeemable convertible preferred stock upon the occurrence of certain events, including a number of patients enrolled in the clinical trials, or the consent of the Company’s Board of Directors (the “Board”), represented a freestanding financial instrument. The instrument was classified as a liability on the consolidated balance sheets and was subject to re-measurement at each balance sheet date and at the settlement date, any change in fair value was recognized in the consolidated statements of operations and comprehensive loss. The derivative tranche liability was settled in February 2021 and is no longer outstanding as of December 31, 2021.

Accrued Research and Development Expenses

The Company has entered into various agreements with outsourced vendors, CMOs and CROs. The Company makes estimates of accrued research and development expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments, if necessary. Research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheets. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Research and Development

The Company expenses research and development (“R&D”) expenses as incurred. R&D expenses consist primarily of personnel-related expenses, clinical studies, engineering and product development costs to support regulatory clearance of, and related regulatory compliance for, the Company’s products. Specifically, R&D expenses that support regulatory approval of, and related regulatory compliance for, the Company’s products include costs associated with the Company’s clinical studies, consisting of clinical trial design, clinical site establishment and management, clinical data management, travel expenses and the costs of products used for the Company’s clinical trials. Personnel-related expenses include salaries, benefits, bonuses and stock-based compensation of the Company’s R&D employees. Non personnel-related expenses include costs of outside consultants, testing, materials and supplies, and allocated overhead. The Company allocates overheads related to rent, facility costs, information technology and human resources costs. R&D expenses are charged to expense when incurred.

General and Administrative

General and administrative expenses include compensation, employee benefits and stock-based compensation for executive management, finance administration and human resources, allocated facility costs, professional service fees and other general overhead costs, including allocated depreciation to support the Company’s operations.

Stock-Based Compensation

The Company measures its stock-based awards made to employees and non-employees based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions, including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield. The Company expenses the fair value of its equity-based compensation awards on a straight-line basis over the requisite service period, which is the period in which the related services are received. The Company accounts for award forfeitures as they occur. The expense for stock-based awards with performance conditions is recognized when it is probable that a performance condition is met during the vesting period.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made. As of December 31, 2021 and 2020, the Company has recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax. To date, there have been no interest or penalties recorded in relation to unrecognized tax benefits.

Foreign Currency Transactions

Transactions denominated in foreign currencies are initially measured in U.S. dollars using the exchange rate on the date of the transaction. Foreign currency denominated monetary assets and liabilities are subsequently re-measured at the end of each reporting period using the exchange rate at that date, with the corresponding foreign currency transaction gain or loss recorded in the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows. Nonmonetary assets and liabilities are not subsequently re-measured.

Comprehensive loss

Comprehensive loss represents all changes in stockholders’ equity (deficit) except those resulting from distributions to stockholders. There have been no items qualifying as other comprehensive income (loss) during the years ended December 31, 2021 and 2020, and therefore, the Company’s comprehensive loss was the same as its reported net loss.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders adjusted for income (expenses), net of tax, related to any diluted securities, by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, common stock subject to restricted stock awards, the Earnout Shares, the Common Stock Warrants and stock options are considered to be potentially dilutive securities.

Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock, common stock subject to repurchase, common stock subject to restricted stock awards and the Earnout Shares to be participating securities as the holders are entitled to receive dividends on a pari passu basis in the event that a dividend is paid on the Company’s common stock. The Company’s participating securities do not have a contractual

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. For the years ended December 31, 2021 and 2020, the diluted net loss per share of common stock was the same as basic net loss per share of common stock, as the impact of potentially dilutive securities was antidilutive to the net loss per share. The Earnout Shares and common stock subject to restricted stock awards are contingently issuable shares and are not included in the diluted net loss per share calculation until contingencies are resolved.

Segment Reporting

The Company has determined it operates as a single operating and reportable segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purposes of allocating resources. All long-lived assets are located in the United States.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public companies, this ASU is effective for fiscal years beginning after December 15, 2020. For all other entities, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company uses the extended transition period for emerging growth companies and plans to adopt this ASU on January 1, 2022. The Company expects the adoption of this ASU will not have a material effect on the Company’s consolidated financial statements and related disclosures.

NOTE 3. REVERSE RECAPITALIZATION

On the Closing Date, the Company consummated the Business Combination in accordance with the BCA. Merger Sub merged with Old Jasper, with Old Jasper as the surviving company and as a wholly-owned subsidiary of AMHC. AMHC was renamed Jasper Therapeutics, Inc., and Old Jasper was renamed Jasper Tx Corp.

Prior to the closing of the Business Combination, holders of 9,262,099 shares of AMHC’s Class A common stock exercised their right to redeem such shares for cash at a price of approximately $10.01 per share for aggregate payments of $92.7 million, which was paid from AMHC’s trust account.

In accordance with the Subscription Agreements between AMHC and the PIPE Investors, AMHC issued to the PIPE Investors 10,000,000 shares of AMHC’s Class A common stock at a price of $10.00 per share, for gross proceeds of $100.0 million. The PIPE Financing was consummated concurrently with the closing of the Business Combination.

In accordance with the BCA, at the closing of the Business Combination, each share of Old Jasper common stock and Old Jasper redeemable convertible preferred stock outstanding immediately prior to the closing was automatically cancelled, extinguished and converted into the number of shares of the Company’s common stock or, in certain circumstances, the Company’s non-voting common stock, based on Old Jasper’s equity value of $275.0 million divided by $10.00. The exchange ratio agreed between the parties was one-for-0.282378 share of the Company’s common stock for all Old Jasper stockholders, except for Amgen Inc. (“Amgen”). Amgen’s 100 shares of Old Jasper’s Series A-2 redeemable convertible preferred stock were converted into 2,200,000 shares of the Company’s common stock, which represented 8% of the Old Jasper equity value, as per the terms of Amgen’s letter agreement with Old Jasper. Each vested and unvested option to purchase shares of Old Jasper’s common stock outstanding at the closing was converted into a comparable option to purchase shares of the Company’s common stock, with the same terms and after giving effect of the exchange ratio. Each unvested award of restricted shares of Old Jasper common stock outstanding immediately prior to the closing was converted into a comparable right to receive restricted shares of the Company’s common stock, after giving effect of the same exchange ratio.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. REVERSE RECAPITALIZATION (cont.)

In connection with the Business Combination, immediately prior to the closing, (i) the Sponsor forfeited 200,000 shares of AMHC’s Class B common stock, (ii) each share of AMHC’s Class B common stock outstanding was converted into one share of AMHC’s Class A common stock, and (iii) following such conversion, an aggregate of 13,037,901 shares of AMHC’s Class A common stock (inclusive of 10,000,000 shares of AMHC’s Class A common stock that were issued to the PIPE Investors) were converted into an equivalent number of shares of the Company’s voting common stock. In accordance with the Sponsor Support Agreement, 1,050,000 shares received by the Sponsor were placed in escrow and will be released upon meeting triggering events as defined in the agreement and as described in Note 8 below.

Immediately after giving effect to the Reverse Recapitalization, there were 36,520,288 shares of the Company’s voting common stock outstanding (which includes 611,818 shares of its common stock subject to restricted stock awards), 1,296,022 shares of the Company’s non-voting common stock outstanding and 2,721,557 shares of the Company’s common stock subject to outstanding options to purchase shares of the Company’s common stock.

The Business Combination is accounted for as a reverse recapitalization under U.S. GAAP. This determination is primarily based on Old Jasper’s stockholders comprising a relative majority of the voting power of the Company and having the ability to nominate the members of the Board, Old Jasper’s operations prior to the acquisition comprising the only ongoing operations of the Company, and Old Jasper’s senior management comprising a majority of the senior management of the Company. Under this method of accounting, AMHC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the consolidated financial statements of the Company represent a continuation of the financial statements of Old Jasper with the Business Combination being treated as the equivalent of the Company issuing stock for the net assets of AMHC, accompanied by a reverse recapitalization. The net assets of AMHC are stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are presented as those of Old Jasper.

In connection with the Business Combination, the Company received $95.3 million in net cash proceeds. This amount was comprised of $5.5 million of cash held in AMHC’s trust account from its initial public offering (after payment of redemptions and public offering expenses paid at the closing of the Business Combination) and $100.0 million of cash received by AMHC in connection with the PIPE Financing, net of AMHC’s transaction costs and placement agents’ fees of $9.0 million and operating expense payments of $1.2 million. The Company incurred $5.3 million of transaction costs, consisting of legal, professional, and banking fees, which were recorded as a reduction to additional paid-in capital.

At the Closing Date, the Company also recognized AMHC’s net assets of $0.6 million, the fair value of common stock warrant liability of $7.9 million, and the fair value of earnout liability of $15.0 million.

The number of shares of common stock issued and outstanding immediately following the consummation of the Business Combination was:
Number of Shares
Common stock of AMHC outstanding prior to the Business Combination	12,500,000
Less: shares forfeited by the Sponsor	(200,000)
Less: redemption of AMHC shares	(9,262,099)
Common stock of AMHC	3,037,901
Shares issued in the PIPE Financing	10,000,000
Business Combination and PIPE Financing shares	13,037,901
Old Jasper shares	24,778,409
Total shares of common stock immediately after the Business Combination	37,816,310

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. FAIR VALUE MEASUREMENTS

The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•        Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•        Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•        Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The fair value of Level 1 securities is determined using quoted prices in active markets for identical assets. Level 1 securities consist of highly liquid money market funds. In addition, restricted cash collateralized by money market funds is a financial asset measured at fair value and is a Level 1 financial instrument under the fair value hierarchy.

Financial assets and liabilities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data, such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. The Company had no financial instruments classified at Level 2 as of December 31, 2021 and 2020.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques and at least one significant model assumption or input is unobservable. Level 3 liabilities that are measured at fair value on a recurring basis included the derivative tranche liability, which was extinguished in February 2021, and earnout liability, which was recognized in connection with the Business Combination.

During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at estimated fair value using Level 3 inputs. There were no transfers within the hierarchy during the years ended December 31, 2021 and 2020.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. FAIR VALUE MEASUREMENTS (cont.)

The following tables set forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy (in thousands):
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$83,701	$—	$—	$83,701
Total fair value of assets	$83,701	$—	$—	$83,701

Financial liabilities
Common stock warrant liability	$7,350	$—	$—	$7,350
Earnout liability	—	—	5,743	5,743
Total fair value of financial liabilities	$7,350	$—	$5,743	$13,093
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets
Money market funds	$18,778	$—	$—	$18,778
Total fair value of assets	$18,778	$—	$—	$18,778

Financial liabilities
Derivative liability	$—	$—	$8,158	$8,158
Total fair value of financial liabilities	$—	$—	$8,158	$8,158

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):
	Derivative tranche liability	Earnout Liability
Fair Value as of January 1, 2020	$4,053	$—
Initial fair value of derivative instrument	—	—
Change in the fair value included in other expense	10,875	—
Settlement of obligation	(6,770)	—
Fair Value as of December 31, 2020	$8,158	$—

Fair Value as of January 1, 2021	$8,158	$—
Initial fair value of earnout liability	—	15,020
Change in the fair value included in other expense (income)	3,501	(9,277)
Settlement of obligation	(11,659)	—
Fair Value as of December 31, 2021	$—	$5,743

The derivative tranche liability was measured using the option pricing method by estimating the value using the Black-Scholes model. The significant inputs used in the Black-Scholes model include the fair value of the redeemable convertible preferred stock, the risk-free interest rate, the expected volatility and the expected term when each tranche will be settled. The fair value of the derivative tranche liability equaled its intrinsic value, a difference between the issued redeemable convertible preferred stock shares’ fair value and the price paid by investors, at the date of settlement in February 2021.

The estimated fair value of the earnout liability is determined using Monte Carlo simulation model, which uses a distribution of potential outcomes on a monthly basis over the earnout period prioritizing the most reliable information available. The assumptions utilized in the calculation are based on the achievement of certain stock price milestones, including the current Company’s common stock price, expected volatility, risk-free rate and expected term. The estimates of fair value are uncertain and changes in any of the estimated inputs used as of the date of this report could have resulted in significant adjustments to the fair value.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. FAIR VALUE MEASUREMENTS (cont.)

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified in Level 3 of the fair value hierarchy at December 31, 2021:
	Fair value (in thousands)	Valuation methodology	Significant unobservalble input
Earnout liability	$5,743	Monte Carlo Simulation	Common stock price	$7.85
			Expected term (in years)	2.73
			Expected volatility	74.00%
			Risk-free interest rate	0.90%

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified in Level 3 of the fair value hierarchy at December 31, 2020:
	Fair value (in thousands)	Valuation methodology	Significant unobservalble input
Derivative tranche liability	$8,158	Black-Scholes	Expected term (in years)	0.16
			Expected volatility	47.02%
			Risk-free interest rate	0.08%
			Expected dividend yield	0.00%

NOTE 5. CONSOLIDATED BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets

The following table summarizes the details of prepaid expenses and other current assets as of the dates set forth below (in thousands):
	December 31,
	2021	2020
Prepaid insurance	$2,074	$—
Payroll tax credit receivable	548	—
Research and development prepaid expenses	139	177
Other receivables	150	—
Other prepaid expenses	171	43
Rent deposit	27	27
Other current assets	21	—
Total	$3,130	$247

Property and equipment, net

The following table summarizes the details of property and equipment, net as of the dates set forth below (in thousands):
	December 31,
	2021	2020
Leasehold improvements	$2,056	$256
Lab equipment	1,569	437
Office furniture & fixtures	208	—
Computer equipment	140	—
Capitalized software	90	—
	4,063	693
Less: accumulated depreciation and amortization	(377)	—
Property and equipment, net	$3,686	$693

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. CONSOLIDATED BALANCE SHEET COMPONENTS (cont.)

Depreciation and amortization expense for the year ended December 31, 2021 was $0.4 million. No depreciation or amortization expense was recognized during the year ended December 31, 2020.

Accrued expenses and other current liabilities

The following table summarizes the details of accrued expenses and other current liabilities as of the dates set forth below (in thousands):
	December 31,
	2021	2020
Research and development accrued expenses	$1,660	$1,263
Accrued employee and related compensation expenses	1,151	783
License option liability, current	200	400
Other	585	149
Total	$3,596	$2,595

Other non-current liabilities

The following table summarizes the details of other non-current liabilities as of the dates set forth below (in thousands):
	December 31,
	2021	2020
CIRM grant liability	$600	$600
Accrued tax liability	24	—
Restricted stock liability	19	53
License option liability, non-current	—	200
Total	$643	$853

NOTE 6. CIRM GRANT

In November 2020, California Institute for Regenerative Medicine (“CIRM”) awarded the Company $2.3 million in support of the research project related to a monoclonal antibody that depletes blood stem cells and enables chemotherapy-free transplants. The award is payable to the Company upon achievement of milestones over the next three years that are primarily based on patients’ enrollment to the Company’s clinical trials. Funds received under this grant may only be used for allowable project costs specifically identified in connection with the CIRM-funded project. Such costs can include but are not limited to salary for personnel, itemized supplies, consultants, and itemized clinical study costs. Under the terms of the grant, both CIRM and the Company will co-fund the research project and the amount of the Company’s co-funding requirement is predetermined as a part of the award. Under the terms of the CIRM grant, the Company is obligated to pay royalties and licensing fees based on 0.1% of net sales of CIRM-funded product candidates or CIRM-funded technology per $1.0 million of CIRM grant. As an alternative to revenue sharing, the Company has the option to convert the award to a loan. In the event the Company exercises its right to convert the award to a loan, it would be obligated to repay the loan within ten business days of making such election. Repayment amounts vary dependent on when the award is converted to a loan, ranging from 60% of the award granted to amounts received plus interest at the rate of the three-month LIBOR rate plus 25% per annum. Since the Company may be required to repay some or all of the amounts awarded by CIRM, the Company accounted for this award as a liability. Given the uncertainty in amounts due upon repayment, the Company has recorded amounts received without any discount or interest recorded, and upon determination of amounts that would become due, the Company will adjust accordingly. As of December 31, 2020, the Company met a milestone and had recorded $0.6 million in other receivables for the milestone that was met and $0.6 million in other long-term liabilities related to this grant. The Company received an aggregate of $0.6 million from CIRM in January and March 2021. As of December 31, 2021, the Company recorded $0.6 million in other long-term liabilities related to this grant. As of December 31, 2021 $1.7 million is available for future distribution to the Company under the grant upon achievement of milestones.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SIGNIFICANT AGREEMENTS

Amgen License Agreement

On November 21, 2019, the Company entered into a license agreement with Amgen (the “Amgen License Agreement”), pursuant to which the Company obtained an exclusive, sublicensable license for certain patents, data, and non-data know-how related to Amgen’s proprietary monoclonal antibody known as AMG 191, as renamed to JSP191 (“JSP191”). Concurrently with the execution of the license agreement, Amgen assigned to the Company its rights and obligations under the Investigator Sponsored Research Agreement (the “ISRA”) previously entered into in June 2013 between Amgen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) related to the study of JSP191.

Under the ISRA, the Company was provided an option to negotiate a definitive license with Stanford for rights to certain Stanford intellectual property related to the study of JSP191 in exchange for an option exercise fee of $1.0 million, payable over a two-year period (the “Option”). There are no other fees due under the ISRA. The Company exercised the Option in June 2020, and the definitive license with Stanford (the “Stanford License Agreement”) was executed in March 2021. Upon exercise of the Option, the $1.0 million option exercise fee was recognized as research and development cost. In June 2020, the Company and Stanford agreed that the Investigational New Drug Application (“IND”) and control of the study related to the ISRA would be transferred to the Company. The Company paid $0.2 million related to the option exercise fee in each of June and November 2020. As of December 31, 2020, the Company had accrued $0.4 million and $0.2 million as current and noncurrent liabilities, respectively. In 2021, the Company paid $0.4 million of the option exercise fee and included the unsettled liability of $0.2 million in accrued expenses and other current liabilities as of December 31, 2021.

As consideration for the rights granted to the Company under the license agreement with Amgen, Old Jasper issued Amgen 100 shares of Old Jasper’s Series A-2 redeemable convertible preferred stock in November 2019, the fair value of which was estimated at $0.9 million, which was recognized as research and development expense in the same period.

The Amgen License Agreement terminates on a country-by-country basis on the 10th anniversary of the date on which the exploitation of the licensed products is no longer covered by a valid claim under a licensed patent in such country. On a country-by-country basis, upon the expiration of the term in each country with respect to the licensed products, the licenses to the Company by Amgen become fully paid and non-exclusive. The Company and Amgen have the right to terminate the agreement for a material breach as specified in the agreement.

After the closing of the Business Combination, Amgen owns more than 5% of the Company’s outstanding common stock and is considered to be a related party.

Stanford License Agreement

In March 2021, the Company entered into the Stanford License Agreement, following the exercise of the Option in June 2020. The Company received a worldwide, exclusive license with a right to sublicense for JSP191 in the field of depleting endogenous blood stem cells in patients for whom hematopoietic cell transplantation is indicated. Stanford transferred to the Company certain know-how and patents related to JSP191 (together, the “Licensed Technology”). Under the terms of this agreement, the Company will use commercially reasonable efforts to develop, manufacture, and sell licensed product and to develop markets for a licensed product. In addition, the Company will use commercially reasonable efforts to meet the milestones as specified in the agreement over the next six years and must notify Stanford in writing as each milestone is met.

The Company will pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. The Company is also obligated to pay late-stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. The Company will also pay low single-digit royalties on net sales of licensed products, if approved. No payments have been made under the Stanford License Agreement during the year ended December 31, 2021.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SIGNIFICANT AGREEMENTS (cont.)

The Stanford License Agreement expires on a country-by-country basis on the last-to-expire valid claim of a licensed patent in such country. The Company may terminate the agreement by giving Stanford written notice at least 12 months in advance of the effective date of termination. The Company may also terminate the agreement solely with respect to any particular patent application or patent by giving Stanford written notice at least 60 days in advance of the effective date of termination. Stanford may terminate the agreement after 90 days from a written notice by Stanford, specifying a problem, including a delinquency on any report required pursuant to agreement or any payment, missing a milestone or for a material breach, unless the Company remediates the problem in that 90-day period.

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative Tranche Liability

The Company determined that the obligation to issue additional shares of Series A-1 redeemable convertible preferred stock at the milestone closing at any time on or prior to April 2021 was a freestanding financial instrument that was required to be accounted as a liability initially recorded and subsequently remeasured at fair value until such instrument is exercised or expires. In November 2019, the milestone closing liability was initially recorded at an estimated fair value of $4.3 million.

On September 3, 2020, Old Jasper’s board of directors amended the Series A-1 purchase agreement to split the milestone closing to two tranches, revised acceptable timing of the existing milestone closing and added terms of the second milestone closing to occur on or prior to April 15, 2021.

The first milestone was re-measured at fair value of $6.8 million at the settlement date in November 2020 and was reclassified to redeemable convertible preferred stock upon the issuance of 4,042,568 shares of Series A-1 redeemable convertible preferred stock in November 2020. The second milestone closing was re-measured at fair value of $11.7 million at the settlement date in February 2021 and was reclassified to redeemable convertible preferred stock upon the issuance of 4,042,565 shares of Series A-1 redeemable convertible preferred stock. Assumptions used in the valuation at the second milestone closing are described below:
February 26, 2021
Series A-1 redeemable convertible preferred stock value	$1.57
Purchase price	$0.75
Expected term (in years)	—
Expected volatility	0.00%
Risk-free interest rate	0.00%

The Company recorded $3.5 million and $10.9 million loss from the remeasurement of the derivative tranche liability in its consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the derivative tranche liability was fully settled.

Common Stock Warrants

The Common Stock Warrants are traded on the Nasdaq Capital Market and may only be exercised for a whole number of shares. The Common Stock Warrants became exercisable on October 24, 2021 and expire on September 24, 2026, unless early redeemed or if the Company extends the exercise period. The fair value of $7.9 million of Common Stock Warrants was recognized as a liability on September 24, 2021, the Closing Date, based on the closing market price. 110 Common Stock Warrants have been exercised as of December 31, 2021.

The Company recognized a gain of $0.5 million for the year ended December 31, 2021, classified within change in fair value of common stock warrant liability in the consolidated statements of operations. The Common Stock Warrants’ fair value was $7.4 million as of December 31, 2021.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

Contingent Earnout Liability

Upon the closing of the Business Combination and pursuant to the Sponsor Support Agreement, the Sponsor agreed to place the Earnout Shares into escrow, which will be released as follows: (a) 250,000 Earnout Shares will be released if, during the period from and after September 24, 2021 until the September 24, 2024 (the “Earnout Period”), over any twenty trading days within any thirty-day consecutive trading day period, the volume-weighted average price of the Company’s common stock (the “Applicable VWAP”) is greater than or equal to $11.50, (b) 500,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $15.00, and (c) 300,000 Earnout Shares will be released if, during the Earnout Period, the Applicable VWAP is greater than or equal to $18.00 (the “triggering events”).

The Earnout Shares placed in escrow are legally issued and outstanding shares that participate in voting and dividends. The Earnout Shares (along with related escrowed dividends, if any) will be forfeited and not released from escrow at the end of the Earnout Period unless the triggering events described above are achieved during the Earnout Period. Upon the closing of the Business Combination, the contingent obligation to release the Earnout Shares was accounted for as a liability classified financial instrument upon their initial recognition because the triggering events that determine the number of shares required to be released from escrow include events that were not solely indexed to the common stock of the Company. The earnout liability is remeasured each reporting period with changes in fair value recognized in earnings.

At the closing of the Business Combination, the estimated fair value of the earnout liability was $15.0 million based on a Monte Carlo simulation model. Assumptions used in the valuation are described below:
September 24, 2021
Common stock value	$15.12
Expected term (in years)	3.00
Expected volatility	75.00%
Risk-free interest rate	0.55%

At December 31, 2021, the estimated fair value of the earnout liability was $5.7 million based on a Monte Carlo simulation model. Assumptions used in the valuation as of December 31, 2021 are described in Note 4. No triggering event occurred as of December 31, 2021. The Company recognized a gain of $9.3 million for the year ended December 31, 2021, classified within change in fair value of earnout liability in the consolidated statements of operations and comprehensive loss.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2020, the Company entered into an operating lease for laboratory and office space in Redwood City, California, that expires in August 2026. In January 2022, this lease was amended to add additional rented space (Note 17). In conjunction with signing the lease, the Company secured a letter of credit in favor of the lessor in the amount of $0.3 million. The funds related to this letter of credit are presented as restricted cash on the Company’s consolidated balance sheets. The lease agreement includes an escalation clause for increased base rent and a renewal provision allowing the Company to extend this lease for an additional 60 months at the prevailing rental rate, which the Company is not reasonably certain to exercise. In addition to base rent, the Company will pay its share of operating expenses and taxes.

To complete certain leasehold improvements, the lessor agreed to provide the Company a tenant improvement allowance of $1.2 million as well as an option to take an additional allowance of $0.4 million to be repaid over the lease term at an interest rate of 9% per annum, which the Company exercised. The Company recognized $1.6 million and $0.3 million in leasehold improvements covered by these allowances as of December 31, 2021 and 2020, respectively.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

In accordance with the lease agreement, the lessor managed and supervised the construction of the improvements. In exchange for these services, the Company paid the lessor a fee equal to 5% of total construction costs. The leasehold improvements constructed are presented under property and equipment on the Company’s consolidated balance sheets and will be amortized on a straight-line basis over the remaining lease term.

In addition to the construction management and supervision fee noted above, the Company pays variable costs related to its share of operating expenses and taxes. These variable costs are recorded as lease expense as incurred and presented as operating expenses in the consolidated statements of operations and comprehensive loss.

The components of lease costs, which were included in the Company’s consolidated statements of operations and comprehensive loss, are as follows (in thousands):
	Year ended December 31,
	2021	2020
Lease cost
Operating lease cost*	$479	$45
Short-term lease cost	326	301
Total lease cost	$805	$346

____________

*        Includes $90,000 and $13,000 of variable lease cost related to the construction management and supervision fee during the years ended December 31, 2021 and 2020, respectively, and $50,000 variable costs related to operating expenses or taxes during the year ended December 31, 2021. No variable costs related to operating expenses or taxes have been incurred as of December 31, 2020.

Supplemental information related to the Company’s operating leases is as follows:
	Year ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities (in thousands)	$301	$—
Weighted average remaining lease term (years)	4.6	5.4
Weighted average discount rate	8.00%	8.00%

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of December 31, 2021 (in thousands):
Amount
Year ending December 31,
2022	$713
2023	735
2024	757
2025	779
2026	461
Total undiscounted lease payments	3,445
Less imputed interest	(560)
Total discounted lease payments	2,885
Less current portion of lease liability	(505)
Noncurrent portion of lease liability	$2,380

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

Stanford Sponsored Research Agreement

Effective September 2020, the Company entered into a sponsored research agreement with Stanford for a research program related to the treatment of Fanconi Anemia patients in Bone Marrow Failure requiring allogeneic transplant with non-sibling donors at Stanford Lucile Packard Children’s Hospital (the “Research Project”) using JSP191. Stanford will perform the Research Project and is fully responsible for costs and operations related to the Research Project. In addition, Stanford owns the entire right, title, and interest, in and to all technology developed using Stanford facilities and by Stanford personnel through the performance of the Research Project under this agreement (the “Fanconi Anemia Research Project IP”). Under this agreement, Stanford granted the Company an exclusive option to license exclusively Stanford’s rights in the Fanconi Anemia Research Project IP (the “Fanconi Anemia Option”) in the field of commercialization of JSP191. There is no license granted or other intellectual property transferred under this agreement until the Fanconi Anemia Option is exercised. As of December 31, 2021, the Company has not yet exercised the Fanconi Anemia Option.

As consideration for the services performed by Stanford under this sponsored research agreement, the Company will pay Stanford a total of $0.9 million over approximately 3 years upon the achievement of development and clinical milestones, including FDA filings and patients’ enrollment. As of December 31, 2020, the Company had accrued $0.3 million related to the achievement of the first milestone under this agreement, which was paid in February 2021. The second and the third milestones are based on the progress of the clinical trials and will be recognized when achieved.

License agreements

In March 2021, the Company entered into the Stanford License Agreement (Note 7), pursuant to which the Company is required to pay annual license maintenance fees, beginning on the first anniversary of the effective date of the agreement and ending upon the first commercial sale of a product, method, or service in the licensed field of use, as follows: $25,000 for each first and second year, $35,000 for each third and fourth year, and $50,000 at each anniversary thereafter ending upon the first commercial sale. The Company is also obligated to pay late-stage clinical development milestones and first commercial sales milestone payments of up to $9.0 million in total. The Company will also pay low single-digit royalties on net sales of licensed products. All products are in development as of December 31, 2021, and no such royalties were due as of such date.

Legal proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2021 and 2020, and, to the best of its knowledge, no material legal proceedings are currently pending.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2021 and 2020, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: REDEEMABLE CONVERTIBLE PREFERRED STOCK

On September 24, 2021, upon the closing of the Business Combination, all shares of the outstanding redeemable convertible preferred stock were cancelled and exchanged for 21,722,661 shares of the Company’s common stock, including 2,200,000 shares issued to Amgen and 1,296,022 shares of non-voting common stock issued to an investor.

Redeemable convertible preferred stock as of December 31, 2020 consisted of the following (in thousands, except share data):
	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A-1 redeemable convertible preferred stock	19,522,671	15,480,095	$41,165	$42,978
Series A-2 redeemable convertible preferred stock	100	100	—	862
Total redeemable convertible preferred stock	19,522,771	15,480,195	$41,165	$43,840

The significant rights and obligations of the redeemable convertible preferred stock were as follows:

Dividends

The holders of Series A-1 redeemable convertible preferred stock were entitled to receive, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time that are legally available, cash dividends at the rate of 8% per annum of the applicable original issue price of $2.6592, as adjusted for stock splits, dividends, reclassifications or the like.

The holders of Series A-2 redeemable convertible preferred stock were entitled to receive dividends, on a pari passu basis, when, as and if declared by the Board, out of any assets at the time legally available therefor, in an amount of 8% of any distribution to Old Jasper stockholders. The dividend rate would have been reduced to 4% if the Company terminated the Amgen License Agreement, or Amgen was pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company had filed or held an IND for an anti c-kit antibody.

The preferred dividends were not cumulative. No dividends had been declared or paid as of December 31, 2021 and 2020.

Voting

The holders of each share of Series A-1 redeemable convertible preferred stock were entitled to voting rights equal to the number of shares of Class A common stock into which the shares of Series A-1 redeemable convertible preferred stock were then convertible. The holders of Series A-1 redeemable convertible preferred stock voted together with the holders of common stock as a single class and on an as-converted to common stock basis. The holders of Series A-2 redeemable convertible preferred stock were not entitled to any voting rights.

Election of Directors

The holders of Series A-1 redeemable convertible preferred stock, voting together as a separate class, were entitled to elect three directors of the Company. The holders of Class A common stock, other than the common stock issued or issuable upon the conversion of preferred stock, voting together as a separate class, were entitled to elect two directors of the Company. The holders of Class A common stock and Series A-1 redeemable convertible preferred stock were collectively entitled to elect the balance of the total number of directors of the Company.

Conversion Rights

Each share of Series A-1 redeemable convertible preferred stock was convertible to Class A common stock, at the option of the holder, at the then applicable conversion price. Any holder that beneficially owned, directly or indirectly, more than 9.9% of any class of equity securities had the right to receive any shares of capital stock that

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

would have been issued upon conversion of the shares in excess of 9.9% in the form of Class B common stock. The initial conversion price per share for Series A-1 redeemable convertible preferred stock was $2.6592. Shares of Series A-2 redeemable convertible preferred stock were not convertible at the option of the holder.

Each share of Series A-1 redeemable convertible preferred stock would have been automatically converted into common stock, at the then effective conversion price (i) immediately prior to closing of the initial public offering at a common stock per share price of at least five times the original issue price of the Series A-1 redeemable convertible preferred stock resulting in at least $70.0 million of gross proceeds, or (ii) at the date and time, or upon occurrence of an event, specified by vote or written consent of the holders of at least 55% of the outstanding shares of Series A-1 redeemable convertible preferred stock.

Upon Old Jasper’s initial public offering, each share of Series A-2 redeemable convertible preferred would have been automatically converted into a number of shares of Class A common stock equal to 8% of the fully diluted equity immediately prior to such initial public offering. The percentage of Class A common stock subject to Series A-2 redeemable convertible preferred stock conversion would have been reduced to 4% if the Company terminated the Amgen License Agreement, or Amgen was pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company had filed or held an IND for an anti c-kit antibody.

Liquidation Preference

In the event of liquidation, dissolution or winding up of Old Jasper, including deemed liquidation, the holders of the Series A-1 redeemable convertible preferred stock were entitled to receive, in preference to any distribution to the holders of the Series A-2 redeemable convertible preferred stock or common stock, an amount per share equal to 0.75 times of the applicable original issue price of $2.6592, as adjusted for stock splits, dividends, reclassifications or the like.

After the payment to the holders of Series A-1 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-2 redeemable convertible preferred stock would have been entitled to receive, out of the remaining assets of Old Jasper available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount equal to 8% of the assets available for distribution. The liquidation preference available to the holders of Series A-2 redeemable convertible preferred stock would have been reduced to 4% if the Company terminated the Amgen License Agreement, or Amgen was pursuing a clinical development of an anti c-kit antibody in any clinical indication for which the Company had filed or held an IND for an anti c-kit antibody.

After the payment to the holders of Series A-2 redeemable convertible preferred stock of the full preferential amounts above, the holders of Series A-1 redeemable convertible preferred stock would have been entitled to receive, out of the remaining assets of Old Jasper available for distribution to its stockholders, in preference to any distribution to the holders of common stock, an amount per share equal to 0.25 times of the applicable original issue price of $2.6592, as adjusted for stock splits, dividends, reclassifications or the like.

If the assets of Old Jasper legally available for distribution to the holders of a given Series of redeemable convertible preferred stock were insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of Old Jasper would have been distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.

Following the above payments, the remaining assets of Old Jasper, if any, would have been distributed ratably among the holders of common stock and Series A-1 redeemable convertible preferred stock, pro rata based on the number of shares held by each such holder as if they had been converted to common stock. Provided, however, that if the aggregate amount which the holders of Series A-1 redeemable convertible preferred stock were entitled to receive under the above provisions exceeded 1.5 times the applicable original issue price of $2.6592, as adjusted for stock splits, dividends, reclassifications or the like, upon such liquidation, dissolution or winding up the holders of Series A-1 redeemable convertible preferred stock would have been entitled to receive the greater of (i) 1.5 times

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

the applicable original issue price and (ii) the amount would have received if all shares of Series A-1 redeemable convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the corporation.

Redemption

The redeemable convertible preferred stock was recorded in mezzanine equity because while it was not mandatorily redeemable, it would have become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that were considered not solely within the Company’s control.

NOTE 11: COMMON STOCK

On September 24, 2021, upon the closing of the Business Combination, the Company issued (1) 13,037,901 shares of voting common stock in exchange for AMHC’s outstanding shares of Class A common stock, (2) 23,482,387 shares of voting common stock and (3) 1,296,022 shares of non-voting common stock in exchange for outstanding shares of Old Jasper preferred stock and common stock.

The Company is authorized to issue 490,000,000 shares of voting common stock, 2,000,000 shares of non-voting common stock, and 10,000,000 shares of undesignated preferred stock. There were 36,559,092 shares of voting common stock, 1,296,022 shares of non-voting common stock and no shares of preferred stock issued and outstanding as of December 31, 2021.

Holders of the voting common stock and the non-voting common stock have similar rights, except that non-voting stockholders are not entitled to vote, including for the election of directors. Holders of voting common stock do not have conversion rights, while holders of non-voting common stock have the right to convert each share of non-voting common stock held by such holder into one share of voting common stock at such holder’s election by providing written notice to the Company, provided that as a result of such conversion, such holder, together with its affiliates, would not beneficially own in excess of 9.9% of the Company’s voting common stock following such conversion.

As of December 31, 2021 and 2020, the Company had common stock reserved for future issuance as follows:
	December 31,
	2021	2020
Redeemable convertible preferred stock	—	15,480,195
Outstanding and issued common stock options	2,660,383	2,983,574
Common stock warrants	4,999,883	—
Shares available for grant under 2019 Equity Incentive Plan	—	430,893
Shares available for grant under 2021 Equity Incentive Plan	4,422,480	—
Shares available for grant under 2021 Employee Stock Purchase Plan	550,000	—
Total shares of common stock reserved	12,632,746	18,894,662

Founders’ Common Stock

In March 2018, Old Jasper issued 2,259,024 shares of common stock with the fair value of $0.04 per share to its founders for services and intellectual property. As consideration for the shares, Old Jasper received $6,000 in cash and intellectual property with estimated fair value of $0.1 million, which was recognized as research and development expenses, as the technology did not have an alternative use. Issued shares vested 25% at the issuance date and over 36 months thereafter. Old Jasper had a right to repurchase unvested shares at the price paid by founders. At the closing of the Business Combination, shares of common stock subject to repurchase were converted into shares of common stock subject to restricted stock awards.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: COMMON STOCK (cont.)

The Company accounts for issued shares as stock-based compensation to founders as consultants and recognizes stock-based compensation expense over the vesting period. As of December 31, 2021, the Company recorded less than $0.1 million as restricted stock liability, related to 541,225 unvested shares of common stock. Stock-based compensation expense was $4,000 for each of the years ended December 31, 2021 and 2020. Unrecognized stock-based compensation expense of $8,000 as of December 31, 2021 is expected to be recognized over 1.9 years.

NOTE 12. STOCK-BASED COMPENSATION

On September 23, 2021, the 2021 Equity Incentive Plan (“2021 Plan”) and the 2021 Employee Stock Purchase Plan (“2021 ESPP”) became effective upon the prior approval of Old Jasper’s board of directors and stockholders. As of December 31, 2021, 4,422,480 and 550,000 shares were reserved and available for grants under the 2021 Plan and 2021 ESPP, respectively. In addition, the 2021 Plan and 2021 ESPP provide for annual automatic increases in the number of shares reserved under each plan, beginning on January 1, 2022. The number of shares available for issuance under the 2021 Plan will increase annually in an amount equal to the least of (i) 2,750,000 shares, (ii) a number of shares equal to 4% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares determined by the Board no later than the last day of the immediately preceding fiscal year. The number of shares of common stock available for issuance under the 2021 ESPP will increase annually in an amount equal to the least of (i) 550,000 shares of common stock, (ii) a number of shares of common stock equal to 1% of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the Board.

Under the 2021 Plan, the Company can grant ISOs, NSOs, RSAs, stock appreciation rights, restricted stock units, performance awards and other awards to employees, directors and consultants. Under the 2021 ESPP, the Company can grant purchase rights to employees to purchase shares of common stock at a purchase price which equal to 85% of the fair market value of common stock on the offering date or on the exercise date, whichever is lower. No awards have been granted under the 2021 Plan and no shares have been issued under the ESPP as of December 31, 2021.

No further awards will be granted under the 2019 Equity Incentive Plan (“2019 Plan”), and options to purchase 2,660,383 shares of common stock that remain outstanding and unexercised will continue to be governed by the 2019 Plan. In addition, shares of the Company’s common stock subject to outstanding awards granted under the 2019 Plan that (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are withheld or reacquired to satisfy the exercise, strike or purchase price or (c) are withheld or reacquired to satisfy a tax withholding obligation will also be added to the number of shares of the Company’s common stock available for issuance pursuant to the 2021 Plan.

Under the 2019 Plan and the 2021 Plan, options are granted at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair value. Options become exercisable and expire as specified in the award agreement, provided that the term of options may not exceed 10 years from the date of grant (5 years for the individuals holding more than 10% of the voting rights of all classes of stock). Stock option agreements may provide for accelerated exercisability in the event of an optionee’s death, disability, retirement or other events. Vesting conditions determined by the administrator of the applicable plan may apply to stock options and may include continued service, performance and/or other conditions. Generally, stock options vest over a four-year period. The Company did not grant any RSAs, stock appreciation rights or restricted stock unit awards during the years ended December 31, 2021 and 2020.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

Stock Option Activity

The following table summarizes the activity under the 2021 Plan and the 2019 Plan for the year ended December 31, 2021:
		Option Outstanding		Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance, January 1, 2021	430,893	2,983,574	$0.71	9.52	$5,599,957
Shares available for grant cancelled	(407,864)
Shares authorized	4,400,000
Options granted	(145,753)	145,753	$2.59
Options exercised	—	(323,740)	$0.72
Options cancelled/forfeited	145,204	(145,204)	$0.72
Balance, December 31, 2021	4,422,480	2,660,383	$0.81	8.54	$18,731,908
Vested and expected to vest, December 31, 2021		2,660,383	$0.81	8.54	$18,731,908
Exercisable		1,568,645	$0.71	8.74	$13,642,291

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The total intrinsic value of the options exercised during the years ended December 31, 2021 and 2020 was $2.1 million and $0.1 million, respectively.

The total fair value of options that vested during the years ended December 31, 2021 and 2020 was $1.4 million and $0.8 million, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2021 and 2020 was $2.66 and $0.32 per share, respectively.

Future stock-based compensation for unvested options as of December 31, 2021 was $1.5 million, which is expected to be recognized over a weighted-average period of 2.6 years.

Stock-Based Compensation Expense

The following table presents stock-based compensation expenses related to options granted to employee and non-employees, and restricted common stock shares issued to founders (in thousands):
	Year Ended December 31,
	2021	2020
Research and development	$612	$488
General and administrative	436	722
Total	$1,048	$1,210

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

Valuation of Stock Options

The grant date fair value of employee stock options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:
Year Ended December 31,
	2021	2020
Expected term (in years)	5.29 – 6.08	5.00 – 6.06
Expected volatility	75.27% – 75.79%	74.27% – 75.61%
Risk-free interest rate	0.65% – 0.80%	0.27% – 0.45%
Expected dividend yield	—	—

The determination of the fair value of stock options on the date of grant using a Black-Scholes option-pricing model is affected by the estimated fair value of the Company’s common stock, as well as assumptions regarding a number of variables that are complex, subjective and generally require significant judgment to determine. The valuation assumptions were determined as follows:

Fair Value of Common Stock

Prior to the Business Combination, the grant date fair value of Old Jasper’s common stock was determined by its board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value of Old Jasper’s common stock was determined using valuation methodologies that utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs). In determining the fair value of Old Jasper’s common stock, the methodologies used to estimate the enterprise value of Old Jasper were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

After the Business Combination, the Company uses its closing market price as of the grant date to estimate an option’s grant date fair value.

Expected Term

The expected term represents the period that the options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term.

Expected Volatility

The Company derived the expected volatility from the average historical volatilities over a period approximately equal to the expected term of comparable publicly traded companies within its peer group that were deemed to be representative of future stock price trends as the Company does not have any trading history for its common stock. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK-BASED COMPENSATION (cont.)

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury rate, with maturities similar to the expected term of the stock options.

Expected Dividend Yield

The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.

NOTE 13. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):
	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(30,637)	$(31,669)
Denominator:
Weighted average common shares outstanding	12,363,677	2,697,181
Less: Weighted-average unvested restricted shares	(685,129)	(967,363)
Less: Weighted-average shares subject to earnout	(284,795)	—
Weighted average shares used to compute basic and diluted net loss per share	11,393,753	1,729,818
Net loss per share attributable to common stockholders – basic and diluted	$(2.69)	$(18.31)

As a result of the Business Combination, the Company has retroactively adjusted the weighted-average number of shares of common stock outstanding prior to the Closing Date by multiplying them by the exchange ratio of 0.2823780 used to determine the number of shares of the Company’s common stock into which they were exchanged. The common stock issued as a result of the redeemable convertible preferred stock conversion on the Closing Date was included in the basic net loss per share calculation on a prospective basis. Earnout Shares were not included in the net loss per share as the triggering events are contingent upon the Company’s common stock price exceeding specific thresholds, which were not met as of December 31, 2021.

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:
	December 31,
	2021	2020
Common stock warrants	4,999,883	—
Outstanding and issued common stock options	2,660,383	2,983,574
Unvested restricted common stock	541,225	823,603
Convertible preferred stock	—	15,480,195
Total	8,201,491	19,287,372

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES

During the years ended December 31, 2021 and 2020, the Company did not incur any tax expense or benefit as the Company operated with taxable losses and provided a full valuation allowance.

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to loss before taxes as follows (in thousands):
	Year Ended December 31,
	2021	2020
Federal tax benefit at statutory rate	$(6,433)	$(6,651)
State taxes	(1,729)	(1,757)
Change in fair value of derivative	735	2,284
Change in fair value of warrant liability	(105)	—
Change in fair value of earnout liability	(1,948)	—
Non-deductible expenses	633	231
Research and development credits	(1,095)	(298)
Change in valuation allowance	10,095	6,191
Other	(153)	—
Provision for income taxes	$—	$—

Significant components of the Company’s net deferred tax assets (liabilities) as of December 31, 2021 and 2020 were as follows (in thousands):
	December 31,
	2021	2020
Deferred tax assets:
Accrued expenses and other	$510	$592
Intangibles	407	369
Net operating losses	14,683	6,046
Research and development credits	1,410	315
Stock based compensation	222	179
Lease Liability	760	485
Unrealized gain/loss	13	—
Total deferred tax assets	18,005	7,986
Valuation allowance	(17,682)	(7,587)
Total net deferred tax assets	323	399

Deferred tax liabilities:
Right-of-use asset	(302)	(399)
Fixed assets	(21)	—
Total deferred tax liabilities	(323)	(399)
Net deferred tax assets	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company believes that, based on a number of factors such as the history of operating losses, it is more likely than not that the deferred tax assets will not be fully realized, such that a full valuation allowance has been recorded. The valuation allowance increased by $10.1 million and $6.2 million for the years ended December 31, 2021 and 2020, respectively.

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES (cont.)

The following table sets forth the Company’s federal and state net operating loss carryforwards as of December 31, 2021 (amounts in thousands):
	Amount	Expiration Years
Net operating losses, Federal	$53,071	Do not expire
Net operating losses, states primarily California	$45,442	2038 – 2041

As of December 31, 2021, the Company had research and development credit carryforwards of approximately $1.3 million and $1.0 million available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The federal research and development credit carryforwards begin expiring in 2040, and California credits carryforward indefinitely.

Utilization of the net operating loss carryforwards and research credit carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code, as amended (“IRC”), and similar state provisions. Annual limitations may result in the expiration of the net operating losses and tax credit carryforwards before they are utilized. As of December 31, 2021, the Company has completed an IRC Section 382 analysis from inception through the year ended December 31, 2021. Old Jasper experienced an ownership change on November 21, 2019 related to Series A redeemable convertible preferred stock financing. Any net operating loss generated in excess of the $2.9 million will be permanently limited for California tax purposes. The Company reduced its California net operating loss deferred tax assets balance by the permanently limited amount of $0.6 million. Net federal operating losses are not limited as they can be carried forward indefinitely. We experienced an additional ownership change on September 24, 2021. However, we do not expect there are additional tax attributes that will expire unused before the expiration periods.

Uncertain Tax Positions

A reconciliation of the beginning and ending balances of the unrecognized tax benefits during the periods ended December 31, 2021 and 2020 is as follows (in thousands):
	Year Ended December 31,
	2021	2020
Balance at beginning of year	$252	$17
Additions based on tax positions related to current year	576	235
Balance at end of year	$828	$252

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company did not accrue any penalties or interest during tax years 2021 and 2020. The Company does not expect its unrecognized tax benefit to change materially over the next twelve months.

The Company is subject to examination by the United States federal and state tax authorities for the tax years 2018 and later State income tax returns are generally subject to examination for a period of four years after filing of the respective return. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted and signed into law, and U.S. GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date. The CARES Act includes changes to the tax provisions that benefits business entities and makes certain technical corrections to the Tax Cuts and Jobs Act of 2017. The tax relief measures for businesses include a five-year net operating loss carryback, suspension of annual deduction limitation of 80% of taxable income

JASPER THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES (cont.)

from net operating losses generated in a tax year beginning after December 31, 2017 through December 31, 2020, changes the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property.

The CARES Act also provides other non-tax benefits to assist those impacted by the pandemic. The Company evaluated the impact of the CARES Act and determined that its adoption did not have a material impact to the income tax provision for the years ended December 31, 2021 and 2020.

On December 21, 2020, the President of the United States signed into law the “Consolidated Appropriations Act, 2021”, which includes further COVID-19 economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven Paycheck Protection Program loans can deduct regular business expenses that are paid for with the loan proceeds. Additional pandemic relief tax measures include an expansion of the employee retention credit, enhanced charitable contribution deductions and a temporary full deduction for business expenses for food and beverages provided by a restaurant. These benefits do not have a material impact on the Company’s current tax provision.

NOTE 15. 401(K) SAVINGS PLAN

The Company has a retirement and savings plan under Section 401(k) of the IRC (the “401(k) Plan”), covering all U.S. employees. The 401(k) Plan allows employees to make pre-tax contributions up to the maximum allowable amount set by the Internal Revenue Service. The Company may make contributions to the 401(k) Plan at its discretion. No contributions were made to the 401(k) Plan by the Company for the years ended December 31, 2021 and 2020.

NOTE 16. RELATED PARTIES

Old Jasper entered into consulting agreements with two founders, who also received founders’ common stock shares for services and assigned patents. The founders transferred to Old Jasper $74,000 in intellectual property rights and $6,000 in cash as a consideration for common stock. The Company recorded $0.5 million and $0.3 million for the founders’ advisory and consulting services performed for the years ended December 31, 2021 and 2020, respectively. These expenses were recorded as research and development expenses in the consolidated statements of operations and comprehensive loss. Also, the Company’s Licensed Technology from Stanford (see Note 7) was created in the Stanford laboratory of one of the founders.

In December 2020, the Company entered into a material transfer agreement with Zai Lab Limited where both companies will collaborate on a research project and share total expenses of up to $0.3 million equally. The Company recorded $36,000 as a reduction to research and development expenses for expenses reimbursed by Zai Lab Limited for the year ended December 31, 2021. No expenses were incurred or reimbursed under this agreement for the year ended December 31, 2020. The Company’s chairman is a board member of Zai Lab Limited.

NOTE 17. SUBSEQUENT EVENT

Amendment to operating lease

In January 2022, the Company amended its operating lease in Redwood City, California to add an additional 5,611 rentable square feet. The total additional lease payments for the extra space from the commencement date are estimated at $1.8 million. The Company’s operating lease will expire in August 2026.

Jasper Therapeutics, Inc.

33,081,493 Shares of Voting Common Stock

Up to 4,999,883 shares of Voting Common Stock Issuable Upon Exercise of Warrants

________________________________

PROSPECTUS

________________________________

          , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by Jasper Therapeutics, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. The security holders will not bear any portion of such expenses. All amounts shown are estimates except for the registration fee.

SEC registration fee		$28,928.16
Legal fees and expenses		*
Accounting fees and expenses		*
Printing, transfer agent fees and miscellaneous expenses		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Amended and Restated Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s second amended and restated bylaws (the “Amended and Restated Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Registrant’s Amended and Restated Bylaws provide that the Registrant may purchase insurance on behalf of any person required or permitted to be indemnified to the extent permitted by the DGCL or any other applicable law. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims related to various liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

See also the undertakings set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since its incorporation in August 2019, the Registrant has issued the following securities that were not registered under the Securities Act:

In August 2019, Amplitude Healthcare Holdings LLC acquired 2,875,000 shares of the Registrant’s Class B common stock, in exchange for a capital contribution of $25,000, or approximately $0.009 per share. Such securities were issued to the Registrant’s sponsor in connection with the Registrant’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. In November 2019, Amplitude Healthcare Holdings LLC, the Registrant’s sponsor, pursuant to a written agreement, purchased an aggregate of 4,000,000 private placement warrants at $1.00 per warrant (for an aggregate purchase price of approximately $4,000,000. The issuance was made to the Registrant’s sponsor pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Registrant’s sponsor was an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.

In September 2021, the Registrant issued an aggregate of 10,000,000 shares of voting common stock to certain accredited investors at a price per share of $10.00 for aggregate gross proceeds of $100,000,000. The issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Each of the investors was an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.

In September 2021, the Registrant issued an aggregate of 1,296,022 shares of its non-voting common stock to a former stockholder of Jasper Tx Corp. (formerly known as Jasper Therapeutics, Inc.) (“Legacy Jasper”) in connection with the Registrant’s business combination with Legacy Jasper pursuant to the Business Combination Agreement dated May 5, 2021. 296,022 of the shares of non-voting common stock of the Registrant issued to the former Legacy Jasper stockholder were not registered under the Securities Act and were issued to such former Legacy Jasper stockholder in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit
2.1+	Business Combination Agreement, dated as of May 5, 2021, by and among Amplitude Healthcare Acquisition Corporation, Ample Merger Sub, Inc., and Jasper Therapeutics, Inc.	8-K	001-39138	5/6/2021	2.1
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39138	9/29/2021	3.1
3.2	Second Amended and Restated Bylaws of the Registrant.	8-K	001-39138	9/29/2021	3.2
4.1	Form of Warrant Agreement, dated November 19, 2019, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39138	11/25/2019	4.1
4.2	Specimen Warrant Certificate.	S-1/A	333-234324	11/6/2019	4.3
5.1†	Opinion of Paul Hastings LLP.
10.1	Form of Subscription Agreement, dated May 5, 2021.	8-K	001-39138	5/6/2021	10.1
10.2	Amended and Restated Registration Rights Agreement, dated September 24, 2021.	8-K	001-39138	9/29/2021	10.2
10.3#	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan.	8-K	001-39138	9/29/2021	10.3
10.4#	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of Stock Option Grant Notice and Stock Option Agreement.	8-K	001-39138	9/29/2021	10.4
10.5#	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of RSU Grant Notice and Award Agreement (RSU Award).	8-K	001-39138	9/29/2021	10.5
10.6#	Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan.	8-K	001-39138	9/29/2021	10.6
10.7#	Employment Agreement, dated as of September 24, 2021, by and between Jasper Therapeutics, Inc. and William Lis.	8-K	001-39138	9/29/2021	10.7
10.8#	Employment Agreement, dated as of September 24, 2021, by and between Jasper Therapeutics, Inc. and Jeet Mahal.	8-K	001-39138	9/29/2021	10.8
10.9#	Employment Agreement, dated as of September 24, 2021, by and between Jasper Therapeutics, Inc. and Kevin Heller.	8-K	001-39138	9/29/2021	10.9
10.10#	Jasper Therapeutics, Inc. Employee Severance Plan for Vice Presidents and Executive Committee Members.	S-4/A	333-256875	7/19/2021	10.11
10.11#	Jasper Therapeutics, Inc. 2019 Equity Incentive Plan.	S-4/A	333-256875	7/19/2021	10.12
10.12#	Form of Indemnification Agreement by and between Jasper Therapeutics, Inc. and each of its directors and executive officers.	S-4/A	333-256875	7/19/2021	10.28
10.13	Sponsor Support Agreement, dated as of May 5, 2021, by and among Amplitude Healthcare Acquisition Corporation, Amplitude Healthcare Holdings LLC and Jasper Therapeutics, Inc.	8-K	001-39138	5/6/2021	10.2
10.14	Amendment to Sponsor Support Agreement, dated as of September 24, 2021, by and among Amplitude Healthcare Acquisition Corporation, Amplitude Healthcare Holdings LLC and Jasper Therapeutics, Inc.	8-K	001-39138	9/29/2021	10.14

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit
10.15#	Consulting Agreement, dated December 16, 2019, by and between Jasper Therapeutics, Inc. and Judith Shizuru, M.D., Ph.D.	S-4/A	333-256875	8/9/2021	10.29
10.16^	Exclusive License Agreement, dated November 21, 2019, by and between Jasper Therapeutics, Inc. and Amgen Inc.	S-4/A	333-256875	8/9/2021	10.13
10.17	Assignment Agreement, dated as of November 21, 2019, by and between Jasper Therapeutics, Inc. and Amgen Inc.	S-4/A	333-256875	8/9/2021	10.14
10.18^	Investigator Sponsored Research Agreement, Amgen Protocol No. 20119244, effective as of June 18, 2013, between Jasper Therapeutics, Inc., as successor in interest to Amgen Inc., and The Board of Trustees of the Leland Stanford Junior University for Stanford University.	S-4/A	333-256875	8/9/2021	10.15
10.19^	Amendment #1 to the Investigator Sponsored Research Agreement, Amgen Protocol No. 20119244, dated February 27, 2017, between Jasper Therapeutics, Inc., as successor in interest to Amgen Inc., and The Board of Trustees of the Leland Stanford Junior University for Stanford University.	S-4/A	333-256875	8/9/2021	10.16
10.20^	Amendment #2 to the Investigator Sponsored Research Agreement, Amgen Protocol No. 20119244, dated November 15, 2017, between Jasper Therapeutics, Inc., as successor in interest to Amgen Inc., and The Board of Trustees of the Leland Stanford Junior University for Stanford University.	S-4/A	333-256875	8/9/2021	10.17
10.21^	Quality Agreement, dated October 7, 2015, by and between Jasper Therapeutics, Inc., as successor in interest to Amgen Inc., and The Board of Trustees of the Leland Stanford Junior University for Stanford University.	S-4/A	333-256875	8/9/2021	10.18
10.22^	Exclusive License Agreement, effective as of March 25, 2021, by and between Jasper Therapeutics, Inc. and The Board of Trustees of the Leland Stanford Junior University.	S-4/A	333-256875	8/9/2021	10.19
10.23^	Sponsored Research Agreement, effective September 1, 2020, by and between Jasper Therapeutics, Inc. and The Board of Trustees of the Leland Stanford Junior University.	S-4/A	333-256875	8/9/2021	10.20
10.24^	Development and Manufacturing Services Agreement, dated November 29, 2019, by and between Jasper Therapeutics, Inc. and Lonza Sales AG.	S-4/A	333-256875	8/20/2021	10.25
10.25^	Amendment No. 1 to Development and Manufacturing Services Agreement, executed April 24, 2020 by and between Jasper Therapeutics, Inc. and Lonza Sales AG.	S-4/A	333-256875	8/20/2021	10.26
10.26^	Amendment No. 2 to Development and Manufacturing Services Agreement, executed December 1, 2020, by and between Jasper Therapeutics, Inc. and Lonza Sales AG.	S-4/A	333-256875	8/20/2021	10.27
10.27#	Jasper Therapeutics, Inc. Non-Employee Director Compensation Policy.	8-K	001-39138	10/29/2021	10.1

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit
10.28#	Employment Agreement, dated as of February 25, 2022, by and between Jasper Therapeutics, Inc. and Ronald Martell.	8-K	001-39138	2/28/2022	10.1
10.29#	Service Agreement, dated as of March 7, 2022, by and between Jasper Therapeutics, Inc. and William Lis.	8-K	001-39138	3/11/2022	10.1
10.30#	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan.	8-K	001-39138	3/16/2022	10.1
10.31#	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan Form of Stock Option Agreement and Terms and Conditions of Stock Option Grant.	S-8	333-263702	3/18/2022	10.6
10.32#	Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan Form of Restricted Stock Unit Agreement and Terms and Conditions of Restricted Stock Unit Grant.	S-8	333-263702	3/18/2022	10.7
21.1	List of Subsidiaries of the Registrant.	8-K	001-39138	9/29/2021	21.1
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2†	Consent of Paul Hastings LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (contained on signature page).
101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

____________

+        The annexes, schedules, and certain exhibits to the Business Combination Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

*        Filed herewith.

#        Indicates a management contract or compensatory plan or arrangement.

^        Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

†        Previously filed.

(b)    Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Redwood City, State of California, on March 24, 2022.

JASPER THERAPEUTICS, INC.
By:	/s/ Ronald Martell
Ronald Martell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald Martell	President, Chief Executive Officer and Director	March 24, 2022
Ronald Martell	(Principal Executive Officer)
/s/ Jeet Mahal	Chief Operating Officer and Chief Financial	March 24, 2022
Jeet Mahal	Officer (Principal Accounting and Financial Officer)
/s/ William Lis	Chairperson of the Board	March 24, 2022
William Lis
*	Director	March 24, 2022
Anna French, D.Phil.
*	Director	March 24, 2022
Lawrence Klein, Ph.D.
*	Director	March 24, 2022
Christian W. Nolet
*	Director	March 24, 2022
Judith Shizuru, M.D., Ph.D.
*	Director	March 24, 2022
Kurt von Emster
*By	/s/ Jeet Mahal
Jeet Mahal
Attorney-in-fact